 As filed with the Securities and Exchange Commission on February 6, 2001

                                                 Registration No. 333-54730
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDMENT NO. 1

                                    to
                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                                   DDi CORP.
             (Exact name of registrant as specified in its charter)
       Delaware                       3672            06-1576013
   (State or other        (Primary Standard Industrial
     jurisdiction                                  (I.R.S. Employer
                          Classification Code Number)
                                                 Identification No.)
 of incorporation or
    organization)
                  1220 Simon Circle, Anaheim, California 92806
                                 (714) 688-7200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                                --------------
        Charles D. Dimick                    Bruce D. McMaster
       Chairman, DDi Corp.             President and Chief Executive
        1220 Simon Circle                   Officer, DDi Corp.
    Anaheim, California 92806                1220 Simon Circle
         (714) 688-7200                  Anaheim, California 92806
                                              (714) 688-7200
 (Name, address, including zip code, and telephone number, including area code, of agents for service)
                                --------------
   Copies of all communications, including communications sent to agents for service, should be sent to:
      Alfred O. Rose, Esq.                 Stacy J. Kanter, Esq.
          Ropes & Gray                Skadden, Arps, Slate, Meagher &
     One International Place                     Flom LLP
Boston, Massachusetts 02110-2624             Four Times Square
         (617) 951-7000                New York, New York 10036-6572
                                              (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                                 Proposed       Proposed
 Title of Each Class of         Amount           Maximum         Maximum      Amount of
    Securities to be             to be        Offering Price    Aggregate    Registration
       Registered             Registered        Per Share    Offering Price      Fee
-----------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........   6,900,000 shares(1)   $28.06(2)    $193,614,000(2)   $48,404
-----------------------------------------------------------------------------------------
 % Convertible Subordi-
 nated Notes due 2008..     $115,000,000(3)        100%      $115,000,000(4)   $28,750
-----------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share
 issuable upon conver-
 sion of  % Convertible
 Subordinated Notes due
 2008(5)...............                            N/A             N/A           N/A
-----------------------------------------------------------------------------------------
  Total................                                         $308,614,000  $77,154(6)
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------

(1) Includes 900,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average high and low prices of the common stock as reported on the Nasdaq National Market on January 25, 2001.

(3) Includes $15,000,000 principal amount of notes that the underwriters have the option to purchase to cover over-allotments, if any.
(4) Exclusive of accrued interest, if any. Estimated solely for the purpose of calculating the amount of the registration fee.

(5) The    shares of common stock that may be issued from time to time upon
    conversion of our   % Convertible Subordinated Notes due     , 2008. No
    additional consideration will be received for any shares of common stock issued in connection with the exercise of the conversion right. Pursuant to Rule 416 under the Securities Act, this registration statement also includes an indeterminate number of shares that may be subject to issuance upon conversion of the convertible subordinated notes as a result of anti-dilution and other provisions of the notes.

(6) Paid as of January 31, 2001.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

   This Registration Statement contains two prospectuses. The first relates to an offering of an aggregate of 6,000,000 shares of common stock, excluding 900,000 shares to cover over-allotments of shares that the underwriters have an option to purchase from the selling stockholders. The second prospectus, in which financial pages are not separately presented, relates to a concurrent
offering of $100,000,000 aggregate principal amount of    % Subordinated
Convertible Notes due 2008 of DDi Corp., excluding $15,000,000 aggregate principal amount of notes issuable upon exercise of the underwriters' over-allotment option. The prospectus relating to the offering of convertible subordinated notes, if used by the Registrant, will contain financial pages identical to those presented in the common stock prospectus herein. Neither offering is conditioned upon the completion of the other, and the Registrant may choose to complete either offering or both offerings.













   If this Registration Statement becomes effective in accordance with Rule 430A under the Securities Act of 1933, as amended, the complete prospectus for each of the common stock and convertible subordinated note offerings, if they are to be used and in the forms in which they are to be used, will be filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2001

                                                Filed pursuant to Rule 424(b)(1)
                                                      Registration No. 333-45648
                                6,000,000 Shares

                                 [LOGO OF DDi]

                                   DDi Corp.

                                  Common Stock

                                   --------

  We are selling 3,000,000 shares of common stock and the selling stockholders are selling 3,000,000 shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "DDIC." On February 2, 2001, the last reported sale price of our stock was $27.50 per share.

  The underwriters have an option to purchase from the selling stockholders a maximum of 900,000 additional shares to cover over-allotments of shares.

  Concurrently with this offering, we are offering $100,000,000 aggregate
principal amount of   % convertible subordinated notes due 2008. The
underwriters of that offering have an option to purchase from us an additional $15,000,000 aggregate principal of notes to cover over-allotments. This offering and the note offering are not conditioned upon one another.

  Investing in our common stock involves risk. See "Risk Factors" on page 8.

                                         Underwriting              Proceeds to
                               Price to  Discounts and Proceeds to   Selling
                                Public    Commissions   DDi Corp.  Stockholders
                              ---------- ------------- ----------- ------------
Per Share...................     $           $            $            $
Total.......................    $           $            $            $

  Delivery of the shares of common stock will be made on or about      , 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           Credit Suisse First Boston

JP Morgan                                                Robertson Stephens

                  The date of this prospectus is      , 2001.

                                 [LOGO OF DDi]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    8
Cautionary Note Regarding Forward-
 Looking Statements.................   14
Use of Proceeds.....................   15
Price Range of Common Stock.........   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Unaudited Pro Forma Consolidated
 Financial Data.....................   19
Selected Consolidated Financial and
 Other Data.........................   35
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   37

                                     Page
                                     ----
Business............................   48
Management..........................   57
Related Party Transactions..........   66
Principal and Selling
 Stockholders.......................   67
Description of Indebtedness.........   70
Description of Capital Stock........   73
Shares Eligible for
 Future Sale........................   76
Underwriting........................   78
Notice to Canadian Residents........   81
Legal Matters.......................   82
Experts.............................   82
Additional Information..............   83
Index to Consolidated Financial
 Statements.........................  F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   The industry statistical data presented in this prospectus, except where otherwise noted, have been compiled from an electronics manufacturing services industry report, "Mergers and Acquisitions in Contract Manufacturing: Trends and Best Practices," August 2000, prepared by Technology Forecasters, Inc., a California-based management consulting firm specializing in the electronics manufacturing industry. Although we have not independently verified the data, we believe that the information provided by Technology Forecasters in this prospectus is reliable. In addition, statistical data relating to us presented in this prospectus have been compiled from our internal surveys and schedules, which, while believed by us to be reliable, have not been verified by any independent sources.

   "Dynamic Details" is a trademark of our subsidiary. "DDi" and the DDi logo in the form appearing on the cover page of this prospectus are trademarks of DDi Corp.

                               PROSPECTUS SUMMARY

  This summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus.

                                   DDi Corp.

  We provide electronics design, development and manufacturing services to original equipment manufacturers and to other providers of electronics manufacturing services. We specialize in providing technologically advanced services to our customers on a short turnaround basis, and we are one of the few companies that focus on this segment of the electronics manufacturing services industry. We target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design. We offer a suite of value-added, integrated services in support of our customers' new product development, including:

    . on-campus and in-the-field design of complex printed circuit boards, the basic platforms used to interconnect electronic components in virtually all electronic products;

    . time-critical development and fabrication of complex printed circuit boards predominantly for use in the pre-launch phase of new product development;

    . assembly of printed circuit boards including large printed circuit boards called backpanels, which involves mounting electronic components on the boards; and

    . assembly and integration of our customers' complete systems and products.

  Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment. The technologically advanced, time-critical segment of the electronics manufacturing services industry in which we operate is characterized by rapid growth, high margins and significant customer diversity.

  Our design, development and manufacturing expertise and our leading-edge process technology allow us to provide our customers with a broad array of time-critical services and make us integral to their product development and manufacturing strategies. Our services are referred to as "quick-turn" because we provide limited numbers of custom-designed printed circuit boards to our customers in as little as 24 hours. As a result, we enable our customers to shorten product development cycles and reduce their time to market for new products. We distinguish ourselves from other electronics manufacturing services companies by focusing on direct relationships with research and development personnel at original equipment manufacturers. This focus makes us a strategic partner in our customers' new product initiatives and gives us access to emerging providers of next-generation technology. We believe our core strengths in the design, test and launch phases of new electronic product development give us a competitive advantage in providing services to selected industries characterized by rapid product introductions and strong growth.

  We believe the fast-growing communications and networking equipment industries represent large and attractive markets for our electronics manufacturing services. Original equipment manufacturers in these industries are increasingly outsourcing component design and development and product manufacturing services to electronics manufacturing service providers, such as ourselves, and are focusing instead on their core strengths, such as product development, sales, marketing and customer service. The electronics manufacturing services industry grew at a compound annual growth rate of 20% from 1993 to 1999, fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. Technology Forecasters, Inc. forecasts that the electronics manufacturing services industry will grow at this rate with industry revenues projected to be approximately $260 billion in 2004. Communications equipment manufacturers represent a particularly attractive market for our services because they have historically outsourced a smaller portion of their cost of goods sold than other electronics original equipment manufacturers. Technology Forecasters, Inc., predicts that the communications market will represent $114 billion of electronics manufacturing services revenue in 2004 and that communications equipment manufacturers will double their outsourcing between 2000 and 2004. We believe we are well-positioned to capitalize on the combined effect of the growth in the electronics manufacturing services and communications industries, both internally and by strategic acquisitions.

  We currently have over 2,000 customers. Our largest original equipment manufacturer customers in terms of net sales are Alcatel, Ericsson, IBM, Intel and Marconi Communications. Our customers also include other electronics manufacturing service providers such as Celestica, Jabil and Solectron, our largest electronics manufacturing service provider customers in terms of net sales. These providers benefit from our strengths in the technologically advanced, time-critical segment of the electronics manufacturing services industry. We have achieved a net increase of approximately 200 customers since January 1, 2000, excluding increases resulting from acquisitions. In the nine months ended September 30, 2000, our ten largest customers, in the aggregate, accounted for approximately 39% of our net sales, and our largest customer accounted for almost 10% of net sales. The fast-growing communications and networking equipment industries represented approximately 60% of our net sales during the same period.

  Our acquisition of MCM Electronics on April 14, 2000, immediately after the closing of our initial public offering, substantially expanded our European operations. MCM Electronics had net sales for the year ended March 31, 2000 of $59.5 million and net sales for the nine months ended September 30, 2000 of $52.5 million. On a pro forma basis, 19% of our net sales during the nine months ended September 30, 2000 were to European customers. MCM Electronics has been combined with our other European operations and conducts business as DDi Europe Limited. DDi Europe has approximately 400 customers. With this European platform we believe we can better serve our existing European customers and gain new customers with our enhanced sales capabilities. Since the closing of the MCM Electronics acquisition we have expanded our services, added new customers, improved production yields and profitability and continued to grow our European business.

   We have also continued to expand our U.S. operations during 2000. Our acquisitions of Virginia-based Automata International, Inc. on August 4, 2000 and Texas-based Golden Manufacturing, Inc. on September 15, 2000 added approximately 170,000 square feet of production capacity. We have successfully integrated these businesses into our combined operations, and each facility has contributed positively to our earnings since the date of the acquisitions. Between August 4, 2000 and September 30, 2000, the Automata facility had net sales of $18.1 million.

                                  Our Strategy

  Our goal is to be the leading provider of technologically advanced, time-critical electronics manufacturing services. To achieve this goal, we will:
  . continue our focus on the fast-growing communications and networking equipment industries;
  . capitalize on our strong customer relationships and design expertise to participate in future product introductions and further outsourcing programs;
  . continue to pursue acquisition opportunities, including asset divestitures by original equipment manufacturers;
  . strengthen our process management and technological leadership in our segment of the electronics manufacturing services industry and continue to improve quality and delivery times by incorporating emerging technologies;
  . leverage our leadership in quick-turn design, development and manufacturing services to further expand our assembly operations and other value-added services; and
  . expand our international presence to better serve the needs of customers seeking to outsource their worldwide design, development and manufacturing activities.

                              Recent Developments

 Fourth Quarter and Year-End Results

   On January 25, 2001, we announced that we achieved record financial and operating results for the fourth quarter and full year ended December 31, 2000. Due to strong fourth quarter demand, significant revenue contributions from recent acquisitions and overall operating leverage, we achieved net sales, net income and a gross profit margin that outperformed our expectations for the quarter and the year.

   We experienced these record sales because we met the demand for fast delivery of advanced technology printed circuit boards by capitalizing on our core competencies to deliver complex products with very short lead times. Additionally, overall net sales rose because pricing increased due both to increased production levels and our customers' requirements for more complex products. Consistent with the trends toward more advanced technology, our average printed circuit board layer counts continued to increase during the quarter, and overall microvia sales performed well. Also contributing to sales growth was a 125% increase in sales of value-added products and services.

   We announced that during the fourth quarter we added over 100 new customers to increase our diversified customer base to more than 2,000 original equipment manufacturers and other electronic manufacturing service providers. We also announced that, during 2000, DDi increased production space from 409,000 square feet to 759,000 square feet, through acquisitions and new construction. Currently, we have plans to expand both of our manufacturing facilities in California, as well as those in Texas and the United Kingdom.

   Unaudited Financial Results. Net sales for the quarter ended December 31, 2000, increased 118% to $171.3 million, from $78.7 million for the same period in 1999. Of this increase, $34 million resulted from organic growth, including increased pricing and production. Our successful integration of the acquisitions of MCM Electronics, Automata and Golden Manufacturing contributed the remaining $58.5 million increase in net sales in the fourth quarter. For the year ended December 31, 2000, we achieved net sales of $497.7 million, an increase of 70% over its $292.5 million net sales for the year ended December 31, 1999.

   Our gross margin for the quarter ended December 31, 2000 was 44%, compared to 33% for the same period in 1999, based on gross profit of $75.7 million for the fourth quarter of 2000, a 190% increase from $26.1 million for the fourth quarter of 1999. Gross margin increased substantially due to the significant improvement in operating leverage resulting from higher capacity utilization and increased average selling prices. Gross profit for 2000 totaled $191.5 million, an increase of 112% over $90.1 million for 1999.

   We reported an improved operating margin of 22%, with operating income increasing to $38.3 million in the fourth quarter of 2000, from $3.5 million in the fourth quarter of 1999. Operating income for the fourth quarter of 1999 included a one-time restructuring charge of $7.0 million for the consolidation of our Colorado facility. Operating income grew 324% to $92.8 million for the year 2000, compared to $21.9 million for 1999.

   General and administrative expenses increased in the quarter ended December 31, 2000, reflecting higher incentive compensation expense, costs associated with streamlining our U.K. operations and a higher incidence of bad debt. We further reported that sales and marketing expenses increased comparably with total sales increases.

   Interest expense decreased substantially both for the fourth quarter of 2000 and for the year 2000 due to our debt reduction following our April 2000 initial public offering of common stock and our October 2000 public offering of common stock. We reported an extraordinary charge of $3.8 million in the fourth quarter of 2000 due to debt pre-payment charges incurred in association with our October 2000 offering of common stock.

   We achieved income before extraordinary loss of $16.7 million, or $0.36 per diluted share, for the fourth quarter of 2000, compared to a net loss of $5.3 million, or ($0.21) per diluted share, for the fourth quarter of 1999. For the year, net income before extraordinary loss was $26.6 million, compared to a loss of $17.4 million in 1999.

   As of December 31, 2000, we had total assets of $581.4 million, including cash and cash equivalents of $66.9 million. Overall, stockholders' equity increased to $136.4 million as of December 31, 2000, from a deficit of $187.1 million a year ago.

   Outlook. We announced on January 25, 2001 that, while acknowledging recent macro-economic indicators suggesting an economic slowdown, we remain comfortable with our performance estimates for 2001. Unlike many volume printed circuit board manufacturers, we specialize in providing prototype and low-quantity manufacturing services for research and development programs and new product development, with production lead times that can be as short as 24 hours. We believe this focus provides higher margins and lower performance volatility by insulating us from large order cancellation or deferment decisions made in light of softening market forecasts. We believe that our large and diverse customer base also makes us less vulnerable to individual customer shifts in demand. We announced that for 2001 we are targeting increases in net sales and earnings per share in excess of 25% over our 2000 results. A number of factors, including those described below in "Risk Factors," will affect our ability to achieve these goals, and there can be no assurance that we will do so.

   We have announced that we are moving forward with plans to invest for continued growth. We believe that, after raising substantial capital in 2000, we have improved our financial condition by reducing our debt load and increasing available cash, while maintaining a $45 million revolving credit line. We anticipate using these resources to fund potential acquisitions and continued international expansion, notably in Europe and North America as well as in Asia.

   Condensed Unaudited Financial Information. Following is condensed unaudited financial information for the three months ended December 31, 2000 and the year ended December 31, 2000. Comparable data to prior periods can be found in "Summary Consolidated Financial and Other Data," "Selected Consolidated Financial and Other Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Financial Information."

                                          Three Months Ended    Year Ended
                                          December 31, 2000  December 31, 2000
                                          ------------------ -----------------
                                                     (in millions)
Net sales................................       $171.3            $497.7
Cost of sales............................         95.6             306.2
                                                ------            ------
Gross profit.............................         75.7             191.5
Operating expenses.......................         37.4              98.7
                                                ------            ------
Operating income.........................         38.3              92.8
Interest expense, net....................          8.1              41.2
                                                ------            ------
Income before income tax and
 extraordinary loss......................         30.2              51.6
Income tax expense.......................         13.5              25.0
                                                ------            ------
Income before extraordinary loss.........         16.7              26.6
Extraordinary loss.......................          3.8               6.4
                                                ------            ------
Net income...............................        $12.9             $20.2
                                                ======            ======

                                                        As of December 31, 2000
                                                        -----------------------
                                                             (in millions)
Cash and cash equivalents.............................          $ 66.9
Other current assets..................................           147.8
                                                                ------
  Total current assets................................           214.7
Non-current assets....................................           366.7
                                                                ------
 Total assets.........................................          $581.4
                                                                ======
Current maturities of long-term debt and capital lease
 obligations..........................................          $ 16.9
Other current liabilities.............................            89.8
                                                                ------
  Total current liabilities...........................           106.7
Long-term debt and capital lease obligations..........           316.3
Non-current liabilities...............................            22.0
                                                                ------
  Total liabilities...................................           445.0
  Total stockholders' equity..........................           136.4
                                                                ------
 Total liabilities and stockholders' equity...........          $581.4
                                                                ======

  We are a Delaware corporation incorporated in 2000 that operates through our subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited. Our predecessor corporation was organized in 1978. Our principal executive office is located at 1220 Simon Circle, Anaheim, California 92806 and our telephone number is (714) 688-7200. We maintain a website on the Internet at www.ddiglobal.com. Our website, and the information contained therein, is not a part of this prospectus.

                                  The Offering

Common stock offered......  6,000,000 shares of common stock. Of these shares,
                            DDi Corp. will offer 3,000,000 shares of common stock, and the selling stockholders will offer 3,000,000 shares of common stock.

Over-allotment option.....  Up to 900,000 shares of common stock offered by the selling stockholders.

Concurrent offering.......  Concurrently with this offering, we are offering
                            $100,000,000 aggregate principal amount of  %
                            Convertible Subordinated Notes due       , 2008,
                            plus up to an additional $15,000,000 aggregate principal amount of notes if the underwriters of that offering exercise their over-allotment option. The notes will be convertible, at the option of the
                            holder, at any time, into     shares of our common
                            stock at a conversion price of $    per share,
                            subject to adjustment in accordance with their terms. The note offering is being made pursuant to a separate prospectus. This offering and the offering of convertible subordinated notes are not conditioned upon one another. We may choose not to complete the offering of convertible subordinated notes. See "Description of Indebtedness" and "Use of Proceeds."

Common stock to be
 outstanding after this
 offering.................
                            46,928,511 shares of common stock. In calculating the number of shares of common stock, we did not include approximately 3,841,275 shares issued or issuable upon exercise of stock options and warrants outstanding on September 30, 2000 with a weighted average exercise price of $12.20 per share, 2,207,750 shares of common stock available for future grant under our stock plans, or shares issuable upon conversion of the convertible subordinated notes, should that offering occur.

Use of proceeds...........
                            We intend to use all or most of the approximately $75.8 million of net proceeds that we estimate we will receive from this offering, based on the last reported sale price of our common stock on the Nasdaq National Market on February 2, 2001, of $27.50 per share, to repay a portion of our existing indebtedness and associated prepayment premiums. If we complete our offering of convertible subordinated notes, we intend to use all or most of the approximately $97.0 million of additional net proceeds that we estimate we will receive from the note offering to repay additional existing indebtedness and associated prepayment premiums. See "Use of Proceeds."

                            We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders. See "Principal and Selling Stockholders."

Nasdaq National Market      DDIC
 symbol...................

                 Summary Consolidated Financial and Other Data

   The summary consolidated financial data set forth below is only a summary. You should read it together with "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

   The unaudited pro forma consolidated statement of operations data set forth below give effect to our initial public offering of common stock in April 2000, our offering of common stock in October 2000, this offering of common stock and our acquisitions of MCM Electronics and Automata as if each had occurred on October 1, 1999. The unaudited pro forma as adjusted consolidated statement of operations data set forth below give effect to the above transactions and our concurrent offering of convertible subordinated notes, should it occur, as if each had occurred on October 1, 1999. See "Use of Proceeds." The unaudited pro forma consolidated statement of operations does not purport to represent what our results of operations would have been if the foregoing transactions had occurred as of the date indicated or what such results will be for future periods.

   The unaudited pro forma consolidated balance sheet data set forth below give effect to our offering of common stock in October 2000 and this offering of common stock as if each had occurred as of September 30, 2000. The unaudited pro forma as adjusted consolidated balance sheet data set forth below give effect to the above transactions and our concurrent offering of convertible subordinated notes, should it occur, as if each had occurred as of September 30, 2000. See "Use of Proceeds."

                                                     Nine Months        Pro Forma          Pro Forma
                                Year Ended              Ended             Latest       As Adjusted Latest
                               December 31,         September 30,     Twelve Months      Twelve Months
                          ------------------------  --------------        Ended              Ended
                           1997    1998     1999     1999    2000   September 30, 2000 September 30, 2000
                          ------  -------  -------  ------  ------  ------------------ ------------------
                                                        (in millions)
Consolidated Statement
 of Operations Data:
Net sales...............  $ 78.8  $ 174.9  $ 292.5  $213.8  $326.4        $484.6             $484.6
Cost of goods sold......    38.7    119.6    202.4   149.8   210.6         331.6              331.6
                          ------  -------  -------  ------  ------        ------             ------
Gross profit............    40.1     55.3     90.1    64.0   115.8         153.0              153.0
Operating expenses:
Sales and marketing.....     7.3     12.8     23.6    16.6    26.4          37.2               37.2
General and
 administration.........     2.1      8.4     15.3    11.2    18.5          31.2               31.2
Amortization of
 intangibles............     --      10.9     22.3    17.8    16.4          24.0               24.0
Restructuring and
 related charges(a).....     --       --       7.0     --      --            7.0                7.0
Stock compensation and
 related bonuses(b).....    31.3      --       --      --      --            --                 --
Compensation to the
 former CEO ............     2.1      --       --      --      --            --                 --
Write-off of acquired
 in-process research and
 development(c).........     --      39.0      --      --      --            --                 --
                          ------  -------  -------  ------  ------        ------             ------
Operating income
 (loss).................    (2.7)   (15.8)    21.9    18.4    54.5          53.6               53.6
Interest expense, net...    25.2     37.4     46.7    35.0    33.1          26.8               23.2
                          ------  -------  -------  ------  ------        ------             ------
Income (loss) before
 taxes and extraordinary
 loss...................   (27.9)   (53.2)   (24.8)  (16.6)   21.4          26.8               30.4
Income tax benefit
 (expense)..............    10.9      3.5      7.4     4.4   (11.5)        (15.1)             (16.5)
                          ------  -------  -------  ------  ------        ------             ------
Income (loss) before
 extraordinary loss.....   (17.0)   (49.7)   (17.4)  (12.2)    9.9          11.7               13.9
Extraordinary loss......    (1.6)    (2.4)     --      --     (2.6)          --                 --
                          ------  -------  -------  ------  ------        ------             ------
Net income (loss).......  $(18.6) $ (52.1) $ (17.4) $(12.2) $  7.3        $ 11.7             $ 13.9
                          ======  =======  =======  ======  ======        ======             ======

Other Financial Data:
Depreciation............  $  2.6  $   9.2  $  14.4  $ 10.7  $ 13.6        $ 22.2             $ 22.2
Amortization of deferred
 financing costs........     1.4      1.8      2.1     1.5     1.5           1.2                1.2
Capital expenditures....     6.6     18.0     18.2    14.2    19.4          24.5               24.5

Supplemental Data:
Adjusted EBITDA(d)......  $ 33.3  $  44.1  $  66.7  $ 47.7  $ 85.0        $107.3             $107.3
Net cash from operating
 activities(e)..........     9.1     16.7     24.8    15.2    44.1
Net cash used in
 investing
 activities(e)..........   (44.9)  (194.8)   (18.6)  (14.5)  (53.4)
Net cash from (used in)
 financing
 activities(e)..........    41.1    174.9     (7.7)   (2.2)   10.8

                                                           As of
                                                     September 30, 2000
                                              ---------------------------------
                                                                     Pro Forma
                                              Actual    Pro Forma   As Adjusted
                                              ------  ------------- -----------
                                                      (in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents.................... $  2.5     $ 57.6       $ 58.1
Working capital..............................   23.4       81.5         93.0
Total assets.................................  513.5      568.6        570.1
Total debt, including current maturities.....  402.4      268.1        272.5
Stockholders' equity (deficit)...............   (1.6)     189.5        188.3

--------
(a) The 1999 restructuring and related charges represent the charge recorded in December 1999 in connection with the consolidation of our Colorado operations into our Texas facility and the closure of our Colorado facility. The charge consists of $4.5 million for severance and other exit costs and $2.5 million related to the impairment of net property, plant and equipment.
(b) Represents the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with a recapitalization.
(c) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(d) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                 Nine Months                         Pro Forma
                                Year Ended          Ended         Pro Forma         As Adjusted
                               December 31,     September 30,   Latest Twelve      Latest Twelve
                             ------------------ -------------    Months Ended       Months Ended
                             1997   1998  1999   1999   2000  September 30, 2000 September 30, 2000
                             -----  ----- ----- ------ ------ ------------------ ------------------
                                                (in millions)
   EBITDA..................  $(0.1) $43.3 $58.6 $ 46.9 $ 84.5       $ 99.8             $ 99.8
   Former CEO
    compensation(1) .......    2.1    --    --     --     --           --                 --
   Management fee(2).......    --     --    1.1    0.8    --           --                 --
   Executive severance(3)..    --     0.8   --     --     --           --                 --
   Stock compensation and
    bonuses(4).............   31.3    --    --     --     --           --                 --
   Restructuring and
    related charges(5).....    --     --    7.0    --     0.5          7.5                7.5
                             -----  ----- ----- ------ ------       ------             ------
   Adjusted EBITDA.........  $33.3  $44.1 $66.7 $ 47.7 $ 85.0       $107.3             $107.3
                             =====  ===== ===== ====== ======       ======             ======

  --------
  (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in October 1997.
  (2) Reflects elimination of the management fee incurred under our Bain Capital management agreement, which was terminated in connection with our initial public offering.
  (3) Reflects one-time severance payments to two of our executives who were terminated as a result of redundancies created by the DCI merger.
  (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
  (5) Reflects, on an actual and pro forma basis, the elimination of the $7.0 million charge recorded for the consolidation and closure of our Colorado facility in 1999 and an additional charge of $0.5 million incurred in the nine months ended September 30, 2000 in connection with the consolidation and closure of our Colorado facility. The charge of $0.5 million was recorded in cost of goods sold.

(e) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other expenses, cash flows from operating, investing and financing activities are not presented for the pro forma periods.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                         Risks Relating to Our Business

A downturn in the communications or networking equipment industries would likely negatively impact our revenues.

   A majority of our customers are in the communications and networking equipment industries, which are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the communications or networking equipment industries would likely negatively impact our revenues.

If we are unable to respond to rapidly changing technology and process development, we may not be able to compete effectively.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for products and services requiring more advanced technology on a quicker turnaround basis. We are more leveraged than some of our principal competitors, and we therefore may not be able to respond to technological changes as quickly as these competitors.

   In addition, the electronics manufacturing services industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. There can be no assurance that we will effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require us to make significant capital investments. There can be no assurance that we will be able to obtain capital for these purposes in the future or that any investments in new technologies will result in commercially viable technological processes.

Because we sell on a purchase-order basis, we may experience variability in our operating results, which could negatively impact the price of our common stock.

   Our operating results have fluctuated in the past because we sell on a purchase-order basis rather than pursuant to long-term contracts. We are therefore sensitive to variability in demand by our customers. Because we time our expenditures in anticipation of future sales, our operating results may be less than we estimate if the timing and volume of customer orders do not match our expectations. Furthermore, we may not be able to capture all potential revenue in a given period if our customers' demand for quick-turnaround services exceeds our capacity during that period. Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Because a significant portion of our operating expenses are fixed, even a small revenue shortfall can have a disproportionate effect on our operating results. It is possible that, in future periods, our results may be below the expectations of public market analysts and investors. This could cause the market price of our common stock to decline.

Because we provide materials for our quick-turn services, inaccuracies in forecasting our supply needs could negatively impact our results of operations.

   A substantial portion of our net sales are derived from quick-turn services for which we provide both the materials and the manufacturing services. As a result, we often bear the risk of fluctuations in the cost of materials, and the risk of generating scrap and excess inventory, which can affect our gross profit margins. We forecast our future inventory needs based upon the anticipated demands of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials, either of which could negatively affect production schedules and margins.

We have experienced recent significant growth in a short period of time and may have trouble integrating acquired businesses and managing our expansion.

   Since April 2000, we have acquired three businesses, MCM Electronics, Automata and Golden Manufacturing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Prospectus Summary--Recent Developments." We have a limited history of owning and operating these businesses. There can be no assurance that we will be able to meet performance expectations without disrupting the quality and reliability of service to our customers or diverting management resources. Our expected growth may place a significant strain on management, our financial resources and our information, operating and financial systems. If we are unable to manage this growth effectively, our rate of growth and our revenues may be adversely affected.

If we fail to execute our acquisition strategy effectively, our revenue growth may be adversely affected and our common stock price may decline.

   As part of our business strategy, we expect that we will continue to grow by pursuing acquisitions of other companies, assets or product lines that complement or expand our existing business. Competition for attractive companies in our industry is substantial. We cannot assure you that we will be able to identify suitable acquisition candidates or to finance and complete transactions that we select. In addition, our existing credit facilities restrict our ability to acquire the assets or businesses of other companies. The attention of our management may be diverted, and our operations may be otherwise disrupted. Our failure to effectively execute our acquisition strategy may cause the growth of our revenues to suffer and the price of our common stock to decline.

If we are unable to protect our unpatented proprietary techniques, we may be unable to compete effectively.

   Our success depends in part on proprietary technology and manufacturing techniques. We have no patents for these proprietary techniques and rely primarily on trade secret protection. Litigation may be necessary to protect our technology and determine the validity and scope of the proprietary rights of our competitors. Intellectual property litigation could result in substantial costs and diversion of management and other resources. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all.

Because we depend on a core group of significant customers, our results of operations may be negatively impacted if key customers discontinue the use of our services.

   Although we have a large number of customers, net sales to our largest customer account for almost 10% of our net sales during the nine months ended September 30, 2000. Net sales to our ten largest customers accounted for approximately 39% of our net sales during the same period. We may depend upon a core group of customers for a material percentage of our net sales in the future. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. There can be no assurance that significant customers will order services from us in the future or that they will not reduce or delay the amount of services ordered from us. Any reduction or delay in orders could negatively impact our revenues. In addition, we generate significant accounts receivable in connection with providing services to our customers. If one or more of our significant customers were to become insolvent or otherwise were unable to pay for the services provided by us, our results of operations would be adversely affected.

Our business will suffer if either of our two senior executives discontinues his employment with us or if we are unable to recruit and retain highly skilled engineering and sales staff.

   We depend on the services of our senior executives, including Charles D. Dimick, our Chairman, and Bruce D. McMaster, our President and Chief Executive Officer. There can be no assurance that we will be able to retain these and other executive officers and key personnel or attract additional qualified management in the future. Mr. McMaster is not a party to an employment agreement with us, and Mr. Dimick's employment agreement expires in July 2001. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly engineering and sales personnel, due to our focus on the technologically advanced and time-critical segment of the electronics manufacturing services industry. In addition, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition.

Our international expansion may be more costly or difficult than we expect.

  We have expanded into new foreign markets and intend to continue our international expansion. We completed our acquisition of MCM Electronics, a United Kingdom company, on April 14, 2000. Entry into foreign markets may require considerable management time as well as, in the case of new operations, start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, operations in new foreign markets may achieve low margins or may be unprofitable. We will be unable to utilize net operating losses incurred by our foreign operations to reduce our U.S. income taxes. Therefore, as we continue to expand internationally, we may not generate the revenues we expect, and our operating margins may be negatively impacted and our common stock price may decline.

The Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and other environmental laws create potential financial liability because we use hazardous materials and generate hazardous wastes in our manufacturing processes. If any site at which our wastes are disposed becomes contaminated, we could be held liable for damages and clean-up costs. If we fail to comply with federal, state and foreign environmental laws, we can be assessed fines and be subject to revocation of permits necessary to our manufacturing processes.

   Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use materials classified as hazardous such as ammoniacal etching solutions, copper and nickel in our manufacturing processes. In addition, because we are a generator of hazardous wastes, we may be subject to potential financial liability for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable. The wastes we generate include spent ammoniacal etching solutions, solder stripping solutions and hydrochloric acid solution containing palladium; waste water which contains heavy metals, acids, cleaners and conditioners; and filter cake from equipment used for on-site waste treatment. Violations of environmental laws could subject us to revocation of our effluent discharge permits. Any such revocations could require us to cease or limit production at one or more of our facilities, thereby negatively impacting our revenues and potentially causing our common stock price to decline.

Our current principal stockholders will continue to have significant influence over our business after this offering, and could delay, deter or prevent a change of control or other business combination.

  Upon completion of this offering, assuming the over-allotment option is not exercised, investment funds affiliated with Bain Capital, Inc. will beneficially own approximately 14.3% of our outstanding common stock. In addition, of the eight directors who serve on our board, three are current representatives of Bain Capital, Inc. and two are former representatives of Bain Capital, Inc. By virtue of such stock ownership and board representation, these entities will continue to have a significant influence over all matters submitted to our stockholders, including the election of our directors, and to exercise significant control over our business, policies and affairs. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

Provisions in our charter documents and state law may make it harder for others to obtain control of us even though some stockholders might consider such a change of control to be favorable.

  Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer. See "Description of Capital Stock."

                        Risks Relating To This Offering

Shares eligible for public sale after this offering could adversely affect our stock price.

  We, our officers and directors and the holders of substantially all of our unregistered shares of common stock, including all selling stockholders, have agreed not to sell shares of our common stock during the period beginning seven days before the date of this prospectus and ending 90 days after the date of this prospectus without the consent of Credit Suisse First Boston Corporation. Thereafter, and subject to the volume limitations imposed by Rule 144 of the Securities Act in the case of affiliates, approximately 16.5 million shares will be available for resale in the public market assuming the over-allotment option is not exercised. See "Shares Eligible for Future Sale." The market price of our common stock could decline as a result of these sales or the perception that these sales could occur.

Our substantial indebtedness could adversely affect our financial health, and the restrictions imposed by the terms of our debt instruments may severely limit our ability to plan for or respond to changes in our business.

   We have a substantial amount of indebtedness. As of September 30, 2000, on a pro forma basis giving effect to the use of proceeds from our October 2000 offering of common stock, our total debt would have been $343.5 million, and after giving effect to that offering and this offering of common stock to repay some of our indebtedness, our total debt would have been $268.1 million, our ratio of total debt to total capitalization would have been 0.59 to 1, and we would have had $57.6 million of cash and cash equivalents. However, if we complete our concurrent offering of convertible subordinated notes and repay additional indebtedness using the net proceeds from that offering, our total debt would have been $272.5 million, our ratio of total debt to total capitalization would have been 0.59 to 1, and we would have had $58.1 million of cash and cash equivalents each on a pro forma basis as of September 30, 2000. See "Use of Proceeds." In addition, subject to the restrictions under our various debt agreements, we may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

   As a result of our level of debt and the terms of our debt instruments:

  .  our vulnerability to adverse general economic conditions is heightened;

  . we will be required to dedicate a portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

  . we are and will continue to be limited by financial and other restrictive covenants in our ability to borrow additional funds, consummate asset sales, enter into transactions with affiliates or conduct mergers and acquisitions;

  . our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

  . we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

  . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

   There can be no assurance that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities.

Because we expect to use the net proceeds of this offering of common stock to repay indebtedness rather than for general corporate purposes, we may be unable to finance changes required by unexpected economic or business conditions or to finance acquisitions.

   We expect to use the net proceeds of this offering of common stock to repay a portion of our existing indebtedness, and therefore our available cash will not increase as a consequence of this offering. If we complete a concurrent offering of convertible subordinated notes, we also intend to use the net proceeds from that offering to repay additional existing indebtedness. See "Use of Proceeds." We expect that our principal sources of funds during 2000 and 2001 will be cash generated from operating activities and borrowings under the senior credit facilities of our operating subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited. We can give no assurance, however, that these funds will be sufficient if changes in economic conditions or our industry occur that are beyond our control. We may require additional equity or debt financing to finance future acquisitions. The current Dynamic Details and DDi Europe Limited senior credit facilities contain restrictions on our ability to borrow additional funds. See "Description of Indebtedness." There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to us. In addition, we may be required to use proceeds from debt and equity financings to repay a portion of our debt.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  We make forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, throughout this prospectus. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section caption "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual result to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus could have an adverse effect on our business, results of operations and financial position.

  You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements after the date of this prospectus, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                USE OF PROCEEDS

   We intend to use all or most of the net proceeds of this offering to repay indebtedness. If we complete our concurrent offering of convertible subordinated notes, we also intend to use all or most of the net proceeds of that offering to repay indebtedness. The completion of this offering and the convertible subordinated note offering are not conditioned on one another.

   We estimate, based on the last reported sale price of our common stock on the Nasdaq National Market on February 2, 2001, of $27.50 per share, that our net proceeds from the sale of 3,000,000 shares of common stock will be approximately $75.8 million after deducting underwriting discounts and expenses. We will not receive any of the proceeds from the sale of 3,000,000 shares of our common stock by the selling stockholders or from the sale of a maximum of 900,000 shares by the selling stockholders upon exercise of the over-allotment option. We currently intend to use the net proceeds of this offering to repay a portion of the term debt under the senior credit facility of our subsidiary, Dynamic Details Incorporated.

   If we complete our offering of convertible subordinated notes, we estimate that our net proceeds from that offering will be an additional $97.0 million after deducting underwriting discounts, assuming no exercise of the over-allotment option. We currently expect to use the aggregate net proceeds of the two offerings of $172.8 million to repay all of the term debt and associated prepayment premiums under the Dynamic Details senior credit facility and to repurchase a portion of the outstanding senior discount notes issued by our subsidiary, DDi Capital Corp., and to pay accrued and unpaid interest thereon.

   We may, however, use the net proceeds of this offering and the offering of convertible subordinated notes, should it occur, to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the senior subordinated notes issued by our subsidiary, Dynamic Details Incorporated, or the DDi Capital senior discount notes, and to pay accrued and unpaid interest thereon and associated fees and premiums. We may also retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. If we use net proceeds to repurchase either the DDi Capital senior discount notes or the Dynamic Details senior subordinated notes or for general corporate purposes without replacing the Dynamic Details senior credit facility, we will be required to obtain the consent of the majority of the lenders under the Dynamic Details senior credit facility.

   We indirectly own 100% of the capital stock of DDi Capital Corp., which in turn owns 100% of the capital stock of Dynamic Details Incorporated.

   The Dynamic Details senior credit facility consists of multi-tranche term loans and a revolving credit facility with a final maturity date in April 2005 and an aggregate principal balance of $148.7 million as of September 30, 2000. The loans under this facility bear interest at varying rates based, at our option, on either LIBOR plus 225 to 300 basis points or the bank rate plus 125 to 200 basis points. The overall effective interest rate for the term loans as of September 30, 2000 was 8.8%. Prepayments of the Tranche B term loans prior to April 2001 will require a premium of 2%. See "Description of Indebtedness-- Dynamic Details Senior Credit Facility."

   Our Dynamic Details senior subordinated notes mature on November 15, 2005, and bear interest at the rate of 10% per annum payable semi-annually in arrears on May 15 and November 15 of each year. As of September 30, 2000, the value of these senior subordinated notes was $100.0 million, excluding accrued interest. We may purchase outstanding Dynamic Details senior subordinated notes from time to time in the open market or through a tender offer. See "Description of Indebtedness--Dynamic Details Senior Subordinated Notes."

   Our DDi Capital senior discount notes mature on November 15, 2007, and bear interest at the rate of 12.5% per annum compounded semi-annually. As of September 30, 2000, the accreted value of these senior discount notes was approximately $48.9 million. We may purchase outstanding DDi Capital senior discount notes from time to time in the open market or through a tender offer. See "Description of Indebtedness--DDi Capital Senior Discount Notes."

   Pending these uses, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on the Nasdaq National Market under the symbol "DDIC" since April 11, 2000. Prior to that time, there was no public market for our common stock. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported on the Nasdaq National Market.

                                                                   Common Stock
                                                                       Price
                                                                   -------------
                                                                    High   Low
                                                                   ------ ------
April 11, 2000 through June 30, 2000.............................. $31.25 $ 9.50
July 1, 2000 through September 30, 2000........................... $45.94 $21.81
October 1, 2000 through December 31, 2000......................... $45.87 $19.25
January 1, 2001 through February 2, 2001.......................... $33.63 $15.44

   There were approximately 139 record holders of our common stock as of January 31, 2001. On February 2, 2001, the reported last sale price on the Nasdaq National Market for our common stock was $27.50 per share.

                                DIVIDEND POLICY

   We have not declared or paid a cash dividend on our common stock since January 1996, and we do not anticipate paying any cash dividends during at least the next five years. Our existing debt instruments restrict our ability to pay dividends and restrict our subsidiaries' ability to pay dividends to us. We presently intend to retain earnings to finance future operations, expansion and capital investment and to reduce indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2000 on an actual basis; on an October 2000 offering pro forma basis to reflect the application of the net proceeds from our common stock offering in October 2000, as described in "Unaudited Pro Forma Consolidated Financial Data"; on a pro forma basis to reflect the application of the estimated net proceeds from this offering of common stock to repay some of our existing debt, as described in "Use of Proceeds"; and on a pro forma as adjusted basis to reflect the application of the estimated net proceeds from this offering of common stock and our concurrent offering of convertible subordinated notes, should it occur, to repay some of our existing debt, as also described in "Use of Proceeds." We have assumed in the following table that we will use the net proceeds of this offering to repay term debt under the Dynamic Details senior credit facility and that we will use the aggregate net proceeds of this offering and the concurrent convertible subordinated note offering, should the latter occur, to repay all of the term debt under the Dynamic Details senior credit facility and to repurchase a portion of the DDi Capital senior discount notes, including accrued and unpaid interest thereon. As described in "Use of Proceeds" and "Unaudited Pro Forma Consolidated Financial Data," our actual use of proceeds of these offerings may be different than presented.

   You should read this information together with our consolidated financial statements and the related notes to those statements included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                 September 30, 2000
                                       -----------------------------------------
                                                 October
                                                  2000
                                                Offering              Pro Forma
                                       Actual   Pro Forma  Pro Forma As Adjusted
                                       -------  ---------  --------- -----------
                                          (in millions, except share data)
Cash and cash equivalents............  $   2.5    $  58.1   $  57.6    $  58.1
                                       =======    =======   =======    =======
Current maturities of long-term
 obligations.........................  $  14.4    $  14.4   $  14.4    $   5.2
Revolving credit facility............      9.5        9.5       9.5        9.5
Long-term obligations, net of current
 maturities:
  Dynamic Details senior credit
   facility..........................    139.5      139.5      64.1        --
  Dynamic Details senior subordinated
   notes.............................    100.0      100.0     100.0      100.0
  DDi Capital senior discount notes..     85.2       48.9      48.9       26.6
  DDi Intermediate senior discount
   notes.............................     22.6        --        --         --
  DDi Europe facilities agreement....     24.7       24.7      24.7       24.7
  Convertible subordinated notes.....      --         --        --       100.0
  Other long-term obligations........      6.5        6.5       6.5        6.5
                                       -------    -------   -------    -------
    Total long-term obligations, net
     of current maturities and the
     revolving credit facility.......    378.5      319.6     244.2      257.8
Stockholders' (deficit) equity:
  Preferred Stock, $0.01 par value,
   5,000,000 shares authorized; no
   shares issued on an actual,
   October 2000 offering pro forma,
   pro forma or pro forma as adjusted
   basis.............................      --         --        --         --
  Common stock, $0.01 par value,
   75,000,000 shares authorized;
   39,320,390 shares issued on an
   actual basis; 43,928,511 shares
   issued on an October 2000 offering
   pro forma basis; 46,928,511 shares
   issued on a pro forma and pro
   forma as adjusted basis(1)........      0.4        0.4       0.5        0.5
  Additional paid-in capital and
   other.............................    340.0      459.9     535.6      535.6
  Accumulated deficit................   (342.0)    (346.0)   (346.6)    (347.8)
                                       -------    -------   -------    -------
Total stockholders'(deficit) equity
 ....................................     (1.6)     114.3     189.5      188.3
                                       -------    -------   -------    -------
Total capitalization.................  $ 400.8    $ 457.8   $ 457.6    $ 460.8
                                       =======    =======   =======    =======

--------

  (1) Excludes shares issuable upon conversion of convertible subordinated notes sold in the concurrent offering, if it occurs.

                                    DILUTION

   Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after the offering.

   As of September 30, 2000, after giving effect to our October 2000 offering, our pro forma net tangible book value was approximately $(163.1) million, or $(3.71) per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding on a pro forma basis after giving effect to the October 2000 offering.

   After giving effect to the sale of shares of our common stock in this offering at an assumed offering price of $27.50 per share, our pro forma net tangible book value as of September 30, 2000 would have been approximately $(86.0) million, or ($1.83) per share. This represents an immediate increase in pro forma net tangible book value of $1.88 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $29.33 per share to public investors purchasing shares at the offering price. If the offering price is higher or lower, the dilution to the public will be greater or less, respectively.

   The following table illustrates the dilution in pro forma net tangible book value per share to new investors:

   Assumed offering price per share............................        $27.50

   Pro forma net tangible book value per share after our
    October 2000 offering...................................... (3.71)
   Increase per share attributable to this offering............  1.88
                                                                -----
   Pro forma net tangible book value per share after this
    offering...................................................         (1.83)
                                                                       ------
   Dilution of net tangible book value per share due to this
    offering...................................................        $29.33
                                                                       ======

   The table below summarizes, as of September 30, 2000 on a pro forma basis, the differences between:

    . the number of shares of common stock purchased from us by our existing stockholders since our inception;

    . the number of shares of common stock purchased by new investors in our October 2000 offering;

    . the number of shares of common stock purchased by new investors in this offering;

    . the aggregate cash consideration paid by existing stockholders and to be paid by new investors; and

    . the average purchase price per share paid by the existing stockholders and to be paid by the new investors.

                           Shares Purchased  Total Consideration
                          ------------------ -------------------- Average Price
                            Number   Percent    Amount    Percent   Per Share
                          ---------- ------- ------------ ------- -------------
Existing stockholders...  39,320,390    84%  $347,492,000    62%     $ 8.84
New investors from our
 October 2000 offering..   4,608,121    10%   128,451,373    23%      27.88
New investors from this
 offering...............   3,000,000     6%    82,500,000    15%      27.50
                          ----------   ---   ------------   ---
  Total.................  46,928,511   100%  $558,443,373   100%
                          ==========   ===   ============   ===

   The above discussion and tables do not assume the exercise of any stock options or warrants outstanding as of September 30, 2000. As of September 30, 2000, after giving effect to the offering there were options and other warrants outstanding to purchase a total of approximately 3,841,275 shares of common stock with a weighted average exercise price of $12.20 per share. Options and warrants to purchase 1,719,297 shares were exercisable on September 30, 2000. The above discussion and tables also do not reflect shares issuable upon the conversion of the convertible subordinated notes being concurrently offered, if such notes are issued. See "Capitalization" and "Management."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated balance sheet as of September 30, 2000 gives pro forma effect to the following, as if each event had occurred as of September 30, 2000:

  . the consummation of our October 2000 offering of common stock and the application of its net proceeds;

  . the consummation of this offering of common stock and the application of the net proceeds; and

  . the consummation of our concurrent offering of convertible subordinated notes, should it occur, and the application of the net proceeds from that offering, assuming no exercise of the over-allotment option. See "Use of Proceeds."

   Our September 30, 2000 historical balance sheet, contained elsewhere in this prospectus, reflects the MCM Electronics acquisition and the initial public offering, both of which closed on April 14, 2000, as well as the acquisition of Automata which closed on August 4, 2000.

   The unaudited pro forma consolidated statements of operations for the year ended December 31, 1999, the nine months ended September 30, 1999, the nine months ended September 30, 2000, and the latest twelve months ended September 30, 2000 give effect to each of the following, as if each had occurred on January 1, 1999:

  . the consummation of our initial public offering and the application of its net proceeds;

  .  our acquisition of MCM Electronics;

  .  our acquisition of Automata;

  . the consummation of our October 2000 offering of common stock and the application of the net proceeds therefrom;

  . the consummation of this offering of common stock and the application of the net proceeds; and

  . the consummation of our concurrent offering of convertible subordinated notes, should it occur, and the application of the net proceeds from that offering, assuming no exercise of the over-allotment option. See "Use of Proceeds."

   We have assumed for purposes of the unaudited pro forma consolidated financial data that we will use the net proceeds of this offering to repay term debt under the Dynamic Details senior credit facility, and that we will use the aggregate net proceeds of this offering and the concurrent convertible subordinated note offering, if the latter occurs, to repay all of the term debt under the senior credit facility and to repurchase some of the DDi Capital senior discount notes, at their accreted value. We may, however, use the net proceeds of these offerings to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes. If we repurchase Dynamic Details senior subordinated notes or DDi Capital senior discount notes, we will do so from time to time in the open market or through a tender offer. We cannot predict the price at which we will be able to effect such repurchases. We may also retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. See "Use of Proceeds" and notes (k) and (l) to the "Unaudited Pro Forma Consolidated Statements of Operations." We have also assumed for purposes of this presentation that the expenses related to this offering and the convertible subordinated note offering, excluding the underwriters' discount, will all be incurred in this offering and not allocated to our concurrent offering of convertible subordinated notes.

   The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial data are based upon assumptions that we believe are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

   The unaudited pro forma statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of premiums in connection with the redemption and repurchase of debt upon completion of our October 2000 offering of common stock of $1.8 million and $4.7 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $0.7 million and $1.8 million, respectively.

   The unaudited pro forma statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of prepayment premiums in connection with the repayment of debt upon completion of this offering of common stock estimated at $1.9 million and $0.9 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $0.8 million and $0.4 million, respectively.

   The unaudited pro forma consolidated statements of operations do not reflect an extraordinary gain resulting from the recognition of deferred swap income estimated at $1.7 million resulting from the partial repayment of the Dynamic Details senior credit facility upon completion of this offering. The unaudited pro forma consolidated balance sheet, however, does reflect the gain and the related tax liability of $0.7 million.

   The unaudited pro forma statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of prepayment premiums in connection with the prepayment of debt upon completion of our concurrent offering of convertible subordinated notes estimated at $2.8 million and $0.9 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $1.1 million and $0.4 million, respectively.

   The unaudited pro forma consolidated statements of operations do not reflect an extraordinary gain resulting from the recognition of deferred swap income estimated at $1.7 million resulting from the repayment of the Dynamic Details senior credit facility upon completion of our concurrent offering convertible subordinated notes. The unaudited pro forma consolidated balance sheet, however, does reflect the gain and the related tax liability of $0.7 million.

                                   DDi CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 2000
                                 (In millions)

                               DDi        October         October
                           Historical      2000            2000       This                   Concurrent
                          September 30,  Offering        Offering   Offering                  Offering         Pro Forma
                              2000      Adjustments      Pro Forma Adjustments     Pro Forma Adjustments      As Adjusted
                          ------------- -----------      --------- -----------     --------- -----------      -----------
        Assets:

Current assets:
 Cash and cash
  equivalents...........     $   2.5      $128.5 (a)      $ 58.1      $82.5 (e)     $ 57.6     $100.0 (i)       $ 58.1
                                            (8.6)(a)                   (6.7)(e)                  (3.0)(i)
                                            (4.7)(a)(b)               (75.4)(e)                 (95.6)(i)
                                           (58.9)(a)                   (0.9)(e)(f)               (0.9)(i)(j)
                                            (0.7)(c)
 Accounts receivable,
  net...................       101.3         --            101.3        --           101.3        --             101.3
 Inventories............        28.1         --             28.1        --            28.1        --              28.1
 Prepaid expenses and
  other.................         5.0         --              5.0        --             5.0        --               5.0
 Deferred tax asset.....         5.2         1.8 (b)         7.7        0.4 (f)        8.2        0.4 (j)          9.0
                                             0.7 (d)                    0.8 (g)                   1.1 (k)
                                                                       (0.7)(h)                  (0.7)(l)
                             -------      ------          ------      -----         ------     ------           ------
   Total current
    assets..............       142.1        58.1           200.2        --           200.2        1.3            201.5
Property, plant and
 equipment, net.........        91.0         --             91.0        --            91.0        --              91.0
Debt issue costs, net...        10.8         0.7 (c)         9.7       (1.9)(g)        7.8       (2.8)(k)          8.0
                                            (1.8)(d)                                              3.0 (i)
Goodwill and other
 intangibles, net.......       267.7         --            267.7        --           267.7        --             267.7
Other...................         1.9         --              1.9        --             1.9        --               1.9
                             -------      ------          ------      -----         ------     ------           ------
   Total assets.........     $ 513.5      $ 57.0          $570.5      $(1.9)        $568.6     $  1.5           $570.1
                             =======      ======          ======      =====         ======     ======           ======

 Liabilities and Stockholders' Equity (Deficit):

Current liabilities:
 Current maturities of
  long-term debt and
  capital lease
  obligations...........     $  14.4      $  --           $ 14.4      $ --          $ 14.4     $ (9.2)(i)       $  5.2
 Current portion of
  deferred interest
  rate swap income......         1.0         --              1.0        --             1.0       (1.0)(l)          --
 Current maturities of
  deferred notes
  payable...............         1.0         --              1.0        --             1.0        --               1.0
 Revolving credit
  facility..............         9.5         --              9.5        --             9.5        --               9.5
 Accounts payable.......        43.7         --             43.7        --            43.7        --              43.7
 Accrued expenses.......        40.1         --             40.1        --            40.1        --              40.1
 Income tax payable.....         9.0         --              9.0        --             9.0        --               9.0
                             -------      ------          ------      -----         ------     ------           ------
   Total current
    liabilities.........       118.7         --            118.7        --           118.7      (10.2)           108.5
Long-term debt and
 capital lease
 obligations............       378.5       (58.9)(a)       319.6      (75.4)(e)      244.2      (86.4)(i)        157.8
Convertible subordinated
 notes..................         --          --              --         --             --       100.0 (i)        100.0
Deferred interest rate
 swap income............         2.4         --              2.4       (1.7)(h)        0.7       (0.7)(l)          --
Deferred notes payable..         1.5         --              1.5        --             1.5        --               1.5
Deferred tax liability..        14.0         --             14.0        --            14.0        --              14.0
                             -------      ------          ------      -----         ------     ------           ------
   Total liabilities....       515.1       (58.9)          456.2      (77.1)         379.1        2.7            381.8
                             -------      ------          ------      -----         ------     ------           ------
Stockholders' equity
 (deficit):
 Common stock...........         0.4         --              0.4        0.1 (e)        0.5        --               0.5
 Additional paid-in-
  capital and other.....       340.0       119.9 (a)       459.9       75.7 (e)      535.6        --             535.6
 Accumulated deficit....      (342.0)       (2.9)(b)      (346.0)      (0.5)(f)     (346.6)      (0.5)(j)       (347.8)
                                            (1.1)(d)                   (1.1)(g)                  (1.7)(k)
                                                                        1.0 (h)                   1.0 (l)
                             -------      ------          ------      -----         ------     ------           ------
   Total stockholders'
    equity (deficit)....        (1.6)      115.9           114.3       75.2          189.5       (1.2)           188.3
                             -------      ------          ------      -----         ------     ------           ------
                             $ 513.5      $ 57.0          $570.5      $(1.9)        $568.6     $  1.5           $570.1
                             =======      ======          ======      =====         ======     ======           ======

                                   DDi CORP.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                   (dollars in millions, except share data)

(a) Reflects our sale of 4,608,121 shares of common stock generating gross proceeds of $128.5 and the use of the net proceeds of $119.9, net of the underwriting discount and the offering expenses totaling $8.6 relating to the October 2000 offering of common stock:

  . to redeem all outstanding DDi Intermediate senior discount notes with an accreted value of $22.6 (including $0.1 of residual cash as of September 30, 2000 to repay the additional accretion on the notes through October 11, 2000);

  . to repurchase a portion of the DDi Capital senior discount notes with an accreted value of $36.3 (including $0.2 of residual cash as of September 30, 2000 to repay the additional accretion on the notes through October 11, 2000);

  . to pay prepayment penalties of $3.6 related to the DDi Intermediate senior discount notes and premiums of $1.1 related to the DDi Capital senior discount notes; and

  .  $56.0 for general corporate purposes.

(b) Reflects the estimated prepayment penalties on the DDi Intermediate senior discount notes and premiums on the DDi Capital senior discount notes of $3.6 and $1.1, before $1.4 and $0.4 of related income tax benefit (at a 40% effective tax rate), on the DDi Intermediate senior discount notes and DDi Capital senior discount notes, respectively, resulting from the redemption and repurchase of these notes in connection with the October 2000 offering of common stock.

(c) Reflects the $0.7 payment of the senior credit facility amendment fee in connection with the October 2000 offering of common stock.

(d) Represents the write-off of $1.8 in capitalized debt issuance costs, before $0.7 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $1.1 in connection with the paydown of outstanding debt in connection with the October 2000 offering of common stock.

(e) Reflects our sale of 3,000,000 shares of common stock generating gross proceeds of $82.5 and the use of the net proceeds of $75.8, net of the underwriting discount and offering expenses totaling $6.7:

  . to repay $75.4 of the Dynamic Details senior credit facility (excluding $0.5 of scheduled payments on the notes through February 14, 2001); and

  . to pay estimated prepayment premiums of $0.9 related to the Dynamic Details senior credit facility.

   We may, however, use the net proceeds of this offering to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes. If we repurchase Dynamic Details senior subordinated notes or DDi Capital senior discount notes, we will do so from time to time in the open market or through a tender offer. We cannot predict the price at which we will be able to effect such repurchases. We may also retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. See notes (k) and (l) to "Unaudited Pro Forma Consolidated Statement of Operations," "Use of Proceeds" and "Description of Indebtedness."

(f) Reflects the estimated prepayment premiums of $0.9, before $0.4 of related income tax benefit (at a 40% effective tax rate) on the Dynamic Details senior credit facility, resulting from the repayment of debt in connection with this offering. Amounts will differ based on the closing date of this offering.

(g) Represents the write-off of $1.9 in capitalized debt issuance costs, before $0.8 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $1.1 in connection with the paydown of outstanding debt in connection with this offering. Amounts will differ based on the closing date of this offering.

(h) Reflects the recognition of $1.7 in deferred swap income, before $0.7 of related income tax (at 40% effective tax rate), resulting in an extraordinary gain of $1.0 in connection with the paydown of the Dynamic Details senior credit facility in connection with the offering. Amounts will differ based on the closing of this offering.

(i) Reflects the issuance of our convertible subordinated notes in the concurrent offering, if it occurs, generating gross proceeds of $100.0 and the use of the net proceeds of $97.0, net of the underwriting discount totaling $3.0 and assuming no exercise of the over-allotment option:

  . to repay the remaining balance of $73.3 on the Dynamic Details senior credit facility (excluding $0.5 of scheduled payments on the notes through February 14, 2001);

  . to repurchase a portion of the outstanding DDi Capital senior discount notes with an accreted value of $22.3 (including $1.0 of cash remaining to repay the additional accretion on the notes through February 14,
     2001); and

  . to pay estimated prepayment premiums of $0.9 related to the Dynamic Details senior credit facility.

   We may, however, use the net proceeds of this offering to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes. If we repurchase Dynamic Details senior subordinated notes or DDi Capital senior discount notes, we will do so from time to time in the open market or through a tender offer. We cannot predict the price at which we will be able to effect such repurchases. We may also retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. See notes (k) and (l) to "Unaudited Pro Forma Consolidated Statement of Operations," "Use of Proceeds" and "Description of Indebtedness."

(j) Reflects the estimated prepayment premiums of $0.9, before $0.4 of related income tax benefit (at a 40% effective tax rate) on the Dynamic Details senior credit facility, resulting from the repayment of debt in connection with our concurrent offering of convertible subordinated notes. Amounts will differ based on the closing date of the note offering.

(k) Represents the write-off of $2.8 in capitalized debt issuance costs, before $1.1 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $1.7 in connection with the paydown of outstanding debt in connection with our concurrent offering of convertible subordinated notes. Amounts will differ based on the closing date of the note offering.

(l) Reflects the recognition of $1.7 in deferred swap income, before $0.7 of related income tax (at a 40% effective tax rate), resulting in an extraordinary gain of $1.0 in connection with the paydown of the Dynamic Details senior credit facility in connection with our concurrent offering of convertible subordinated notes. Amounts will differ based on the closing of the note offering.

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      Fiscal Year Ended December 31, 1999
                       (In millions, except share data)

                                                   MCM
                      DDi Year     Initial     Electronics     MCM       Automata                  October     October
                       Ended       Public      Year Ended  Electronics  Year Ended  Automata        2000        2000
                    December 31,  Offering      March 31,  Acquisition  October 2, Acquisition    Offering    Offering
                        1999     Adjustments    2000 (a)   Adjustments     1999    Adjustments   Adjustments  Pro Forma
                    ------------ -----------   ----------- -----------  ---------- -----------   -----------  ---------
Net sales.........     $292.5      $  --          $59.5       $ --        $ 83.6     $(26.2)(g)     $--        $409.4
Cost of goods
sold..............      202.4         --           42.5         --          80.6      (25.1)(g)      --         300.4
                       ------      ------         -----       -----       ------     ------         ----       ------
  Gross profit....       90.1         --           17.0         --           3.0       (1.1)         --         109.0
Operating
expenses:
  Sales and
  marketing.......       23.6        (1.1)(b)       1.7         --           4.0       (1.1)(g)      --          27.1
  General and
  administration..       15.3         --            8.8         --           6.5       (2.9)(g)      --          27.7
  Amortization of
  intangibles.....       22.3         --            1.6         2.9 (e)      0.8       (0.8)(g)      --          27.0
                                                                                        0.2 (h)
  Restructuring
  and other
  related
  charges.........        7.0         --            --          --          18.4      (15.1)(g)      --          10.3
                       ------      ------         -----       -----       ------     ------         ----       ------
Operating income
(loss)............       21.9         1.1           4.9        (2.9)       (26.7)      18.6          --          16.9
Interest expense
(net).............       46.7       (10.8)(c)       4.2        (1.7)(f)      8.5       (2.0)(g)     (5.5)(j)     32.7
                                                                                       (6.7)(i)
                       ------      ------         -----       -----       ------     ------         ----       ------
Income (loss)
before income
taxes and
extraordinary
loss..............      (24.8)       11.9           0.7        (1.2)       (35.2)      27.3          5.5        (15.8)
Income tax benefit
(expense).........        7.4        (4.8)(d)      (0.8)       (0.5)(d)      0.9        0.2 (g)     (2.2)(d)      2.3
                                                                                        2.1 (d)
                       ------      ------         -----       -----       ------     ------         ----       ------
Income (loss)
before
extraordinary
loss..............     $(17.4)     $  7.1         $(0.1)      $(1.7)      $(34.3)     $29.6         $3.3       $(13.5)
                       ======      ======         =====       =====       ======     ======         ====       ======
Pro forma loss per
share of common
and common
equivalent stock
(basic and
diluted):
Pro forma weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands) (basic
and diluted):
                        This              Concurrent
                      Offering    Pro      Offering    Pro Forma
                    Adjustments  Forma   Adjustments  As Adjusted
                    ------------ ------- ------------ -----------
Net sales.........      $--      $409.4      $--        $409.4
Cost of goods
sold..............       --       300.4       --         300.4
                    ------------ ------- ------------ -----------
  Gross profit....       --       109.0       --         109.0
Operating
expenses:
  Sales and
  marketing.......       --        27.1       --          27.1
  General and
  administration..       --        27.7       --          27.7
  Amortization of
  intangibles.....       --        27.0       --          27.0
  Restructuring
  and other
  related
  charges.........       --        10.3       --          10.3
                    ------------ ------- ------------ -----------
Operating income
(loss)............       --        16.9       --          16.9
Interest expense
(net).............      (6.7)(k)   26.0      (3.3)(l)     22.7
                    ------------ ------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss..............       6.7       (9.1)      3.3         (5.8)
Income tax benefit
(expense).........      (2.7)(d)   (0.4)     (1.3)(d)     (1.7)
                    ------------ ------- ------------ -----------
Income (loss)
before
extraordinary
loss..............      $4.0     $ (9.5)     $2.0       $ (7.5)
                    ============ ======= ============ ===========
Pro forma loss per
share of common
and common
equivalent stock
(basic and
diluted):                        $(0.20)                $(0.16)
                                 =======              ===========
Pro forma weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands) (basic
and diluted):                    46,516                 46,516
                                 =======              ===========

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (In millions, except share data)

                                                   MCM                   Automata
                         DDi                   Electronics                 Nine                   October
                     Nine Months    Initial    Nine Months      MCM       Months                   2000       October
                        Ended       Public        Ended     Electronics   Ended    Automata      Offering      2000
                    September 30,  Offering    December 31, Acquisition  July 3,  Acquisition   Adjustments  Offering
                        1999      Adjustments    1999 (a)   Adjustments    1999   Adjustments    Combined    Pro Forma
                    ------------- -----------  ------------ -----------  -------- -----------   -----------  ---------
Net sales.........     $213.8        $ --         $41.7        $ --       $ 62.0    $(19.6)(g)     $ --       $297.9
Cost of goods
sold..............      149.8          --          30.1          --         60.4     (18.9)(g)       --        221.4
                       ------        -----        -----        -----      ------    ------         -----      ------
  Gross profit....       64.0          --          11.6          --          1.6      (0.7)          --         76.5
Operating
expenses:
  Sales and
  marketing.......       16.6         (0.8)(b)      1.5          --          3.4      (0.8)(g)       --         19.9
  General and
  administration..       11.2          --           5.1          --          4.8      (2.0)(g)       --         19.1
  Amortization of
  intangibles.....       17.8          --           1.1          2.3 (e)     0.6      (0.6)(g)       --         21.4
                                                                                       0.2 (h)
  Restructuring
  and other
  related
  charges.........        --           --           0.9          --          3.6      (0.3)(g)       --          4.2
                       ------        -----        -----        -----      ------    ------         -----      ------
Operating income
(loss)............       18.4          0.8          3.0         (2.3)      (10.8)      2.8           --         11.9
Interest expense
(net).............       35.0         (8.1)(c)      3.1         (1.2)(f)     5.4      (1.6)(g)      (3.9)(j)    24.8
                                                                                      (3.9)(i)
                       ------        -----        -----        -----      ------    ------         -----      ------
Income (loss)
before income
taxes and
extraordinary
loss..............      (16.6)         8.9         (0.1)        (1.1)      (16.2)      8.3           3.9       (12.9)
Income tax benefit
(expense).........        4.4         (3.6)(d)     (0.2)        (0.4)(d)     0.5       2.6 (d)      (1.6)(d)     1.7
                       ------        -----        -----        -----      ------    ------         -----      ------
Income (loss)
before
extraordinary
loss..............     $(12.2)       $ 5.3        $(0.3)       $(1.5)     $(15.7)   $ 10.9         $ 2.3      $(11.2)
                       ======        =====        =====        =====      ======    ======         =====      ======
Pro forma loss per
share of common
and common
equivalent stock
(basic and
diluted):
Pro forma weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands) (basic
and diluted):
                       This               Concurrent
                     Offering      Pro     Offering     Pro Forma
                    Adjustments   Forma   Adjustments  As Adjusted
                    ------------ -------- ------------ -----------
Net sales.........     $ --       $297.9     $--          $297.9
Cost of goods
sold..............       --        221.4      --           221.4
                    ------------ -------- ------------ -----------
  Gross profit....       --         76.5      --            76.5
Operating
expenses:
  Sales and
  marketing.......       --         19.9      --            19.9
  General and
  administration..       --         19.1      --            19.1
  Amortization of
  intangibles.....       --         21.4      --            21.4
  Restructuring
  and other
  related
  charges.........       --          4.2      --             4.2
                    ------------ -------- ------------ -----------
Operating income
(loss)............       --         11.9      --            11.9
Interest expense
(net).............      (5.0)(k)    19.8     (2.5)(l)       17.3
                    ------------ -------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss..............       5.0        (7.9)     2.5           (5.4)
Income tax benefit
(expense).........      (2.0)(d)    (0.3)    (1.0)(d)       (1.3)
                    ------------ -------- ------------ -----------
Income (loss)
before
extraordinary
loss..............     $ 3.0     $  (8.2)    $1.5        $  (6.7)
                    ============ ======== ============ ===========
Pro forma loss per
share of common
and common
equivalent stock
(basic and
diluted):                        $ (0.18)                $ (0.15)
                                 ========              ===========
Pro forma weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands) (basic
and diluted):                     46,081                  46,081
                                 ========              ===========

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 2000
                       (In millions, except share data)

                                                  MCM
                                              Electronics               Automata
                        DDi                   January 1,               January 3,
                    Nine Months    Initial       2000         MCM         2000                   October
                       Ended       Public       Through   Electronics   through    Automata       2000      October 2000
                   September 30,  Offering     April 14,  Acquisition  August 4,  Acquisition   Offering      Offering
                       2000      Adjustments  2000(1)(a)  Adjustments     2000    Adjustments  Adjustments   Pro Forma
                   ------------- -----------  ----------- -----------  ---------- -----------  -----------  ------------
Net sales........     $326.4        $ --         $20.8       $ --        $35.0       $(4.7)(g)    $ --         $377.5
Cost of goods
sold.............      210.6          --          15.3         --         33.9        (4.3)(g)      --          255.5
                      ------        -----        -----       -----       -----       -----        -----        ------
 Gross profit....      115.8          --           5.5         --          1.1        (0.4)         --          122.0
Operating
expenses:
 Sales and
 marketing.......       26.4          --           0.3         --          2.5        (0.1)(g)      --           29.1
 General and
 administration..       18.5          --           2.8         --          3.1        (0.6)(g)      --           23.8
 Amortization of
 intangibles.....       16.4          --           0.5         1.3 (e)     --          0.1 (h)      --           18.3
 Restructuring
 and other
 related
 charges.........        --           --           --          --          --          --           --            --
                      ------        -----        -----       -----       -----       -----        -----        ------
Operating income
(loss)...........       54.5          --           1.9        (1.3)       (4.5)        0.2          --           50.8
Interest expense
(net)............       33.1         (3.2)(c)      1.1        (0.4)(f)     4.3        (0.2)(g)     (4.8)(j)      25.8
                                                                                      (4.1)(i)
                      ------        -----        -----       -----       -----       -----        -----        ------
Income (loss)
before income
taxes and
extraordinary
loss.............       21.4          3.2          0.8        (0.9)       (8.8)        4.5          4.8          25.0
Income tax
benefit
(expense)........      (11.5)        (1.3)(d)     (0.5)       (0.1)(d)     --          1.7 (d)     (1.9)(d)     (13.6)
                      ------        -----        -----       -----       -----       -----        -----        ------
Income (loss)
before
extraordinary
loss.............     $  9.9        $ 1.9        $ 0.3       $(1.0)      $(8.8)      $ 6.2        $ 2.9        $ 11.4
                      ======        =====        =====       =====       =====       =====        =====        ======
Pro forma income
per share of
common and common
equivalent stock:
Basic
                      This                Concurrent
                    Offering               Offering     Pro Forma
                   Adjustments  Pro Forma Adjustments  As Adjusted
                   ------------ --------- ------------ -----------
Net sales........     $--        $ 377.5     $--          $377.5
Cost of goods
sold.............      --          255.5      --           255.5
                   ------------ --------- ------------ -----------
 Gross profit....      --          122.0      --           122.0
Operating
expenses:
 Sales and
 marketing.......      --           29.1      --            29.1
 General and
 administration..      --           23.8      --            23.8
 Amortization of
 intangibles.....      --           18.3      --            18.3
 Restructuring
 and other
 related
 charges.........      --            --       --             --
                   ------------ --------- ------------ -----------
Operating income
(loss)...........      --           50.8      --            50.8
Interest expense
(net)............     (5.2)(k)      20.6     (2.8)(l)       17.8
                   ------------ --------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss.............      5.2          30.2      2.8           33.0
Income tax
benefit
(expense)........     (2.1)(d)     (15.7)    (1.1)(d)      (16.8)
                   ------------ --------- ------------ -----------
Income (loss)
before
extraordinary
loss.............     $3.1       $  14.5     $1.7        $  16.2
                   ============ ========= ============ ===========
Pro forma income
per share of
common and common
equivalent stock:
Basic                            $  0.31                 $  0.35
                                =========              ===========

Diluted
Pro forma
weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands):
Basic
Diluted                          $  0.30                 $  0.34
                                =========              ===========
Pro forma
weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands):
Basic                             46,742                  46,742
                                =========              ===========

Diluted
Diluted                           48,246                  48,246
                                =========              ===========

----
(1) Represents the period from January 1, 2000 through April 14, 2000. Included in this period is the three month period beginning January 1, 2000 and ending March 31, 2000 (MCM Electronics' fourth fiscal quarter). This three month period is also included in MCM Electronics' year ended March 31, 2000 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 LATEST TWELVE MONTHS ENDED SEPTEMBER 30, 2000
                       (In millions, except share data)

                                                  MCM
                                              Electronics               Automata
                                              October 1,               October 3,                            October
                    DDi Twelve     Initial       1999         MCM         1999                    October      2000
                   Months Ended    Public       Through   Electronics   Through    Automata        2000      Offering    This
                   September 30,  Offering     April 14,  Acquisition  August 4,  Acquisition    Offering      Pro     Offering
                       2000      Adjustments  2000(1)(a)  Adjustments     2000    Adjustments   Adjustments   Forma   Adjustments
                   ------------- -----------  ----------- -----------  ---------- -----------   -----------  -------- -----------
Net sales........     $405.1        $ --         $34.5       $ --        $ 56.3     $(11.3)(g)     $ --       $484.6     $ --
Cost of goods
sold.............      263.2          --          25.0         --          53.3       (9.9)(g)       --        331.6       --
                      ------        -----        -----       -----       ------     ------         -----      ------     -----
 Gross profit....      141.9          --           9.5         --           3.0       (1.4)          --        153.0       --
Operating
expenses:
 Sales and
 marketing.......       33.4         (0.3)(b)      0.8         --           3.6       (0.3)(g)       --         37.2       --
 General and
 administration..       22.6          --           4.8         --           5.6       (1.8)(g)       --         31.2       --
 Amortization of
 intangibles.....       20.9          --           0.8         2.1 (e)      --         0.2 (h)       --         24.0       --
 Restructuring
 and other
 related
 charges.........        7.0          --           --          --           --         --            --          7.0       --
                      ------        -----        -----       -----       ------     ------         -----      ------     -----
Operating income
(loss)...........       58.0          0.3          3.1        (2.1)        (6.2)       0.5           --         53.6       --
Interest expense
(net)............       44.8         (5.9)(c)      2.1        (0.8)(f)      6.2       (0.8)(g)      (6.4)(j)    33.7      (6.9)(k)
                                                                                      (5.5)(i)
                      ------        -----        -----       -----       ------     ------         -----      ------     -----
Income (loss)
before income
taxes and
extraordinary
loss.............       13.2          6.2          1.0        (1.3)       (12.4)       6.8           6.4        19.9       6.9
Income tax
benefit
(expense)........       (8.5)        (2.5)(d)     (0.8)       (0.2)(d)      --         2.2 (d)      (2.5)(d)   (12.3)     (2.8)(d)
                      ------        -----        -----       -----       ------     ------         -----      ------     -----
Income (loss)
before
extraordinary
loss.............     $  4.7        $ 3.7        $ 0.2       $(1.5)      $(12.4)    $  9.0         $ 3.9      $  7.6     $ 4.1
                      ======        =====        =====       =====       ======     ======         =====      ======     =====
Pro forma income
per share of
common and common
equivalent stock:
 Basic
 Diluted
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands):
 Basic
 Diluted
                            Concurrent
                     Pro     Offering     Pro Forma
                    Forma   Adjustments  As Adjusted
                   -------- ------------ -----------
Net sales........  $ 484.6     $--         $ 484.6
Cost of goods
sold.............    331.6      --           331.6
                   -------- ------------ -----------
 Gross profit....    153.0      --           153.0
Operating
expenses:
 Sales and
 marketing.......     37.2      --            37.2
 General and
 administration..     31.2      --            31.2
 Amortization of
 intangibles.....     24.0      --            24.0
 Restructuring
 and other
 related
 charges.........      7.0      --             7.0
                   -------- ------------ -----------
Operating income
(loss)...........     53.6      --            53.6
Interest expense
(net)............     26.8     (3.6)(l)       23.2
                   -------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss.............     26.8      3.6           30.4
Income tax
benefit
(expense)........    (15.1)    (1.4)(d)      (16.5)
                   -------- ------------ -----------
Income (loss)
before
extraordinary
loss.............  $  11.7     $2.2        $  13.9
                   ======== ============ ===========
Pro forma income
per share of
common and common
equivalent stock:
 Basic             $  0.25                 $  0.30
                   ========              ===========
 Diluted           $  0.25                 $  0.29
                   ========              ===========
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands):
 Basic              46,321                  46,321
                   ========              ===========
 Diluted            47,449                  47,449
                   ========              ===========

----

(1) Represents the period from October 1, 1999 through April 14, 2000. Included is the six month period beginning October 1, 1999 and ending March 31, 2000 (MCM Electronics third and fourth quarters). This six month period is also included in the MCM Electronics year ended March 31, 2000 data presented as part of the unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.

                                   DDi CORP

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       (dollars and pounds in millions)

(a) Represents historical MCM Electronics financial data for each respective period after the following:

  .  conversion from U.K. GAAP to U.S. GAAP;

  . conversion to U.S. dollars utilizing an average monthly exchange rate of $1.6114 to (Pounds)1.00 calculated based on the twelve month period ended March 31, 2000;

  . pro forma interest and related tax benefit recorded to reflect MCM Electronics' management-led buyout of Symonds Limited as if it had occurred as of January 1, 1999; and

  . pro forma elimination of seller advisory costs related to the management-led buyout of Symonds Limited as if it had occurred as of January 1, 1999.

   MCM Electronics (the successor) completed a management-led buyout on July 5, 1999 of Symonds Limited (the predecessor). The periods ended prior to June 30, 1999 (as a proxy for the period ended July 5, 1999), as presented below, represent the operations as presented by the predecessor. All periods ended post June 30, 1999 represent the operations as presented by the successor.

   The following table reconciles MCM Electronics' net income (loss) in accordance with U.K. GAAP to U.S. GAAP.

                                   Predecessor                              Successor                                  Combined
                                   ------------  ------------------------------------------------------------------- ------------
                                                 Three Months      Six       Nine Months   Three Months   April 1,      Twelve
                                   Three Months     Ended      Months Ended     Ended         Ended        Through   Months Ended
                                    Ended June   December 31,  December 31,   March 31,     March 31,     April 14,   March 31,
                                     30, 1999        1999          1999          2000          2000         2000         2000
                                   ------------  ------------  ------------  ------------  ------------  ----------- ------------
  Net income (loss) in
   accordance with U.K.
   GAAP....................        (Pounds) 0.2  (Pounds)(0.2) (Pounds)--    (Pounds)(0.8) (Pounds)(0.8) (Pounds)0.1 (Pounds)(0.6)
  Discontinued operations:
  Operating loss from
   discontinued
   operations..............                 --            --           --             --            --           --           --
  Loss on disposal of a business..          --            --           --             --            --           --           --
                                   ------------  ------------  -----------   ------------  ------------  ----------- ------------
  Net income (loss) from
   continuing operations in
   accordance with U.K. GAAP
   .                               (Pounds) 0.2  (Pounds)(0.2) (Pounds)--    (Pounds)(0.8) (Pounds)(0.8) (Pounds)0.1 (Pounds)(0.6)
  U.S. GAAP adjustments:
  Amortization of
   goodwill................                (0.2)          --           --             --            --           --          (0.2)
  Provision for
   termination of a
   business................                (0.6)          --           --             --            --           --          (0.6)
  Interest expense.........                 --            0.2          0.3            1.4           1.1          --           1.4
  Tax expense..............                 0.2          (0.1)        (0.1)          (0.3)         (0.2)         --          (0.1)
                                   ------------  ------------  -----------   ------------  ------------  ----------- ------------
  Net income (loss) from
   continuing operations in
   accordance with U.S. GAAP .     (Pounds)(0.4) (Pounds)(0.1) (Pounds)0.2   (Pounds) 0.3  (Pounds) 0.1  (Pounds)0.1 (Pounds)(0.1)
  Pro forma interest
   related to management
   buyout (net of income
   tax)....................                (0.5)          --           --             --            --           --          (0.5)
  Pro forma elimination of
   seller advisory costs
   related to the
   management-led buyout...                 0.5           --           --             --            --           --           0.5
                                   ------------  ------------  -----------   ------------  ------------  ----------- ------------
                                   (Pounds)(0.4) (Pounds)(0.1) (Pounds)0.2   (Pounds) 0.3  (Pounds) 0.1  (Pounds)0.1 (Pounds)(0.1)
  Foreign currency exchange
   rate:...................              1.6114        1.6114       1.6114         1.6114        1.6114       1.6114       1.6114
                                   ------------  ------------  -----------   ------------  ------------  ----------- ------------
  Net income (loss) from
   continuing operations in
   in accordance with U.S.
   GAAP....................        $       (0.6) $       (0.1) $       0.3   $        0.5  $        0.2  $       0.1 $       (0.1)
                                   ============  ============  ===========   ============  ============  =========== ============

(b) Represents the elimination of the management fees incurred in connection with our management agreement with Bain Capital, Inc. which was terminated in connection with the initial public offering.

                                   DDi CORP.

                        (dollars and pounds in millions)


(c) Reflects the decrease in interest expense in connection with the use of net proceeds from our initial public offering to repay outstanding debt as follows:

                                        Nine Months   Nine Months  Latest Twelve
                           Year Ended      Ended         Ended     Months Ended
                          December 31, September 30, September 30, September 30,
                              1999         1999         2000(1)       2000(2)
                          ------------ ------------- ------------- -------------
  DDi historical interest
   expense...............    $ 46.7        $35.0         $33.1         $44.8
  Initial Public
   Offering:
    Elimination of
     approximately 40% of
     the historical
     interest on the
     Dynamic Details
     senior credit
     facility ...........      (7.6)        (5.6)         (2.2)         (4.2)
    Elimination of
     approximately 50% of
     the historical
     interest on the DDi
     Intermediate senior
     discount notes......      (2.7)        (2.1)         (0.8)         (1.4)
    Elimination of
     amortization of debt
     issuance costs......      (0.5)        (0.4)         (0.2)         (0.3)
                             ------        -----         -----         -----
  Net decrease in
   historical interest
   expense from the
   initial public
   offering..............     (10.8)        (8.1)         (3.2)         (5.9)
                             ------        -----         -----         -----
  Pro forma interest
   expense after the
   initial public
   offering..............    $ 35.9        $26.9         $29.9         $38.9
                             ======        =====         =====         =====

--------
  (1) Represents the pro forma interest expense adjustment for the period from January 1, 2000 through April 14, 2000, the date of the closing of our initial public offering.

  (2) Represents the pro forma interest expense adjustment for the period from October 1, 1999 through April 14, 2000, the date of the closing of our initial public offering.

(d) Represents the income tax adjustment required to result in a pro forma income tax provision based on our historical tax provision using historical amounts and the direct tax effects of the pro forma transactions described herein at an estimated 40% effective tax rate. The income tax adjustment for MCM Electronics is at an estimated 30% effective tax rate as adjusted to exclude the adjustments to goodwill resulting from the MCM Electronics' transaction, which amounts are not deductible for income tax purposes.

(e) Represents the amortization of the goodwill resulting from the excess of the purchase price over the net book value of MCM Electronics, less the amortization of goodwill originating from the MCM Electronics management-led buyout, calculated as though the MCM Electronics acquisition occurred on January 1, 1999. Goodwill and other intangibles are being amortized over periods ranging from one to twenty years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of MCM Electronics based on their relative fair values as of the closing date of the MCM Electronics acquisition.

                                   DDi CORP.

                        (dollars and pounds in millions)


(f) Reflects the decrease in interest expense in connection with the use of the initial public offering proceeds to repay the MCM Electronics' investor loans as follows:

                                         Nine Months   Nine Months  Latest Twelve
                            Year Ended      Ended         Ended     Months Ended
                           December 31, September 30, September 30, September 30,
                             1999(1)       1999(2)       2000(3)       2000(4)
                           ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public
    offering..............    $35.9         $26.9         $29.9         $38.9
   MCM Electronics
    interest expense
    additions:
     MCM Electronics'
      historical interest
      expense.............      3.1           2.0           1.1           2.1
     MCM Electronics pro
      forma interest
      expense related to
      the management
      buyout..............      1.1           1.1           --            --
                              -----         -----         -----         -----
                                4.2           3.1           1.1           2.1
   MCM Electronics
    acquisition
    adjustments:
     Elimination of
      historical interest
      expense on MCM
      Electronics'
      investor loans......     (1.3)         (0.8)         (0.4)         (0.8)
     Elimination of pro
      forma interest
      expense on the MCM
      Electronics'
      investor loans......     (0.4)         (0.4)          --            --
                              -----         -----         -----         -----
                               (1.7)         (1.2)         (0.4)         (0.8)
                              -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public
    offering and
    acquisition of MCM
    Electronics...........    $38.4         $28.8         $30.6         $40.2
                              =====         =====         =====         =====

--------
  (1) Includes MCM Electronics historical financial data for the year ended March 31, 2000.

  (2) Includes MCM Electronics historical financial data for the nine months ended.

  (3) Represents the pro forma interest expense adjustment for the period from January 1, 2000 through April 14, 2000, the date of the MCM Electronics acquisition and the closing of our initial public offering.

  (4) Represents the pro forma interest expense adjustment for the period from October 1, 1999 through April 14, 2000, the date of the MCM Electronics acquisition and the closing of our initial public offering.

(g) On August 4, 2000, we completed the acquisition of substantially all of the U.S. assets of Automata. We purchased these assets in a sale approved by the United States Bankruptcy Court for the District of Delaware following Automata's petition under Chapter 11 filed in June 2000. As part of the asset purchase agreement, the stock of Automata's subsidiaries located in the United Kingdom was excluded from the transaction. The pro forma adjustment represents the exclusion of the revenues and expenses generated and recorded by these subsidiaries.

(h) Represents the amortization of the goodwill resulting from the excess of the purchase price over the net book value of the U.S. assets of Automata. Goodwill is being amortized over twenty years.

                                   DDi CORP.

                        (dollars and pounds in millions)


(i) Reflects the decrease in interest expense in connection with the Automata acquisition as follows:

                                            Nine Months   Nine Months  Latest Twleve
                               Year Ended      Ended         Ended     Months Ended
                              December 31, September 30, September 30, September 30,
                                  1999(1)      1999(2)      2000(3)       2000(4)
                              ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public offering
    and the MCM Electronics'
    acquisition.............     $38.4         $28.8         $30.6         $40.2
   Automata historical
    interest expense, net...       8.5           5.4           4.3           6.2

   Automata acquisition
    adjustments:

     Elimination of Automata
      historical interest
      expense related to the
      UK operations.........      (2.0)         (1.6)         (0.2)         (0.8)
     Elimination of Automata
      historical interest
      expense related to the
      US operations.........      (6.7)         (3.9)         (4.1)         (5.5)
                                 -----         -----         -----         -----
   Net decrease in interest
    expense.................      (8.7)         (5.5)         (4.3)         (6.3)
                                 -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public offering,
    the MCM Electronics'
    acquisition and the
    Automata acquisition....     $38.2         $28.7         $30.6         $40.1
                                 =====         =====         =====         =====

  --------
  (1) Includes Automata's historical financial data for the year ended October 2, 1999.
  (2) Includes Automata's historical financial data for the nine months ended July 3, 1999.
  (3) Represents the pro forma interest expense adjustment for the period from January 3, 2000 through August 4, 2000, the date of the Automata acquisition.
  (4) Represents the pro forma interest expense adjustment for the period from October 3, 1999 through August 4, 2000, the date of the Automata acquisition.

                                   DDi CORP.

                        (dollars and pounds in millions)


(j) Reflects the net decrease in interest expense in connection with the amendment of the Dynamic Details senior credit facility and the use of the net proceeds from our October 2000 offering of common stock to repay outstanding debt as follows:

                                           Nine Months   Nine Months  Latest Twelve
                              Year Ended      Ended         Ended     Months Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, and the
    Automata acquisition...     $38.2         $28.7         $30.6         $40.1
   Increase in pro forma
    interest and
    amortization of debt
    issuance costs related
    to the amendment of the
    Dynamic Details senior
    credit facility........       0.9           0.7           0.7           0.9
   October 2000 offering of
    common stock:
     Elimination of a
      portion of historical
      interest on the DDi
      Capital senior
      discount notes.......      (3.8)         (2.8)         (3.2)         (4.2)
     Elimination of the
      remaining historical
      interest on the DDi
      Intermediate senior
      discount notes.......      (2.5)         (1.8)         (2.2)         (2.9)
     Elimination of
      amortization of debt
      issuance costs.......      (0.1)          --           (0.1)         (0.2)
                                -----         -----         -----         -----
   Net decrease in
    historical interest
    expense from the
    October 2000 offering
    of common stock, net of
    the increase resulting
    from the amendment to
    the Dynamic Details
    senior credit
    facility...............      (5.5)         (3.9)         (4.8)         (6.4)
                                -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, the
    Automata acquisition,
    the Dynamic Details
    senior credit facility
    amendment, and the
    October 2000 offering
    of common stock........     $32.7         $24.8         $25.8         $33.7
                                =====         =====         =====         =====

                                   DDi CORP.

                        (dollars and pounds in millions)


(k) Reflects the decrease in interest expense in connection with the use of the net proceeds from our offering of common stock as follows:

                                           Nine Months   Nine Months  Latest Twelve
                              Year Ended      Ended         Ended     Months Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, the
    Automata acquisition,
    the Dynamic Details
    senior credit facility
    amendment and the
    October 2000 offering
    of common stock........     $32.7         $24.8         $25.8         $33.7
   Elimination of a portion
    of the historical and
    pro forma interest on
    the Dynamic Details
    senior credit
    facility(1)............      (6.3)         (4.7)         (4.9)         (6.5)
   Elimination of
    amortization of debt
    issuance costs(1)......      (0.4)         (0.3)         (0.3)         (0.4)
                                -----         -----         -----         -----
   Decrease in historical
    interest expense from
    our offering of common
    stock..................      (6.7)         (5.0)         (5.2)         (6.9)
                                -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, the
    Automata acquisition,
    the Dynamic Details
    senior credit facility
    amendment, the October
    2000 offering of common
    stock, and our offering
    of common stock .......     $26.0         $19.8         $20.6         $26.8
                                =====         =====         =====         =====

  --------

  (1) We have assumed for purposes of this presentation that we will use the net proceeds from this offering of common stock to repay a portion of the Dynamic Details senior credit facility. We may instead elect to repurchase all of the DDi Capital senior discount notes and a portion of the Dynamic Details senior subordinated notes. See note (e) to "Unaudited Pro Forma Consolidated Balance Sheet."

      If we elect this alternative use of the net proceeds from this offering, we would be subject to $1.7 in prepayment penalties and our pro forma interest expense, income tax benefit, and income (loss) from continuing operations would be as follows, assuming repurchase of the DDi Capital senior discount notes at accreted value and the Dynamic Details senior subordinated notes at par plus an estimated 7.5% premium. The actual repurchase prices could be higher or lower than presented below:

                                                                         Latest
                                           Nine Months   Nine Months  Twelve Months
                              Year Ended      Ended         Ended         Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
    Interest expense
     (net).................     $25.2         $19.2        $ 19.7        $ 25.7
    Income tax benefit
     (expense).............     $(0.7)        $(0.5)       $(16.0)       $(15.5)
    Income (loss) from
     continuing operations
     before extraordinary
     loss..................     $(9.0)        $(7.8)       $ 15.1        $ 12.4

                                   DDi CORP.

                        (dollars and pounds in millions)

(l) Reflects the net decrease in interest expense in connection with the use of the net proceeds from our concurrent offering of convertible subordinated notes, if it occurs, to repay outstanding debt, offset by the increase in interest expense due to the issuance of the convertible subordinated notes as follows, assuming no exercise of the over-allotment option. This offering and the note offering are not conditioned upon one another. See "Use of Proceeds."

                                           Nine Months   Nine Months  Latest Twelve
                              Year Ended      Ended         Ended     Months Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, the
    Automata acquisition,
    the Dynamic Details
    senior credit facility
    amendment and the
    October 2000 offering,
    and our offering of
    common stock...........     $26.0         $19.8         $20.6         $26.8
   Increase in pro forma
    interest related to the
    issuance of the 5.0%
    convertible
    subordinated debt......       5.0           3.8           3.8           5.0
   Amortization of debt
    issuance costs.........       0.4           0.3           0.3           0.4
   Elimination of the
    remaining historical
    and pro forma interest
    on the Dynamic Details
    senior credit
    facility(1)............      (6.0)         (4.6)         (4.6)         (6.0)
   Elimination of a portion
    of the historical
    interest on the DDi
    Capital senior discount
    notes(1)...............      (2.3)         (1.7)         (2.0)         (2.6)
   Elimination of
    amortization of debt
    issuance costs(1)......      (0.4)         (0.3)         (0.3)         (0.4)
                                -----         -----         -----         -----
   Net decrease in
    historical interest
    expense from the
    concurrent offering of
    convertible
    subordinated notes, net
    of the increase
    resulting from the
    issuance of the
    convertible debt.......      (3.3)         (2.5)         (2.8)         (3.6)
                                -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, the
    Automata acquisition,
    the Dynamic Details
    senior credit facility
    amendment, the October
    2000 offering, our
    offering of common
    stock, and our
    concurrent offering of
    convertible
    subordinated notes.....     $22.7         $17.3         $17.8         $23.2
                                =====         =====         =====         =====

  --------

  (1) We have assumed for purposes of this presentation that we will use the aggregate net proceeds from this offering and our concurrent offering of convertible subordinated notes to repay the Dynamic Details senior credit facility and repurchase a portion of the DDi Capital senior discount notes. We may instead elect to repurchase all of the DDi Capital senior discount notes, all of the Dynamic Details senior subordinated notes, and repay a portion of the Dynamic Details senior credit facility. See note (i) to "Unaudited Pro Forma Consolidated Balance Sheet."

      If we elect this alternative use of the net proceeds from this offering and our concurrent offering of convertible subordinated notes, we would be subject to $7.6 in prepayment penalties and our pro forma as adjusted interest expense, income tax benefit, and income (loss) from continuing operations would be as follows assuming repurchase of the DDI Capital senior discount notes at accreted value and the Dynamic Details senior subordinated notes at par plus an estimated 7.5% premium. The actual repurchase prices could be higher or lower than presented below:

                                                                         Latest
                                           Nine Months   Nine Months  Twelve Months
                              Year Ended      Ended         Ended         Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
    Interest expense
     (net).................     $21.3         $16.2        $ 16.7        $ 21.8
    Income tax benefit
     (expense).............     $(2.3)        $(1.7)       $(17.2)       $(17.1)
    Income (loss) from
     continuing operations
     before extraordinary
     loss..................     $(6.7)        $(6.0)       $ 16.9        $ 14.7

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

   The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 were derived from our audited consolidated financial statements that are not included in this prospectus. The selected historical consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the historical consolidated balance sheet data as of December 31, 1998 and 1999 were derived from the historical consolidated financial statements that were audited by PricewaterhouseCoopers LLP, whose report appears elsewhere in this prospectus. The selected historical financial data as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for such periods. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

                                                                                        Nine Months Ended
                                         Year Ended December 31,                          September 30,
                          ----------------------------------------------------------  -----------------------
                             1995        1996        1997        1998        1999        1999        2000
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                                (in millions, except share data)
Consolidated Statement
 of Operations Data:
Net sales...............  $     59.4  $     67.5  $     78.8  $    174.9  $    292.5  $    213.8  $     326.4
Cost of goods sold......        25.2        30.5        38.7       119.6       202.4       149.8        210.6
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Gross profit............        34.2        37.0        40.1        55.3        90.1        64.0        115.8
Operating expenses:
Sales and marketing.....         5.3         6.0         7.3        12.8        23.6        16.6         26.4
General and
 administration.........         1.8         1.9         2.1         8.4        15.3        11.2         18.5
Amortization of
 intangibles............         --          --          --         10.9        22.3        17.8         16.4
Restructuring and
 related charges(a).....         --          --          --          --          7.0         --           --
Stock compensation and
 related bonuses(b).....         --          --         31.3         --          --          --           --
Compensation to the
 former CEO.............         0.4         1.1         2.1         --          --          --           --
Write-off of acquired
 in-process research and
 development(c).........         --          --          --         39.0         --          --           --
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Operating income
 (loss).................        26.7        28.0        (2.7)      (15.8)       21.9        18.4         54.5
Interest expense, net...         0.3         9.4        25.2        37.4        46.7        35.0         33.1
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Income (loss) before
 taxes and extraordinary
 loss...................        26.4        18.6       (27.9)      (53.2)      (24.8)      (16.6)        21.4
Income tax benefit
 (expense)..............        (0.4)       (6.2)       10.9         3.5         7.4         4.4        (11.5)
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Income (loss) before
 extraordinary loss.....        26.0        12.4       (17.0)      (49.7)      (17.4)      (12.2)         9.9
Extraordinary loss......         --          --         (1.6)       (2.4)        --          --          (2.6)
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Net income (loss).......  $     26.0  $     12.4  $    (18.6) $    (52.1) $    (17.4) $    (12.2) $       7.3
                          ==========  ==========  ==========  ==========  ==========  ==========  ===========
Net income (loss)
 allocable to common
 stock..................         --          --   $    (19.7) $    (58.4) $    (31.5) $    (22.8) $       3.0
Net income (loss) per
 share of common stock
 (basic)................         --          --   $    (3.71) $    (7.68) $    (3.21) $    (2.33) $      0.11
Net income (loss) per
 share of common stock
 (diluted)..............         --          --   $    (3.71) $    (7.68) $    (3.21) $    (2.33) $      0.10
Weighted average shares
 outstanding (basic)....         --          --    5,299,600   7,607,024   9,831,042   9,797,448   27,904,918
Weighted average shares
 outstanding (diluted)..         --          --    5,299,600   7,607,024   9,831,042   9,797,448   29,408,841
Net income per common
 share (basic)(d).......  $    1,699  $    1,254         --          --          --          --           --
Net income per common
 share (diluted)(d).....  $    1,699  $    1,228         --          --          --          --           --
Weighted average shares
 outstanding
 (basic)(d).............  15,300,000   9,854,000         --          --          --          --           --
Weighted average shares
 outstanding
 (diluted)(d)...........  15,300,000  10,059,000         --          --          --          --           --
Other Financial Data:
Depreciation............  $      1.1  $      2.0  $      2.6  $      9.2  $     14.4  $     10.7  $      13.6
Amortization of deferred
 financing costs........         --          0.8         1.4         1.8         2.1         1.5          1.5
Capital expenditures....         2.9        10.2         6.6        18.0        18.2        14.2         19.4
Supplemental Data:
Adjusted EBITDA(e)......  $     28.2  $     31.2  $     33.3  $     44.1  $     66.7  $     47.7  $      85.0
Net cash from operating
 activities.............        26.1        12.2         9.1        16.7        24.8        15.2         44.1
Net cash used in
 investing activities...        (2.9)       (3.6)      (44.9)     (194.8)      (18.6)      (14.5)       (53.4)
Net cash from (used in)
 financing activities...       (26.4)       (8.9)       41.1       174.9        (7.7)       (2.2)        10.8

                                              December 31,                  September 30,
                                  ----------------------------------------  -------------
                                  1995    1996    1997     1998     1999        2000
Consolidated Balance Sheet Data:  -----  ------  -------  -------  -------  -------------
Cash and cash
 equivalents............          $ 0.5  $  0.2  $   5.4  $   2.1  $   0.6     $  2.5
Working capital.........           (2.3)   (3.5)    23.6     15.3     19.1       23.4
Total assets............           13.1    27.5    108.9    365.0    354.3      513.5
Total debt, including
 current maturities.....            2.0    94.1    273.5    466.9    476.7      402.4
Stockholders' equity
 (deficit)..............            2.5   (72.7)  (191.2)  (169.8)  (187.1)      (1.6)

--------
(a) The 1999 restructuring and related charges represent the charge recorded in December 1999 in connection with our announced consolidation of our Colorado operations into our Texas facility and the closure of our Colorado facility. The charge consists of $4.5 for severance and other exit costs and $2.5 related to the impairment of net property, plant and equipment.
(b) Represents the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
(c) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(d) Given the changes in our capital structure in connection with our recapitalization in 1997, historical earnings per share of common stock for the years ended December 31, 1995 and 1996 are not comparable to subsequent years.
(e) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                                  Nine Months
                                           Year Ended                Ended
                                          December 31,           September 30,
                                  ------------------------------ -------------
                                  1995  1996  1997   1998  1999   1999   2000
                                  ----- ----- -----  ----- ----- ------ ------
                                                 (in millions)
   EBITDA........................ $27.8 $30.1 $(0.1) $43.3 $58.6 $ 46.9 $ 84.5
   Former CEO compensation(1) ...   0.4   1.1   2.1    --    --     --     --
   Management fee(2).............   --    --    --     --    1.1    0.8    --
   Executive severance(3)........   --    --    --     0.8   --     --     --
   Stock compensation and
    bonuses(4)...................   --    --   31.3    --    --     --     --
   Restructuring and related
    charges(5)...................   --    --    --     --    7.0    --     0.5
                                  ----- ----- -----  ----- ----- ------ ------
   Adjusted EBITDA............... $28.2 $31.2 $33.3  $44.1 $66.7 $ 47.7 $ 85.0
                                  ===== ===== =====  ===== ===== ====== ======

  --------
  (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in October 1997.
  (2) Reflects elimination of the Bain management fee incurred under our Bain management agreement, which was terminated in connection with our initial public offering.
  (3) Reflects one-time severance payments to two of our executives who were terminated as a result of redundancies created by the DCI merger.
  (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
  (5) Reflects elimination of the charges recorded for the consolidation and closure of our Colorado facility. See note (a) above. The charge of $0.5 incurred in the nine months ended September 30, 2000 was recorded in cost of goods sold.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the "Selected Consolidated Financial and Other Data" section of this prospectus and our Consolidated Financial Statements and notes to those statements included elsewhere in this prospectus. The forward-looking statements in this discussion regarding the electronics manufacturing services industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

   We provide technologically advanced, time-critical electronics design, development and manufacturing services to original equipment manufacturers and other electronics manufacturing service providers. Operating through our subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited, we target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design.

   Time-critical. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales for the year ended December 31, 1999 were generated from services delivered in 10 days or less.

   Technologically advanced. Approximately 50% of our net sales during the same period involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are complex as a result of the incorporation of technologically advanced features.

   Growth rate. Our net sales have grown at a compound annual growth rate of 81% from $55.4 million for the nine months ended September 30, 1997 to $326.4 million for the nine months ended September 30, 2000, inclusive of the growth attributable to the acquisition of Colorado Springs Circuits, Inc., or NTI, in 1997, the merger with Dynamic Circuits, Inc., or DCI, in 1998 and the acquisitions of MCM Electronics, Automata and Golden Manufacturing in 2000. Prices for our products and services are predominantly a function of delivery time, complexity and overall market demand. From December 31, 1999 to September 30, 2000, our average price per printed circuit board panel has increased by 29%.

   Due to our use of debt to finance recapitalizations, acquisitions and the merger with DCI, our net interest expense increased from 1995 to 1999. In 2000, our net interest expense has decreased slightly due to the repayment of a portion of our indebtedness using the net proceeds of our initial public offering in April 2000 and our public offering of common stock in October 2000. Beginning in 1998, our results of operations have also been impacted by the amortization of intangibles resulting from the NTI acquisition and the DCI merger. In 1999, our net loss of $17.4 million reflected $46.7 million of net interest expense, $22.3 million of amortization of intangibles and a $7.0 million charge related to the Colorado consolidation. For the nine months ended September 30, 2000, our income before extraordinary loss of $9.9 million reflected $33.1 million of net interest expense and $16.4 million of amortization of intangibles. See "Unaudited Pro Forma Consolidated Financial Data."

   We recognize revenue upon shipment or, in the case of services, at the time the service is performed. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements.

   From time to time, we engage in discussions concerning prospective acquisitions.

Company History and Significant Transactions

   Our predecessor corporation was organized in 1978. In 1991, we installed new management, headed by Bruce D. McMaster, and began to focus primarily on time-critical electronics manufacturing services.

 Recapitalization

   In October 1997, we were recapitalized by investors led by Bain Capital, Celerity Partners and Chase Capital Partners, which collectively invested $62.4 million. After completing the recapitalization, investment funds associated with these entities owned stock representing approximately 72.5% of our fully-diluted equity; and our management owned stock and options representing approximately 27.5% of our fully-diluted equity.

   In connection with the recapitalization, we incurred the following nonrecurring charges:

  .  fees and interest charges on bridge loans (aggregating $14.5 million);

  . $31.3 million for the accelerated vesting of variable employee stock options and related bonuses;

  . $2.7 million for the early extinguishment of long-term debt, before income taxes; and

  .  $1.2 million for the buyout of our former CEO's employment contract.

 Colorado Facility (formerly NTI)

   In December 1997, we acquired Colorado Springs Circuits, Inc., or NTI, for approximately $38.9 million. NTI manufactured printed circuit boards requiring lead times of twenty days or more for original equipment manufacturers. At that time, the acquisition provided us with additional capacity and access to new customers.

   We accounted for the NTI acquisition under the purchase method of accounting and recorded approximately $27 million in goodwill (which is being amortized over a period of 25 years).

   We implemented in December 1999 a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility, which operated at a loss in 1999. We are currently serving a majority of the customers who were serviced by our Colorado facility out of our Texas facility. By combining our Texas and Colorado operations, we eliminated lower-margin product lines and decreased our overhead costs, and we have gained efficiency through better capacity utilization and streamlined management. We completed the consolidation of the operations on March 31, 2000.

 DCI Merger

   On July 23, 1998, we merged with Dynamic Circuits, Inc., or DCI, for an aggregate consideration paid to DCI stockholders of approximately $250 million. A portion of the consideration was paid in cash, and the balance of the consideration (approximately $73 million) was paid through the issuance of our capital stock.

   DCI provided design and manufacturing services relating to complex printed circuit boards, backpanel assemblies and electromechanical interconnect devices with operations in California, Texas, Georgia and Massachusetts. It was led by Charles D. Dimick, who became our Chairman following the merger. DCI experienced a growth in net sales of more than 67% during 1997, and its net sales for the six months ended June 30, 1998 were more than double its net sales for the six months ended June 30, 1997.

   We accounted for the DCI merger under the purchase method of accounting and recorded approximately $120 million in goodwill (which is being amortized over 20 years), approximately $60 million of identifiable intangible assets (which are being amortized over their estimated useful lives of 10 years, using an accelerated method of amortization, reflecting the relative contribution of each developed technology in periods following the acquisition date), and approximately $21 million and $4 million, respectively, of intangible assets associated with DCI's customer relationships and tradenames and assembled workforce assets (which are being amortized on a straight-line basis over their estimated useful lives of 18 years and 4 years, respectively). We also identified $39 million of acquired in-process research and development investments, which we expensed in the fourth quarter ended December 31, 1998.

   Since the DCI merger we have continued to invest in the development of the various in-process research and development technologies that existed at DCI at the time of the merger. We believe that our research and development efforts are reasonably consistent with DCI's plans at the time of the merger, inclusive of the expected post-merger total costs to complete the projects and related project development time frames, given the inherent uncertainties involved in estimating the technological hurdles of developing next-generation technologies. These investments have enabled us to market products incorporating some of the technologies included in DCI's plan. No significant adjustments have been made in the economic assumptions or expectations on which we based our merger decision.

 Initial Public Offering

   On April 14, 2000, we completed the initial public offering of our common stock. We used net proceeds of approximately $156.6 million to repay a portion of our debt and finance a portion of the MCM Electronics acquisition.

 MCM Electronics Acquisition

   On April 14, 2000, we acquired MCM Electronics Limited, headquartered in the United Kingdom, for total consideration of approximately $84 million in our common stock and cash, including repayment of some of MCM Electronics' debt and the assumption of the remainder of its debt. MCM Electronics, which has been combined with our other European operations and renamed DDi Europe Limited, focuses on the technologically advanced, time-critical segment of the electronics manufacturing industry.

   We accounted for the MCM Electronics acquisition under the purchase method of accounting. The total purchase price will be allocated to the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition. We have assessed, with the assistance of an independent appraisal firm, fair value adjustments to the intangible assets acquired, including identified intangibles such as developed technologies, a covenant not to compete and assembled workforce. Based upon the status of our valuation efforts as of September 30, 2000, a final valuation of the intangible assets has not been reflected in the accompanying consolidated financial statements. We have made a final purchase price allocation in connection with our annual audit based upon the completion of the independent appraisal and our assessment. The excess of the purchase price over the fair value of MCM's tangible net assets will be reflected as goodwill and other intangibles, and will be amortized over estimated useful lives ranging from one to twenty years.

 Automata Acquisition

   On August 4, 2000, we acquired substantially all the U.S. assets of Automata International, Inc., a Virginia-based complex printed circuit boards manufacturer, for approximately $19.5 million in cash, net of fees and expenses. For the twelve months ended July 1, 2000, these assets generated revenues of $55.6 million and an operating loss of $5.4 million. The acquisition provides additional capacity for high density, high layer count printed circuit boards and gives us a significant presence on the east coast. Since completing the acquisition, we have successfully increased average selling prices and have streamlined its operations to increase yields from approximately 50% to almost 90% per panel. In addition, we have shifted products from our other facilities to the 100,000 square foot Virginia facility to increase volume and free up capacity at our other facilities.

   Under purchase accounting, the total purchase price has been allocated to the underlying assets acquired and liabilities assumed based upon their respective fair market values at the date of acquisition. The excess of the purchase price was allocated to goodwill and is being amortized over its estimated useful life of 20 years.

Acquisition of Golden Manufacturing

   On September 15, 2000, we acquired substantially all of the assets of Golden Manufacturing, Inc., a Texas-based manufacturer of engineered metal enclosures and value-added assembly services to communications and electronics original equipment manufacturers, for approximately $14.9 million in cash, net of fees and expenses. For the twelve months ended December 31, 1999, on an unaudited basis, these assets generated approximately $13.5 million in revenues and an operating profit of $0.4 million. The acquisition, which provides us with over 70,000 square feet of production capacity, complements our existing Texas facilities by providing metal enclosure assembly capabilities for our customers.

October 2000 Common Stock Offering

   On October 16, 2000, we completed a public offering of 4,608,121 shares of our common stock. We used net proceeds of approximately $119.9 million to repay a portion of our debt and for general corporate purposes. While we evaluate acquisition opportunities from time to time, we have not yet used any of the net proceeds of the October 2000 offering for acquisitions.

Results of Operations

   The following table sets forth income statement data expressed as a percentage of net sales for the periods indicated:

                                                                Nine Months
                                          Year Ended               Ended
                                         December 31,          September 30,
                                       ---------------------   ---------------
                                       1997    1998    1999     1999     2000
                                       -----   -----   -----   ------   ------
Net sales............................  100.0 % 100.0 % 100.0 %  100.0 %  100.0 %
Cost of goods sold...................   49.1    68.4    69.2     70.1     64.5
                                       -----   -----   -----   ------   ------
Gross profit.........................   50.9    31.6    30.8     29.9     35.5
Operating expenses:
  Sales and marketing................    9.2     7.3     8.1      7.8      8.1
  General and administration.........    2.7     4.8     5.2      5.2      5.7
  Amortization of intangibles........    --      6.2     7.6      8.3      5.0
  Restructuring and related charges..    --      --      2.4      --       --
  Stock compensation and related
   bonuses...........................   39.7     --      --       --       --
  Compensation to the former CEO.....    2.7     --      --       --       --
  Write-off of acquired in-process
   research and development..........    --     22.3     --       --       --
                                       -----   -----   -----   ------   ------
Operating income (loss)..............   (3.4)   (9.0)    7.5      8.6     16.7
Interest expense (net)...............   32.0    21.4    16.0     16.4     10.1
                                       -----   -----   -----   ------   ------
Income (loss) before income taxes and
 extraordinary loss..................  (35.4)  (30.4)   (8.5)    (7.8)     6.6
Income tax benefit (expense).........   13.8     2.0     2.5      2.1     (3.5)
Extraordinary loss, net of income tax
 benefit.............................   (2.0)   (1.4)    --       --      (0.8)
                                       -----   -----   -----   ------   ------
Net income (loss)....................  (23.6)% (29.8)%  (6.0)%   (5.7)%    2.3%
                                       =====   =====   =====   ======   ======

Nine Months Ended September 30, 2000 Compared to the Nine Months Ended September 30, 1999

   Net sales increased $112.6 million (53%) to $326.4 million for the nine months ended September 30, 2000, from $213.8 million for the same period in 1999. During the nine months ended September 30, 2000, our integration of our acquisitions contributed $51.3 million to our net sales. Excluding the acquisitions, our net sales increased $61.3 million (29%), resulting from the production of more complex and larger panels, which increased the average sales price per panel.

   Gross profit increased $51.8 million (81%) to $115.8 million for the nine months ended September 30, 2000, from $64.0 million for the same period in 1999. The increase resulted primarily from the addition of the MCM Electronics, Golden Manufacturing and Automata facilities, which in the aggregate contributed $17.5 million to the increase. The balance resulted from the higher level of sales and an improvement in manufacturing yields in our pre-production operations.

   Sales and marketing expenses increased $9.8 million (59%) to $26.4 million for the nine months ended September 30, 2000, from $16.6 million for the same time period in 1999. The increase is due to the inclusion of MCM Electronics' results for part of the period, the growth in our sales force to accomodate existing and anticipated near-term increases in customer demand and related variable expenses due to our increased sales volume.

   General and administrative expenses increased $7.3 million (65%) to $18.5 million for the nine months ended September 30, 2000, from $11.2 million for the same period in 1999. The increase in expenses is attributable to the inclusion of MCM Electronics' expenses, higher staffing costs and other back-office expenditures to support our growth, partially offset by the elimination of management fees in connection with the termination of a management agreement at the time of our initial public offering.

   Amortization of intangibles decreased $1.4 million (8%) to $16.4 million for the nine months ended September 30, 2000, from $17.8 million for the same period in 1999. The decrease is due to the use of accelerated amortization methods with regard to certain identifiable intangibles, partially offset by amortization attributable to the acquisition of MCM Electronics.

   Net interest expense decreased $1.9 million (5%) to $33.1 million for the nine months ended September 30, 2000, from $35.0 million for the same period in 1999. The decrease is due to the repayment of a portion of our subsidiaries' indebtedness in connection with our initial public offering in April 2000, offset by increased interest expenses due to the assumption of debt in connection with the acquisitions of MCM Electronics and Golden, the impact of discount accretion on the DDi Capital senior discount notes and an increase in interest rates applicable to the Dynamic Details senior credit facility.

   Income taxes increased $15.9 million to a tax expense of $11.5 million for the nine months ended September 30, 2000, from a tax benefit of $4.4 million for the same period in 1999. The increase reflects a higher level of taxable income earned during the period and the acquisition of MCM Electronics, which generated $1.7 million in tax expense for the nine months ended September 30, 2000. Provisions for income taxes are based upon our expected effective tax rate in the respective fiscal year.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

   Net sales increased $117.6 million (67%) to $292.5 million in 1999, from $174.9 million in 1998. Of this increase, $31.0 million resulted from internal sales growth. The balance resulted from the inclusion in 1999 of a full year of DCI sales. Sales growth accelerated in the second half of 1999 as our production of more complex and larger panels increased average sales price per panel. On a pro forma basis giving effect to the DCI merger, net sales increased by over 25% for the six months ended December 31, 1999 as compared to the corresponding six months in 1998.

   Gross profit increased $34.8 million (63%) to $90.1 million in 1999, from $55.3 million in 1998. The increase resulted from the merger with DCI, which contributed $32.8 million to the increase. Partially offsetting this increase was a $0.6 million gross loss in our Colorado facility in 1999 due to a decrease in panel production in that operation, compared to a $1.6 million gross profit in that facility in 1998. We announced our plan to close the Colorado facility in December 1999. See "--Company History and Significant Transactions--Colorado Facility (formerly NTI)." We experienced increased pricing pressure early in the first quarter of 1999, with increased competition following the slowdown in Asian markets in late 1998. Pricing stabilized late in the first quarter of 1999 and has recovered strongly through the remainder of 1999.

   Sales and marketing expenses increased $10.8 million (84%) to $23.6 million in 1999, from $12.8 million in 1998. The increase is due to the inclusion of DCI's results for the full year ended December 31, 1999 (approximately $5.9 million), growth in our sales force to accommodate existing and anticipated near-term increases in customer demand (approximately $3.5 million), and an increase in commissions and other variable expenses relating to our increased sales volume (approximately $1.4 million).

   General and administration expenses increased $6.9 million (82%) to $15.3 million in 1999, from $8.4 million in 1998. The increase is due to the inclusion of DCI's results for the full year ended December 31, 1999 (approximately $4.9 million), an increase in staffing and other back-office expenditures to support growth in our design operations and the company as a whole (approximately $1.7 million) and an increase in fees under the management agreement with an affiliate of Bain Capital, Inc. (approximately $1.1 million). Partially offsetting these increases was a non-recurring charge of approximately $0.8 million recorded in 1998, representing severance-related costs for executives terminated as a result of the DCI merger.

   Amortization of intangibles increased $11.4 million (105%) to $22.3 million in 1999, from $10.9 million in 1998. The merger with DCI accounts for $11.2 million of this increase.

   Restructuring and related charges were $7.0 million in 1999, representing one-time costs incurred in connection with our decision to close our Colorado facility. These charges consist of $4.5 million for severance and other exit costs and $2.5 million of costs related to the impairment of net property, plant and equipment. See Note 15 to our consolidated financial statements for further information about these charges.

   Write-off of acquired in-process research and development totaled $39.0 million in 1998. This charge represents the appraised value of the in-process research and development component of the total purchase price paid in the DCI merger. See Note 14 to our consolidated financial statements for further information about this charge. There was no comparable expense in 1999.

   Net interest expense increased $9.3 million (25%) to $46.7 million, from $37.4 million in 1998. The increase in net interest expense is attributable to the increased level of borrowings in connection with the merger with DCI.

   The income tax benefit was $7.4 million in 1999, as compared to a benefit of $3.5 million in 1998. The difference between the effective tax rate and the statutory federal tax rate of 35% is attributable to the acquired in-process research and development charge recorded in 1998 and goodwill amortization in each period. As these expenses are non-deductible, no related income tax benefit is recorded. Due to the consolidation of our Colorado and Texas operations and the closure of our Colorado facility in December 1999, we believe that a portion of our Colorado net operating loss carryforwards may not be realized. Accordingly, a valuation allowance was established in 1999 for deferred income tax benefits related to these carryforwards. See Note 12 to our consolidated financial statements for a reconciliation of the tax benefit recorded in each period to the corresponding amount of income tax determined by applying the U.S. Federal income tax rate to the loss before income taxes and for additional information relating to our Colorado net operating loss carryforwards.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

   Net sales increased $96.1 million (122%) to $174.9 million in 1998 from $78.8 million in 1997. The facilities that we and our predecessors operated achieved internal sales growth of approximately $8 million, caused by a 13% increase in the average panel selling price realized at our Anaheim facility which was driven by a demand for higher layer count and more technologically advanced printed circuit boards; and growth in volume of units shipped attributable to increased demand from contract manufacturing customers. The balance of the sales growth resulted from the acquisition of NTI and the merger with DCI.

   Gross profit increased $15.2 million (38%) to $55.3 million in 1998 from $40.1 million in 1997. The increase resulted from the acquisition of NTI and the merger with DCI, which added $1.6 million and $14.2 million, respectively, to gross profit. Partially offsetting these increases were costs of $0.7 million incurred in 1998 related to our newly formed design centers. The decline in gross profit as a percent of net sales to 32% in 1998 from 51% in 1997 resulted from the acquisition of the pre-production and assembly facilities attributable to the DCI merger and NTI acquisition. NTI historically had lower margins than our other operations.

   Sales and marketing expenses increased $5.5 million (75%) to $12.8 million in 1998, from $7.3 million in 1997. The increase is due to the acquisition of NTI and the merger with DCI, which added $1.4 million and $4.2 million, respectively, to sales and marketing expenses. Such increases reflect the inclusion of NTI's results for the full year ended December 31, 1998 and DCI's results following the date of the DCI merger.

   General and administration expenses increased $6.3 million (300%) to $8.4 million in 1998, from $2.1 million in 1997. The increase is due to the acquisition of NTI and the merger with DCI, which added $1.9 million and $3.9 million, respectively, to general and administration expenses. Included in these increases is approximately $0.8 million accrued in 1998 for severance-related costs for certain employees of these divisions. Such increases reflect the inclusion of NTI's results for the full year ended December 31, 1998 and DCI's results following the date of the DCI merger.

   Amortization of intangibles of $10.9 million in 1998 resulted from the acquisition of NTI in December 1997 and the merger with DCI in July 1998. The amortization of goodwill from the acquisition of NTI in 1997 was immaterial.

   Write-off of acquired in-process research and development totaled $39.0 million in 1998. This charge represents the appraised value of the in-process research and development component of the total purchase price paid in the DCI merger. See Note 14 to our consolidated financial statements for further information about this charge.

   Interest expense (net) increased $12.2 million (48%) to $37.4 million in 1998, from $25.2 million in 1997. The increase in interest expense was due to an increase in the level of borrowings in connection with the recapitalization, the acquisition of NTI and the merger with DCI.

   The income tax benefit was $3.5 million in 1998 as compared to a benefit of $10.9 million in 1997. In 1998, the difference between the effective tax rate and the statutory federal income tax rate of 35% is attributable to the non-deductible acquired in-process research and development charge, for which no income tax benefit is recorded. See Note 12 to our consolidated financial statements for a reconciliation of the tax provision (benefit) recorded in each period to the corresponding amount of income tax determined by applying the U.S. Federal income tax rate to income (loss) before income taxes.

   In both 1998 and 1997, we recorded losses on the early extinguishment of debt resulting from the write-off of unamortized debt issue costs. The early extinguishment of debt in 1997 resulted from the recapitalization and the NTI acquisition. The extinguishment in 1998 resulted from the DCI merger. These losses are presented as extraordinary losses, net of related income tax benefit.

Quarterly Financial Information

   The following table presents selected quarterly financial information for each of the eleven quarters ended September 30, 2000. This information is unaudited but, in our opinion, reflects all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of this information in accordance with generally accepted accounting principles. These quarterly results are not necessarily indicative of future results.

                                                          Three Months Ended
                 -----------------------------------------------------------------------------------------------------
                 Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,
                   1998     1998     1998      1998     1999     1999     1999      1999     2000     2000     2000
                 -------- -------- --------- -------- -------- -------- --------- -------- -------- -------- ---------
                                                        (in millions)
Net sales.......  $28.3    $26.3     $61.2    $59.1    $59.2    $71.7     $82.9    $78.7    $75.3    $101.5   $149.6
Cost of goods
 sold...........   16.4     16.1      41.6     45.5     42.0     50.4      57.4     52.6     49.0      66.5     95.1
                  -----    -----     -----    -----    -----    -----     -----    -----    -----    ------   ------
Gross profit....  $11.9    $10.2     $19.6    $13.6    $17.2    $21.3     $25.5    $26.1    $26.3    $ 35.0   $ 54.5
                  =====    =====     =====    =====    =====    =====     =====    =====    =====    ======   ======

   The quarterly financial information is presented on an actual historical basis, not on a pro forma basis for the DCI merger or any of our acquisitions. The decline in net sales and gross profit in the three months ended December 31, 1998 compared with the previous three months is the result of a decrease in average sales price per printed circuit board panel resulting from a decline in international demand caused by the Asian financial crisis in the second half of 1998. The decline in net sales for the three months ended December 31, 1999 compared to the three months ended September 30, 1999 is the result of seasonality and a slowdown in purchase orders related to concerns about the Year 2000 issue. Gross profit in the same period increased due to an increase in the average price per panel.

Liquidity and Capital Resources

   As of September 30, 2000, cash and cash equivalents were $2.5 million, compared to $0.6 million as of December 31, 1999. Our principal sources of liquidity are cash provided by operations and borrowings under various debt agreements. Our principal uses of cash have been to finance mergers and acquisitions, meet debt service requirements, and finance capital expenditures. We anticipate that these uses, including acquisition opportunities currently under review, will continue to be our principal uses of cash in the future.

   Net cash provided by operating activities for the years ended December 31, 1999, 1998 and 1997 was $24.8 million, $16.7 million and $9.1 million, respectively. Net cash provided by operating activities for the nine months ended September 30, 2000 and 1999 was $44.1 million and $15.2 million, respectively. Fluctuations in net cash provided by operating activities are attributable to increases and decreases in our net income before non-cash charges and normal fluctuations in working capital. In 1997, however, net cash provided by operating activities was reduced by a $10.0 million cash bonus paid as part of the stock compensation expenses incurred in connection with a recapitalization.

   Net cash used in investing activities for the years ended December 31, 1999, 1998 and 1997 was $18.6 million, $194.8 million and $44.9 million, respectively. Net cash used in investing activities for the nine months ended September 30, 2000 and 1999 was $53.4 million and $14.5 million, respectively. These activities consist of capital expenditures in each period and cash of $38.9 million used in the acquisition of NTI in 1997, $178.7 million used in the merger with DCI in 1998, $2.3 million used in the acquisition of MCM Electronics, $19.8 million used in the acquisition of Automata and $11.9 million used in the acquisition of Golden Manufacturing (see Note 14 to our consolidated financial statements).

   Our capital expenditures were $18.2 million, $18.0 million and $6.6 million in 1999, 1998 and 1997, respectively and $19.4 million and $14.2 million for the nine months ended September 30, 2000 and 1999, respectively. Of these amounts, approximately $2.1 million and $0.6 million were incurred in 1998 and 1997, respectively, under capital lease obligations. We anticipate capital expenditures for 2001 will be consistent with 2000 levels.

   Net cash provided by (used in) financing activities for the years ended December 31, 1999, 1998 and 1997 was $(7.7) million, $174.9 million and $41.1 million, respectively. Net cash provided by (used in) financing activities for the nine months ended September 30, 2000 and 1999 was $10.8 million and $(2.2) million. Our principal financing activities for the nine months ended September 30, 2000 were repayment of existing debt using net proceeds from our initial public offering. Our principal financing activities in 1999 included payments of debt, capital lease and note obligations and the generation of net proceeds from the restructuring of our interest rate exchange agreements (see Note 8 to our consolidated financial statements). Our principal financing activities in 1998 included repayment of existing debt facilities and borrowings on new debt facilities in connection with the merger with DCI. Our principal financing activities in 1997 included increased borrowings, distributions to shareholders and shareholder transactions in connection with a recapitalization.

   As of September 30, 2000, we had long-term borrowings of approximately $378.5 million. Our principal U.S. operating subsidiary, Dynamic Details, Incorporated, has a $45.0 million revolving credit facility. As of September 30, 2000, we had borrowings of $9.5 million outstanding under the revolving credit facility and had $0.7 million reserved against the facility for a letter of credit. In October 2000, Dynamic Details entered into an amendment to the Dynamic Details senior credit facility which permits a $30 million incremental borrowing facility. The minimum principal payment obligation under the Dynamic Details senior credit facility is $9.2 million for the twelve months ended September 30, 2001. No other debt instruments require minimum principal repayments during such period. We intend to use the proceeds of this offering to repay some of our debt.

   The Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes, the DDi Capital senior discount notes and the DDi Europe Facilities Agreement are described below in "Description of Indebtedness."

   Based on our current level of operations, we believe that cash generated from operations, available cash and amounts available under our senior credit facility will be adequate to meet the debt service requirements, capital expenditures and working capital needs of our current operations for at least the next twelve months, although no assurance can be given in this regard. We may require additional financing if we decide to consummate additional acquisitions. If we complete a concurrent offering of convertible subordinated notes and do not replace our Dynamic Details senior credit facility, we expect to amend that facility to permit the payment of dividends to us to service the convertible subordinated notes.

Quantitative and Qualitative Disclosure Relating to Market Risks

 Interest Rate Risk

   The Dynamic Details senior credit facility and the DDi Europe facilities agreement each bears interest at a floating rate; our Dynamic Details senior subordinated notes and DDi Capital senior discount notes bear interest at fixed rates. We reduce our exposure to interest rate risks through swap agreements. In June 1999, we terminated our then existing interest rate swap agreements and entered into replacement agreements. At that time, we realized $5.6 million from the termination of the existing swap agreements (which will be amortized through January 2002 as a reduction to interest expense) and $0.5 million from entering into the new agreements (which will be amortized though April 2005 as a reduction to interest expense). In conjunction with this offering, we intend to evaluate our interest rate exposure from our remaining debt and will modify the terms of our interest rate exchange agreements to ensure they remain an effective cash flow hedge for our variable rate debt.

   Under the terms of our current swap agreements, we pay a maximum annual rate of interest applied to a notional amount equal to the principal balance of the term facility portion of the Dynamic Details senior credit facility for the period June 30, 1999 through December 31, 2001. During this period, our maximum annual rate is 5.65% for a given month through December 31, 2000 and is 5.75% for a given month from January 1, 2001 through December 31, 2001, unless one-month LIBOR for that month equals or exceeds 7.00%, in which case we pay 7.00% for that month. From January 1, 2002 through the scheduled maturity of the senior term facility in 2005, we pay a fixed annual rate of 7.35% applied to a notional amount equal to 50% of the principal balance of the senior term facility during that period. The term loan facility portion of the Dynamic Details senior credit facility bears interest based on one-month LIBOR. As of September 30, 2000, one-month LIBOR was 6.62%. If one-month LIBOR increased by 10% to 7.28%, interest expense related to the term loan facility portion would increase by approximately $1 million over the twelve months ending September 30, 2001. Since the increased rate would exceed 7.00%, that increase in interest expense would be offset by approximately $0.4 million in payments we would be entitled to receive under the Dynamic Details swap agreement.

   The Dynamic Details revolving credit facility bears interest at 1.75% per annum plus the applicable LIBOR or 1.25% per annum plus the federal reserve reported overnight funds rate plus 0.5% per annum. As of September 30, 2000, we had an outstanding balance of $9.5 million under our Dynamic Details revolving credit facility. Based upon our anticipated utilization of our revolving credit facility through the three months ending March 31, 2001, a 10% change in interest rates as of December 31, 2000 is not expected to materially affect our interest expense to be incurred on this facility during such period.

   Under the terms of our current swap agreements, we pay a maximum annual rate of interest equal to 6.92% applied to fixed amounts of debt under the DDi Europe swap agreement through September 2002. As of June 30, 2000, the swap covers approximately 80% of the outstanding debt under the DDi Europe facilities agreement. If we were to borrow the full amount available on the DDi Europe facilities agreement, the fixed amounts of debt per the swap agreement would cover approximately 70% of the outstanding debt. The DDi Europe facilities agreement bears interest based on three-month LIBOR. As of September 30, 2000, three-month LIBOR was 6.81%. If three-month LIBOR increased by 10% to 7.49%, interest expense related to the term loan facility would increase by approximately $0.2 million. That increase in interest expense, however, would be offset by approximately $0.2 million in payments we would be entitled to receive under the DDi Europe swap agreement.

   In October 2000, in connection with our public offering of common stock, we elected to terminate and concurrently replace an existing interest rate agreement. The replacement of the swap agreement does not affect interest rate risk (see Note 20 to the consolidated financial statements).

   A change in interest rates would not have an effect on the interest expense to be incurred on the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes because each of these instruments bears a fixed rate of interest.

 Foreign Currency Exchange Risk

   With our acquisition of MCM Electronics, we now have operations in the United Kingdom. The sales and expenses and financial results of those operations are denominated in British pounds. We have foreign currency translation risk equal to our net investment in those operations. However, since nearly all of our sales are denominated in each operation's local currency, we have relatively little exposure to foreign currency transaction risk with respect to sales made. Therefore, the effect of an immediate 10% change in exchange rates would not have an impact on our operating results over the twelve-month period ending September 30, 2001. We do not use forward exchange contracts to hedge exposures to foreign currency denominated transactions and do not utilize any other derivative financial instruments for trading or speculative purposes.

 Impact of Inflation

   We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

 Risks Associated with Intangible Assets

   As of September 30, 2000, our consolidated balance sheet reflected $267.7 million of intangible assets, a substantial portion of our total assets at such date. The intangible assets consist of goodwill and other identifiable intangibles relating to the DCI merger and our recent acquisitions. The balances of these intangible assets may increase in future periods, principally from the consummation of further acquisitions. Amortization of these additional intangibles would, in turn, have a negative impact on earnings. In addition, we continuously evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our intangible assets, which could have a material adverse effect on our results during the periods in which such a reduction is recognized. There can be no assurance that we will not be required to write down intangible assets in future periods.

Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for reporting and disclosure of comprehensive income and its components. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required. Through December 31, 1999, we have no elements which give rise to reporting comprehensive income. For the nine months ended September 30, 2000, we reported comprehensive income which consisted of net income less foreign currency translation adjustment of $4.2 million.

   In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 modifies the disclosure requirements for reportable operating segments. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required unless deemed impractical. This pronouncement has had no significant impact on our reporting practices since its adoption; and until such time that we diversify our operations, management believes such pronouncement will not be applicable.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for us beginning with our fiscal quarter ending March 31, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would require us to reflect the fair value of our derivative instruments (see Note 8 to our consolidated financial statements) on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for SFAS No. 133. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133 and is therefore effective for us beginning with our fiscal quarter ending March 31, 2001.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"),"Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. We have adopted SAB 101 and it did not have a material impact on our financial position or results of operations.

                                    BUSINESS

Overview

   We provide technologically advanced, time-critical electronics design, development and manufacturing services to original equipment manufacturers and other providers of electronics manufacturing services. Operating through our primary operating subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited, we target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design.

   Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment. The technologically advanced, time-critical segment of the electronics manufacturing services industry in which we operate is characterized by rapid growth, high margins and significant customer diversity.

   Our predecessor corporation was established in 1978. In 1991, new management, led by our President and Chief Executive Officer, Bruce D. McMaster, began to focus primarily on the time-critical segment of the electronics manufacturing services industry. In January 1996, we were recapitalized by Chase Manhattan Capital, LLC and its affiliates. In October 1997, we were recapitalized again by investors led by Bain Capital, Inc., Celerity Partners, L.L.C. and Chase Capital Partners.

   In July 1998, we merged with Dynamic Circuits, Inc., or DCI. DCI, led by our current Chairman, Charles D. Dimick, was primarily a manufacturer of complex printed circuit boards and related components based in Silicon Valley and with additional facilities in Texas, Georgia and Massachusetts.

   On April 14, 2000, we closed our initial public offering and acquired MCM Electronics Limited, based in the United Kingdom. MCM Electronics has been combined with our other European operations and does business as DDi Europe Limited. On August 4, 2000, we acquired substantially all of the assets of Automata International, Inc., located in northern Virginia. On September 15, 2000, we acquired substantially all the assets of Golden Manufacturing, Inc., located in Garland, Texas. On October 16, 2000, we completed an additional public offering of our common stock.

Industry Background

   Electronics manufacturing services, or EMS, companies provide a range of services to electronics original equipment manufacturers, or OEMs. The EMS industry is growing rapidly, and industry revenues have increased from approximately $22 billion in 1993 to approximately $101 billion in 2000. Technology Forecasters, Inc. expects industry revenues to grow at approximately 27% annually to approximately $260 billion in 2004. Industry growth is fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. In 2000, approximately 13.1% of the cost of goods sold by electronics OEMs was attributable to components and products outsourced to EMS providers. Technology Forecasters expects this percentage to reach 25.9% by 2004.

   Electronics manufacturing services were historically labor-intensive functions outsourced by OEMs to obtain additional capacity during periods of high demand and initially consisted mainly of printed circuit board assembly. Early EMS providers acted essentially as subcontractors, providing production capacity on a transactional basis. With advances in process technology, EMS providers developed additional capabilities and were able both to improve quality and to reduce OEMs' costs. Over time, OEMs came to rely on EMS providers to perform a broader array of manufacturing services, including design and development activities. In recent years, EMS providers have expanded their range of services to encompass design, product development, packaging and distribution and overall supply chain management.

   By using EMS providers, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service. Outsourcing allows OEMs to take advantage of the manufacturing expertise, advanced technology and capital investment of EMS providers, to achieve overall cost benefits and to enhance their competitive position by:

  .  reducing time to market and time to volume production;

  .  reducing operating costs and invested capital;

  .  improving supply chain management;

  .  focusing their resources on core competencies;

  .  accessing advanced manufacturing capabilities and process technologies;
     and

  .  improving access to global markets.

   We believe the fast-growing communications and networking equipment industries represent large and attractive markets for electronic manufacturing services. These industries are characterized by increasingly rapid product introductions driven by, among other factors, the demand for network infrastructure to handle increased voice and data traffic created by the Internet. Communications equipment manufacturers are at a relatively early stage of the outsourcing trend, and Technology Forecasters, Inc. predicts these manufacturers will double their use of EMS providers, such as ourselves, between 2000 to 2004 for design, development and manufacturing services.

The DDi Customer Solution

   We engineer technologically advanced materials for our customers within extremely short turnaround times, which distinguishes us from traditional electronics manufacturing service providers and provides our customers with a competitive advantage in delivering their new products to market quickly. Our customers benefit from the following components of the DDi customer solution:

  . Time-critical Service. Based on industry data, we believe we are one of the largest providers of quick-turn complex printed circuit boards in the United States. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales in 1999 were generated from services delivered in 10 days or less.

  . Advanced Technology. Our focus on time-critical design, development and manufacturing services requires our engineers to remain on the cutting edge of electronics technology, and our customers benefit from the expertise we have developed as they seek to introduce new products. Approximately 50% of our net sales in 1999 involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are complex as a result of the incorporation of other technologically advanced features.

  . Proactive Sales Force. Our knowledgeable and innovative sales force, based in Silicon Valley, enables our current and prospective customers to understand and exploit the wide range of services provided by our facilities across the country. Our salespeople helped us achieve a net increase of approximately 100 customers during the nine months ended September 30, 2000, exclusive of acquisitions.

  . Relationships with Research and Development Personnel. In many cases, we have design engineers stationed on-site in our customers' product development divisions. As a result, we help our customers develop workable technical solutions to their concepts for next generation products.

  . Experienced and Incentivized Management. Our management team, led by Charles D. Dimick and Bruce D. McMaster, collectively has more than 100 years of experience in the electronics manufacturing services industry. Assuming the over-allotment option is not exercised, our executive officers will beneficially own approximately 7.6% of our common stock outstanding after this offering.

   We believe that these attributes allow us to consistently meet and exceed our customers' expectations and that, as a result, we will continue to attract leading original equipment manufacturers and other providers of electronics manufacturing services as customers.

Our Strategy

   Our goal is to be the leading provider of technologically advanced, time-critical electronics manufacturing services. To achieve this goal, we will:

   Continue our Focus on the Fast-Growing Communications and Networking Equipment Industries. We focus our marketing efforts on the fast-growing communications and networking equipment industries, and target established original equipment manufacturers, emerging providers of next-generation technology and electronics manufacturing service providers serving these industries. The communications and networking equipment industries represented approximately 60% of our net sales for the nine months ended September 30, 2000.

   Capitalize on our Strong Customer Relationships and Design Expertise to Participate in Future Product Introductions and Further Outsourcing
Programs. We have served established original equipment manufacturers for many years, through multiple product generations. We have positioned ourselves as a strategic partner in our customers' new product initiatives by focusing on direct relationships with our customers' research and development personnel. As a result, we have developed expertise and gained knowledge of our customers' new product design programs, all of which position us as a preferred service provider for future product generations.

   Strengthen our Technology and Process Management Leadership in the Time-Critical Segment of the Electronics Manufacturing Services Industry and Continue to Improve Quality and Delivery Times by Incorporating Emerging Technologies and Consistently Refining our Manufacturing Processes. We have consistently been among the earliest users of new developments in printed circuit board design, development and manufacturing and are continuously incorporating new technology into our manufacturing processes in order to further improve quality and reduce delivery times. Because we concentrate on cutting-edge methods, we have the ability to service emerging providers of next-generation technology. This ability allows us to build customer relationships with companies with the potential for significant growth and enables us to provide these cutting-edge methods to customers accustomed to more traditional methods. We have developed process management expertise over time and are continuously enhancing our ability to quickly adapt design and production facilities on demand to serve time-critical customer needs. We believe this expertise and ability position us as an industry leader in providing flexible and responsive technologically advanced, time-critical services.

   Pursue Acquisition Opportunities, Including Asset Divestitures by Original Equipment Manufacturers. We have actively pursued acquisitions to enhance our service offerings, expand our geographic presence and increase our production capabilities. An increasing number of original equipment manufacturers are divesting their production capabilities as an integral part of their manufacturing strategy. We have completed three acquisitions in 2000: MCM Electronics, Automata and Golden Manufacturing. We intend to continue to pursue strategic acquisition opportunities, including asset divestitures by original equipment manufacturers, that we believe will complement our internal growth.

   Leverage our Leadership in Quick-Turn Design and Manufacturing Services to Further Expand Our Assembly Operations and Other Value-Added Services. As a quick-turn design and manufacturing service provider, we gain early access to our customers' product development processes, giving us the opportunity to leverage the provision of our design services into providing other value-added services including assembly of printed circuit boards and other electronic components and total system assembly and integration of electronics products. We predominantly use these additional capabilities in our customers' new product development programs to enable them to further reduce their time to market and overall cost.

   Expand our International Presence to Better Serve the Needs of Customers Seeking to Outsource Their Worldwide Design and Manufacturing Activities. We serve a growing number of European customers from DDi Europe's four U.K. facilities. We believe that the European and Asian markets offer significant growth opportunities as large electronics equipment manufacturers are increasing their global distribution and are seeking electronics manufacturing service providers with the ability to operate in multiple markets.

Our Services

   We provide a suite of value-added, integrated services, used by our customers predominantly in the development of new products, including:

   On-campus and In-the-field Design of Complex Printed Circuit Boards. We target our design and development engineering services primarily at the earliest stages of the new product development process. We provide design and engineering assistance early in new product development to ensure that both mechanical and electrical considerations are integrated into a cost-effective manufacturing solution. We design and develop printed circuit boards that meet or exceed established operating parameters for new products. In doing so, we often recommend and assist in implementing design changes to reduce manufacturing costs and lead times, increase manufacturing yields and improve the quality of the finished product.

   Printed circuit boards are the basic platforms used to interconnect electronic components and can be found in virtually all electronic products, including consumer electronics, computers and automotive, telecommunications, industrial, medical, military and aerospace equipment. Printed circuit boards used in consumer electronic products are generally less technologically sophisticated, employing lower layer counts and requiring less manufacturing sophistication than printed circuit boards used in high-end commercial equipment. Communications and networking equipment manufacturers require more complex multi-layer interconnections with advanced materials.

   Time-critical Development and Fabrication of Prototype Complex Printed Circuit Boards. Our time-critical, or quick-turn, services are used in the design, test and launch phases of new electronics product development and are generally delivered within 10 to 20 days or in as little as 24 hours. Larger volumes of printed circuit boards are needed as a product progresses past the testing, design and pre-production phases. The advanced design, development and manufacturing technologies we employ facilitate quick-turn production of complex, multi-layered printed circuit boards utilizing technologically-advanced methods. See "Technology, Development and Processes." Our ability to provide these services on a quick-turn and longer lead-time delivery basis involves working closely with customers from the initial design of new products through development and launch.

   Assembly of Printed Circuit Boards, Backpanels and Other Components of Electronics Products. We assemble printed circuit boards, backpanels, card cages and wire harnesses on a low volume, quick-turn basis. Backpanels are large printed circuit boards, and card cages and wire harnesses integrate wires with connectors and terminals to transmit electricity between two or more points. As the electronics industry has worked to increase component speed and performance, the design of these components has become more integrated. We have responded to this trend and provide these additional assembly services to complement our design and development capabilities.

   Assembly and Integration of Our Customers' Complete Systems and Products. We provide full system assembly services, predominantly for products in development by original equipment manufacturers. These services require logistical capabilities and supply chain management to rapidly acquire components, assemble prototype products, perform complex testing and deliver products to the customer.

Our Customers and Markets

   We believe that we have one of the broadest customer bases in the electronics manufacturing services industry. As of September 30, 2000 we had more than 1,900 original equipment manufacturers and electronics manufacturing services customers representing a wide range of end-user markets. Our customers principally consist of leading communications and networking equipment and computer companies, as well as medical, automotive, industrial and aerospace equipment manufacturers. During the nine months ended September 30, 2000, sales to our largest customer, Alcatel, accounted for less than 10% of our net sales, and sales to our ten largest customers accounted for approximately 39% of our net sales. We have been successful at retaining customers and have worked with our three largest customers since 1991.

   Approximately 80% of our net sales are made to original equipment manufacturers, and the remainder are to electronics manufacturing service providers. The following table shows, for the periods indicated, the percentage of our sales in each of the principal end-user markets we served for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2000.

                                             Year Ended
                                            December 31,
                                           ----------------  Nine Months Ended
End-User Markets                           1997  1998  1999  September 30, 2000
----------------                           ----  ----  ----  ------------------
Communications and networking equipment..   34%   53%   55%          59%
Computer and peripherals.................   45    24    21           25
Medical, automotive, industrial and test
 instruments.............................    6    11     9            4
Aerospace equipment......................    6     3     2            2
Other....................................    9     9    13           10
                                           ---   ---   ---          ---
  Total..................................  100%  100%  100%         100%
                                           ===   ===   ===          ===

   The following table indicates, for the year ended December 31, 1999, our largest original equipment manufacturers, or OEMs, and electronics manufacturing services, or EMS, customers in terms of net sales, in alphabetical order, and the primary end products for which we provided our services.

OEM Customers              End Products
-------------              ------------
Alcatel................... Communications switching and transmission equipment, networking equipment
Ericsson.................. Communications equipment
IBM....................... Network servers
Intel..................... Personal computers
Marconi Communications.... Communications switching and transmission equipment, networking equipment
EMS Customers              End Products
-------------              ------------
Celestica................. Communications and computing equipment
Jabil..................... Communications and computing equipment
Solectron................. Communications and computing equipment

Technology, Development and Processes

   We maintain a strong commitment to research and development and focus our efforts on enhancing existing capabilities as well as developing new technologies. Our close involvement with our customers in the early stages of their product development positions us at the leading edge of technical innovation in the design of quick-turn and complex printed circuit boards. Our staff of approximately 300 experienced engineers, chemists and laboratory technicians works in conjunction with our sales staff to identify specific needs and develop innovative, high performance solutions to customer issues. This method of product development allows customers to augment their own internal development teams while providing us with the opportunity to gain an in-depth understanding of our customers' businesses and enabling us to better anticipate and serve their future needs.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. In recent years, the trend in the electronics equipment industry has been to increase speed and performance of components while at the same time reducing their size. This trend requires increasingly complex printed circuit boards with higher densities. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In the last three years we have made substantial investments in equipment and technology to meet these needs and maintain our competitive advantage.

   We believe the highly specialized equipment we use is among the most advanced in our industry. We provide a number of advanced technologies, including:

  . Laser Direct Imaging. Laser direct imaging is a new process that allows us to increase board density through the use of increasingly small and accurate laser technology.

  . Microvias. Microvias are small holes, or vias, generally created with lasers employing depth control rather than mechanical drills, through which printed circuit board layers are interconnected. Microvias generally have diameters between .001 and .005 inches.

  . Blind or Buried Vias. Blind or buried vias are small holes which interconnect inner layers of high layer-count printed circuit boards.

  . Ball Grid Arrays. A ball grid array is a method of mounting an integrated circuit or other component to a printed circuit board. Rather than using pins, also called leads, the component is attached with small balls of solder at each contact. This method allows for greater component density and is used in printed circuit boards with higher layer counts.

  . Flip Chips. Flip chips are structures that house circuits which are interconnected without leads. They are utilized to minimize printed circuit board surface area when compact packaging is required.

  . Multichip Module-Laminates. Multichip module-laminates are a type of printed circuit board design that allows for the placement of multiple integrated circuits or other components in a limited surface area.

  . Advanced Substrates. Advanced substrates are a recent generation of printed circuit board materials that enable the use of ball grid arrays, flip chips and multichip module laminates. They are used for products requiring high-frequency transmission and have thermal properties superior to standard materials.

   We are qualified under various industry standards, including Bellcore compliance for communications products and UL (Underwriters Laboratories) approval for electronics products. In addition, all of our production facilities are ISO-9002 certified. These certifications require that we meet standards related to management, production and quality control, among others.

Manufacturing

   We produce highly complex, technologically advanced multi-layer and low-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, card cage and wire harness assemblies and full system assembly and integration that meet increasingly tight tolerances and specifications demanded by original equipment manufacturers. The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conducive material to form the inter-layer electrical connections and, lastly, cutting the panels to shape. Our advanced interconnect products require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer-controlled laser drilling and routing, automated plating and process controls and achievement of controlled impedance.

   Multi-layering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel.

   Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections, called blind or buried vias, between printed circuit board layers and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

   Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting. We have no patents for these proprietary techniques and rely primarily on trade secret protection.

   Accomplishing these operations in time-critical situations, as we do, requires the attention of highly-qualified personnel. Furthermore, our manufacturing systems are managed to maximize flexibility to accommodate widely varying projects for different customers with minimal or no turnover time. We seek to maximize the use of our production and manufacturing capacity through the efficient management of time-critical production schedules.

   We conduct our operations in several buildings that we own or lease. We believe our facilities are currently adequate for our operating needs. Our principal manufacturing facilities are as follows:

 Location                   Function                            Square Feet
 --------                   --------                            -----------
 Anaheim, California        Quick-turn printed circuit boards     125,000
 Milpitas, California       Quick-turn printed circuit boards      45,000
 Tewkesbury, England        Quick-turn printed circuit boards      30,000
 Sterling, Virginia         Quick-turn printed circuit boards     100,000
 Garland, Texas*            Longer lead-time printed circuit
                            boards                                 86,000
 Tolworth, England          Longer lead-time printed circuit
                            boards                                 35,000
 Milpitas, California       Design and assembly                    41,000
 Dallas, Texas              Assembly                               49,000
 Marlborough, Massachusetts Assembly                               32,500
 La Grange, Georgia         Assembly                               30,000
 Calne, England             Assembly                               70,000
 Hoddesdon, England         Assembly                               22,000
 Garland, Texas             Assembly                               70,000
                                                                  -------
                                                                  735,500

* We own this facility. All other facilities are leased.

Sales and Marketing

   Our marketing strategy focuses on developing close working relationships with our customers early in the design phase and throughout the lifecycle of the product. Accordingly, our senior management personnel and engineering staff advise customers with respect to applicable technology, manufacturing feasibility of designs and cost implications through on-line computer technical support and direct customer communication. We have focused our marketing efforts on developing long-term relationships with research and development personnel at key customers in high-growth segments of the electronics equipment industry.

   We employ a targeted sales effort to help optimize our market share at the customer level. In order to establish individual salesperson accountability for each client, each customer is assigned one member of our staff for all services across all facilities. We have developed a comprehensive database and allocation process to control our calling and cross-selling effort, and have a global account program for coordinating sales to our top 20 customers. The success of our sales strategy is demonstrated by the net addition of over approximately 150 customers in 1999 and 100 customers during the nine months ended September 30, 2000, excluding the 400 customers added through our acquisition of MCM Electronics.

   We market our design, development and manufacturing services through an internal sales force of approximately 125 individuals and an expansive sales network consisting of 14 organizations comprised of approximately 80 manufacturers' representatives across the United States. Approximately half of our net sales in 1999 were generated through manufacturers' representatives. For many of these manufacturers' representatives, we are the largest revenue source and the exclusive supplier of quick-turn and pre-production printed circuit boards. In 1997, we opened a sales office in London, England. Following our acquisition of MCM Electronics, we integrated its sales force into our pre-existing European staff, and we plan to continue expanding our international sales efforts.

Our Suppliers

   Our raw materials inventory is small relative to our sales and must be regularly and rapidly replenished. We use just-in-time procurement practices to maintain our raw materials inventory at low levels, and we work closely with our suppliers to incorporate technological advances in the raw materials we purchase. Because we provide primarily lower-volume quick-turn services, this inventory policy does not hamper our ability to complete customer orders. Although we have preferred suppliers for some raw materials, multiple sources exist for all materials. Adequate amounts of all raw materials have been available in the past and we believe this will continue in the foreseeable future.

   The primary raw materials that we use in production are core materials (copperclad layers of fiberglass of varying thickness impregnated with bonding materials) and chemical solutions (copper, gold, etc.) for plating operations, photographic film and carbide drill bits.

Competition

   The electronics manufacturing services industry is highly fragmented and characterized by intense competition. We principally compete in the time-critical segment of the industry against independent, small private companies and integrated subsidiaries of large, broadly based volume producers, as well as the internal capacity of original equipment manufacturers. We believe that competition in the market segment we serve, unlike in the electronics manufacturing services industry generally, is not driven by price. Instead, because customers are willing to pay a premium for a responsive, broad-reaching capability to produce customized complex products in a very short time, we compete primarily on the basis of quick turnaround, product quality and customer service. In addition, we do not compete in the high volume production manufacturing aspect of the industry and as a result are less exposed to competition from low cost manufacturers who compete on price in the commodity segment of this market.

   Competition in the complex and time-critical segment of our industry has increased due to consolidation, resulting in potentially better capitalized competitors. Our basic technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market.

Backlog

   Although we obtain firm purchase orders from our customers, our customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

Governmental Regulation

   Our operations are subject to certain federal, state and local regulatory requirements relating to environmental compliance and site cleanups, waste management and health and safety matters. In particular, we are subject to regulations promulgated by:

  . the Occupational Safety and Health Administration pertaining to health and safety in the workplace;

  . the Environmental Protection Agency pertaining to the use, storage, discharge and disposal of hazardous chemicals used in the manufacturing processes; and

  .  corresponding state agencies.

   To date the costs of compliance and environmental remediation have not been material to us. Nevertheless, additional or modified requirements may be imposed in the future. If such additional or modified requirements are imposed on us, or if conditions requiring remediation were found to exist, we may be required to incur substantial additional expenditures.

Employees

   As of September 30, 2000, we had approximately 3,200 employees, none of whom are represented by unions. Of these employees, approximately 2,632 were involved in manufacturing and engineering, 140 worked in sales and marketing and 428 worked in accounting, systems and other support capacities. We have not experienced any labor problems resulting in a work stoppage and believe we have good relations with our employees.

Legal Proceedings

   We are a party to various legal actions arising in the ordinary course of our business. We believe that the resolution of these legal actions will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth our directors and executive officers, their ages as of September 15, 2000, and the positions currently held by each person:

Name                                  Age Office
----                                  --- ------
Bruce D. McMaster....................  38 President, Chief Executive Officer and
                                          Director
Charles D. Dimick....................  44 Chairman and Director
Joseph P. Gisch......................  44 Vice President and Chief Financial
                                          Officer
John Peters..........................  46 Vice President, Sales and Marketing
Greg Halvorson.......................  38 Vice President, Operations
Terry L. Wright......................  40 Vice President, Engineering
David Dominik........................  44 Director
Edward W. Conard.....................  43 Director
Stephen G. Pagliuca..................  45 Director
Prescott Ashe........................  33 Director
Stephen M. Zide......................  40 Director
Mark R. Benham.......................  49 Director

   Bruce D. McMaster joined us in 1985 and has served as our President since 1991 and as a Director and our Chief Executive Officer since 1997. He has over 21 years of experience in the EMS industry. Before becoming our President, Mr. McMaster worked in various management capacities in our engineering and manufacturing departments.

   Charles D. Dimick joined us in 1998 upon our merger with DCI. He is our Chairman, a Director and the President of our subsidiary, Dynamic Details Incorporated, Silicon Valley. He has over 21 years of experience in the EMS industry. Mr. Dimick founded DCI in 1991 and served as its president and chief executive officer until the merger. Previously, he was a senior vice president of sales and marketing at Sigma Circuits.

   Joseph P. Gisch has served as our Chief Financial Officer since 1995 and as a Vice President since 1997. From 1986 to 1995, Mr. Gisch was a partner at the accounting firm of McGladrey & Pullen, LLP where he was responsible for the audit, accounting and information systems for a variety of manufacturing clients. Mr. Gisch was responsible for our general accounting and income tax matters. Mr. Gisch has not been responsible for any of our audit services since 1991.

   John Peters joined us in 1998 upon our merger with DCI. He has been our Vice President, Sales and Marketing, since 1999. He was the senior vice president of sales and marketing of our subsidiary, Dynamic Details Incorporated, Silicon Valley from 1998 to 1999. Mr. Peters served as vice president of sales and marketing of DCI from 1992 to 1998.

   Greg Halvorson joined us in 1998 upon our merger with DCI as our Vice President, Operations, and the Senior Vice President of Operations of our subsidiary, Dynamic Details Incorporated, Silicon Valley. Prior to joining us, Mr. Halvorson served as vice president of operations of DCI from 1995 to 1998. Mr. Halvorson spent six years at Pacific Circuits as plant manager and head of engineering before which he was manager of computer-aided manufacturing at Sigma Circuits.

   Terry L. Wright joined us in 1991 and has served as our Vice President, Engineering since 1995. Prior to joining us, Mr. Wright was a general manager at Applied Circuit Solutions and a quality assurance manager at Sigma Circuits.

   David Dominik has served as a Director since November 1998. Mr. Dominik is a co-founder and managing director of Golden Gate Capital and a special limited partner of Bain Capital, Inc. He was a managing director of Bain Capital, Inc. from 1990 until March 2000. Previously, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies, and assistant to the chairman of Genzyme Corporation, a biotechnology firm. From 1982 to 1984, he worked as a management consultant at Bain & Company. Mr. Dominik was elected as a director of DCI in 1996. Mr. Dominik also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc. and OneSource.

   Edward W. Conard has served as a Director since 1997. He has been a managing director of Bain Capital, Inc. since March 1993. From 1990 to 1992, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Prior to that, he was a vice president at Bain & Company, where he headed the firm's operations practice area. Mr. Conard also serves as a director of Waters Corporation, Cambridge Industries, Alliance Laundry Systems, L.L.C., ChipPAC, Inc., Medical Specialties, Inc. and U.S. Synthetic.

   Stephen G. Pagliuca has served as a Director since January 2000. Mr. Pagliuca has been a managing director of Bain Capital, Inc. since May 1993 and a general partner of Bain Venture Capital, Inc. since 1989. Prior to joining Bain Capital, Mr. Pagliuca was a partner at Bain & Company. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. He is also a director of Gartner Group, Epoch Senior Living and Dade Behring Inc.

   Prescott Ashe has served as a Director since 1997. Mr. Ashe is a co-founder and managing director of Golden Gate Capital. He was principal at Bain Capital, Inc. from June 1998 until May 2000 and was an associate at Bain Capital, Inc. from December 1992 to June 1998. Prior to that, he was an analyst at Bain Capital, Inc. and a consultant at Bain & Company. Mr. Ashe also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc., and SMTC Corporation.

   Stephen M. Zide has served as a Director since 1997. Mr. Zide has been a principal at Bain Capital, Inc. since September 2000. Previously he was a managing director at Pacific Equity Partners from 1998 to 2000 and an associate at Bain Capital, Inc. from 1997 to 1998. Prior to that he was a partner at the law firm of Kirkland & Ellis. Mr. Zide also serves as a director of Alliance Laundry Systems, L.L.C.

   Mark R. Benham has served as a Director since November 1998. Mr. Benham was a co-founder of Celerity Partners, L.L.C. and has been a partner since 1992. Previously he was a senior investment officer of Citicorp Venture Capital, Ltd., and prior to that he was an advisor to Yamaichi UniVen Co., Ltd., the venture capital subsidiary of Yamaichi Securities International. Mr. Benham is a director of SubMicron Systems Corporation, Rapid Design Service, Inc., SMTC Corporation and Starcom Holdings, Inc.

Board Composition

   All directors are elected and serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. All members of our board of directors set forth herein were elected by class vote pursuant to our articles of incorporation. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors.

   Our board is divided into three classes with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Ashe, Dimick and Dominik are in the class of directors whose term expires at the 2001 annual meeting of our stockholders. Messrs. McMaster and Zide are in the class of directors whose term expires at the 2002 annual meeting of our stockholders. Messrs. Benham, Conard, and Pagliuca are in the class of directors whose term expires at the 2003 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified. Our board of directors has one vacancy in the class of directors whose term expires at the 2002 annual meeting of our stockholders. Our by-laws provide that the remaining directors can fill the vacancy for the remainder of the term.

Director Compensation

   We currently pay no compensation to our non-employee directors, and pay no additional remuneration to our employees or executives for their service as directors.

Committees of the Board of Directors

   Our board of directors has two primary committees, the audit committee and the compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.

   The audit committee makes recommendations to the board of directors regarding the independent auditors to be approved by the stockholders, reviews the independence of the independent auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results with the independent auditors. The audit committee is comprised of Messrs. Benham and Dominik. PricewaterhouseCoopers LLP presently serves as our independent auditors.

   The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the whole board of directors for approval and authorization. The compensation committee administers our stock plans and is comprised of Messrs. Ashe, Benham, Conard and Pagliuca.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee do not receive compensation for their services as directors. See "Related Party Transactions--Management Termination Agreement" and "--Other Related Party Payments."

Executive Compensation

   The following table sets forth information concerning the compensation for the years ended December 31, 2000, 1999 and 1998 for our chief executive officer and our four other most highly compensated executive officers on December 31, 2000, the end of our last fiscal year. For ease of reference, we collectively refer to these executive officers throughout this section as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                   Annual Compensation             Compensation
                              ------------------------------   ---------------------
                                                   Other       Restricted Securities
                                                   Annual        Stock    Underlying    All Other
   Name and Principal         Salary    Bonus   Compensation     Awards    Options     Compensation
        Position         Year   ($)      ($)        ($)           ($)        (#)           ($)
   ------------------    ---- ------- --------- ------------   ---------- ----------   ------------
Bruce D. McMaster....... 2000 476,731 1,232,500         -- *          --    50,000 (4)         --
 President and Chief
  Executive                                                                 46,000 (5)
 Officer                 1999 451,737    42,500         -- *          --        --             --
                         1998 432,423    69,694         -- *          --        --             --

Charles D. Dimick....... 2000 473,846 1,232,500      6,000 (1)        --    50,000 (4)         --
 Chairman                                            7,442 (2)              46,000 (5)
                                                   387,496 (3)
                         1999 447,408    42,500      6,000 (1)        --        --             --
                                                     5,197 (2)
                                                   464,994 (3)
                         1998 190,076    31,281      3,000 (1)        --   109,521 (6)  1,808,248 (10)
                                                    39,684 (2)               5,972 (7)
                                                   816,721 (3)             142,725 (8)

Joseph P. Gisch......... 2000 288,558   580,000         -- *          --    30,000 (4)         --
 Chief Financial Officer                                                    27,500 (5)
                         1999 272,057    20,000         -- *          --        --             --
                         1998 269,346    18,967         -- *          --    28,077 (9)         --

John Peters............. 2000 374,185 1,232,500      6,000 (1)        --    30,000 (4)         --
 Vice President, Sales
  and                                              128,887 (2)              28,000 (5)
 Marketing                                         147,401 (3)
                         1999 329,926    42,500      6,000 (1)        --        --             --
                                                     1,411 (2)
                                                   168,439 (3)
                         1998 126,539    22,104      3,000 (1)        --    39,006 (6)    521,801 (10)
                                                    10,547 (2)               2,127 (7)    168,377 (11)
                                                   126,363 (3)              50,831 (8)

Gregory Halvorson....... 2000 311,233   580,000      6,000 (1)        --    30,000 (4)      8,060 (12)
 Vice President,
  Operations                                     1,491,489 (2)              27,500 (5)
                                                   251,133 (3)
                         1999 271,287    20,000      6,000 (1)        --        --             --
                                                     5,848 (2)
                                                   313,663 (3)
                         1998 112,692    22,104      3,000 (1)        --   145,849 (6)    501,214 (10)
                                                    48,460 (2)               7,954 (7)  1,272,728 (11)
                                                   198,975 (3)             190,067 (8)

--------

   * The aggregate amount of perquisites and other benefits paid did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive officer.

 (1) Reflects payments made in connection with the use of a personal automobile.
 (2) Represents payments under our cash bonus plan made at the time of the exercise of options to purchase shares of common stock which were granted in connection with the DCI merger.
 (3) Reflects deferred cash distributions made in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of common stock.
 (4) Options to purchase shares of common stock at an exercise price of $14.00 per share.
 (5) Options to purchase shares of common stock at an exercise price of $12.00 per share.
 (6) The options represent options to purchase shares of common stock at an exercise price equal to $0.56 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.
 (7) The options represent options to purchase shares of common stock at an exercise price equal to $21.79 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.
 (8) The options represent options to purchase shares of common stock at an exercise price equal to $12.64 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.

 (9) The options represent options to purchase shares of common stock at an exercise price of $21.79 issued to Mr. Gisch after Mr. McMaster and another executive officer agreed to permit us to cancel options to purchase 16,004 and 12,073 shares of common stock, respectively, at an exercise price of $21.79 per share.

(10) Represents amounts payable under our cash bonus plan in connection with the exercise of outstanding options to purchase shares of common stock issued in connection with the DCI merger. Each amount listed excludes amounts actually paid to the named executive officer under our cash bonus plan in 1998, 1999 and 2000. See note 2 to this table.
(11) Reflects deferred cash distributions payable in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of common stock and common stock in connection with the DCI merger. Each amount listed excludes the amounts of deferred compensation actually paid to the named executive officer in 1998, 1999 and 2000. See note 3 to this table.

(12) Reflects realized value of 1,046 shares of common stock acquired under the Employee Stock Purchase Plan. See "--Stock Plans and Related Transactions--Employee Stock Purchase Plans."

Option Grants in Last Year

   The following table sets forth information for the named executive officers concerning stock option grants during the year ended December 31, 2000.

                          OPTION GRANTS IN LAST YEAR

                                                                               Potential
                                                                           Realizable Value
                                                                           At Assumed Annual
                         Securities    Percentage                           Rates Of Stock
                         Underlying Of Total Options                      Price Appreciation
                          Options      Granted To    Exercise               for Option Term
                          Granted     Employees In     Price   Expiration -------------------
          Name             (#)(1)         2000       ($/share)    Date     5%($)     10%($)
          ----           ---------- ---------------- --------- ---------- -------- ----------
Bruce D. McMaster.......   50,000         2.4%         14.00   04/14/2010  440,226  1,115,620
                           46,000         2.2%         12.00   04/25/2010  347,150    879,746
Charles D. Dimick.......   50,000         2.4%         14.00   04/14/2010  440,226  1,115,620
                           46,000         2.2%         12.00   04/25/2010  347,150    879,746
Joseph P. Gisch.........   30,000         1.4%         14.00   04/14/2010  264,136    669,372
                           27,500         1.3%         12.00   04/25/2010  207,535    525,935
John Peters.............   30,000         1.4%         14.00   04/14/2010  264,136    669,372
                           28,000         1.3%         12.00   04/25/2010  211,309    535,497
Greg Halvorson..........   30,000         1.4%         14.00   04/14/2010  264,136    669,372
                           27,500         1.3%         12.00   04/25/2010  207,535    525,935

--------

(1) These options are incentive stock options for tax purposes and vest as follows: 25% on each of the first and second anniversaries of grant and the remaining 50% in eight equal quarterly installments beginning three months after the second anniversary of grant.

Option Exercises in Last Year and Year-End Option Values

   The following table sets forth information for the named executive officers concerning stock option exercises during the year ended December 31, 2000 and options outstanding on December 31, 2000.

                      AGGREGATE OPTION EXERCISES IN 2000
                          AND YEAR-END OPTIONS VALUES

                                                            Number of Securities      Value of Unexercised In-
                                                           Underlying Unexercised       The-Money Options At
                                                         Options at Fiscal Year-End        Fiscal Year-End
                         Shares Acquired Value Realized  (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          Name           On Exercise (#)     ($)(1)                  (#)                       ($)(1)
          ----           --------------- --------------  --------------------------- ---------------------------
Bruce D. McMaster.......      40,982       1,016,936           170,398/119,752           2,481,515/1,493,686
Charles D. Dimick.......      13,286         354,603            160,245/96,000           2,451,726/1,364,000
Joseph P. Gisch.........      17,269         428,516             40,084/68,049               874,473/218,859
John Peters.............      15,043         280,698             49,830/63,738               839,497/937,089
Greg Halvorson..........     132,386(2)    1,987,275(2)         103,756/63,439             1,770,114/901,597

--------
(1) Value is based on the difference between the option exercise price and the fair market value as of December 31, 2000. The fair market value of the common stock ($27.25 per share) is based on the last reported sale price for our common stock on The Nasdaq National Market on December 29, 2000.
(2) Does not include 1,046 shares of common stock acquired under the Employee Stock Purchase Plan, with a realized value of $8,060. See "--Stock Plans and Related Transactions-- Employee Stock Purchase Plans."

Employment Contracts, Termination of Employment and Change of Control
Arrangements


   Mr. Dimick is currently employed as our Chairman and as President of Dynamic Details Incorporated, Silicon Valley pursuant to an agreement dated July 23, 1998 which expires in July 2001. Under this agreement, Mr. Dimick received an annual base salary at an annual rate of $420,000 in 1998, subject to increases during the remainder of the contract. His 2000 base salary is $475,000. In addition, Mr. Dimick is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 109,521 Series A cash bonus units valued at $0.5601 per unit and 142,725 Series L cash bonus units valued at $12.6062 per unit, which cash bonus units vest on the same schedule applicable to the vesting of the options to purchase shares of common stock granted in connection with the DCI merger and are payable in accordance with the terms of the cash bonus plan. Mr. Dimick also entered into a non-compete agreement with us which contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement.

   None of our other named executive officers are currently party to an employment agreement with us.

Stock Plans and Related Transactions

   On October 28, 1997, the board of directors adopted, and our stockholders approved, our 1997 Details, Inc. Equity Incentive Plan, or the 1997 Plan, which authorized the granting of stock options and the sale of common stock to our current or future employees, directors, consultants or advisors. Our board of directors is authorized to sell or otherwise issue common stock at any time prior to the termination of the 1997 Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 659,786 shares of common stock, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Currently there are no shares of common stock available for grant under the 1997 Plan.

   In connection with the DCI merger, the board of directors adopted, and our stockholders approved, the Details Holdings Corp.-Dynamic Circuits 1996 Stock Option Plan and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (together the "DCI Stock Option Plans"), which authorized the granting of stock options and the sale of common stock in connection with the DCI merger. The terms applicable to options issued under the DCI Stock Option Plans are substantially similar to the terms applicable to the options to purchase shares of DCI outstanding immediate prior to the DCI acquisition. These terms include vesting from the date of acquisition through 2002. An optionholder's scheduled vesting is dependent upon continued employment with us. Upon termination of employment, any unvested options as of the termination date are forfeited.

   In connection with the DCI merger, we converted each DCI stock option award into the right to receive a cash payment and an option to purchase shares of common stock. The options granted bear exercise prices of either $0.56, $12.64 or $21.79. Our board of directors is authorized to sell or otherwise issue common stock at any time prior to the termination of the applicable DCI Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 1,440,425 shares of common stock, in the case of the Details Holdings Corp.- Dynamic Circuits 1996 Stock Option Plan, and 297,715 shares of common stock in the case of the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (in each case, subject to adjustment to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of specified events).

   On July 23, 1998, in connection with the DCI merger, we adopted the Details Holdings Corp. Bonus Plan. Under this plan, awards of "Cash Bonus Units" were granted to selected former DCI employees, which have the effect of reducing the net amount payable by such employees upon exercise of options. Our board of directors determined the terms of the grants. Payments of the awards are made in connection with the exercise of options and are subject to the participant's continued employment with us. Our board of directors or the compensation committee may suspend or terminate the plan or any portion of the plan at any time and may amend the plan with stockholder approval. Unless sooner terminated, the plan will continue in effect until July 23, 2008.

   In 1998, each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 21,338 and 15,723 shares, respectively, of common stock at an exercise price of $21.79 per share, which options were subsequently granted by us to another of our other employees. In 1999, Mr. Dimick agreed to permit us to cancel options to purchase 4,550 shares of common stock at an exercise price of $0.56 per share, 5,930 shares of common stock at an exercise price of $12.64 per share and 248 shares of common stock at an exercise price of $21.79 per share, which options were subsequently granted by us to another of our employees.

 2000 Equity Incentive Plan

   The 2000 Equity Incentive Plan, or the "2000 Plan," was adopted by our board of directors and approved by stockholder vote on April 6, 2000. Since the closing of our initial public offering on April 14, 2000, we have granted to some of our executive officers and employees options to purchase a total of approximately 1,923,580 shares of our common stock with an exercise price equal to the market price on the date of grant. No future grants will be made under any plan existing before April 6, 2000.

   The 2000 Plan provides for the grant of incentive stock options to our U.S. employees (including officers and employee directors) and for the grant of nonstatutory stock options to our employees, directors and consultants. A nonstatutory stock option is a stock option that is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code. The holder of a nonstatutory stock option generally is taxed on the difference between the exercise price and the fair market value when exercised. The 2000 Plan also provides for the grant of stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and securities (other than stock options) which are convertible into or exchangeable for common stock on such terms and conditions as our board determines.

   A total of (1) 4,100,000 shares of common stock, (2) any shares returned to existing plans as a result of termination of options and (3) annual increases of 1.0% of our outstanding common stock to be added on the date of each annual meeting of our stockholders commencing in 2001, or such lesser amounts as may be determined by the board of directors, are reserved for issuance pursuant to the 2000 Plan. For purposes of the preceding sentence, the following will not be considered to have been delivered under the 2000 Plan:

  . shares remaining under an award that terminates without having been exercised in full;

  . shares subject to an award, where cash is delivered to a participant in lieu of such shares;

  . shares of restricted stock that have been forfeited in accordance with the terms of the applicable award; and

  . shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an award.

   The number of shares of stock delivered under an award shall be determined net of any previously acquired shares tendered by the participant in payment of the exercise price or of withholding taxes. The maximum number of incentive stock options that may be issued pursuant to the 2000 Plan is 6,600,000.

   The administrator of the 2000 Plan has the power to determine the terms of the options granted, including the exercise price of the option, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 2000 Plan. Cash performance grants, intended to qualify as "performance-based compensation," may be issued under the plan, subject to shareholder approval as required by Section 162(m) of the Internal Revenue Code.

   Options granted under the 2000 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee and only by such optionee. Options granted under the 2000 Plan must generally be exercised within 3 months after the end of an optionee's status as an employee, director or consultant of DDi, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term.

   The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Plan shall be determined by the administrator.

   The 2000 Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. This may have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to gain control of us because our employees might have a reduced incentive to remain with us following a merger or sale. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be fully exercisable for a period of fifteen days from the date of such notice, and the option will terminate upon the expiration of such period.

 Employee Stock Purchase Plans

   Our Employee Stock Purchase Plan, or ESPP, was adopted by our board of directors and approved by our stockholders on April 6, 2000. The ESPP was established to give eligible employees a convenient means of purchasing shares of common stock through payroll deductions at a discounted price. We believe ownership of stock by employees fosters greater employee interest in our success, growth and development. Our board of directors approved on September 11, 2000 a plan offering equivalent rights to employees of non-U.S. subsidiaries. As of January 1, 2001, employees of Dynamic Details, Incorporated, Virginia, our subsidiary that purchased substantially all the U.S. assets of Automata, are eligible to participate in the plan.

   A total of 1,450,000 shares of our common stock are reserved for issuance under the ESPP and the non-U.S. ESPP, which is intended to qualify under
Section 423 of the Internal Revenue Code, and the non-U.S. plan. The plans allow for purchases in a series of offering periods, each six months in duration, with new offering periods (other than the initial offering period) commencing on January 1 and July 1 of each year. The plans are administered by our board of directors or by the compensation committee.

   Our employees, including officers and employee directors, and the employees of any majority-owned subsidiary designated by our board of directors, are eligible to participate in the plans if they have completed at least three months of employment and are employed by us or any such designated subsidiary for at least 20 hours per week and more than five months per year. The plans permit eligible employees to purchase shares of our common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to 85% of the lower of the fair market value of our common stock at the beginning or at the end of each applicable purchase period. In the event of specified changes in capitalization described in the plans, the purchase price may be adjusted during an offering period. Employees may end their participation in the offering at any time during the offering period, and participation in the plans ends automatically upon termination of employment with us. Unless terminated earlier by our board of directors, the plans will have a term of ten years.

 Registration of Employee Plans

   On May 18, 2000, we filed a registration statement on Form S-8 with the Securities and Exchange Commission registering a total of 7,598,588 shares issuable under our stock option plans and our ESPP. We may amend the registration statement as necessary from time to time.

                           RELATED PARTY TRANSACTIONS

   The following summaries of the Stockholders Agreement and the Management Termination Agreement are descriptions of the material provisions of those agreements and are subject to, and qualified in their entirety by reference to, those agreements, each of which has been previously filed with the Securities and Exchange Commission.

Stockholders Agreement

   All persons who were stockholders and optionholders prior to April 11, 2000 are parties to a stockholders agreement dated March 31, 2000, as amended from time to time, that, among other things, provides for registration rights.

Management Termination Agreement

   In connection with our initial public offering on April 14, 2000, a management agreement among Bain Capital Partners V, L.P. ("Bain"), us and our operating subsidiary was terminated by mutual consent of the parties. In addition, Bain was paid a fee of approximately $3 million in connection with the MCM Electronics acquisition and related matters. Investment funds associated with Bain are our largest stockholders.

Loans and Payments to Named Executive Officers

   In connection with the exercise of certain options and the purchase of certain shares of restricted stock in 1997 and in connection with the exercise of certain options in 2000, we accepted as payment from each named executive officer purchasing such shares a note bearing interest at 5.57% per annum. Mr. McMaster, Mr. Gisch, Mr. Halvorson and Mr. Wright had outstanding loan balances, excluding accrued interest, at September 30, 2000 of approximately $197,615, $88,905, $100,000 and $65,976, respectively. We have agreed to permit these executive officers to repay their respective loan obligations with proceeds received from the sale of stock.

Other Related Party Payments

   Sankaty High Yield Asset Partners, L.P., an affiliate of the Bain Capital funds, received a portion of the net proceeds from both our initial public offering and our October 2000 common stock offering due to the redemption of the DDi Intermediate senior discount notes.

   Chase Manhattan Capital, LLC, which until January 2001 was one of our principal stockholders, is an affiliate of The Chase Manhattan Bank, which serves as the administrative agent and participates as a lender under the Dynamic Details senior credit facility and is a counterparty to one of our interest rate exchange agreements, under terms similar to those of the other participants and counterparties.

   Celerity Partners, Inc., an affiliate of Celerity Funds, which was one of our principal stockholders until October 2000 received a fee of $199,000 in connection with the Golden Manufacturing acquisition.

Directors' Relationships with Principal Stockholder

   Five of our directors are or were affiliated with our principal stockholder, the Bain Capital funds. Edward W. Conard, Stephen G. Pagliuca and Stephen M. Zide are affiliated with the Bain Capital funds. David Dominik and Prescott Ashe were formerly affiliated with the Bain Capital funds.

Sales to Affiliate of Major Stockholders

   Investment funds associated with Bain Capital, Inc. and Celerity Partners, L.L.C. are also stockholders of SMTC Corporation, one of our customers. Our sales to SMTC Corporation, which totaled approximately $2.0 million or approximately 0.6% of our net sales during the nine months ended September 30, 2000, are on terms equivalent to those made available to our other customers.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth, as of January 31, 2001, information regarding beneficial ownership of our common stock. The table sets forth the number of shares beneficially owned and the percentage ownership before this offering of common stock, the number of shares, if any, offered in this common stock offering, and the number of shares beneficially owned, the percentage ownership after the completion of this offering of common stock, and the number of shares, if any, offered if the underwriters exercise their over-allotment option for:

  . each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

  . each executive officer named in our summary compensation table and each director;

  .  all executive officers and directors as a group; and

  .  all selling stockholders.

   As of January 31, 2001, our outstanding equity securities consisted of 44,343,597 shares of common stock. The following table does not give effect to the conversion of any of the convertible subordinated notes we may offer concurrently with this offering of common stock. See "Prospectus Summary--The Offering--Concurrent Offering."

   Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o DDi Corp., 1220 Simon Circle, Anaheim, California 92806.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 31, 2001 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

                                                                 Shares Beneficially
                          Shares Beneficially                        Owned After
                          Owned Before Common                        Common Stock
                           Stock Offering(**)                       Offering (**)       Over-
                          --------------------                   -------------------- Allotment
    Name and Address       Number   Percentage Shares Offered(+)  Number   Percentage Shares(+)
    ----------------      --------- ---------- ----------------- --------- ---------- ---------
Principal Stockholders:
Bain Capital Funds (1)
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts
 02116..................  9,226,159    20.8%       2,458,919     6,767,240   14.3%     737,676
Directors and Executive
 Officers:
Bruce D. McMaster (2)...  1,300,945     2.9%         181,163     1,119,782    2.4%      54,349
Charles D. Dimick (3)...  1,413,702     3.2%         195,301     1,218,401    2.6%      58,590
Joseph P. Gisch (4).....    224,541      *            31,268       193,273     *         9,381
John Peters (5).........    523,595     1.2%          72,788       450,807     *        21,836
Gregory Halvorson (6)...    320,691      *            44,658       276,033     *        13,397
Edward W. Conard (7)....  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
David Dominik (7).......  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
Stephen G. Pagliuca
 (7)....................  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
Prescott Ashe (8).......  2,427,815     5.5%         646,209     1,781,606    3.8%     193,863
Stephen M. Zide (9).....  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
Mark R. Benham (10).....    805,519     1.8%              --       805,519    1.7%          --

All Directors and
 Executive Officers as a
 group
 (13 persons)...........  7,016,808    14.6%       1,171,387     5,842,259   10.4%     351,416
Other Selling
 Stockholders:
RGIP, L.L.C.                 59,676      *            15,905        43,771     *         4,771

--------
 * Indicates beneficial ownership of less than 1% of the issued and outstanding common stock.

** The number of shares of common stock deemed beneficially owned on January 31, 2001, includes (a) shares of common stock issued and outstanding on such date and (b) all options or warrants that are currently exercisable or will become exercisable within 60 days of January 31, 2001 by the person or group in question.

+ The number of shares offered assumes that the stockholders listed would be the only selling stockholders. Other stockholders with registration rights may submit requests to sell shares until February 9, 2001. The numbers of shares actually sold by the Bain Capital funds, their affiliates and RGIP, L.L.C. are expected to be lower than the amounts shown to account for the participation of these other stockholders.
(1) Beneficial ownership includes 9,176,997 shares of common stock, and warrants to purchase 49,162 shares of common stock, owned by Bain Capital Fund V, L.P.; Bain Capital Fund V-B, L.P.; BCIP Associates; and BCIP Trust Associates, L.P.
(2) Beneficial ownership includes options to purchase 175,148 shares of common stock.

(3) Beneficial ownership includes options to purchase 160,245 shares of common stock, a warrant to purchase 26,575 shares of common stock and 11,230 shares of common stock held by Mr. Dimick's minor child.
(4) Beneficial ownership includes options to purchase 42,194 shares of common stock.
(5) Beneficial ownership includes options to purchase 51,580 shares of common stock, a warrant to purchase 9,668 shares of common stock and 900 shares of common stock held by Mr. Peters's minor child.
(6) Beneficial ownership includes options to purchase 105,475 shares of common stock.
(7) The shares of common stock and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P.
     Messrs. Conard and Pagliuca are each Managing Directors of Bain Capital, Inc. and general partners of BCIP Associates and BCIP Trust Associates, L.P., and Mr. Dominik is a former Managing Director of Bain Capital, Inc. and a general partner of BCIP Associates and BCIP Trust Associates, L.P. Accordingly, each of Messrs. Conard, Pagliuca and Dominik may be deemed to beneficially own shares and warrants owned by such entities. Each of Messr. Conard, Pagliuca and Dominik disclaims beneficial ownership of any such shares and warrants in which they do not have a pecuniary interest.

(8) Mr. Ashe directly holds 3,162 shares of common stock. The additional shares of common stock and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P. Mr. Ashe is a partner of BCIP Associates and BCIP Trust Associates, L.P. and accordingly, may be deemed to beneficially own shares owned by such entities. Mr. Ashe disclaims beneficial ownership of any such shares and warrants in which he does not have a pecuniary interest.

(9) The shares of common stock and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P. Mr. Zide is a partner of BCIP Associates and BCIP Trust Associates L.P. and, accordingly, may be deemed to beneficially own shares owned by such entities. Mr. Zide disclaims beneficial ownership of any such shares and warrants in which he does not have a pecuniary interest.

(10) Mr. Benham directly holds 147,592 shares of common stock. Beneficial ownership also includes 630,086 shares of common stock and warrants to purchase 26,841 shares of common stock owned by Celerity Dynamo, L.L.C., Celerity Details, L.L.C. and Celerity Liquids, L.L.C. Mr. Benham is a managing member of Celerity Partners, L.L.C., which controls each of Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. and, accordingly, may be deemed to beneficially own shares and warrants owned by Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. Mr. Benham disclaims beneficial ownership of any such shares and warrants in which he does not have a pecuniary interest. The address of Mr. Benham is c/o Celerity Partners, 11111 Santa Monica Boulevard, Suite 1127, Los Angeles, California 90025.

                          DESCRIPTION OF INDEBTEDNESS

   We intend to use the net proceeds of this offering and the concurrent offering of convertible subordinated notes, should it occur, to repay indebtedness. The completion of this offering is not conditioned upon the completion of the offering of convertible subordinated notes. See "Use of Proceeds." Following this offering, we may have outstanding indebtedness under the Dynamic Details senior subordinated notes, the DDi Capital senior discount notes, the DDi Europe facilities agreement, the Dynamic Details senior credit facility and the convertible subordinated notes, if we complete that offering.

   We own 100% of the capital stock of DDi Intermediate Holdings Corp., which in turn owns 100% ofthe capital stock of DDi Capital Corp., which in turn owns 100% of the capital stock of Dynamic Details, Incorporated, one of our primary operating subsidiaries. We own 100% of the capital stock of DDi Europe Limited, our other primary operating subsidiary.

Dynamic Details Senior Credit Facility

   Our subsidiary, Dynamic Details, Incorporated, has entered into a credit agreement, for which The Chase Manhattan Bank is the collateral, co-syndication and administrative agent and for which Bankers Trust Company is the documentation and co-syndication agent. An amendment to the terms of the Dynamic Details senior credit facility will become effective upon the closing of this offering. The lenders are a syndicate comprised of various banks, financial institutions or other entities which hold transferable interests in the Dynamic Details senior credit facility. The Dynamic Details senior credit facility, as of September 30, 2000 consists of:

  .  Tranche A term facility of up to approximately $59.6 million;

  .  Tranche B term facility of up to $89.1 million; and

  . a revolving line of credit of up to $45.0 million, including revolving credit loans, letters of credit and swing line loans.

   The Dynamic Details senior credit facility is jointly and severally guaranteed by DDi Capital and its subsidiaries and secured by the assets of all of our domestic subsidiaries, and future domestic subsidiaries of Dynamic Details will guarantee the senior credit facility and secure that guarantee with their assets. The senior credit facility requires Dynamic Details to meet financial ratios and benchmarks and to comply with other restrictive covenants.

   The Tranche A term facility amortizes in quarterly installments from June 1999 until July 2004. The Tranche B term facility amortizes in quarterly installments from June 1999 until September 2004 at which time the remaining outstanding loans under the Tranche B term facility becomes repayable in two equal quarterly installments with a final payment in April 2005. The revolving line of credit terminates in July 2004.

   Our borrowings under the Dynamic Details senior credit facility bear interest at varying rates based, at our option, on either LIBOR plus 225 basis points or the bank rate plus 125 basis points (in the case of Tranche A and the revolving credit facility), LIBOR plus 300 basis points or the bank rate plus 200 basis points (in the case of Tranche B). The overall effective interest rate at September 30, 2000 was 8.8%. Dynamic Details is required to pay to the lenders under the senior credit facility a commitment on the average unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. An October 2000 amendment to the senior credit facility allows Dynamic Details to apply proceeds of sales of debt, equity or material assets to prepayment on its senior credit facility, subject to some exceptions, and must also, in some circumstances, pay excess cash flow to the lenders under its senior credit facility. We may be required to amend the terms of the Dynamic Details senior credit facility effective upon the closing of this offering to permit the use of proceeds of this offering and our concurrent offering of convertible subordinated notes, should we decide to complete it, if we choose to repay other indebtedness or retain a portion of the net proceeds for general corporate purposes without replacing the senior credit facility. Additionally, if we complete the concurrent offering of convertible subordinated notes and do not replace the senior credit facility, we expect to amend the senior credit facility to permit Dynamic Details to pay dividends to us to pay interest on the convertible subordinated notes.

   This summary of the material provisions of the Dynamic Details senior credit facility, as amended, is qualified in its entirety by reference to all of its provisions, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

Dynamic Details Senior Subordinated Notes

   The Dynamic Details senior subordinated notes were issued in an aggregate principal amount of $100,000,000 and will mature on November 15, 2005. The senior subordinated notes were issued under an indenture dated as of November 18, 1997 between Dynamic Details, Incorporated, as issuer, and State Street Bank and Trust Company, as trustee, and are senior subordinated unsecured obligations of Dynamic Details, Incorporated. Cash interest on the senior subordinated notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on each May 15 and November 15 of each year.

   On or after November 15, 2001, the Dynamic Details senior subordinated notes may be redeemed at the option of Dynamic Details, Incorporated, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date. We may use the net proceeds of this offering and our concurrent offering of convertible subordinated notes, should it occur, to repurchase some or all of these notes. See "Use of Proceeds."

   This summary of the material provisions of the Dynamic Details senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing these notes, which indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Capital Senior Discount Notes

   The DDi Capital senior discount notes were issued in an aggregate principal amount at maturity of $110,000,000 and will mature on November 15, 2007. The senior discount notes were issued under an indenture dated as of November 18, 1997 between us, as issuer, and State Street Bank and Trust Company, as trustee, as supplemented by the supplemental indenture dated as of February 10, 1998 between our subsidiary, DDi Capital Corp., and the trustee. The senior discount notes are senior unsecured obligations of DDi Capital Corp. The senior discount notes were issued at a discount to their aggregate principal amount at maturity and will accrete in value until November 15, 2002 at a rate per annum equal to 12.5%, compounded semi-annually. Cash interest on the senior discount notes will not accrue prior to November 15, 2002. Thereafter, interest will accrue at the rate of 12.5% per annum, payable semi-annually in arrears on each May 15 and November 15 of each year commencing May 15, 2003 to the holders of record on the immediately preceding May 1 and November 1, respectively.

   On or after November 15, 2002, the DDi Capital senior discount notes may be redeemed at the option of DDi Capital, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date. We may use the net proceeds of this offering and our concurrent offering of convertible subordinated notes, should it occur, to repurchase some or all of these notes. See "Use of Proceeds."

   This summary of the material provisions of the DDi Capital senior discount notes is qualified in its entirety by reference to all of the provisions of the indenture governing the DDi Capital senior discount notes, which indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Europe Facilities Agreement

   In connection with our acquisition of MCM Electronics, we assumed MCM Electronics' debt obligations under a facilities agreement dated May 27, 1999 between MCM Electronics and the Governor of the Bank of Scotland, as arranger, agent, security trustee, term loan bank and working capital bank. MCM Electronics has been combined with our other European operations to form DDi Europe Limited. This facility consists of:

  . Tranche A term loan facility of up to an aggregate principal amount of (Pounds)17.25 million;

  . Tranche B term loan facility of up to an aggregate principal amount of (Pounds)2.5 million;

  . Tranche C term loan facility of up to an aggregate principal amount of (Pounds)3.0 million; and

  . working capital facilities of an aggregate maximum principal amount of (Pounds)4.0 million.

   The term loan facilities require DDi Europe to meet financial ratios and to comply with other restrictive covenants.

   As of September 30, 2000, an aggregate of (Pounds)18.8 million, or $27.7 million, was outstanding under the facilities.

   The Tranche A term loan facility is repayable in increasing quarterly installments beginning in June 2000 with the final payment payable in September 2006. The Tranche B term loan facility is repayable in full in June 2007. The Tranche C term loan facility is repayable in annual installments between March 2001 and March 2006. The working capital facility is available until July 2002.

   Borrowings under the facilities bear interest at varying rates, comprising LIBOR at the dates of commencement of the relevant quarterly interest period plus a margin of 200 basis points in the case of Tranche A, 350 basis points in the case of Tranche B, 200 basis points in the case of Tranche C and 200 basis points in the case of the working capital facility. The agreement requires DDi Europe to make interest hedging arrangements and consequently DDi Europe has entered into an interest rate swap agreement covering approximately 93% of its borrowings under these facilities.

   DDi Europe is required to pay non-utilization fees on the average unused portion of each of the facilities.

   This summary of the material provisions of the DDi Europe facilities agreement is qualified in its entirety by reference to all of the provisions of the agreement, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

Convertible Subordinated Notes

   Our convertible subordinated notes may be issued in an offering concurrent with this offering. Neither this offering nor the note offering is conditioned upon the other. If we decide to complete the concurrent note offering, the convertible subordinated notes will be issued in an aggregate principal amount of $100,000,000, plus up to an additional $15,000,000 if the underwriters of that offering exercise their over-allotment option, and will mature on
 , 2008. They will be issued under an indenture dated as of the closing of the concurrent note offering between us, as issuer, and The State Street Bank and Trust Company, as trustee. The convertible subordinated notes will be unsecured general obligations, and they will not be guaranteed by our subsidiaries. Cash interest on the convertible subordinated notes will accrue at the rate of % per annum and will be payable semi-annually in arrears on
and    of each year. If we complete a concurrent offering of convertible subordinated notes and do not replace our Dynamic Details senior credit facility, we expect to amend that facility to permit the payment of dividends to us to pay interest on the convertible subordinated notes.

   The convertible subordinated notes will be convertible at any time prior to
maturity into shares of our common stock at a conversion price of $   per
share, subject to adjustments specified in the indenture. We may redeem the
notes on or after       , 2004 at fixed redemption prices specified in the
indenture.

   This summary of the material provisions of our convertible subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing our convertible subordinated notes, should we issue them, which indenture will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part prior to effectiveness. See "Additional Information."

                          DESCRIPTION OF CAPITAL STOCK

General Matters

   As of the date of this offering, the total amount of our authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of one or more series of preferred stock.

   Based on shares outstanding as of January 31, 2001, after giving effect to this offering, we will have 47,343,597 shares of common stock and no shares of preferred stock outstanding. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

   The certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

Common Stock

   The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine. Please see "Dividend Policy." The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

   Our common stock is quoted on The Nasdaq National Market under the symbol "DDIC."

Preferred Stock

   Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

   There are no shares of preferred stock outstanding, and we have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Registration Rights

   As a result of the stockholders agreement dated March 31, 2000, as amended, between us and some of our stockholders, some of our stockholders are entitled to rights with respect to the registration of some or all of their shares of common stock under the Securities Act as described below.

   Bain Capital Demand Registration Rights. At any time prior to April 11, 2005, subject to the lock-up agreements described in "Shares Available for Future Sale," the holders of at least 25% of the aggregate number of shares of common stock held by Bain Capital funds and their affiliates can request that we register all or a portion of their shares. We will be required to file registration statements in response to their demand registration rights. We may postpone the filing of a registration statement for up to 60 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

   Other Demand Registration Rights. Prior to April 6, 2001, subject to the lock-up agreements described in "Shares Available for Future Sale," some of the former shareholders of MCM Electronics may demand to register up to one-half of their shares of our common stock in a non-underwritten offering.

   Piggyback Registration Rights. If we register any securities for public sale, some of our executive officers and other holders of shares of our common stock will have the right to include their shares of common stock in the registration statement. This right is triggered by this offering, and the holders of our common stock who are party to our stockholders agreement are being given an opportunity to participate in this offering subject to the terms of the agreement. This right does not apply to a registration statement relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders due to marketing reasons.

   We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling stockholders.

Other Provisions of Our Certificate of Incorporation and By-laws

   Our certificate of incorporation provides for the board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. See "Management--Board Composition." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

   Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The certificate of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require the board to call a special meeting.

   The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

   The certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless such amendment or change has been approved by a majority of those directors who are not affiliated or associated with any person or entity holding 10% or more of the voting power of our outstanding capital stock other than those directors who are affiliated or associated with the Bain Capital funds. This requirement of a super-majority vote to approve amendments to the certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Provisions of Delaware Law Governing Business Combinations

   Following the consummation of this offering, we are subject to the "business combination" provisions of the Delaware General Corporation Law. In general such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder" unless:

  . the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

   A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates or associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. However, our certificate of incorporation provides that a stockholder affiliated or associated with the Bain Capital funds will not be considered an "interested stockholder," notwithstanding that stockholder's percentage ownership of our voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Mellon Investor Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

   The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Based on shares outstanding as of January 31, 2001, after giving effect to this offering, we will have outstanding an aggregate of 47,343,597 shares of our common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in our public offerings or issued pursuant to exercises of options after May 18, 2000 or pursuant to our ESPP may be freely traded without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

   Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144 and Rule 701, restricted shares totaling approximately 16.5 million will be available for sale in the public market 90 days after the date of this prospectus assuming the over-allotment option is not exercised. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules.

Lock-up Agreements

   We, our directors and executive officers and the holders of substantially all of the unregistered shares of our common stock, including all selling stockholders, will enter into lock-up agreements with the underwriters prior to the effectiveness of this registration statement. Under those agreements, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock. These restrictions will be in effect for a period of 7 days before and 90 days after the date of this prospectus. At any time and without notice, Credit Suisse First Boston Corporation may, in its sole discretion, release all or some of the securities from these lock-up agreements. Transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up:

  .  with the prior written consent of Credit Suisse First Boston
     Corporation;

  .  as a bona fide gift;

  .  to a family member or affiliate; or

  .  to any trust.

Rule 144

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 473,436 shares of common stock immediately after this offering; or

  . the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

   The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

   No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

   We have filed a registration statement under the Securities Act covering 7,598,588 shares of common stock both reserved for issuance under our 2000 Equity Incentive Plan, our Employee Stock Purchase Plan and pursuant to all previous option grants.

   All options to purchase shares outstanding under our 2000 Equity Incentive Plan will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

Registration Rights under Stockholders Agreement

   Following this offering, some of our stockholders will, under some circumstances, have the right to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 2001, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective numbers of shares of common stock:

                                                                        Number
       Underwriter                                                     of Shares
       -----------                                                     ---------
  Credit Suisse First Boston Corporation..............................
  Robertson Stephens, Inc.............................................
  J.P. Morgan Securities Inc..........................................
                                                                       ---------

      Total........................................................... 6,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 900,000 additional shares of common stock at the offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the offering, the representative may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay. We are paying all expenses associated with this offering other than underwriting discounts and commissions of the selling stockholders.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions paid by
 us.....................        $              $              $              $
Expenses payable by us..        $              $              $              $
Underwriting Discounts
 and Commissions paid by
 selling stockholders...        $              $              $              $

   J.P. Morgan Securities Inc., one of the underwriters, may be deemed to be our affiliate. The offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of employee stock options outstanding on the date hereof and issuances pursuant to the conversion of the % convertible subordinated notes due 2008 issued on or about the date of this offering.

   Our officers and directors and the holders of substantially all of the unregistered shares of our common stock, including all selling stockholders, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 7 days before and 90 days after the date of this prospectus.

   We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   In connection with a recapitalization in October 1997, affiliates of J.P. Morgan Securities Inc. that beneficially own shares of common stock prior to this offering, and J.P. Morgan Securities Inc. were paid fees aggregating approximately $16 million and received common stock warrants valued at approximately $3.4 million.

   Also, The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities Inc., is a lender and the agent for the other lending banks under the Dynamic Details senior credit facility, and is a counterparty to one of our interest rate exchange agreements. In its role as collateral, co-syndication and administrative agent with regard to the establishment of the Dynamic Details senior credit facility, The Chase Manhattan Bank received $2.4 million in fees and additional fees when we amended the terms of the Dynamic Details senior credit facility on March 22, 2000. Further, J.P. Morgan Securities Inc. acted as the initial purchaser (underwriter) for the sale of the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes. Banking affiliates of Robertson Stephens, Inc. are also lenders under the Dynamic Details senior credit facility, and are a counterparty to some of our interest rate exchange agreements. Each lender under the Dynamic Details senior credit facility received a fee of 25 basis points of the lender's commitment in connection with the amendment to this facility, which became effective upon the closing of our October 2000 common stock offering.

   We intend to use a portion of the net proceeds from the sale of common stock to repay indebtedness. We may purchase some or all of the outstanding DDi Capital senior discount notes. J.P. Morgan Securities Inc. affiliates hold some of these notes.

   We are currently in material compliance with the terms of our Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes. The decision of J.P. Morgan Securities Inc. to participate in the offering was made independent of its affiliates that hold our securities and of The Chase Manhattan Bank. The decision of Robertson Stephens, Inc. to participate in the offering was made independent of its banking affiliates. These affiliates had no involvement in determining whether or when to distribute our common stock under this offering or the terms of this offering. J.P. Morgan Securities Inc. and Robertson Stephens, Inc. will not receive, exclusive of their affiliates that may receive proceeds from this offering as described herein, any benefit from this offering other than their portion of the underwriting commissions as paid by us.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on web sites maintained by one or more of the underwriters participating in this offering. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the shares of common stock to be issued in this offering will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Some partners of Ropes & Gray are members in RGIP, L.L.C., which owned 59,676 shares of common stock as of January 31, 2001. RGIP, L.L.C. is also an investor in the Bain Capital funds. RGIP, L.L.C. is a selling stockholder participating in our offering of common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Some partners of Skadden, Arps, Slate, Meagher & Flom LLP, through their investment in Project Capital 1995 LLC, have a limited partnership interest in Bain Capital Fund V, L.P. Such partners do not have the power to vote or dispose of the shares owned by such fund. Ropes & Gray has, from time to time, represented, and may continue to represent, some of the underwriters in connection with various legal matters and the Bain Capital funds and some of their affiliates, including us, in connection with various legal matters.

                                    EXPERTS

   The consolidated financial statements of DDi Corp. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Dynamic Circuits, Inc., for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of MCM Electronics Limited as of 31 March 2000 and for the nine months then ended and the consolidated financial statements of Symonds Limited for the three months ended 30 June 1999 included in this prospectus have been so included in reliance on the report of KPMG Audit Plc, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Automata International, Inc. and subsidiaries as of September 30, 1998 and for each of the two years in the period ended September 30, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The consolidated financial statements of Automata International, Inc. and subsidiaries as of October 2, 1999 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the October 2, 1999 financial statements contains an explanatory paragraph that states that Automata filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the Bankruptcy process raised substantial doubt about Automata's ability to continue as a going concern. The Automata consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the SEC at http://www.sec.gov.

   We and our subsidiaries DDi Capital Corp. and Dynamic Details, Incorporated have filed annual, quarterly and current reports and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                                   DDi CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          -----
DDi Corp.:
Report of Independent Accountants.......................................  F-2
Consolidated Balance Sheets as of December 31, 1999 and 1998 and as of
 September 30, 2000 (unaudited).........................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1999, 1998 and 1997 and the Nine Months Ended September 30, 2000 and
 1999 (unaudited) ......................................................  F-4
Consolidated Statements of Comprehensive Income (Loss) for the Years
 Ended December 31, 1999, 1998 and 1997 and the Nine Months Ended
 September 30, 2000 and 1999 (unaudited)................................  F-5
Consolidated Statements of Stockholders' Deficit for the Years Ended
 December 31, 1999, 1998 and 1997 and the Nine Months Ended September
 30, 2000 (unaudited)...................................................  F-6
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1999, 1998 and 1997 and the Nine Months Ended September 30, 2000 and
 1999 (unaudited).......................................................  F-8
Notes to Consolidated Financial Statements..............................  F-9

Dynamic Circuits Inc.:
Report of Independent Accountants.......................................  F-42
Consolidated Statements of Income for the Year Ended December 31, 1997
 and for the Six Months Ended June 30, 1998 and 1997 (unaudited)........  F-43
Consolidated Statements of Shareholders' Deficit for the Year Ended
 December 31, 1997 and the Six Months Ended June 30, 1998 (unaudited)...  F-44
Consolidated Statements of Cash Flows for the Year Ended December 31,
 1997 and the Six Months Ended June 30, 1998 and 1997 (unaudited).......  F-45
Notes to Consolidated Financial Statements..............................  F-46
MCM Electronics Limited/Symonds Limited:
Report of Independent Public Accountants................................  F-56
Consolidated profit and loss accounts...................................  F-57
Reconciliations of movements in consolidated shareholders' funds........  F-58
Consolidated balance sheet..............................................  F-59
Consolidated cash flow statements.......................................  F-60
Accounting policies.....................................................  F-61
Notes to the financial statements.......................................  F-64
Automata International, Inc. and Subsidiaries
Independent Auditors' Report............................................  F-85
Report of Independent Public Accountants................................  F-86
Consolidated Balance Sheets as of October 2, 1999 and September 30, 1998
 .......................................................................  F-87
Consolidated Statements of Operations and Comprehensive Income (loss)
 for the Years Ended October 2, 1999, and September 30, 1998 and 1997 ..  F-88
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the Years Ended October 2, 1999, and September 30, 1998 and 1997 ......  F-89
Consolidated Statements of Cash Flows for the Years Ended October 2,
 1999, and September 30, 1998 and 1997 .................................  F-90
Notes to Consolidated Financial Statements..............................  F-91

Consolidated Balance Sheets as of July 1, 2000 (unaudited) and October
 2, 1999................................................................  F-109
Consolidated Statements of Operations and for the nine months ended July
 1, 2000 and July 3, 1999 (unaudited)...................................  F-110
Consolidated Statements of Cash Flows for the nine months ended July 1,
 2000 and July 3, 1999 (unaudited)......................................  F-111
Notes to Unaudited Consolidated Financial Statements....................  F-112

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
DDi Corp.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of DDi Corp. ("Holdings") and its subsidiaries (collectively, the "Company") at December 31, 1999 and 1998, and the results of their operations, changes in stockholders' deficit and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

Orange County, California
February 14, 2000, except for the sixth paragraph of Note 1 as to which the date is April 14, 2000

                                   DDi CORP.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                               December 31,       September 30,
                                            --------------------  -------------
                                              1998       1999         2000
                                            ---------  ---------  -------------
                                                                   (unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $   2,109  $     648    $   2,498
  Accounts receivable, net.................    34,764     42,774      101,340
  Income tax receivable....................     3,793        --           --
  Inventories..............................    12,615     20,209       28,101
  Prepaid expenses and other...............     3,110      2,499        4,920
  Deferred tax asset.......................     4,816      5,215        5,215
                                            ---------  ---------    ---------
    Total current assets...................    61,207     71,345      142,074
                                            ---------  ---------    ---------
Property, plant and equipment, net.........    61,018     63,209       90,987
Debt issue costs, net......................    15,929     13,833       10,781
Goodwill and other intangibles, net........   226,286    205,462      267,666
Other......................................       566        486        1,961
                                            ---------  ---------    ---------
                                            $ 365,006  $354,335     $ 513,469
                                            =========  =========    =========

     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term debt and
   capital lease obligations............... $   4,390  $   7,035    $  14,423
  Current portion of deferred interest rate
   swap income.............................       --       1,458          979
  Current maturities of deferred notes
   payable.................................     2,788      2,514          935
  Revolving credit facility................     7,000        --         9,500
  Accounts payable.........................    14,612     18,055       43,754
  Accrued expenses ........................    17,151     22,311       40,129
  Income tax payable.......................       --         894        8,961
                                            ---------  ---------    ---------
    Total current liabilities..............    45,941     52,267      118,681
                                            ---------  ---------    ---------
Long-term debt and capital lease obliga-
 tions.....................................   462,498    469,703      378,509
Deferred interest rate swap income.........       --       3,881        2,369
Deferred notes payable.....................     3,743      1,448          662
Deferred tax liability.....................    21,913     13,420       14,075
Other......................................       686        731          799
                                            ---------  ---------    ---------
    Total liabilities......................   534,781    541,450      515,095
                                            ---------  ---------    ---------
Commitments and contingencies (Note 13)

Stockholders' deficit:
  Common stock, $0.01 par value, 75,000,000
   shares authorized, 24,182,636 and
   24,302,831 shares issued and outstanding
   at December 31, 1998 and 1999,
   respectively and 39,320,390 shares
   issued and outstanding at September 30,
   2000....................................       242        243          393
  Additional paid in capital...............   162,552    162,662      344,933
  Accumulated other comprehensive loss.....       --         --        (4,208)
  Stockholder receivables..................      (648)      (666)        (710)
  Accumulated deficit......................  (331,921)  (349,354)    (342,034)
                                            ---------  ---------    ---------
    Total stockholders' deficit............  (169,775)  (187,115)      (1,626)
                                            ---------  ---------    ---------
                                            $ 365,006  $354,335     $ 513,469
                                            =========  =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except share and per share amounts)

                                                            Nine Months Ended
                               Year Ended December 31,        September 30,
                              ----------------------------  ------------------
                                1997      1998      1999      1999      2000
                              --------  --------  --------  --------  --------
                                                               (unaudited)
Net sales.................... $ 78,756  $174,853  $292,493  $213,838  $326,400
Cost of goods sold...........   38,675   119,559   202,387   149,849   210,620
                              --------  --------  --------  --------  --------
  Gross profit...............   40,081    55,294    90,106    63,989   115,780
Operating expenses:
  Sales and marketing........    7,278    12,801    23,613    16,648    26,420
  General and
   administration............    2,057     8,442    15,362    11,171    18,451
  Amortization of
   intangibles...............      --     10,899    22,262    17,763    16,445
  Restructuring and other
   related charges...........      --        --      7,000       --        --
  Stock compensation and
   related bonuses...........   31,271       --        --        --        --
  Compensation to former
   CEO.......................    2,149       --        --        --        --
  Write-off of acquired in-
   process research and
   development...............      --     39,000       --        --        --
                              --------  --------  --------  --------  --------
  Operating income (loss)....   (2,674)  (15,848)   21,869    18,407    54,464
Interest expense (net),
 including interest paid to
 former stockholder of $756,
 $781 and $723 in 1997, 1998
 and 1999, respectively, and
 $549 and $550 during the
 nine months ended September
 30, 1999 and 2000,
 respectively................   25,196    37,416    46,717    35,021    33,115
                              --------  --------  --------  --------  --------
  Income (loss) before income
   taxes and extraordinary
   loss......................  (27,870)  (53,264)  (24,848)  (16,614)   21,349
Income tax benefit
 (expense)...................   10,858     3,566     7,415     4,457   (11,478)
                              --------  --------  --------  --------  --------
Income (loss) before
 extraordinary loss..........  (17,012)  (49,698)  (17,433)  (12,157)    9,871
Extraordinary loss--early
 extinguishment of debt, net
 of income tax benefit of
 $1,104 and $1,480 in 1997
 and 1998, respectively and
 $1,631 during the nine
 months ended September 30,
 2000........................   (1,588)   (2,414)      --        --     (2,551)
                              --------  --------  --------  --------  --------
Net income (loss)............  (18,600)  (52,112)  (17,433)  (12,157)    7,320
Priority distribution due
 shares of Class L common
 stock.......................   (1,075)   (6,272)  (14,112)  (10,669)   (4,356)
                              --------  --------  --------  --------  --------
Net income (loss) allocable
 to common stock............. $(19,675) $(58,384) $(31,545) $(22,826) $  2,964
                              ========  ========  ========  ========  ========
Income (loss) per share--
 basic:
  Before extraordinary item.. $  (3.41) $  (7.36) $  (3.21) $  (2.33) $   0.20
  Extraordinary item......... $  (0.30) $  (0.32) $    --   $    --   $  (0.09)
  Net income (loss).......... $  (3.71) $  (7.68) $  (3.21) $  (2.33) $   0.11
Income (loss) per share--
 diluted:
  Before extraordinary item.. $  (3.41) $  (7.36) $  (3.21) $  (2.33) $   0.19
  Extraordinary item......... $  (0.30) $  (0.32) $    --   $    --   $  (0.09)
  Net income loss............ $  (3.71) $  (7.68) $  (3.21) $  (2.33) $   0.10

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (In thousands)

                                                             Nine Months Ended
                                Year Ended December 31,        September 30,
                               ----------------------------  -------------------
                                 1997      1998      1999      1999       2000
                               --------  --------  --------  ---------  --------
                                                                (unaudited)
Net income (loss)............  $(18,600) $(52,112) $(17,433)  $(12,157) $  7,320
Other comprehensive loss:
  Foreign currency
   translation adjustments...       --        --        --         --     (4,208)
                               ========  --------  --------  ---------  --------
Comprehensive income (loss)..  $(18,600) $(52,112) $(17,433) $ (12,157) $  3,112
                               ========  ========  ========  =========  ========



  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              (In thousands, except share and per share amounts)

                                Convertible       Old Common
                              Preferred Stock       Stock          Common Stock    Additional
                              ----------------  ---------------  -----------------  Paid-In   Stockholder Accumulated
                              Shares   Amount   Shares  Amount     Shares   Amount  Capital   Receivables   Deficit
                              ------  --------  ------  -------  ---------- ------ ---------- ----------- -----------
Balance, December
31, 1996.........              6,601  $ 13,532   2,758  $ 5,301             $ --    $   --       $ --     $ (133,612)
 Accretion of
 temporary equity
 to fair value...                --        --      --       --          --    --        --         --        (41,244)
 Compensation
 expense on
 vesting of
 options.........                --        --      --       --          --    --     21,220        --            --
 Equity
 exchanges,
 cancellations
 and
 distributions to
 stockholders
 (net of fees of
 $3,499).........             (6,601)  (13,532) (2,758)  (5,301)        --    --    (21,220)       --        (86,353)
 Recapitalization
 (net of fees of
 $1,130).........                --        --      --       --   13,122,407   131    78,887       (634)          --
 Issuance of
 common stock in
 NTI
 acquisition.....                --        --      --       --    1,505,498    15    10,185        --            --
 Net loss........                --        --      --       --          --    --        --         --        (18,600)
                              ------  --------  ------  -------  ---------- -----   -------      -----    ----------
Balance, December
31, 1997.........                --        --      --       --   14,627,905   146    89,072       (634)     (279,809)
 Issuance of common stock in
 DCI merger......                --        --      --       --    9,188,221    92    73,154        --            --
 Issuance of
 common stock
 upon exercise of
 stock options...                --        --      --       --      328,357     3       111        --            --
 Issuance of
 common stock....                --        --      --       --       38,153     1       215        --            --
 Accrued interest
 on stockholder
 receivables.....                --        --      --       --          --    --        --         (41)          --
 Repayment of
 stockholder
 receivables ....                --        --      --       --          --    --        --          27           --
 Net loss .......                --        --      --       --          --    --        --         --        (52,112)
                              ------  --------  ------  -------  ---------- -----   -------      -----    ----------
                                                         Temporary Stockholders'
                                                                  Equity
                               Accumulated             ------------------------------
                                  Other                Redeemable  Common
                              Comprehensive              Common    Stock
                                  Loss        Total      Stock    Warrants   Total
                              ------------- ---------- ---------- --------- ---------
Balance, December
31, 1996.........                 $ --      $(114,779)  $ 38,906  $ 3,200   $ 42,106
 Accretion of
 temporary equity
 to fair value...                   --        (41,244)    38,094    3,150     41,244
 Compensation
 expense on
 vesting of
 options.........                   --         21,220        --       --         --
 Equity
 exchanges,
 cancellations
 and
 distributions to
 stockholders
 (net of fees of
 $3,499).........                   --       (126,406)   (77,000)  (6,350)   (83,350)
 Recapitalization
 (net of fees of
 $1,130).........                   --         78,384        --       --         --
 Issuance of
 common stock in
 NTI
 acquisition.....                   --         10,200        --       --         --
 Net loss........                   --        (18,600)       --       --         --
                              ------------- ---------- ---------- --------- ---------
Balance, December
31, 1997.........                   --       (191,225)       --       --         --
 Issuance of common stock in
 DCI merger......                   --         73,246        --       --         --
 Issuance of
 common stock
 upon exercise of
 stock options...                   --            114        --       --         --
 Issuance of
 common stock....                   --            216        --       --         --
 Accrued interest
 on stockholder
 receivables.....                   --            (41)       --       --         --
 Repayment of
 stockholder
 receivables ....                   --             27        --       --         --
 Net loss .......                   --        (52,112)       --       --         --
                              ------------- ---------- ---------- --------- ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              (In thousands, except share and per share amounts)

                    Convertible
                     Preferred    Old Common                                                         Accumulated
                       Stock         Stock       Common Stock    Additional                             Other
                   ------------- ------------- -----------------  Paid-In   Stockholder Accumulated Comprehensive
                   Shares Amount Shares Amount   Shares   Amount  Capital   Receivables   Deficit       Loss        Total
                   ------ ------ ------ ------ ---------- ------ ---------- ----------- ----------- ------------- ---------
Balance, December
31, 1998.........   --      --    --      --   24,182,636   242    162,552      (648)     (331,921)        --      (169,775)
 Issuance of
 common stock
 upon exercise of
 stock options...   --      --    --      --      110,774     1         44       --            --          --            45
 Issuance of
 common stock....   --      --    --      --        9,421   --          66       --            --          --            66
 Accrued interest
 on stockholder
 receivables.....   --      --    --      --          --    --         --        (34)          --          --           (34)
 Repayment of
 stockholder
 receivables.....   --      --    --      --          --    --         --         16           --          --            16
 Net loss........   --      --    --      --          --    --         --        --        (17,433)        --       (17,433)
                    ---    ----   ---    ----  ----------  ----   --------     -----     ---------     -------    ---------
Balance, December
31, 1999.........   --      --    --      --   24,302,831   243    162,662      (666)     (349,354)        --      (187,115)
 Issuance of
 common stock
 upon exercise of
 stock options
 (unaudited).       --      --    --      --      309,325     3        599       --            --          --           602
 Issuance of
 common stock in
 initial public
 offering, net of
 offering costs
 of $15,607
 (unaudited).....   --      --    --      --   12,000,000   120    152,273       --            --          --       152,393
 Issuance of
 common stock in
 MCM acquisition
 (unaudited).....   --      --    --      --    2,230,619    22     29,040       --            --          --        29,062
 Issuance of
 common stock
 upon exercise of
 warrants
 (unaudited).....   --      --    --      --      447,123     5        --        --            --          --             5
 Issuance of
 common stock
 through Employee
 Stock Purchase
 Plan
 (unaudited).....   --      --    --      --       30,492   --         359       --            --          --           359
 Foreign currency
 translation
 adjustment
 (unaudited).....   --      --    --      --          --    --         --        --            --       (4,208)      (4,208)
 Accrued interest
 on stockholder
 receivables
 (unaudited).....   --      --    --      --          --    --         --        (27)          --          --           (27)
 Repayment
 (borrowings) of
 stockholder
 receivables
 (unaudited).....   --      --    --      --          --    --         --        (17)          --          --           (17)
 Net income
 (unaudited).....   --      --    --      --          --    --         --        --          7,320         --         7,320
                    ---    ----   ---    ----  ----------  ----   --------     -----     ---------     -------    ---------
Balance,
September 30,
2000
(unaudited)......   --     $--    --     $--   39,320,390  $393   $344,933     $(710)    $(342,034)    $(4,208)   $  (1,626)
                    ===    ====   ===    ====  ==========  ====   ========     =====     =========     =======    =========
                   Temporary Stockholders' Equity
                   --------------------------------------
                                   Common
                    Redeemable     Stock
                   Common Stock   Warrants     Total
                   ------------- ------------ -----------
Balance, December
31, 1998.........            --           --         --
 Issuance of
 common stock
 upon exercise of
 stock options...            --           --         --
 Issuance of
 common stock....            --           --         --
 Accrued interest
 on stockholder
 receivables.....            --           --         --
 Repayment of
 stockholder
 receivables.....            --           --         --
 Net loss........            --           --         --
                   ------------- ------------ -----------
Balance, December
31, 1999.........            --           --         --
 Issuance of
 common stock
 upon exercise of
 stock options
 (unaudited).                --           --         --
 Issuance of
 common stock in
 initial public
 offering, net of
 offering costs
 of $15,607
 (unaudited).....            --           --         --
 Issuance of
 common stock in
 MCM acquisition
 (unaudited).....            --           --         --
 Issuance of
 common stock
 upon exercise of
 warrants
 (unaudited).....            --           --         --
 Issuance of
 common stock
 through Employee
 Stock Purchase
 Plan
 (unaudited).....            --           --         --
 Foreign currency
 translation
 adjustment
 (unaudited).....            --           --         --
 Accrued interest
 on stockholder
 receivables
 (unaudited).....            --           --         --
 Repayment
 (borrowings) of
 stockholder
 receivables
 (unaudited).....            --           --         --
 Net income
 (unaudited).....            --           --         --
                   ------------- ------------ -----------
Balance,
September 30,
2000
(unaudited)......     $      --    $      --  $      --
                   ============= ============ ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                           Nine Months Ended
                             Year Ended December 31,         September 30,
                           ------------------------------  -------------------
                             1997       1998       1999      1999      2000
                           ---------  ---------  --------  --------  ---------
                                                              (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss).......  $ (18,600) $ (52,112) $(17,433) $(12,157) $   7,320
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
   Write-off of acquired
    in-process research
    and development......        --      39,000       --        --         --
   Restructuring and
    other related
    charges..............        --         --      7,000       --         --
   Depreciation..........      2,568      9,212    14,413    10,687     13,533
   Amortization of debt
    issuance costs and
    discount.............     13,972     15,678    16,226    12,010     14,319
   Amortization of
    goodwill and
    intangible assets....        --      10,899    22,262    17,763     16,445
   Amortization of
    deferred interest
    rate swap income.....        --         --       (724)     (361)    (1,991)
   Deferred income
    taxes................     (3,834)    (4,478)   (8,892)   (4,581)       --
   Interest income on
    stockholder
    receivables..........        --         (41)      (34)      (24)       (28)
   Stock compensation
    expense..............     21,271        --        --        --         --
 Change in operating
  assets and
  liabilities, net of
  acquisitions:
   (Increase) decrease in
    accounts receivable..     (2,249)       196    (7,703)  (15,785)   (37,530)
   (Increase) decrease in
    inventories..........       (397)         5    (9,813)   (9,853)       220
   (Increase) decrease in
    prepaid expenses and
    other................       (905)     2,422    (1,066)   (1,650)    (2,235)
   Increase (decrease) in
    current income
    taxes................     (8,757)     4,744     4,687       --       6,281
   Increase (decrease) in
    accounts payable.....      1,106     (3,943)    3,227     8,127     14,159
   Increase (decrease) in
    accrued expenses.....      4,924     (4,887)    2,662    11,016     13,596
                           ---------  ---------  --------  --------  ---------
     Net cash provided by
      operating
      activities.........      9,099     16,695    24,812    15,192     44,089
                           ---------  ---------  --------  --------  ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of equipment
  and leasehold
  improvements...........     (6,000)   (15,925)  (18,225)  (14,159)   (19,357)
 Acquisition of NTI, net
  of cash acquired of
  $559...................    (38,948)       --        --        --         --
 NTI acquisition-related
  expenditures...........        --        (218)      --        --         --
 Merger with DCI, net of
  cash acquired of
  $2,469.................        --    (178,670)      --        --         --
 DCI merger-related
  expenditures...........        --         --       (323)     (323)       --
 Acquisition of Golden,
  net of cash acquired
  of $722................        --         --        --        --     (11,867)
 Acquisition of
  Automata...............        --         --        --        --     (19,805)
 Costs incurred in
  connection with the
  acquisition of MCM,
  net of cash acquired
  of $7,794..............        --         --        --        --      (2,375)
                           ---------  ---------  --------  --------  ---------
     Net cash used in
      investing
      activities.........    (44,948)  (194,813)  (18,548)  (14,482)   (53,404)
                           ---------  ---------  --------  --------  ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from the
  issuance of Bridge
  Loans..................    140,000        --        --        --         --
 Repayment of Bridge
  Loans..................   (140,000)       --        --        --         --
 Proceeds from issuance
  of long-term debt......    276,455    288,425       --        --         --
 Payments on long-term
  debt...................    (99,300)  (106,089)   (3,263)   (2,175)  (146,504)
 Net borrowings
  (repayments) on the
  revolving credit
  facility...............        --       7,000    (7,000)   (3,500)     9,500
 Payments of debt
  issuance and capital
  costs..................    (19,469)    (8,324)      --        --         --
 Payments of deferred
  note payable...........        --      (1,611)   (2,569)   (1,896)    (2,365)
 Principal payments on
  capital lease
  obligations............       (459)      (809)   (1,016)     (752)    (1,126)
 Cash dividends paid.....       (128)       --        --        --         --
 Redemption of Old
  Common Stock...........   (188,143)       --        --        --         --
 Issuance of common
  stock..................     72,101        217       --        --         --
 Payments of escrow
  payable to redeemed
  stockholders...........        --      (4,100)      --        --      (1,267)
 Repayment (borrowings)
  of stockholder
  receivables............        --          27        16        16        (17)
 Proceeds from interest
  rate swaps.............        --         --      6,062     6,062        --
 Payments of loan
  financing fees.........        --         --        --        --        (742)
 Proceeds from issuance
  of common stock
  through initial public
  offering...............        --         --        --        --     156,660
 Costs incurred in
  connection with the
  issuance of common
  stock through initial
  public offering........        --         --        --        --      (4,267)
 Issuance of common
  stock through Employee
  Stock Purchase Plan....        --         --        --        --         365
 Proceeds from exercise
  of stock options.......        --         114        45        39        602
                           ---------  ---------  --------  --------  ---------
     Net cash provided by
      (used in) financing
      activities.........     41,057    174,850    (7,725)   (2,206)    10,839
                           ---------  ---------  --------  --------  ---------
 Effect of exchange rate
  changes on cash........        --         --        --        --         326
                           ---------  ---------  --------  --------  ---------
     Net increase
      (decrease) in cash
      and cash
      equivalents........      5,208     (3,268)   (1,461)   (1,496)     1,850
                           ---------  ---------  --------  --------  ---------
Cash and cash
 equivalents, beginning
 of period...............        169      5,377     2,109     2,109        648
                           ---------  ---------  --------  --------  ---------
Cash and cash
 equivalents, end of
 period..................  $   5,377  $   2,109  $    648  $    613  $   2,498
                           =========  =========  ========  ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                   DDi CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (In thousands, except share and per share amounts)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation

   The consolidated financial statements include the accounts of DDi Corp. ("Holdings" or "Parent") and subsidiaries. As used herein, the "Company" means Holdings and its subsidiaries.

   In connection with the Recapitalization (as defined below), Holdings changed its name to Details Holdings Corp., incorporated Details, Inc. (now Dynamic Details, Incorporated ("Dynamic Details")) as a wholly-owned subsidiary and contributed substantially all of its assets, subject to certain liabilities, to Dynamic Details. In November 1997, Holdings organized Details Capital Corp. (now DDi Capital Corp.) ("DDi Capital") as a wholly-owned subsidiary and, in February 1998, contributed substantially all its assets (including the shares of common stock of Dynamic Details), subject to certain liabilities, including discount notes (as described in Note 6, the "Capital Senior Discount Notes"), to Details Capital. In July 1998, Holdings organized Details Intermediate Holdings Corp. (now DDi Intermediate Holdings Corp.) ("Intermediate") as a wholly-owned subsidiary and contributed all of the shares of common stock of Details Capital to Intermediate. In April 2000, Holdings acquired MCM Electronics Limited ("MCM"), (see Note 14) and has subsequently combined MCM with its other European operations to form DDi Europe Limited ("DDi Europe"). DDi Europe, Dynamic Details and Dynamic Details Design, LLC, a wholly-owned subsidiary of Intermediate formed in 1998, represent the operating divisions of Holdings.

   The consolidated financial statements include the accounts of Holdings' wholly-owned subsidiaries Colorado Springs Circuits Inc. ("NTI") (d/b/a Dynamic Details, Inc.-Colorado Springs) commencing on December 22, 1997 (date of acquisition), Dynamic Circuits, Inc. ("DCI") (d/b/a Dynamic Details, Inc.- Silicon Valley) commencing on July 23, 1998 (date of merger), DDi Europe Limited commencing on April 14, 2000 (date of acquisition of MCM), Automata International, Inc. ("Automata") commencing on August 4, 2000, the date of the acquisition of Automata's assets (see Note 14) and Golden Manufacturing, Inc. ("Golden") commencing on September 15, 2000, the date of the acquisition of Golden's assets (see Note 14). All intercompany transactions have been eliminated in consolidation.

   The financial information presented as of and for the periods ending September 30, 2000 and 1999 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for any interim periods have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to consolidated financial statement related to the interim period is also unaudited.

   Recapitalization--On October 28, 1997, the Recapitalization of Holdings took place as follows: (i) DI Acquisition Corp. ("DIA"), a transitory merger corporation, was capitalized with a $62.4 million investment from (a) investment funds associated with Bain Capital, Inc. ($46.3 million), (b) Chase Manhattan Capital, L.P. and its affiliates ("CMC") ($11.2 million) and
(c) other investors ($4.9 million); (ii) DIA, which had no operations and was formed solely for the purpose of effecting the Recapitalization, merged with and into Holdings with Holdings surviving the merger; (iii) certain stockholders and option holders of Holdings received an aggregate amount of cash equal to approximately $184.3 million (plus future escrow payments of approximately $8.6 million); (iv) CMC retained approximately 7.7% of the fully-diluted equity of Holdings, and certain other stockholders of Holdings retained approximately 2.8% of the fully-diluted equity of Holdings (in each case after giving effect to the Recapitalization and related transactions); (v) management retained approximately 17.1% (including certain options to acquire shares of common stock of Holdings) of the fully-

                                   DDi CORP.

               (In thousands, except share and per share amounts)

diluted equity of Holdings and acquired additional shares and options to acquire additional shares representing 10.4% of the fully-diluted equity of Holdings (in each case after giving effect to the Recapitalization and related transactions); (vi) the Company obtained $140 million of bridge loans; and
(vii) the Company obtained borrowings under the Dynamic Details senior term facility (as described in Note 6, the "Senior Term Facility") of $91.4 million. The existing shareholders prior to the Recapitalization retained in excess of 20% of the fully diluted common stock of Holdings after the Recapitalization and, accordingly, push-down accounting was not reflected in the accompanying consolidated financial statements as permitted by Staff Accounting Bulletin
No. 54 of the Securities and Exchange Commission. The merger of DIA referred to above was reflected in the accompanying consolidated financial statements as a Recapitalization and, accordingly, the historical bases of the Company's assets and liabilities were not affected.

   Initial Public Offering--Concurrent with the closing of DDi Corp.'s initial public offering on April 14, 2000 (see Note 18), each share of Class L common stock was reclassified into one share of Class A common stock plus an additional number of shares of Class A common stock (determined by dividing the preference amount of such per share by the initial public offering price of $14.00 per share). Class A and Class L common stock share ratably in the net income (loss) remaining after giving effect to the 12% yield on the Class L common stock. Each share of Class A common stock was then converted into 2.8076 shares of new common stock ("Common Stock") when DDi Corp. reincorporated in the state of Delaware. All periods presented have been retroactively adjusted for the effect of the reclassification and stock split.

Nature of Business

   The Company is a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and other electronics manufacturing service providers. The Company serves over 1,900 customers primarily in the telecommunications, computer and networking industries.

2. SIGNIFICANT ACCOUNTING POLICIES

   Cash and cash equivalents--Management defines cash and cash equivalents as highly liquid deposits with a remaining maturity of 90 days or less. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

   Inventories--Inventories include freight-in, materials, labor and manufacturing overhead costs and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

   Property, plant and equipment--Property, plant and equipment are stated at cost or in the case of property, plant and equipment acquired through business combinations, at fair value based upon allocated purchase price at the acquisition date. Depreciation is provided over the estimated useful lives of the assets using both the straight-line and accelerated methods. For leasehold improvements, amortization is provided over the shorter of the estimated useful lives of the assets or the lease term and included in the caption depreciation expense. See Note 5 for additional information.

   Debt issue costs and debt discounts--The Company deferred certain debt issue costs relating to the establishment of its various debt facilities and the issuance of its debt instruments (see Note 6). These costs are capitalized and amortized over the expected term of the related indebtedness using the effective interest method.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The Company issued both the Capital Senior Discount Notes and the Intermediate Senior Discount Notes (both as defined in Note 6) at a discount. Discounts are reflected in the accompanying balance sheets as a reduction of face value and are amortized over the expected term of the related indebtedness using the effective interest method. Amortization included as interest expense amounted to approximately $0.9 million, $9.9 million and $14.1 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   Goodwill and identifiable intangibles--The Company amortizes the goodwill recorded as a result of the acquisition of NTI and the merger with DCI (see
Note 14) on a straight-line basis over 25 years and 20 years, respectively, from the date of each transaction. Management believes that the estimated useful lives established at the dates of each transaction were reasonable based on the economic factors applicable to each of the businesses. Identifiable intangibles represent assets acquired through business combinations, and are stated at their fair values based upon purchase price allocations as of the transaction date. At December 31, 1998 and 1999, these assets are primarily comprised of developed technologies, customer relationships/tradenames, and assembled workforce. The developed technology assets are being charged to income over their estimated useful lives of 10 years, using an accelerated method of amortization, reflective of the relative contribution of each developed technology in periods following the transaction date. The customer relationships/tradenames and assembled workforce assets are being amortized on a straight-line basis over their estimated useful lives of 18 years and 4 years, respectively. As of December 31, 1998 and 1999, the accumulated amortization related to goodwill and identifiable intangibles was approximately $10.9 million and $33.1 million, respectively.

   Revenue recognition--The Company recognizes revenue from the sale of its products upon shipment to its customers. The Company provides a normal warranty on its products and accrues an estimated amount for this expense at the time of the sale.

   Concentration of credit risk--Financial instruments which potentially expose the Company to concentration of credit risk consist principally of trade accounts receivable. To minimize this risk, the Company performs ongoing credit evaluations of customers' financial condition and maintains reserves; the Company, however, generally does not require collateral. In 1999, no individual customer accounted for 10% or more of the Company's net sales. As of December 31, 1999, one individual customer accounted for 10% of the Company's total receivables. On a pro forma basis (assuming the merger with DCI occurred at the beginning of 1998) for the year ended December 31, 1998, no individual customer accounted for 10% or more of the Company's net sales; and as of December 31, 1998, no individual customer accounted for 10% or more of the Company's total accounts receivable. In 1997, a significant portion of the Company's sales were made to two customers. One of these customers accounted for 13% of the Company's total sales in 1997, with the second customer accounting for 10%.

   Environmental matters--The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated. To date, such costs have not been material (see Note 13).

   Income taxes--The Company records on its balance sheet deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in different periods for financial statement purposes versus tax return purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered through future operations (see Note 12).

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   Long-lived assets--The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires that long-lived assets, including goodwill, be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

   Foreign currency translation--The Company has designated local currency as the functional currency for its foreign subsidiaries. Accordingly, the assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. The income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resulting translation gains and losses are included as a component of stockholders' equity on the consolidated balance sheet. The impact of these translation gains and losses on comprehensive income are included on the consolidated statement of comprehensive income.

   Derivative financial instruments--The Company has only limited involvement with derivative financial instruments. As of December 31, 1998, the Company had entered into interest rate exchange agreements ("Swap Agreements") to reduce the risk of fluctuations in interest rates applicable to its Senior Term Facility (see Note 6). In January 1999, the Company elected to modify the terms of its Swap Agreements, resulting in no gain or loss. In June 1999, the Company elected to terminate and concurrently replace its Swap Agreements (as modified). The gain recognized from the termination of the Swap Agreements, along with the proceeds received from the execution of the new interest rate exchange agreements ("New Swap Agreements") will be amortized over the term of the respective Swap Agreements using the effective interest method. Amounts to be paid to/(received from) counterparties under its interest rate exchange agreements are reflected as increases/(decreases) to periodic interest expense (see Note 8).

  Stock options--The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for compensation cost related to stock option plans and other forms of stock-based compensation plans. The Company has elected to provide the pro forma disclosures as if the fair value based method had been applied. In accordance with SFAS No. 123, the Company applies the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25"), and accordingly, does not recognize compensation expense for its plans to the extent employee options are issued at exercise prices equal to or greater than the fair market value at the date of grant.

   Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Basic and diluted earnings per share--The Company has adopted the provisions of SFAS No. 128 "Earnings Per Share," which requires the Company to report both basic net income (loss) per share, which is based on the weighted average number of common shares outstanding, excluding contingently issuable shares such as the Class L common stock that were contingently convertible into common stock upon certain events, and diluted net income (loss) per share, which is based on the weighted average number of common shares outstanding and dilutive potential common shares outstanding.

   Prior to the initial public offering (see Note 1 and Note 18), the Company had two classes of common stock, Class A common stock ("Class A common") and Class L common stock ("Class L common"). Class L

                                   DDi CORP.

               (In thousands, except share and per share amounts)

common was identical to Class A common, except that each share of Class L common was entitled to a preferential payment upon any distribution by the Company equal to the original cost of such share ($364.09) plus an amount which accrues from the original issuance date on a daily basis at 12% per annum, compounded quarterly. After payment of this preference amount, each share of Class A common and Class L common would then share equally in all distributions.

   There were 233,594, 396,153 and 396,330 Class L common shares issued and outstanding at December 31, 1997, 1998 and 1999, respectively, and 396,153 (unaudited) shares issued and outstanding at September 30, 1999. The stated values for Class L common was $76,146, $147,157 and $147,216 at December 31, 1997, 1998 and 1999, respectively, and $147,216 (unaudited) at September 30, 1999. The Class L common liquidation preference was $159,024 and $179,996 at December 31, 1998 and 1999, respectively.

                                                                Nine Months Ended
                               Year Ended December 31             September 30,
                          ----------------------------------  -----------------------
                             1997        1998        1999        1999        2000
                          ----------  ----------  ----------  ----------  -----------
                                                                   (unaudited)
Numerator:
Income (loss) before
 extraordinary item.....  $  (17,012) $  (49,698) $  (17,433) $  (12,157) $     9,871
Priority distribution
 due shares of Class L
 common stock...........      (1,075)     (6,272)    (14,112)    (10,669)      (4,356)
                          ----------  ----------  ----------  ----------  -----------
Income (loss) allocable
 to common stock........     (18,087)    (55,970)    (31,545)    (22,826)       5,515
Extraordinary item......      (1,588)     (2,414)        --          --        (2,551)
                          ----------  ----------  ----------  ----------  -----------
Net income (loss)
 allocable to common
 stock..................  $  (19,675) $  (58,384) $  (31,545) $  (22,826) $     2,964
                          ==========  ==========  ==========  ==========  ===========
Denominator:
Weighted average shares
 of common stock
 outstanding (basic)....   5,299,600   7,607,024   9,831,042   9,797,448   27,904,918
Dilutive potential
 common shares:
Stock options and
 warrants...............         --          --          --          --     1,503,923
                          ----------  ----------  ----------  ----------  -----------
Shares used in computing
 diluted income (loss)
 per share..............   5,299,600   7,607,024   9,831,042   9,797,448   29,408,841
                          ==========  ==========  ==========  ==========  ===========

   As a result of the loss before extraordinary item, after deducting priority distributions of Class L common stock, incurred during the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999, all potential common shares were anti-dilutive and excluded from the diluted net loss per share calculation for those periods.

   Reclassifications--Certain prior year amounts have been reclassified to conform with the 1999 presentation. Certain amounts for the nine months ended September 30, 2000 have been reclassified to conform with the nine months ended September 30, 1999 presentation.

   Recently issued accounting standards-- In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for reporting and disclosure of comprehensive income and its components. This statement became effective for the Company's fiscal year ending December 31, 1998. For 1998 and 1999, the Company has no elements which give rise to reporting comprehensive income. For the nine months ended September 30, 2000, the Company reported comprehensive income which consisted of net income less foreign currency translation adjustment of $(4,208).

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   In June 1997, the FASB also issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 modifies the disclosure requirements for reportable operating segments. This statement became effective for the Company's fiscal year ending December 31, 1998. This pronouncement currently has had no significant impact on the reporting practices of the Company since its adoption. Until such time as the Company diversifies its operations, management believes such pronouncement will not be applicable.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would require the Company to reflect the fair value of its derivative instruments (see Note 8) on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for SFAS No. 133. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133 and is therefore effective for the Company beginning with its fiscal quarter ending March 31, 2001.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Company believes that adopting SAB 101 will not have a material impact on its financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of Accounting Principal Board No. 25 This interpretation clarifies:

  . the definition of employee for purposes of applying Opinion 25, which deals with stock compensation issues;

  . the criteria for determining whether a plan qualifies as a noncompensatory plan;

  . the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and

  . the accounting for an exchange of stock compensation awards in a business combination.

   This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The Company believes that the adoption of FIN 44 will not have a material impact on its financial position or results of operations.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


3. ACCOUNTS RECEIVABLE

   Accounts receivable, net consist of the following:

                                                 December 31,     September 30,
                                                ----------------  -------------
                                                 1998     1999        2000
                                                -------  -------  -------------
                                                                   (unaudited)
     Accounts receivable....................... $36,192  $44,358    $107,282
     Less: Allowance for doubtful accounts.....  (1,428)  (1,584)     (5,942)
                                                -------  -------    --------
                                                $34,764  $42,774    $101,340
                                                =======  =======    ========

4. INVENTORIES

   Inventories consist of the following:

                                                    December 31,   September 30,
                                                   --------------- -------------
                                                    1998    1999       2000
                                                   ------- ------- -------------
                                                                    (unaudited)
     Raw materials................................ $ 6,628 $11,828    $ 9,880
     Work-in-process..............................   4,406   5,601     14,564
     Finished goods...............................   1,581   2,780      3,657
                                                   ------- -------    -------
                                                   $12,615 $20,209    $28,101
                                                   ======= =======    =======

5. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment, net consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
     Buildings and leasehold improvements................... $ 17,255  $ 18,245
     Machinery and equipment................................   61,441    73,092
     Office furniture and equipment.........................    8,352    11,538
     Vehicles...............................................      240       250
     Land...................................................    2,235     2,235
     Deposits on equipment..................................    2,712     3,902
                                                             --------  --------
                                                               92,235   109,262
     Less: Accumulated depreciation.........................  (31,217)  (46,053)
                                                             --------  --------
                                                             $ 61,018  $ 63,209
                                                             ========  ========

   The depreciable lives assigned to buildings are 30-40 years. Existing leaseholds are depreciated over 7-15 years. Machinery, office furniture, equipment and vehicles are each depreciated over 3-7 years. Deposits are not depreciated as the related asset has not been placed into service.

   Buildings and leasehold improvements include capital leases of approximately $5.1 million with related accumulated depreciation of approximately $1.5 million and $2.0 million at December 31, 1998 and 1999, respectively. Machinery and equipment includes capital leases of approximately $4.2 million with related accumulated depreciation of approximately $1.1 million and $1.6 million at December 31, 1998 and 1999, respectively.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

   Long-term debt and capital lease obligations consist of the following:

                                                December 31,      September 30,
                                              ------------------  -------------
                                                1998      1999        2000
                                              --------  --------  -------------
                                                                   (unaudited)
   Senior Term Facility...................... $255,000  $251,738    $148,712
   10.0% Senior Subordinated Notes...........  100,000   100,000     100,000
   12.5% Capital Senior Discount Notes, face
    amount $110,000 net of unamortized
    discount of $41,195 and $32,283 at
    December 31, 1998 and 1999, respectively
    and $24,810 at
    September 30, 2000 (unaudited)...........   68,805    77,717      85,190
   13.5% Intermediate Senior Discount Notes,
    face amount $66,810 net of unamortized
    discount of $31,267 and $26,051 at
    December 31, 1998 and 1999, respectively
    and face amount $33,405 net of
    unamortized discount of $10,808 at
    September 30, 2000 (unaudited)...........   35,543    40,759      22,597
   MCM Facilities Agreement..................      --        --       27,653
   Capital lease obligations.................    7,540     6,524       8,780
                                              --------  --------    --------
                                               466,888   476,738     392,932
   Less: current maturities..................   (4,390)   (7,035)    (14,423)
                                              --------  --------    --------
                                              $462,498  $469,703    $378,509
                                              ========  ========    ========

Senior Credit Facility

   In connection with the merger with DCI (see Note 14), Dynamic Details entered into an agreement with a co-syndication of banks, including Chase Manhattan Bank, N.A. and Bankers Trust Company. Borrowings under this agreement consist of the Senior Term Facility and the Revolving Credit Facility (collectively, the "Senior Credit Facility"). Under the terms of this agreement, Dynamic Details must comply with certain restrictive covenants, which include the requirement that Dynamic Details meet certain financial tests. In addition, Dynamic Details is restricted from making certain payments, including dividend payments to its stockholders. The Senior Credit Facility is jointly and severally guaranteed by Intermediate and DDi Capital, and is collateralized by a pledge of substantially all of the capital stock of Dynamic Details and certain of its subsidiaries. The Senior Credit Facility expires in April 2005.

Senior Term Facility

   Under the Senior Term Facility, $255 million ($105 million under Tranche A and $150 million under Tranche B) was advanced to Dynamic Details in connection with the merger with DCI (see Note 14) on July 23, 1998. Scheduled principal and interest payments are due quarterly beginning June 30, 1999 (other than with respect to the last installment, which is due on July 22, 2004 and April 22, 2005 for Tranche A and Tranche B, respectively). Borrowings under the Senior Term Facility bear interest at a floating rate at Dynamic Details's option at a rate equal to either (1) 2.25%, for Tranche A, and 2.50%, for Tranche B, per annum plus the applicable LIBOR rate or (2) 1.25%, for Tranche A, and 1.50%, for Tranche B, per annum plus the higher of (a) the applicable prime lending rate of The Chase Manhattan Bank (8.5% at December 31, 1999) or
(b) the federal reserve reported overnight funds rate plus 1/2 of 1% per annum (the "Index Rate"). The applicable margin of 2.25% for Tranche A is subject to reduction in accordance with an agreed upon pricing grid based on decreases in the Company's consolidated leverage ratio, defined as consolidated total debt to consolidated EBITDA (earnings before net interest expense, income taxes, depreciation, amortization and extraordinary or non-recurring expenses). As of December 31, 1999, the Company elected the LIBOR rate (6.5% at December 31,
1999), reset monthly.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


Revolving Credit Facility

   Dynamic Details also has a $45.0 million Revolving Credit Facility for revolving credit loans, letters of credit and swing line loans which expires on July 22, 2004. Advances under the Revolving Credit Facility bear interest at Dynamic Details's option at a rate equal to either (1) 2.25% per annum plus the applicable LIBOR rate or (2) 1.25% per annum plus the Index Rate. In addition, Dynamic Details is required to pay a fee of 1/2 of 1% per annum on the average unused commitment under the Revolving Credit Facility. At December 31, 1998, Dynamic Details had borrowings outstanding of $7.0 million on this Revolving Credit Facility. At December 31, 1999, Dynamic Details had no borrowings outstanding on this Revolving Credit Facility and had $0.7 million reserved against the Revolving Credit Facility for a letter of credit. The Company intends to paydown the balance from time-to-time, therefore it is classified as current in the accompanying consolidated balance sheets. As of December 31, 1999, the Company elected the LIBOR rate (6.5% at December 31, 1999), reset monthly.

Senior Subordinated Notes

   Subsequent to the Recapitalization, on November 18, 1997, DDi issued $100 million of Senior Subordinated Notes. The Senior Subordinated Notes bear interest at 10% per annum, payable semi-annually in arrears on each May 15 and November 15 of each year, through the maturity date on November 15, 2005.

   Except as described below, Dynamic Details may not redeem the Senior Subordinated Notes prior to November 15, 2001. Prior to November 15, 2000, however, up to 40% of the Senior Subordinated Notes, at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, may be redeemed at Dynamic Details's option with the net proceeds of the sale in public offerings of common stock of Holdings (provided that at least 60% of the original principal amount of the Subordinated Notes remains outstanding immediately after such redemption). On or after November 15, 2001, the Senior Subordinated Notes may be redeemed at the option of Dynamic Details, in whole or in part from time to time, at redemption prices ranging from 105% of principal amount in the year ended November 15, 2001 to 100% of principal amount subsequent to November 15, 2004, plus accrued and unpaid interest.

   The Senior Subordinated Notes are guaranteed, on a senior subordinated basis, jointly and severally, by DDi Capital and its wholly-owned subsidiaries (the "Guarantors"). The Senior Subordinated Note indenture also contains covenants that restrict the Guarantors from incurring additional indebtedness and from making certain payments, including dividend payments to its stockholders.

Capital Senior Discount Notes

   In 1997, subsequent to the Recapitalization, Holdings issued $110 million face amount at maturity (net proceeds of $60.1 million) of senior discount notes ("Capital Senior Discount Notes"), and DDi Capital later succeeded to Holdings obligations under the Capital Senior Discount Notes. The Capital Senior Discount Notes are unsecured, senior obligations and will be effectively subordinated to all future indebtedness and liabilities of DDi Capital's subsidiaries. The Capital Senior Discount Notes begin bearing cash interest of 12.5% at November 15, 2002, payable each May 15 and November 15 in arrears, through the maturity date of November 15, 2007.

   Except as described below, DDi Capital may not redeem the Capital Senior Discount Notes prior to November 15, 2002. Prior to November 15, 2000, however, up to 40% of the Capital Senior Discount Notes, at a redemption price of 112.5% of the accreted principal amount thereof, plus accrued and unpaid interest, may be

                                   DDi CORP.

               (In thousands, except share and per share amounts)

redeemed at DDi Capital's option with the net proceeds of the sale in public offerings of common stock of Holdings (provided that at least 60% of the original principal amount of the Capital Senior Discount Notes remains outstanding immediately after such redemption). On or after November 15, 2002, the Capital Senior Discount Notes may be redeemed at the option of DDi Capital, in whole or in part from time to time, at redemption prices ranging from 106.25% of accreted principal amount in the year ended November 15, 2002 to 100% of accreted principal amount subsequent to November 15, 2005, plus accrued and unpaid interest.

   The Capital Senior Discount Note indenture also contains covenants that restrict the Company from incurring additional indebtedness and from making certain payments, including dividend payments to its stockholders.

Intermediate Senior Discount Notes

   In July 1998, Intermediate issued senior discount notes ("Intermediate Senior Discount Notes") in conjunction with the merger with DCI (see Note 14), the proceeds of which amounted to approximately $33 million. The Intermediate Senior Discount Notes are unsecured, senior obligations and will be effectively subordinated to all future indebtedness and liabilities of Intermediate's subsidiaries. These notes accrete in value at a rate of 13.5%, compounded semi-annually and have a stated maturity of June 30, 2008. These notes have a stated principal at maturity of approximately $67 million, although approximately 43% of the stated principal amount of the debt is due December 2003. Cash interest begins accruing as of June 30, 2003 and will be payable each June 30 and December 31, in arrears, commencing December 31, 2003 through the maturity date. This debt is redeemable at Intermediate's option, in whole or in part, at any time, at redemption prices which decrease throughout the life of the debt. Prior to June 30, 2003, the redemption price is an amount sufficient to generate, to the holders of this debt, an internal rate of return per annum on the initial offering price ranging from 18% to 20%. Subsequent to June 30, 2003, the redemption prices range from 106.75% of accreted principal, decreasing 2.25% per annum to 100% of accreted principal subsequent to June 30, 2006, plus accrued but unpaid interest.

   The Intermediate Senior Discount Note indenture also contains covenants limiting, among other things, dividends, asset sales, and transactions with affiliates. These restrictions apply both to Intermediate and its subsidiaries.

MCM Facilities Agreement (Unaudited)

   In connection with the acquisition of MCM (see Note 14), the Company assumed MCM's remaining outstanding indebtedness under a facilities agreement dated May 27, 1999 between MCM and the Governor of the Bank of Scotland as arranger, agent, security trustee, term loan bank and working capital bank ("the MCM Facilities Agreement"). The MCM Facilities Agreement consists of (1) a Tranche A term loan facility of approximately $26 million; (2) a Tranche B term loan facility of approximately $4 million; (3) a Tranche C term loan facility of up to an aggregate principal amount of approximately $5 million; and (4) a working capital facility of up an aggregate maximum principal amount of approximately $6 million.

   The MCM Facilities Agreement expires in June 30, 2007 and requires MCM to meet financial ratios and to comply with other restrictive covenants.

   The Tranche A term loan facility is repayable in increasing quarterly installments beginning in June 2000 with the final payment payable in September 2006. The Tranche B term loan facility is repayable in full in June 2007. The Tranche C term loan facility is repayable in annual installments between March 2001 and March 2006. The working capital facility is available until July 2002.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

   Borrowings under the facilities bear interest at varying rates, comprising LIBOR at the dates of commencement of the relevant quarterly interest period plus a margin of 2.06% for Tranche A, 3.56% for Tranche B, and 2.06% for Tranche C and 2.06% for the working capital facility. Interest payments are due quarterly.

   The MCM Facilities Agreement requires payments of non-utilization fees on the average unused portion of each of the facilities.

Debt Issue Costs

   In connection with establishing its various debt facilities and the issuance of its debt instruments, the Company incurred approximately $17.3 million in fees which have been capitalized as debt issue costs. Accumulated amortization as of December 31, 1998 and 1999 was approximately $1.4 million and $3.5 million, respectively. During 1997, certain debt was retired and the net carrying amount of the related debt issue costs was written off, resulting in an extraordinary loss of $1.6 million, net of related income tax of $1.1 million. During 1998, certain debt was retired and the net carrying amount of the related debt issue costs was written off, resulting in an extraordinary loss of $2.4 million, net of related income taxes of $1.5 million.

Change of Control

   Upon a change in control, as defined in the Senior Subordinated Note and the Capital Senior Discount Note indentures, Dynamic Details or DDi Capital may redeem the Senior Subordinated Notes or the Capital Senior Discount Notes, respectively, in whole, but not in part, before November 15, 2002 at 100% of principal in the case of the Senior Subordinated Notes, or 100% of the accreted value in the case of the Capital Senior Discount Notes, plus the applicable premium, as defined in the Senior Subordinated Note and the Capital Senior Discount Note indentures, and accrued and unpaid interest as of the date of redemption. In the event the Company does not elect to redeem the notes prior to such date, each holder of the Subordinated Notes and Capital Senior Discount Notes may require Dynamic Details or DDi Capital, respectively, to repurchase all or a portion of such holder's notes at a cash purchase price equal to 101% of the principal amount or the accreted value, plus accrued and unpaid interest if any, to the date of repurchase. The Intermediate Senior Discount Note indenture provides that in the event of such a change in control, each holder of the Intermediate Senior Discount Notes will have the right to have Intermediate redeem all or any part of the portion of the Intermediate Senior Discount Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest (or accreted value), if any to the date of purchase. The Senior Credit Facility provides that the occurrence of such a change in control constitutes an event of default, which could require the immediate repayment of the Senior Credit Facility.

Exchange Offer

   On March 24, 1998, the Company consummated exchange offers of previously unregistered Capital Senior Discount Notes and Senior Subordinated Notes for registered notes (with terms identical in all material respects) on Form S-4 under the Securities Act of 1933, as amended.

Related Party Transactions

   In connection with the Recapitalization and related transactions subsequent thereto, CMC, a shareholder, and its affiliates The Chase Manhattan Bank, N.A. ("Chase") and Chase Securities Inc. were paid fees and expenses aggregating approximately $16 million and CMC and Chase received common stock warrants valued at approximately $3.4 million (see Note 11).

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   In conjunction with the merger with DCI in 1998 (see Note 14), Chase acted as collateral, co-syndication, and administrative agent with regard to the establishment of the Senior Credit Facility. In this capacity, Chase received $2.4 million in fees. Chase also participates as a lender in the syndication, and is a counterparty to one of the Company's interest rate exchange agreements, under terms similar to those of the other participants and counterparties.

   The Company has a management agreement with Bain Capital Partners V, L.P. ("Bain"), an affiliate of Bain Capital Funds, the controlling shareholders, under which Bain is entitled to management fees (see Note 13).

   Pursuant to the management agreement with Bain, and in connection with the MCM transaction (see Note 14) and related matters, Bain was paid a fee of approximately $3 million (unaudited). The management agreement with Bain was terminated by mutual consent of the parties in connection with the Company's initial public offering which closed on April 14, 2000 (see Note 18).

Future Payments

  As of December 31, 1999, the scheduled future annual principal payments of long-term debt are as follows:

     Year Ending December 31,
       2000............................................................ $  5,925
       2001............................................................   19,838
       2002............................................................   25,875
       2003............................................................   60,713
       2004............................................................   72,225
       Thereafter......................................................  343,972
                                                                        --------
                                                                        $528,548
                                                                        ========

7. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
     Accrued salaries and related benefits..................... $ 4,253 $ 7,347
     Accrued interest payable..................................   1,438   1,307
     Accrued restructuring charges.............................     --    2,600
     Other accrued expenses....................................   7,560   7,157
     Escrow payable to redeemed stockholders...................   3,900   3,900
                                                                ------- -------
                                                                $17,151 $22,311
                                                                ======= =======

8. DERIVATIVES

   Pursuant to its interest rate risk management strategy and to certain requirements imposed by the Company's Senior Credit Facility (see Note 6), the Company entered into two interest rate exchange agreements ("Swap Agreements"), effective October 1, 1998. Together these agreements represented an effective cash flow hedge of the variable rate of interest (1-month LIBOR) paid under the Senior Term Facility,

                                   DDi CORP.

               (In thousands, except share and per share amounts)

minimizing exposure to increases in interest rates related to this debt over its scheduled term. Under the Swap Agreements, the Company received a variable rate of interest (1-month LIBOR) and paid a fixed rate of interest (blended annual rate of 5.27%). These rates were applied to a notional amount ($255 million from October 1 through December 31, 1998) which decreases at such times, and in such amounts, as to conform with the principle outstanding under the Senior Term Facility through its scheduled maturity in 2005. In January 1999, the Company and each counterparty agreed to modify certain features of the Swap Agreements. In return for a reduction in the blended fixed rate of interest paid by the Company (to 4.96% per annum), the counterparties were granted the option to terminate their respective agreements on January 31, 2002.

   In June 1999, the Company elected to terminate and concurrently replace the Swap Agreements. The Company received cash proceeds of approximately $6.1 million from these transactions which will be recognized as a reduction to interest expense. Of this amount, approximately $5.6 million represents the gain from the termination of the Swap Agreements and will therefore be amortized using the effective interest method through January 2002, the original scheduled maturity of the Swap Agreements. The remaining $0.5 million represents proceeds from the execution of the new interest rate exchange agreements ("New Swap Agreements") and will be amortized into interest expense using the effective interest method through April 2005, over the term of the New Swap Agreements. It is anticipated that the impact of this amortization will not materially affect interest expense in any period.

   The New Swap Agreements represent an effective cash flow hedge, consistent with the nature of the Swap Agreements. Under the terms of the New Swap Agreements, the Company pays a maximum annual rate of interest applied to a notional amount equal to the principal balance of the Senior Term Facility for the period June 30, 1999 through August 31, 2001. During this period, the Company's maximum annual rate is 5.65% for a given month, unless 1-month LIBOR for that month equals or exceeds 7.00%, in which case the Company pays 7.00% for that month. From September 1, 2001 through the scheduled maturity of the Senior Term Facility in 2005, the Company pays a fixed annual rate of 7.35% applied to a notional amount equal to 50% of the principal balance of the Senior Term Facility during that period.

   Unaudited -- In April 2000, due to the repayment of a portion of the principal of the Senior Term Facility funded from the proceeds of the initial public offering (see Note 18), the Company modified the New Swap Agreements. Under the terms of the modified New Swap Agreements, the application of the interest rate caps of 5.65% and 7.00% has been extended until December 31, 2001 (from August 31, 2001) and the notional amount of the swap through December 31, 2001 was reduced in proportion to the reduction in Senior Term Facility principal. The interest rate cap of 5.65%, however, is now only effective through December 31, 2000 when it becomes 5.75% which is effective from January 1, 2001 through the end of the swap term on December 31, 2001. In addition, the application of the fixed annual rate of 7.35% has been deferred until January 1, 2002 (from September 1, 2001). In October 2000, the Company elected to terminate and concurrently replace an existing interest rate exchange agreement (see Note 20).

   Counterparty risk is limited to amounts to be reflected in the Company's consolidated balance sheet. This risk is minimized and is expected to be immaterial to the Company's consolidated results of operations as the New Swap Agreements provide for monthly settlement of the net interest owing. Further, each counterparty to the New Swap Agreements carries at least a "single-A" credit rating. The impact of the interest rate exchange agreements on the Company's interest expense was not material.

   Unaudited -- MCM entered into an interest rate swap agreement effective January 12, 2000 which represents an effective cash flow hedge of the variable rate of interest (3-month LIBOR) paid under the MCM facilities agreement, minimizing exposure to increases in interest rates related to this debt over the scheduled

                                   DDi CORP.

               (In thousands, except share and per share amounts)

term of the swap through September 2002. Under the swap terms, MCM pays a fixed rate of interest, an annual rate of 6.92%. This rate is applied to fixed amounts of debt per the agreement, which approximate 93% of the outstanding balance at September 30, 2000.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities and variable rate debt approximate book value as of December 31, 1998 and 1999. The carrying value for the fixed rate Intermediate Senior Discount Notes was established based upon market conditions at the time the debt was issued and through December 31, 1998, such market conditions had not changed significantly. As of December 31, 1999, the fair value of the Intermediate Senior Discount Notes is based on the calculated premium to redeem the debt in accordance with the Intermediate Senior Discount Notes indenture. Use of this basis reflects the Company's anticipated redemption of the Intermediate Senior Discount Notes in connection with the initial public offering of the Company's common stock during 2000. As of December 31, 1998 and 1999, the fair value of the Company's Senior Subordinated Notes, Capital Senior Discount Notes and Swap Agreements were different from their carrying values. The fair values of the Company's Senior Subordinated Notes and Capital Senior Discount Notes are estimated based on their quoted market prices. The fair value of the Company's Swap Agreements as of December 31, 1998 and 1999 is based on the difference between the Company's interest rate as determined by the Swap Agreements and the market interest rate for swaps with the same contractual terms as of December 31, 1998 and 1999, respectively.

   The estimated fair values of the Company's financial instruments are as follows:

                                            December 31, 1998  December 31, 1999
                                            -----------------  -----------------
                                            Carrying   Fair    Carrying   Fair
                                             Amount   Value     Amount   Value
                                            -------- --------  -------- --------
Variable rate debt:
  Revolving Credit Facility................ $  7,000 $  7,000  $    --  $    --
  Senior Term Facility..................... $255,000 $255,000  $251,738 $251,738
Fixed rate debt:
  10% Senior Subordinated Notes............ $100,000 $ 96,000  $100,000 $ 92,500
  Capital Senior Discount Notes............ $ 68,805 $ 61,600  $ 77,717 $ 57,200
  Intermediate Senior Discount Notes....... $ 35,544 $ 35,544  $ 40,759 $ 43,408
  Swap Agreements.......................... $    --  $ (1,081) $    --  $  1,346

10. CAPITAL LEASE OBLIGATIONS

   The Company leases certain facilities and equipment under capital lease obligations bearing implicit interest rates ranging from 8% to 12%. The terms of the lease require monthly payments of approximately $152 including interest at December 31, 1999. Certain leases contain an option for the Company to renew for an additional term at the end of the initial term and an option to purchase the facilities and equipment at their fair values at the end of the initial term and at the end of the second term.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


Future Payments

   Aggregate annual maturities of capital lease obligations (for periods subsequent to December 31, 1999) are as follows:

                                                                     Present
                                           Total     Less Amount  Value of Net
                                       Minimum Lease Representing Minimum Lease
                                         Payments      Interest     Payments
                                       ------------- ------------ -------------
    Year Ending December 31,
    2000..............................    $1,835        $  726       $1,109
    2001..............................     1,831           606        1,225
    2002..............................     1,522           481        1,041
    2003..............................     1,298           371          927
    2004..............................     1,298           253        1,045
    Thereafter........................     1,298           121        1,177
                                          ------        ------       ------
                                          $9,082        $2,558       $6,524
                                          ======        ======       ======

11. STOCKHOLDERS' EQUITY

Old Common Stock, Preferred Stock and Additional Paid-in Capital

   At December 31, 1996 and immediately prior to the Recapitalization, the Company's stockholders' equity consisted of the following: (i) 100,000 authorized shares of no par value common stock ("Old Common") with approximately 9,717 shares outstanding; (ii) 100,000 authorized shares of no par value convertible preferred stock with approximately 6,601 shares outstanding. Due to the existence of a put option for 6,959 common shares, the estimated fair value of these shares was accreted to estimated fair value and was classified as temporary stockholders' equity. The estimated fair value of the Old Common at December 31, 1996 was approximately $5,590 per share and at the date of the Recapitalization was approximately $11,308. The Old Common, preferred stock and common stock purchase warrants were canceled as part of the Recapitalization.

Recapitalization

   In connection with the Recapitalization, the Company accelerated the vesting of all outstanding options to purchase shares of its Old Common and made such options immediately exercisable. Certain members of management then exercised approximately 1,374 options granted under the Company's 1996 Performance Stock Option Plan (the "1996 Stock Option Plan"), to purchase an equal number of shares of Old Common. In addition, the convertible preferred stock and the Old Common purchase warrants were converted into 565 shares of Old Common. Holdings then: (i) redeemed and canceled approximately 16,232 shares of Old Common and options to purchase 64 shares of Old Common options granted under the Company's 1996 Employee Stock Option Plan (the "1996 Employee Plan") at a redemption price of approximately $11,308 per share, plus future escrow payments estimated at $508 per share or $8.6 million in the aggregate at December 31, 1997, payable by March 31, 1999; (ii) canceled all remaining options authorized but ungranted under the 1996 option plans; (iii) converted the remaining approximately 1,938 shares of Old Common into approximately 3,267,726 shares of Common Stock and (iv) converted the remaining approximately 513 unexercised options to purchase shares of Old Common into options to purchase approximately 739,810 shares of Common Stock. The escrow payment described above represents the distribution by the Company to all shareholders of record as of the Recapitalization date, of the income tax benefit received by the Company as a result of the compensation expense recorded for the accelerated vesting of options to purchase shares of Old

                                   DDi CORP.

               (In thousands, except share and per share amounts)

Common. At December 31, 1999, approximately 117,405 options to purchase shares of Common Stock at $0.34 per share and approximately 413,685 options to purchase shares of Common Stock at $2.44 per share remain outstanding and fully vested.

Common Stock Warrants

   As part of the financing associated with the Recapitalization, warrants were granted to affiliates of The Chase Manhattan Bank (Note 6) to purchase 447,174 shares of Common Stock. In connection with the initial public offering (see
Note 18), these affiliates of The Chase Manhattan Bank received 447,123 (unaudited) shares of Common Stock through a cashless exercise of their outstanding warrants. A fair value of $3,420 was ascribed to the warrants and recorded as a debt discount. In connection with the initial public offering, these warrants were exercised.

   In connection with the DCI merger (Note 14), warrants were granted to purchase 195,406 shares of Common Stock at $21.79 per share. Such warrants are exercisable through July 22, 2008.

Common Stock

   The Company has one authorized class of Common Stock with a par value of $0.01.

Stock Options

   Prior to the Recapitalization, the Company had two stock option plans, the 1996 Stock Option Plan and the 1996 Employee Plan together the "1996 Option Plans." The term of the options under these plans is ten years from the date of grant. Under the 1996 Option Plans, the Board granted options to acquire approximately 1,950 shares of Old Common, at an exercise price of approximately $2,179 per share. Immediately prior to the Recapitalization, the Company accelerated the vesting of all outstanding options (totaling approximately 1,950 shares) to purchase shares of its Old Common making all such options immediately exercisable. In connection therewith, the Company recorded $21.3 million of compensation expense in 1997 based on the difference between the estimated fair value of underlying Old Common and the option exercise price and $10 million of compensation expense for bonuses payable to employees to cover the employees' taxes upon the exercise of these options in conjunction with the Recapitalization.

   During 1997, 1998 and 1999 there were no grants, exercises, forfeitures, or expirations of options under either the 1996 Stock Option Plan or the 1996 Employee Plan. As of December 31, 1999, the options outstanding under both of these plans had remaining weighted-average contractual terms of approximately seven years.

   In 1997, Holdings adopted its 1997 Details, Inc. Equity Incentive Plan (the "1997 Employee Stock Option Plan"), authorizing the grant of options to certain management of the Company to purchase 659,786 shares of Common Stock. The term of the options under this plan is ten years from the date of grant. Options granted under this plan vest in equal monthly amounts over four years, with immediate vesting upon a change in control or sale of all of the assets of the Company. Of the total shares authorized under the plan, options to purchase half of the shares (329,893) have an exercise price of $1.78 ("$1.78 Options"), with the other half having an exercise price of $21.79 ("$21.79 Options"). For all options granted under this plan, the exercise prices approximated the estimated fair value at the date of grant, resulting in no compensation expense. As of December 31, 1999, the options outstanding under this plan had a remaining weighted-average contractual term of approximately eight years.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

   Stock option activity under the 1997 Employee Stock Option Plan is:

                                            $1.78 Options     $21.79 Options
                                          -----------------  ----------------
                                                    Number            Number
                                          Exercise    of     Exercise   of
                                           Price    Shares    Price   Shares
                                          -------- --------  -------- -------
   Granted...............................  $1.78    326,089   $21.79  326,089
   Exercised.............................  $1.78   (326,089)     --       --
   Forfeited.............................    --         --       --       --
                                                   --------           -------
   Balance at December 31, 1997..........    --         --    $21.79  326,089
   Granted...............................    --         --       --       --
   Exercised.............................    --         --       --       --
   Forfeited.............................    --         --       --       --
                                                   --------           -------
   Balance at December 31, 1998..........    --         --    $21.79  326,089
   Granted...............................  $1.78     27,444   $21.79   33,778
   Exercised.............................    --         --       --       --
   Forfeited.............................    --         --    $21.79  (25,333)
                                                   --------           -------
   Balance at December 31, 1999..........  $1.78     27,444   $21.79  334,534
   Granted (unaudited)...................    --         --       --       --
   Exercised (unaudited).................  $1.78     (1,520)     --       --
   Forfeited (unaudited).................  $1.78     (4,093)  $21.79   (4,867)
                                                   --------           -------
   Balance at September 30, 2000
    (unaudited)..........................  $1.78     21,831   $21.79  329,667
                                                   ========           =======
   Exercisable at December 31, 1999......             4,562           158,043
                                                   ========           =======
   Exercisable at September 30, 2000
    (unaudited)..........................             7,361           227,402
                                                   ========           =======

   Had compensation costs for the stock options issued under the 1996 Stock Option Plan, 1996 Employee Plan and the 1997 Employee Stock Option Plan been determined based on the grant date fair values as required by SFAS No. 123, there would have been no significant effect on the Company's reported net loss for the periods presented. Fair value was estimated using the minimum-value method, a risk-free interest rate of 6.5% and 6.0% for 1997 and 1999, respectively, and an expected life of five years for the grants in 1997 and 3 months for the grants in 1999. No dividends were assumed to be declared. The weighted average fair value per option (computed using the minimum-value method as the Company was a non-public entity when the options were granted) of the stock options granted in 1997 and 1999 was nil.

   In connection with the DCI merger (see Note 14), the Board of Directors adopted, and the stockholders of Holdings approved, the Details Holdings Corp.- Dynamic Circuits 1996 Stock Option Plan ("DCI 1996 Plan") and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan ("DCI 1997 Plan"), together the "DCI Stock Option Plans", which authorized the granting of stock options and the sale of Common Stock in connection with the merger with DCI. The terms applicable to options issued under the DCI Stock Option Plans are substantially similar to the terms applicable to the options to purchase shares of DCI outstanding immediately prior to the merger with DCI. These terms include vesting from the date of merger through 2002 for those options outstanding as of the date of the merger with DCI. Options granted under these plans subsequent to the merger will typically vest in equal monthly amounts over four years. An optionholder's scheduled vesting is dependent upon continued employment with the Company. Upon termination of employment, any unvested options as of the termination date are forfeited.

                                   DDi CORP.

               (In thousands, except share and per share amounts)

   In connection with the DCI merger, the Company converted each DCI stock option award into the right to receive a cash payment and an option to purchase shares of Common Stock. The options granted in 1998 bear exercise prices of either $0.56 ("$0.56 Options"), $21.79 ("$21.79 Options") or $12.64 ("$12.64
Options"). During 1999, options to purchase shares of Common Stock were also granted with an exercise price of $1.78. The Board is authorized to sell or otherwise issue Common Stock at any time prior to the termination of the applicable DCI Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by the Board up to an aggregate of 1,440,412 shares of Common Stock, in the case of the DCI 1996 Plan, and 297,712 shares of Common Stock, in the case of the DCI 1997 Plan (in each case, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events). As of December 31, 1999, there are options to purchase 105,948 shares of Common Stock and available for grant under the DCI Stock Option Plans. The maximum term of the options under the DCI 1996 Plan is August 2006 and under the DCI 1997 Plan is March 2008. As of December 31, 1999, all options outstanding under the DCI Stock Option Plans had weighted average remaining contractual lives of approximately seven years.

   Stock option activity since July 23, 1998 (date of DCI merger) is as follows:

                            $0.56 Options       $21.79 Options     $1.78 Options      $12.64 Options
                          ------------------  ------------------ ------------------ ------------------
                          Exercise Number of  Exercise Number of Exercise Number of Exercise Number of
                           Price    Shares     Price    Shares    Price    Shares    Price    Shares
                          -------- ---------  -------- --------- -------- --------- -------- ---------
Balance at July 23,
 1998...................   $0.56    718,122    $21.79   39,160      --        --     $12.64   935,855
Granted.................     --         --        --       --       --        --        --        --
Exercised...............   $0.56   (328,357)      --       --       --        --        --        --
Forfeited...............   $0.56     (9,316)   $21.79     (533)     --        --     $12.64   (12,736)
                           -----   --------    ------   ------    -----    ------    ------  --------
Balance at December 31,
 1998...................   $0.56    380,449    $21.79   38,627      --        --     $12.64   923,119
Granted.................   $0.56      4,551    $21.79      247    $1.78    25,268    $12.64     5,936
Exercised...............   $0.56   (110,774)      --       --       --        --        --        --
Forfeited...............   $0.56    (31,355)   $21.79   (1,727)     --        --     $12.64   (41,291)
                           -----   --------    ------   ------    -----    ------    ------  --------
Balance at December 31,
 1999...................   $0.56    242,871    $21.79   37,147    $1.78    25,268    $12.64   887,764
Granted (unaudited).....     --         --        --       --       --        --        --        --
Exercised (unaudited)...   $0.56    (86,788)   $21.79   (6,138)   $1.78      (972)   $12.64  (220,055)
Forfeited (unaudited)...   $0.56     (1,400)   $21.79     (167)   $1.78    (3,597)   $12.64    (2,651)
                           -----   --------    ------   ------    -----    ------    ------  --------
Balance at September 30,
 2000 (unaudited).......   $0.56    154,683    $21.79   30,842    $1.78    20,699    $12.64   665,058
                           =====   ========    ======   ======    =====    ======    ======  ========
Exercisable at
 December 31, 1999......             68,446             27,658              1,581             660,938
                                   ========             ======             ======            ========
Exercisable at
 September 30, 2000
 (unaudited)............            102,527             28,207              4,464             623,091
                                   ========             ======             ======            ========

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   For all options granted under the DCI Stock Option Plans in 1998 and 1999, the exercise prices approximated the estimated fair value at the date of grant, resulting in no compensation expense. Pro forma information regarding net loss has been determined for the Company as if compensation costs for the stock options issued under the DCI Stock Option Plans had been determined based upon the grant date fair values. Fair value was estimated using the minimum-value method as the Company was a non-public entity when the options were granted, a risk-free interest rate of 5.6% for 1998 and 6.0% for 1999 and an expected life of 3 months for both $0.56 Options and $1.78 Options or two years for both $21.79 Options and $12.64 Options. No dividends were assumed to be declared. The weighted-average fair value per option of the stock options granted under the DCI Stock Option Plans in 1998 and 1999 were as follows:

                                                                      Value per
                                                                       Option
                                                                     -----------
       Option category                                               1998  1999
       ---------------                                               ----- -----
       $0.56 Options................................................   Nil   Nil
       $1.78 Options................................................   --  $0.04
       $21.79 Options...............................................   Nil   Nil
       $12.64 Options............................................... $1.35 $1.42

   The Company's 1998 and 1999 pro forma loss before extraordinary items is as follows (amounts in millions):

                                                                  1998    1999
                                                                 ------  ------
       As reported.............................................. $(49.7) $(17.4)
       Pro forma................................................ $(50.1) $(17.5)

   Unaudited -- During 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Plan"). No future grants will be made under existing plans as of the effective date of the 2000 Plan. A total of (a) 4,100,000 shares of Common Stock, (b) any shares returned to existing plans as a result of termination of options and (c) annual increases of 1.0% of outstanding Common Stock to be added on the date of each annual meeting of the Company's stockholders commencing in 2001, or such lesser amounts as may be determined by the Company, will be reserved for issuance pursuant to the 2000 Plan. The 2000 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options to employees, directors and consultants. The 2000 Plan also provides for the grant of stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and securities (other than stock options) which are convertible into or exchangeable for common stock on such terms and conditions as the Company determines. The Company has granted 1,933,580 options with a weighted average exercise price of $13.28 to purchase shares of Common Stock under the 2000 Plan. These options have an average life of 4 years and vest in yearly installments for the first 2 years and quarterly installments thereafter. As of September 30, 2000, 41,330 options had been forfeited, leaving 1,892,250 options to purchase shares of Common Stock outstanding as of that date.

   Unaudited -- During 2000, the Company's Board of Directors adopted the Employee Stock Purchase Plan ("ESPP") and the non-U.S. Employee Stock Purchase Plan ("non-U.S. ESPP") (collectively the "Plans"). The Plans allow eligible employees to purchase shares of Common Stock through payroll deductions at a discounted price. A total of 1,450,000 shares of Common Stock are reserved for issuance under the Plans, 1,250,000 shares under the ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code and 200,000 shares under the non-U.S. ESPP. The Plans allow for purchases in a series of offering periods, each six months in duration, with new offering periods (other than the initial offering period) commencing on January 1 and July 1 of each year. The initial offering period commenced on April 14, 2000, the date of the initial public offering. Unless terminated earlier by the Company's Board of Directors, the plans have a term of ten years. As of September 30, 2000, 30,492 shares of Common Stock were purchased through the ESPP.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


12. INCOME TAX

   The provision (benefit) for income taxes in 1997, 1998 and 1999 consists of the following:

                                          December 31, December 31, December 31,
                                              1997         1998         1999
                                          ------------ ------------ ------------
   Current:
     Federal.............................   $ (5,224)    $   --       $ 1,302
     State...............................        --          666          158
     Foreign.............................        150         --            17
                                            --------     -------      -------
                                              (5,074)        666        1,477
                                            --------     -------      -------
   Deferred:
     Federal.............................     (3,657)     (3,288)      (7,391)
     State...............................     (2,127)       (944)      (1,501)
     Foreign.............................        --          --           --
                                            --------     -------      -------
                                              (5,784)     (4,232)      (8,892)
                                            --------     -------      -------
                                            $(10,858)    $(3,566)     $(7,415)
                                            ========     =======      =======

   In connection with the acquisition of NTI and the merger with DCI, the Company acquired certain net deferred tax assets of approximately $1.2 and $1.3 million, respectively.

   Deferred income tax assets and liabilities consist of the following:

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
   Deferred tax assets:
     Net operating loss carryforwards.................   $  5,243     $  1,098
     Trade receivables................................      1,930        1,859
     Deferred compensation............................      5,485        4,867
     Tax credits......................................        327          956
     Accrued liabilities..............................      6,347        9,628
     Amortization.....................................         27        1,726
     Other............................................        174          101
                                                         --------     --------
                                                           19,533       20,235
   Deferred tax liabilities:
     Property, plant and equipment....................     (2,289)      (1,027)
     Intangible assets................................    (34,341)     (26,639)
                                                         --------     --------
                                                          (36,630)     (27,666)
   Valuation allowance................................        --          (774)
                                                         --------     --------
       Net deferred tax liabilities...................   $(17,097)    $ (8,205)
                                                         ========     ========

   The tax effect related to the extraordinary item (see Notes 6 and 14) is deferred U.S. and state taxes.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   The income tax benefit differs from the amount of income tax determined by applying the U.S. Federal statutory income tax rate to loss before income taxes due to the following:

                                        December 31, December 31, December 31,
                                            1997         1998         1999
                                        ------------ ------------ ------------
   Computed "expected" tax benefit.....   $ (9,476)    $(18,639)    $(8,697)
   Increase (decrease) in income taxes
    resulting from:
     State taxes, net of credits and
      federal tax benefit..............     (1,591)        (181)     (1,343)
     Goodwill amortization.............        --         1,320       2,456
     In-process research and
      development write-off............        --        13,650         --
     Other.............................        209          284         169
                                          --------     --------     -------
                                          $(10,858)    $ (3,566)    $(7,415)
                                          ========     ========     =======

   The Company has Federal, California and Colorado net operating loss ("NOL") carryforwards of approximately $0.2 million, $6 million and $12 million, respectively, at December 31, 1999. The Federal NOL carryforwards begin to expire in 2012, the California NOL carryforwards begin to expire in 2002, and the Colorado NOL carryforwards begin to expire in 2012. A valuation allowance has been established for deferred income tax benefits related to the Colorado NOL carryforwards. Management believes it is more likely than not that these NOL carryforwards may not be realized as a result of the closure of the Colorado facility in December 1999 (see Note 15).

   If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards which can be utilized.

13. COMMITMENTS AND CONTINGENCIES

   Environmental matters--The Company's operations are regulated under a number of federal, state, and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws are major considerations for all printed circuit board manufacturers because metals and other hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous wastes, the Company, along with any other person who arranges for the disposal of such wastes, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous wastes, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future new or more stringent requirements could be imposed. Management believes it has complied with all applicable environmental laws and regulations. There have been no claims asserted nor is management aware of any unasserted claims for environmental matters.

   Employment agreements--Pursuant to certain employment agreements dated September 1, 1995, as amended, effective until October 28, 2000, certain members of senior management received base salaries in the aggregate amount of $1.3 million in 1999. The base salaries on or after January 1, 2000 will be established by the Company at a level that equals or exceeds base salaries for 1999. These employees are eligible for annual bonuses based upon the achievement of EBITDA targets. These employees also received an aggregate of 10,367 shares of Class A common stock on the Recapitalization closing date. In connection with this stock bonus, the Company recorded compensation expense of approximately $52 based upon a fair market value per share of Class A common stock of $5 per share. In addition, these employees will be entitled to receive an

                                   DDi CORP.

               (In thousands, except share and per share amounts)

additional bonus in the aggregate amounts of $2.4 million in consideration of prior services which will be payable in October 2000, whether or not such employees are still employed by the Company. The Company accrued these bonuses at their present value and the charge was included in the results of operations during the year ended December 31, 1997.

   In addition, pursuant to an employment agreement dated July 23, 1998, a certain key employee received a base salary of approximately $445 in 1999. In addition, this key employee is eligible to receive an annual bonus based upon achievement of EBITDA targets. During 1998, this key employee received an award, pursuant to the agreement, of 39,008 Class A Cash Bonus units valued at $1.5725 per unit and 4,953.3 Class L Cash Bonus units valued at $363.2381 per unit. As this award was made to an employee of DCI for services rendered prior to the merger with DCI (see Note 14), the obligation existed as of the merger date and was treated as an acquired liability in accordance with purchase accounting. Post-merger salary and other compensation are recorded as period costs.

   Management agreement--Pursuant to a management agreement between Bain Capital Partners V, L.P. ("Bain") and the Company (the "Management Agreement"), Bain is entitled to a management fee when, and if, it provides advisory services to the Company in connection with potential business acquisitions. Beginning on the first anniversary of the Recapitalization, Bain may, upon the request of the Company, perform certain management consulting services at Bain's customary rates plus reimbursement for reasonable out-of-pocket expenditures. In addition, Bain is entitled to receive a fee equal to approximately 1% of the gross purchase price of any senior financing transaction in connection with an acquisition, recapitalization or refinancing transaction (including assumed debt). In connection with the Recapitalization, NTI acquisition and DCI merger, Bain was paid fees of approximately $3.1 million, approximately $0.4 million, and approximately $2.7 million, respectively. In 2000, Bain was paid a fee of approximately $3 million (unaudited) in connection with the MCM transaction and related matters. In 1999, Bain was paid fees of approximately $1.1 million for advisory services. This Management Agreement was terminated by mutual consent of the parties in connection with the closing of the intial public offering on April 14, 2000.

   Operating leases--The Company has entered into various operating leases principally for office space and equipment that expire at various dates through 2006. Future annual minimum lease payments under all non-cancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1999:

     Year Ending December 31,
       2000............................................................. $2,109
       2001.............................................................  1,808
       2002.............................................................  1,084
       2003.............................................................    452
       2004.............................................................    321
       Thereafter.......................................................    389
                                                                         ------
     Future minimum lease payments...................................... $6,163
                                                                         ======

   Rent expense for 1998 and 1999 was approximately $1.5 million and $3.0 million, respectively, and was not significant in 1997.

   Litigation--The Company is a party to various legal actions arising in the ordinary course of its business. The Company believes that the resolution of these legal actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   Retirement plans--The Company has adopted a 401(k) plan which became effective January 1997. All employees of the Company over the age of 21 and having at least one year of service, are eligible to participate in the plan. The eligible employees may contribute 1% to 15% of their annual compensation. In 1997, no employer matching contributions were required to be made by the Company. In 1998, the Company amended the plan to match employee contributions at $0.25 per $1.00 contributed, subject to a maximum per employee participant. For plan year ended December 31, 1998 and 1999, employer contributions totaled $145 and $394, respectively.

14. MERGERS AND ACQUISITIONS

   On December 22, 1997, the Company acquired all of the outstanding shares of common stock of NTI and on July 23, 1998, pursuant to a Stock Contribution and Merger Agreement, the Company consummated the merger with DCI ("DCI Merger"). Both transactions were accounted for as purchases in accordance with Accounting Principles Board Opinion No. 16 and accordingly, the results of operations since the dates of acquisition are included in the accompanying consolidated financial statements.

NTI

   NTI was purchased for approximately $38.9 million including the assumption of approximately $7.4 million of NTI's debt. The acquisition was funded, in part, through the issuance of additional equity in the aggregate amount of $10.2 million to certain existing investors in Holdings as well as three new investors, including an existing investor in NTI. The remainder of the purchase price was funded with cash and the $25 million Senior Acquisition Facility borrowing under the Senior Term Facility in place at that time. The outstanding borrowing under this facility was retired in connection with the DCI Merger. The NTI purchase price was allocated to assets acquired and liabilities assumed and the excess purchase price of approximately $27 million was allocated to goodwill. Accumulated amortization as of December 31, 1998 and 1999 was $1.1 million and $2.2 million, respectively.

DCI

   The DCI Merger was completed for aggregate consideration of approximately $250 million, including the assumption of approximately $72.3 million of DCI's debt, and consisted of a partial redemption, by way of a merger, of DCI's outstanding capital stock for cash with the remaining capital stock being contributed to Holdings in exchange for shares, options and warrants to purchase shares of the voting common stock (estimated value of approximately $73 million). The DCI Merger was financed with a new $300 million senior bank facility (Senior Credit Facility) and by $33 million of newly issued Intermediate Senior Discount Notes. In connection with the new financing, the Company used $106 million of the proceeds to retire all of its existing senior term debt, which resulted in an extraordinary loss of $2.4 million, net of related income taxes of $1.5 million.

   The DCI merger consideration was allocated to tangible assets (aggregating approximately $65 million) acquired and liabilities assumed (aggregating approximately $30 million), with the remaining merger consideration consisting primarily of goodwill, identifiable intangible assets, and acquired in-process research and development ("in-process R&D").

   Significant portions of the DCI merger consideration were identified as intangible assets. Valuation techniques were employed which reflect recent guidance from the Securities and Exchange Commission on

                                   DDi CORP.

               (In thousands, except share and per share amounts)

approaches and procedures to be followed in developing allocations to in-process R&D. At the date of the merger, technological feasibility of the in-process R&D projects had not been reached and the technology had no alternative future uses. Accordingly, the Company expensed the portion of the purchase price allocated to in-process R&D of $39 million, in accordance with generally accepted accounting principles, in the year ended December 31, 1998.

   The in-process R&D is comprised of a number individual technological development efforts, focusing on the discovery of new, technologically advanced knowledge and more complete solutions to customer needs, the conceptual formulation and design of possible alternatives, as well as the testing of process and product cost improvements. Specifically, these technologies include efforts to: increase maximum printed circuit board layer count, reduce line and space tolerances, develop specialty surface finishes and materials, use new and innovative applications of micro blind vias, embedded circuitry, and flexible circuit applications, develop "intelligent" (active) backpanels, and develop automation to integrate and automate the entire workflow process.

   The amount of the merger consideration allocated to in-process R&D was determined by estimating the stage of completion of each in-process R&D project at the date of the merger, estimating cash flows resulting from the future release of products employing these technologies, and discounting the net cash flows back to their present values.

   The weighted average stage of completion for all projects, in aggregate, was approximately 75% as of the merger date. As of that date, the estimated remaining costs to bring the projects under development to technological feasibility were over $2 million. The cash flow estimates from sales of products incorporating those technologies commence in the year 1999, with revenues increasing for several years following the merger, followed by declines in subsequent periods as other new products are expected to be introduced and represent a larger proportion of the total product offering. Revenues forecasted in each period are reduced by related expenses, capital expenditures, the cost of working capital, and an assigned contribution to the core technologies serving as a foundation for the research and development. The discount rates applied to the individual technology's net cash flows ranged from 18% to 24%, depending on the level of risk associated with a particular technology and the current return on investment requirements of the market. These discount rates reflect "risk premiums" of 20% to 60% over the estimated weighted average cost of capital of 15% computed for DCI.

   As discussed above, a portion of the DCI merger consideration premium was allocated to identifiable intangibles and goodwill. The identifiable intangibles consist primarily of developed technologies, customer relationships/tradenames, and assembled workforce. The fair value of the developed technology assets at the date of acquisition was $60 million and represents the aggregate fair value of individually identified technologies that were fully developed at the time of the merger. As with the in-process R&D, the developed technologies were valued using a future income approach, in context of the business enterprise value of DCI. The customer relationships/tradenames and assembled workforce assets were assigned values as of the acquisition date of approximately $21 million and $4 million, respectively.

   Goodwill generated in the merger with DCI has an assigned value of approximately $120 million. As of December 31, 1998 and 1999, the accumulated amortization related to this goodwill and identifiable intangibles acquired in the merger with DCI was approximately $9.8 million and $32.9 million, respectively.

   Certain investment funds associated with Bain Capital Funds, the controlling shareholders, were shareholders of DCI prior to the Company's July 1998 merger with of DCI. In conjunction with the merger, the Bain Capital Funds received $22.9 million for the redemption of the DCI common stock they held prior to consummation of the merger.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


   In connection with the DCI Merger and related transactions, Celerity Partners, L.L.C. and its affiliates were paid fees and expenses aggregating approximately $1.7 million. Celerity Partners, L.L.C. is the general partner of Celerity Partners I, L.P., which is the managing member of Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Circuits, L.L.C., which are each stockholders of the Company.

   The accompanying unaudited condensed consolidated statements of operations include: (a) the accounts of NTI which was acquired in December 1997, and the effects of the Recapitalization for the year ended December 31, 1997 and (b) the accounts of DCI for the period July 24, 1998 through December 31, 1998. The following unaudited pro forma information for the years ended December 31, 1998 and 1997 presents net sales and net loss before extraordinary item for each of these periods as if these transactions were consummated at the beginning of each period. In addition, the actual results of operations for the year ended December 31, 1998 include a $39 million write-off of acquired in-process research and development related to the merger with DCI. This one-time charge has been excluded from the unaudited pro forma results.

                                                 Pro Forma         Pro Forma
                                             December 31, 1998 December 31, 1997
                                             ----------------- -----------------
                                                         (unaudited)
   Net Sales................................     $261,000          $254,000
   Loss Before Extraordinary Item...........     $(16,000)         $(14,000)

   The unaudited pro forma results are not necessarily indicative of the actual results which have been realized had the transactions actually occurred at the beginning of each respective periods.

MCM (unaudited)

   On April 14, 2000, DDi Corp. completed the acquisition of MCM, a time-critical electronics manufacturing service provider based in the United Kingdom, for a total purchase price of approximately $82 million, excluding acquisition expenses of approximately $4 million, paid in a combination of cash of approximately $10 million, the issuance of 2,230,619 shares of common stock valued at approximately $29 million, the repayment of outstanding indebtedness of MCM of approximately $24 million, and the assumption of approximately $23 million of MCM's remaining outstanding indebtedness (net of cash acquired of approximately $8 million).

   The acquisition of MCM was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, and accordingly, the results of operations of MCM since the date of acquisition are included in the accompanying consolidated financial statements. The total purchase price has been allocated to the underlying assets and liabilities based upon their estimated respective fair values at the date of acquisition. The Company is assessing, with the assistance of an independent appraisal firm, fair value adjustments to the intangible assets acquired, including identifiable intangibles such as developed technologies, customer relationships, tradenames and assembled workforce. These intangibles will be amortized over their estimated useful lives. The residual value will be allocated to goodwill and will be amortized over its estimated useful life of 20 years.

   Based upon the status of the Company's valuation efforts as of the date of this filing, a final valuation of the intangible assets has not been reflected in the accompanying consolidated financial statements. The excess of the purchase price over the fair value of MCM's tangible net assets is currently reflected as goodwill and is being amortized over its estimated useful life of 20 years.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


Automata (unaudited)

   On August 4, 2000, the Company completed the acquisition of substantially all the U.S. assets of Automata, a Virgina-based manufacturer of technologically advanced printed circuit boards. The Company acquired substantially all the U.S. assets of Automata for total cash consideration of approximately $19.5 million, plus fees and expenses of $0.3 million.

   This transaction was accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the results of operations of Automata since the date of the transaction are included in the accompanying consolidated financial statements. The total purchase price has been allocated to the underlying assets acquired and liabilities assumed based upon their respective fair market values at the date of acquisition. The excess of the purchase price was allocated to goodwill and is being amortized over its estimated useful life of 20 years.

Golden (unaudited)

   On September 15, 2000, the Company completed the acquisition of the assets of Golden, a Texas-based manufacturer of engineered metal enclosures and provider of value-added assembly services to communications and electronics original equipment manufacturers, for approximately $14.4 million paid in combination of cash of approximately $12.6 million and the assumption of approximately $1.8 million of Golden's outstanding capital lease liabilities (net of cash acquired of approximately $0.7 million).

   This transaction was accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the results of operations of Golden since the date of the transaction are included in the accompanying consolidated financial statements. The total purchase price has been allocated to the underlying assets acquired and liabilities assumed based upon their respective fair market values at the date of acquisition. The excess of the purchase price was allocated to goodwill and is being amortized over its estimated useful life of 20 years.

Unaudited--The accompanying condensed consolidated statements of operations include the accounts of MCM for the period April 14, 2000 through September 30, 2000, Automata for the period August 4, 2000 through September 30, 2000 and Golden for the period September 16, 2000 through September 30, 2000. The following pro forma information for the nine months ended September 30, 2000 and 1999 presents net sales, income (loss) before extraordinary item, and net income (loss) for each of these periods as if the MCM and Automata transactions were consummated at the beginning of each period. The unaudited pro forma financial information does not reflect Golden's pre-acquisition results. As of the filing of this report, management is assessing, with the assistance of an independent appraisal firm, purchase price allocation adjustments to the intangible assets acquired (including identifiable intangibles and in-process research and development efforts) and to liabilities assumed in the MCM acquisition based on fair values. The following pro forma information does not reflect final purchase price allocation results. These results may have a material effect on the reported results of operations.

                                              Pro Forma          Pro Forma
                                          September 30, 2000 September 30, 1999
                                          ------------------ ------------------
                                             (unaudited)
  Net sales..............................      $377,500           $301,500
  Income (loss) before extraordinary
     item................................      $  6,900           $(30,400)
  Net income (loss)......................      $  4,300           $(30,400)
  Net income (loss) per share of common
     stock--basic .......................      $   0.15           $  (3.10)
  Net income (loss) per share of common
     stock--diluted......................      $   0.15           $  (3.10)

                                   DDi CORP.

               (In thousands, except share and per share amounts)


15. RESTRUCTURING AND OTHER RELATED CHARGES

   In December 1999, management and the Company's Board of Directors approved a plan to consolidate its Colorado operations into its Texas facility, resulting in the closure of the Colorado facility. By combining its Colorado and Texas operations, the Company anticipates eliminating its lower-margin product lines and decreasing its overhead costs, gaining efficiency through better capital utilization and streamlining management. Accordingly, such decision is not anticipated to adversely impact the Company's results of operations in future periods. The Company anticipates substantial completion of this consolidation plan by March 2000. Revenues and EBITDA (earnings before income taxes, depreciation, amortization and net interest expense) for the Colorado facility were approximately $30 million and $(1.7) million, respectively, for the year ended December 31, 1999. Net income/(loss) for this facility is not readily determinable.

   In conjunction with the planned closure of the Colorado facility, the Company recorded charges in the fourth quarter of 1999 totaling $7.0 million, consisting of $4.5 million for severance and other exit costs and $2.5 million related to the impairment of net property, plant and equipment. Both the exit costs and asset impairment costs are classified as "Restructuring and other related charges" in the 1999 Consolidated Statement of Operations.

   Of the $4.5 million recorded as restructuring costs, approximately $2.0 million relates to severance and related expenses associated with the involuntary termination of the 275 staff and management employees of this plant. The remaining charges are comprised of $1.9 million of inventory-related losses and $0.6 million in expenses principally related to minimum lease payments through the scheduled maturities of the real property operating leases. No amounts related to the accrual for either the $2.0 million in severance and related expenses or the $0.6 million related to the operating leases were expended as of December 31, 1999. The closure of the facility was effectively complete as of March 31, 2000. The accrued exit costs remaining as of September 30, 2000 are approximately $0.5 million, representing expenses principally related to net rental payments through scheduled maturities of real property operating leases.

   The inventory losses are due entirely to the plan to consolidate the Colorado facility into the Texas facility. Such losses arose from management's decision to cease all production operations in Colorado immediately following the notification to employees of the plant closure in late December 1999. This decision was primarily made to ensure that the Company's quality standards were met with respect to work in-process at the Colorado facility. To expedite the transfer of production from the Colorado facility to the Company's other facilities, nearly all work in-process was scrapped, as were certain production materials that could not be utilized in the Company's other operations. All inventory to be retained and utilized by the Company is reflected at its lower of cost or market, in accordance with the Company's accounting policies (See
Note 2).

   The calculated impairment of net property, plant and equipment was determined in accordance with SFAS No. 121, based upon a detailed review of the individual long-lived assets in the Colorado facility. Management determined that most of these assets would be utilized by the Company's other operations and are not impaired. Other assets, however, are anticipated to be transferred to the Company's other operations, from where they will be sold or otherwise disposed, as in the case of obsolete or redundant equipment. The carrying amount of such assets was reduced to estimated fair value, less estimated selling costs. Some assets are neither to be utilized in the Company's other operations, nor are they saleable. Accordingly, these assets were written-down to zero value. The impairment to assets to be sold or otherwise disposed comprises approximately $1.7 million of the total write-down of net property, plant and equipment. The remaining $0.8 million charge represents the loss on assets possessing no remaining value. The sale or other disposition of impaired assets has occurred by

                                   DDi CORP.

               (In thousands, except share and per share amounts)

June 30, 2000. The impact of suspending depreciation on the assets to be sold or otherwise disposed through their expected disposition dates is not anticipated to be significant to the Company's results of operations.

16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                            December 31,
                                                       -----------------------
                                                        1997    1998    1999
                                                       ------- ------- -------
   CASH PAYMENTS FOR:
     Income taxes..................................... $   --  $ 1,743 $ 1,141
                                                       ======= ======= =======
     Interest......................................... $11,552 $25,773 $30,603
                                                       ======= ======= =======
   SUPPLEMENTAL SCHEDULE OF INVESTING AND FINANCING
    ACTIVITIES:
     Capital lease obligations incurred for acquisi-
      tion of property and equipment.................. $   646 $ 1,864 $   --
                                                       ------- ------- -------
     Value of warrants issued in connection with debt
      financing....................................... $ 3,420 $   --  $   --
                                                       ------- ------- -------
     Equity issued in mergers and acquisitions (see
      Note 14)........................................ $10,200 $73,246 $   --
                                                       ------- ------- -------

Recapitalization--As part of the Recapitalization (see Notes 1, 6 and 11): (i) the existing shareholders of the Pre-Recapitalization Company exchanged their shares of Old Common (recorded value of $8.0 million) for Class A and L common stock (aggregate fair value of $21.9 million), and (ii) certain executives of the Pre-Recapitalization Company exchanged their options to purchase shares of Old Common (recorded value of $5.0 million) for replacement options to purchase Class A and L common stock (aggregate fair value of $5.0 million).

17. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL DATA

   Subsequent to the Recapitalization, on November 15, 1997, Dynamic Details, issued $100 million aggregate principal amount of 10% Senior Subordinated Notes due in 2005 (see Note 6). The Senior Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis, jointly and severally, by Dynamic Details (the "Issuer") and all of its wholly-owned subsidiaries (the "Guarantor Subsidiaries"). As the Issuer is a wholly-owned subsidiary of Holdings, the accounts of the Issuer are included in the consolidated financial statements of Holdings. Holdings' other wholly-owned subsidiaries ("Non-Guarantor Affiliates") do not fully and unconditionally guarantee the Notes on a joint and several basis.

   The condensed consolidating financial data for the parent included herein accounts for its investments in subsidiaries on an equity method of accounting. All other accounting policies are the same as described in Note 1.

                                   DDi CORP.

               (In thousands, except share and per share amounts)


         SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING BALANCE SHEETS

                                              September 30, 2000
                         -------------------------------------------------------------
                                                (unaudited)
                                   Guarantor   Non-Guarantor              Consolidated
                          Issuer  Subsidiaries  Affiliates   Eliminations    Total
                         -------- ------------ ------------- ------------ ------------
Current assets.......... $ 39,231   $ 83,803     $ 19,040     $     --      $142,074
Non-current assets......  354,559    252,223      144,475      (379,862)     371,395
                         --------   --------     --------     ---------     --------
  Total assets.......... $393,790   $336,026     $163,515     $(379,862)    $513,469
                         ========   ========     ========     =========     ========
Current liabilities..... $ 40,265   $ 63,913     $ 14,503     $     --      $118,681
Non-current
 liabilities............  239,690     30,403      126,321           --       396,414
                         --------   --------     --------     ---------     --------
  Total liabilities.....  279,955     94,316      140,824           --       515,095
                         --------   --------     --------     ---------     --------
  Total stockholders'
   equity (deficit).....  113,835    241,710       22,691      (379,862)      (1,626)
                         --------   --------     --------     ---------     --------
  Total liabilities and
   stockholders' equity
   (deficit)............ $393,790   $336,026     $163,515     $(379,862)    $513,469
                         ========   ========     ========     =========     ========

                                                   December 31, 1999
                         ---------------------------------------------------------------------
                                                   Other
                                   Guarantor   Non-Guarantor                      Consolidated
                          Issuer  Subsidiaries  Affiliates   Parent  Eliminations    Total
                         -------- ------------ ------------- ------- ------------ ------------
Current assets.......... $ 22,472   $ 48,868     $      1    $     4  $     --      $ 71,345
Non-current assets......  383,919    215,715       15,180     10,837   (342,661)     282,990
                         --------   --------     --------    -------  ---------     --------
  Total assets.......... $406,391   $264,583     $ 15,181    $10,841  $(342,661)    $354,335
                         ========   ========     ========    =======  =========     ========
Current liabilities..... $ 29,089   $ 23,130     $     48    $    --  $     --      $ 52,267
Non-current
 liabilities............  354,397     23,386      111,400         --        --       489,183
                         --------   --------     --------    -------  ---------     --------
  Total liabilities.....  383,486     46,516      111,448         --        --       541,450
                         --------   --------     --------    -------  ---------     --------
  Total stockholders'
   equity (deficit).....   22,905    218,067      (96,267)    10,841   (342,661)    (187,115)
                         --------   --------     --------    -------  ---------     --------
  Total liabilities and
   stockholders' equity
   (deficit)............ $406,391   $264,583     $ 15,181    $10,841  $(342,661)    $354,335
                         ========   ========     ========    =======  =========     ========

                                                                December 31, 1998
                                      ----------------------------------------------------------------------
                                                                 Other
                                                 Guarantor   Non-Guarantor                      Consolidated
                                       Issuer   Subsidiaries  Affiliates   Parent  Eliminations    Total
                                      --------  ------------ ------------- ------- ------------ ------------
Current assets....................... $ 20,755    $ 38,374     $  1,754    $   324  $     --      $ 61,207
Non-current assets...................  335,412     254,075      139,440     10,428   (435,556)     303,799
                                      --------    --------     --------    -------  ---------     --------
  Total assets....................... $356,167    $292,449     $141,194    $10,752  $(435,556)    $365,006
                                      ========    ========     ========    =======  =========     ========
Current liabilities.................. $ 37,372    $  8,576     $     (7)   $    --  $     --      $ 45,941
Non-current liabilities..............  348,950      41,507       98,361         22        --       488,840
                                      --------    --------     --------    -------  ---------     --------
  Total liabilities..................  386,322      50,083       98,354         22        --       534,781
                                      --------    --------     --------    -------  ---------     --------
  Total stockholders' equity
   (deficit).........................  (30,155)    242,366       42,840     10,730   (435,556)    (169,775)
                                      --------    --------     --------    -------  ---------     --------
  Total liabilities and stockholders'
   equity (deficit).................. $356,167    $292,449     $141,194    $10,752  $(435,556)    $365,006
                                      ========    ========     ========    =======  =========     ========

                                   DDi CORP.

               (In thousands, except share and per share amounts)


    SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                   Nine Months Ended September 30, 2000
                             -------------------------------------------------
                                                     (unaudited)
                                        Guarantor   Non-Guarantor Consolidated
                              Issuer   Subsidiaries  Affiliates      Total
                             --------  ------------ ------------- ------------
Net sales................... $104,375    $190,049     $ 31,976      $326,400
Cost of sales...............   55,935     133,334       21,351       210,620
                             --------    --------     --------      --------
Gross profit................   48,440      56,715       10,625       115,780
Operating expenses..........   15,786      39,756        5,774        61,316
                             --------    --------     --------      --------
Income from operations......   32,654      16,959        4,851        54,464
Interest expense, net.......   20,983         192       11,940        33,115
                             --------    --------     --------      --------
Income (loss) before income
 taxes and extraordinary
 loss.......................   11,671      16,767       (7,089)       21,349
Income tax benefit
 (expense)..................   (5,278)     (8,762)       2,562       (11,478)
                             --------    --------     --------      --------
Income (loss) before
 extraordinary loss.........    6,393       8,005      (4,527)         9,871
Extraordinary loss, net of
 income tax benefit.........     (670)        --        (1,881)       (2,551)
                             --------    --------     --------      --------
  Net income (loss)......... $  5,723    $  8,005     $ (6,408)     $  7,320
                             ========    ========     ========      ========
                                   Nine Months Ended September 30, 1999
                             -------------------------------------------------
                                                     (unaudited)
                                        Guarantor   Non-Guarantor Consolidated
                              Issuer   Subsidiaries  Affiliates      Total
                             --------  ------------ ------------- ------------
Net sales................... $ 70,825    $143,013     $    --       $213,838
Cost of sales...............   37,341     111,856          652       149,849
                             --------    --------     --------      --------
Gross profit................   33,484      31,157         (652)       63,989
Operating expenses..........    9,646      36,338         (402)       45,582
                             --------    --------     --------      --------
Income from operations......   23,838      (5,181)        (250)       18,407
Interest expense, net.......   24,367         140       10,514        35,021
                             --------    --------     --------      --------
Loss before income taxes....     (529)     (5,321)     (10,764)      (16,614)
Income tax benefit
 (expense)..................      149         (50)       4,358         4,457
                             --------    --------     --------      --------
  Net loss.................. $   (380)   $ (5,371)    $ (6,406)     $(12,157)
                             ========    ========     ========      ========

                                   DDi CORP.

               (In thousands, except share and per share amounts)


    SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                               Year ended December 31, 1999
                          ------------------------------------------------------------------------
                                                    Other
                                    Guarantor   Non-Guarantor                         Consolidated
                          Issuer   Subsidiaries  Affiliates    Parent    Eliminations    Total
                          -------  ------------ ------------- ---------  ------------ ------------
Net sales...............  $96,441    $196,052     $     --    $      --    $    --      $292,493
Cost of sales...........   50,879     150,489        1,019           --         --       202,387
                          -------    --------     --------    ---------    -------      --------
Gross profit............   45,562      45,563       (1,019)          --         --        90,106
Operating expenses......   16,250      52,756         (769)          --         --        68,237
                          -------    --------     --------    ---------    -------      --------
Income (loss) from
 operations.............   29,312      (7,193)        (250)          --         --        21,869
Interest expense, net...   32,414          68       14,263          (28)        --        46,717
                          -------    --------     --------    ---------    -------      --------
Loss before income
 taxes..................   (3,102)     (7,261)     (14,513)          28         --       (24,848)
Income tax benefit......    1,260         624        5,541          (10)        --         7,415
                          -------    --------     --------    ---------    -------      --------
Income (loss) before
 equity in loss of
 subsidiaries...........   (1,842)     (6,637)      (8,972)          18         --       (17,433)
Equity in loss of
 subsidiaries...........       --          --           --      (17,451)    17,451            --
                          -------    --------     --------    ---------    -------      --------
Net income (loss).......  $(1,842)   $ (6,637)    $ (8,972)   $ (17,433)   $17,451      $(17,433)
                          =======    ========     ========    =========    =======      ========
                                               Year ended December 31, 1998
                          ------------------------------------------------------------------------
                                                    Other
                                    Guarantor   Non-Guarantor                         Consolidated
                          Issuer   Subsidiaries  Affiliates    Parent    Eliminations    Total
                          -------  ------------ ------------- ---------  ------------ ------------
Net sales...............  $83,560    $ 91,293     $     --    $      --    $    --      $174,853
Cost of sales...........   43,759      75,529          271           --         --       119,559
                          -------    --------     --------    ---------    -------      --------
Gross profit............   39,801      15,764         (271)          --         --        55,294
Operating expenses......    9,682      61,460           --           --         --        71,142
                          -------    --------     --------    ---------    -------      --------
Income (loss) from
 operations.............   30,119     (45,696)        (271)          --         --       (15,848)
Interest expense, net...   27,216         267        9,988          (55)        --        37,416
                          -------    --------     --------    ---------    -------      --------
Income (loss) before
 income taxes and
 extraordinary loss.....    2,903     (45,963)     (10,259)          55         --       (53,264)
Income tax benefit
 (expense)..............      280        (751)       4,059          (22)        --         3,566
                          -------    --------     --------    ---------    -------      --------
Income (loss) before
 extraordinary loss and
 equity in income (loss)
 of subsidiaries........    3,183     (46,714)      (6,200)          33         --       (49,698)
Extraordinary loss, net
 of income tax benefit..   (2,414)        --            --           --         --        (2,414)
                          -------    --------     --------    ---------    -------      --------
Income (loss) before
 equity in loss of
 subsidiaries...........      769     (46,714)      (6,200)          33         --       (52,112)
Equity in loss of
 subsidiaries...........       --          --           --      (52,145)    52,145            --
                          -------    --------     --------    ---------    -------      --------
Net income (loss).......  $   769    $(46,714)    $ (6,200)   $ (52,112)   $52,145      $(52,112)
                          =======    ========     ========    =========    =======      ========

                                   DDi CORP.

               (In thousands, except share and per share amounts)


                                               Year ended December 31, 1997
                          ------------------------------------------------------------------------
                                                     Other
                                     Guarantor   Non-Guarantor                        Consolidated
                           Issuer   Subsidiaries  Affiliates    Parent   Eliminations    Total
                          --------  ------------ ------------- --------  ------------ ------------
Net sales...............  $ 77,988      $768        $    --    $     --    $    --      $ 78,756
Cost of sales...........    37,929       746             --          --         --        38,675
                          --------      ----        -------    --------    -------      --------
Gross profit............    40,059        22             --          --         --        40,081
Operating expenses......    42,770       (15)            --          --         --        42,755
                          --------      ----        -------    --------    -------      --------
Income from operations..    (2,711)       37             --          --         --        (2,674)
Interest expense, net...    17,738       114          7,344          --         --        25,196
                          --------      ----        -------    --------    -------      --------
Loss before taxes and
 extraordinary loss.....   (20,449)      (77)        (7,344)         --         --       (27,870)
Income tax benefit
 (expense)..............     8,030        --          2,828          --         --        10,858
                          --------      ----        -------    --------    -------      --------
Income (loss) before
 extraordinary loss and
 equity in income (loss)
 of subsidiaries........   (12,419)      (77)        (4,516)         --         --       (17,012)
Extraordinary loss, net
 of income tax benefit..    (1,588)       --             --          --         --        (1,588)
                          --------      ----        -------    --------    -------      --------
Income (loss) before
 equity in loss of
 subsidiaries...........   (14,007)      (77)        (4,516)         --         --       (18,600)
Equity in loss of
 subsidiaries...........        --        --             --     (18,600)    18,600            --
                          --------      ----        -------    --------    -------      --------
  Net income (loss).....  $(14,007)     $(77)       $(4,516)   $(18,600)   $18,600      $(18,600)
                          ========      ====        =======    ========    =======      ========

                                   DDi CORP.

               (In thousands, except share and per share amounts)

18. INITIAL PUBLIC OFFERING (UNAUDITED)

   On April 14, 2000, DDi Corp. completed an initial public offering of 12,000,000 shares of its common stock at $14.00 per share generating proceeds of $156,660, net of underwriting discounts and commissions. The net proceeds were used to repay $100,000 of the Senior Term Facility, redeem $21,214 accreted balance of the Intermediate Senior Discount Notes, pay associated redemption premiums and accrued and unpaid interest thereon, finance a portion of the acquisition of MCM (see Note 14) and pay offering expenses. In conjunction with the redemption of debt, the Company recorded net extraordinary losses (see Note 19).

19. EXTRAORDINARY ITEM (UNAUDITED)

   During the nine months ended September 30, 2000, the Company recorded extraordinary items of approximately $2,551, net of related taxes of $1,631. The extraordinary items consisted of write-offs of deferred financing fees and deferred swap income related to the Senior Term Facility principal repayments funded from the net proceeds of the Company's initial public offering (see Note
18) and the redemption premium and write-off of deferred financing fees related to the Intermediate Senior Discount Notes principal repayments funded from the net proceeds of the Company's initial public offering.

20. SUBSEQUENT EVENTS (UNAUDITED)

   On October 16, 2000, the Company and some of its shareholders completed a public offering of 6,000,000 shares of the Company's common stock, with 4,608,121 shares issued by the Company and the remainder sold by selling shareholders. The shares were sold at $27.875 per share, generating proceeds to the Company of $119.9 million, net of underwriting discounts, commissions and expenses. The net proceeds were used to redeem all outstanding Intermediate Senior Discount Notes aggregating $17.5 million in principal amount, to pay associated redemption premiums of $3.6 million and accrued and unpaid interest thereon of $5.2 million, and to repurchase a portion of the Capital Senior Discount Notes, with an accreted balance of $36.5 million, for $37.6 million. The remaining net proceeds of approximately $56 million are to be used for general corporate purposes, including potential future acquisitions.

   In October 2000, concurrent with the closing of the public offering of its common stock, the Company entered into an amendment to the Dynamic Details senior credit facility with the Bankers Trust Company and Chase Manhattan Bank, as agents. The amendment permitted the Company to use the proceeds of its public offering of common stock as described above and in its registration statement on Form S-1. The amendment also modified certain debt covenants, increased the interest rate margin by 50 basis points and made available a $30 million uncommitted incremental borrowing facility.

   In October 2000, in connection with its public offering of common stock, the Company elected to terminate and concurrently replace an existing interest rate exchange agreement. The replacement of the swap agreement reduces the notional amount hedged and the fixed rate of interest to be paid over the effective period of January 1, 2002 through the scheduled maturity of the senior term loans in April 2005. The Company paid $2.0 million to terminate the existing swap agreement. Such payment will be amortized into interest expense as a yield adjustment. There will be no material impact from these transactions on the Company's earnings for 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

   To the Board of Directors and Shareholders
   Dynamic Circuits Inc.:

   We have audited the accompanying consolidated statements of income, shareholders' deficit and cash flows of Dynamic Circuits Inc. and subsidiary for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Dynamic Circuits Inc. for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ PricewaterhouseCoopers LLP
                                          PricewaterhouseCoopers LLP

   San Jose, California
   February 20, 1998

                             DYNAMIC CIRCUITS INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                      Six Months Ended June
                                        Year Ended             30,
                                       December 31,  ------------------------
                                           1997         1997         1998
                                       ------------  -----------  -----------
                                                           (unaudited)
Sales................................. $86,098,472   $33,027,588  $77,220,707
Cost of sales.........................  54,201,347    18,800,664   54,232,387
                                       -----------   -----------  -----------
  Gross profit........................  31,897,125    14,226,924   22,988,320
                                       -----------   -----------  -----------
Operating expenses:
  Sales and marketing.................   4,431,214     2,346,215    4,704,663
  General and administrative..........  13,839,364     5,108,248    6,270,853
                                       -----------   -----------  -----------
                                        18,270,578     7,454,463   10,975,516
                                       -----------   -----------  -----------
  Operating income....................  13,626,547     6,772,461   12,012,804
Other income..........................      63,151        55,608      176,045
Interest expense, net.................  (3,872,450)   (1,585,356)  (3,138,375)
                                       -----------   -----------  -----------
  Income before taxes and
   extraordinary item.................   9,817,248     5,242,713    9,050,474
Income tax expense....................   4,112,315     2,206,903    4,280,782
                                       -----------   -----------  -----------
Income before extraordinary item......   5,704,933     3,035,810    4,769,692
Extraordinary loss on retirement of
 debt, net of tax.....................    (633,013)          --           --
                                       -----------   -----------  -----------
Net income before accretion...........   5,071,920     3,035,810    4,769,692
Accretion of mandatorily redeemable
 preferred stock and put warrants.....   2,800,318     1,042,723    2,584,269
                                       -----------   -----------  -----------
Net income available to common
 shareholders......................... $ 2,271,602   $ 1,993,087  $ 2,185,423
                                       ===========   ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
  For the year ended December 31, 1997, and the six months ended June 30, 1998

                                                     Notes                 Distribution    Retained
                         Common Stock  Additional Receivable                in Excess      Earnings
                         -------------  Paid-In      from       Deferred      of Net     (Accumulated) Shareholders'
                         Shares Amount  Capital   Shareholder Compensation  Book Value     (Deficit)      Deficit
                         ------ ------ ---------- ----------- ------------ ------------  ------------- -------------
Balances, December 31,
 1996................... 50,283  $50   $5,371,606  $     --    $(697,937)  $(36,877,611)  $(2,131,854) $(34,335,746)
 Options exercised......  1,480    1        7,399        --          --             --            --          7,400
 Deferred compensation..    --   --       198,237        --     (198,237)           --            --            --
 Amortization of de-
  ferred compensation...    --   --           --         --      239,286            --            --        239,286
 Issuance of common
  stock in connection
  with acquisition of
  Cuplex................  1,314    2      763,147        --          --             --            --        763,149
 Issuance of restricted
  stock.................    777    1      202,123   (202,124)        --             --            --            --
 Accretion and dividends
  on mandatorily
  redeemable preferred
  stock.................    --   --           --         --          --             --     (1,812,912)   (1,812,912)
 Accretion of put
  warrants..............    --   --           --         --          --             --       (987,406)     (987,406)
 Net income.............    --   --           --         --          --             --      5,071,920     5,071,920
                         ------  ---   ----------  ---------   ---------   ------------   -----------  ------------
Balances, December 31,
 1997................... 53,854   54    6,542,512   (202,124)   (656,888)   (36,877,611)      139,748   (31,054,309)
 Amortization of de-
  ferred compensation
  (unaudited)...........    --   --           --         --      114,492            --            --        114,492
 Options exercised
  (unaudited)...........  1,496    1    1,289,991        --          --             --            --      1,289,992
 Accretion of
  mandatorily redeemable
  preferred stock (unau-
  dited)................    --   --           --         --          --             --       (872,904)     (872,904)
 Accretion of put war-
  rants (unaudited).....    --   --           --         --          --             --     (1,711,364)   (1,711,364)
 Net income (unau-
  dited)................    --   --           --         --          --             --      4,769,692     4,769,692
                         ------  ---   ----------  ---------   ---------   ------------   -----------  ------------
Balance, June 30, 1998
 (unaudited)............ 55,350  $55   $7,832,503  $(202,124)  $(542,396)  $(36,877,611)  $ 2,325,172  $(27,464,401)
                         ======  ===   ==========  =========   =========   ============   ===========  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Six Months Ended
                                          Year Ended          June 30,
                                         December 31,  ------------------------
                                             1997         1997         1998
                                         ------------  -----------  -----------
                                                             (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................  $  5,071,920  $ 3,035,810  $ 4,769,692
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation........................     3,510,940    1,222,474    2,527,972
   Amortization........................       388,816      117,639      614,479
   Allowance for doubtful accounts.....       235,051      363,096      142,072
   Recovery of excess and obsolete
    inventory..........................       (76,090)         --           --
   Deferred compensation expense.......       239,286      124,794      114,492
   Gain on disposal of fixed asset.....       (47,123)     (47,123)         --
   Extraordinary loss, gross...........     1,055,023          --           --
 Changes in current assets and
  liabilities:
   Accounts receivable.................    (2,696,804)  (2,682,898)     234,191
   Inventories.........................        58,031     (100,000)  (1,307,172)
   Prepaid expenses and other assets...    (1,706,091)    (611,679)     865,903
   Deferred taxes......................      (364,568)         --           --
   Book overdrafts.....................     2,524,984       84,051   (3,224,677)
   Accounts payable....................    (3,809,862)       3,647      293,415
   Accrued liabilities.................     1,188,639      175,293      506,447
                                         ------------  -----------  -----------
     Net cash provided by operating
      activities.......................     5,572,152    1,685,104    5,536,814
                                         ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property and
  equipment............................    (6,523,064)  (3,782,823)  (3,465,141)
 Disposal of property and equipment....       193,544      193,544          --
 Acquisition of other assets...........           --      (116,465)     675,364
 Acquisition of subsidiary, net of
  cash acquired........................   (28,902,494)         --      (660,000)
                                         ------------  -----------  -----------
     Net cash used in investing
      activities.......................   (35,232,014)  (3,705,744)  (3,449,777)
                                         ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in restricted cash...........       (50,000)     (50,000)         --
 Proceeds from issuance of common
  stock................................         7,400    3,700,000      857,508
 Proceeds from long-term debt..........    67,400,000   (1,750,000)     200,000
 Repayment of notes payable, long-term
  debt and capital leases..............   (33,712,492)         --    (1,175,000)
 Payment of financing costs............    (1,639,127)         --    (1,187,500)
 Dividends on mandatorily redeemable
  preferred stock......................    (1,904,480)         --      (688,000)
                                         ------------  -----------  -----------
     Net cash provided by (used in)
      financing activities.............    30,101,301    1,900,000   (1,992,992)
                                         ------------  -----------  -----------
Net increase (decrease) in cash........       441,439     (120,640)      94,045
Cash and cash equivalents, beginning of
 period................................       125,311      125,311      566,750
                                         ------------  -----------  -----------
Cash and cash equivalents, end of
 period................................  $    566,750  $     4,671  $   660,795
                                         ============  ===========  ===========
Supplemental cash flows information
 Cash payments for:
   Interest............................  $  3,619,625
   Taxes...............................  $  6,096,000
Supplemental disclosure of noncash
 transactions:
 Shares of common stock issued in
  exchange for note....................  $    202,124
 Accretion of mandatorily redeemable
  preferred stock......................  $  1,812,912
 Accretion of put warrants.............  $    987,406
 Issuance of shares for the
  acquisition of Cuplex................  $    763,149
 Issuance of mandatorily redeemable
  Series B preferred stock for the
  acquisition of Cuplex................  $  1,057,953

  The accompanying notes are an integral part of these consolidated financial statements.

                             DYNAMIC CIRCUITS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Dynamic Circuits Inc. (DCI) manufactures double-sided and multi-layer printed circuit boards to customer specifications and drawings. The Company's fiscal year-end is December 31.

 Recapitalization:

   In August 1996 DCI formed a subsidiary, Dynamic Circuits Inc., a Delaware Corporation (the "Company"). On August 19, 1996, DCI effected a reincorporation merger (the "merger") with the Company, with the Company surviving the merger. Contemporaneous with the merger, the Company redeemed 170,911 shares of common stock and 4,557 options to purchase common stock at a total cost of $45,997,248. Additionally, 8,553 shares of common stock were issued to an un-related party for a purchase price of $2,222,743. In connection with the transaction the Company issued 120,000 shares of mandatorily redeemable preferred stock, and warrants to purchase 15,392 shares of common stock for $12,000,000, of which $10,076,000 was allocated to mandatorily redeemable preferred stock and $1,924,000 was allocated to warrants. In addition, the Company borrowed $35,100,000 under a term loan.

   The transaction was accounted for as a recapitalization, and accordingly, no change in the accounting basis of DCI's assets was made in the accompanying financial statements. The amount paid to the stockholders of DCI of $45,997,248 exceeded DCI's net assets of approximately $9,119,637 on the date of the transaction by $36,877,611. This amount was recorded as a distribution in excess of net book value.

 Principles of Consolidation:

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned operating subsidiary Cuplex, Inc. ("Cuplex") since its acquisition on October 7, 1997 and its 80% owned subsidiary DCI/Design Plus L.L.C. ("DCI/Design Plus") since its acquisition on June 24, 1998. All significant intercompany balances and transactions have been eliminated in consolidation.

 Unaudited Interim Information:

   The financial information presented as of and for the periods ending June 30, 1998 and 1997 has been prepared from the books and records without audit. Such financial information does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial information for any interim periods have been included. The results of the Company's operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. The data disclosed in these notes to financial statements related to the interim period is also unaudited.

 Revenue Recognition:

   The Company recognizes revenue upon product shipment.

 Use of Estimates:

   The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate the continued existence of the Company. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                             DYNAMIC CIRCUITS INC.

 Inventories:

   Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

 Property and Equipment:

   Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization is calculated using the declining balance method over the assets' useful life.

   When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization are removed and a gain or loss is recognized in operations. Maintenance, repairs and minor expenditures are expensed as incurred.

 Intangible Assets:

   Goodwill recorded in connection with the acquisition of Cuplex (see Note 2) is amortized on a straight-line basis over 25 years. Debt financing costs are amortized using the sum of the digits method over the term of the related loans. Goodwill amortization amounted to $78,897 for the year ended December 31, 1997 and $614,479 for the six months ended June 30, 1998 (unaudited). The Company periodically evaluates the recoverability of goodwill based upon estimated discounted cash flows from the acquired business.

 Income Taxes:

   The Company is organized as a Delaware corporation. Subsequent to the merger, the Company accounts for taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Prior to the merger, the Company was organized as a California Subchapter S corporation and as such was not a tax paying entity for federal income tax purposes, but was required to pay the state of California a reduced rate based on taxable income.

 Concentration of Credit Risk:

   The Company sells printed circuit boards to customers in a wide variety of industries. The Company's customers are geographically dispersed throughout the United States.

 Financial Instruments:

   The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

   Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities are considered to approximate fair value primarily due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long term debt, and mandatorily redeemable preferred stock approximate fair value.

 Stock Split:

   In January 1998, the stockholders approved an increase in the Company's authorized shares of common stock to nine million concurrently with a one-hundred-for-one stock split. All shares, common stock and capital in excess of par value have been restated to reflect the effect of this split.

                             DYNAMIC CIRCUITS INC.

 Recent Accounting Pronouncements:

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes requirements for disclosure of comprehensive income and becomes effective for the Company for fiscal years beginning after December 15, 1997, with reclassification of earlier financial statements for comparative purposes. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments or contributions by shareholders. The Company is evaluating alternative formats for presenting this information, but does not expect this pronouncement to materially impact the Company's results of operations.

   In June 1997, The Financial Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for fiscal years beginning after December 15, 1997, and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company is evaluating the requirements of SFAS 131 and the effects, if any, on the Company's current reporting and disclosures.

2. ACQUISITIONS:

 Cuplex:

   On October 9, 1997, the Company completed the acquisition of Cuplex Inc., a Delaware corporation, for a purchase price of $12,470,000. Cuplex, located in Garland, Texas, with facilities in Dallas and Garland, TX, and in Marlboro, MA, fabricates advanced high-density multilayer boards and assembles high-density backpanel and electromechanical systems. The transaction has been accounted for as a purchase and therefore the results of Cuplex's operations for the period subsequent to the acquisition date to December 31, 1997 have been included in the Company's results of operations for the year ended December 31, 1997.

   Consideration for the acquisition was allocated as follows:

   Cash consideration paid....................................... $ 12,470,000
   Repayment of debt on acquisition..............................   15,498,118
   Acquisition costs.............................................      934,376
   Issuance of common stock......................................      763,149
   Issuance of Series B mandatorily redeemable Preferred Stock...    1,057,953
   Fair value of assets acquired.................................   (6,551,531)
   Debt assumed on acquisition...................................  (15,498,118)
                                                                  ------------
   Goodwill...................................................... $  8,673,947
                                                                  ============

 Pro forma information (unaudited)

   If the acquisition had occurred on January 1, 1997, the results of operation of the Company would have been as follows:

   Revenue........................................................ $145,498,000
                                                                   ============
   Income before taxes and extraordinary item..................... $ 12,229,000
                                                                   ============
   Net income..................................................... $  6,613,000
                                                                   ============

                             DYNAMIC CIRCUITS INC.

 DCI/Design Plus:

   On June 24, 1998, the Company acquired 80% of a newly formed Company, DCI/Design Plus. Coincident with the acquisition, Design Plus, a sole proprietorship which was engaged in printed circuit board design, contributed all of its assets to DCI/Design Plus for consideration of $660,000 and a 20% interest in DCI/Design Plus. Goodwill of $533,182 arose on this transaction.

3. EXTRAORDINARY ITEMS:

 Early Extinguishment of Debt:

   In October 1997, in connection with the acquisition of Cuplex, the Company entered into a new credit agreement to retire its outstanding term and revolving credit loans (total of $33,125,000 at December 31, 1996). The transaction constituted an early retirement of debt, and accordingly the write-off of unamortized debt financing costs was accounted for as an extraordinary charge.

4. CREDIT AGREEMENT:

 Long Term Debt:

   The Company, in connection with the acquisition of Cuplex, entered into a Credit Agreement which provided for an A term loan facility of $30,000,000, a B term loan facility of $35,000,000, a revolving loan facility of up to $30,000,000. The Credit Agreement is collateralized by all assets of the Company and all outstanding stock of its Subsidiary. The Credit Agreement also has various restrictive covenants which limit the Company's ability to incur debt or grant a security interest in its assets, dispose of assets, merge, or consolidate with another entity, make capital expenditures, enter into operating leases, or issue or dispose of the Company's capital stock. The Company is required to meet certain minimum consolidated EBITDA (earnings before interest, income taxes, depreciation and amortization expense as defined in the agreement) and financial ratio requirements.

   Borrowings under the Credit Agreement as of December 31, 1997 are summarized as follows:

   A Term Loan...................................................... $29,500,000
   B Term Loan......................................................  35,000,000
   Revolving Loan...................................................   2,400,000
                                                                     -----------
                                                                     $66,900,000
                                                                     ===========

 A Term Loan:

   The A term loan bears interest at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.25% or 2.25%, respectively, per annum (8.1875% at December 31, 1997). The loan is due on September 30, 2002 and is payable in quarterly installments for principal beginning December 31, 1997. Interest is due monthly. Quarterly installments are $500,000 for quarters one through four, $1,000,000 for quarters five through eight, $1,500,000 for quarters nine through twelve, $2,000,000 for quarters thirteen through sixteen and $2,500,000 for quarters seventeen through twenty. In addition, subject to certain conditions, the Credit Agreement permits optional prepayments without premium or penalty.

 B Term Loan:

   The B term loan bears interest at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.50% or 2.25%, respectively, per annum (8.4375% at December 31, 1997). The loan is due on September 30,

                             DYNAMIC CIRCUITS INC.

2002 and is payable in quarterly installments for principal beginning March 31, 1998. Interest is due monthly. Quarterly installments are $87,500 for quarters one through twenty, $11,083,333 for quarters twenty-one and twenty-two and $11,083,334 for quarter twenty-three. In addition, subject to certain conditions, the Credit Agreement permits optional prepayments without premium or penalty.

 Revolving Loan:

   The revolving loan facility permits borrowings up to $30,000,000 at the Base Rate or Eurodollar Rate, as defined in the agreement, plus 1.25% or 2.25%, respectively, per annum (9.75% at December 31, 1997). Its collateral arrangements are the same as the A and B term loans and it matures on September 30, 2002. Interest on borrowings under the revolving loan facility is payable quarterly with mandatory principal payments to the extent that Borrowings, as defined in the agreement, exceed the Total Revolving Loan Commitment, as defined in the agreement. As of December 31, 1997, $2,400,000 was outstanding under the revolving loan facility.

   Under the Credit Agreement, the Company has committed to pay annual fees of $75,000 and facility fees of $593,500 on January 1, 1998 and April 1, 1998, provided that the debt has not been refinanced.

5. SHAREHOLDERS EQUITY:

 Preferred Stock Series A:

   In connection with the merger the Company issued shares of Series A preferred stock on August 19, 1996. Each share is entitled to a $12 per annum dividend, which is payable quarterly, in arrears and is cumulative in nature. Unpaid dividends accrue at 12% per annum until September 1, 1999 after which a penalty accrual rate applies. Unpaid dividends rank in preference over those of common shares. The shares of preferred stock have a liquidation preference of $100 per share plus accrued but unpaid dividends.

   The Company may redeem shares of preferred stock at any time after appropriate notice and must redeem all shares of preferred stock by December 31, 2003. In both cases the redemption value is the liquidation preference plus any accrued and unpaid dividends.

   The holders of Series A preferred stock do not have voting rights except in the event of Series A preferred stock not being redeemed by December 31, 2003. In addition, the consent of the holders of at least 51% of Series A preferred stock is required for certain changes to the Company's capital structure or raising of additional debt finance.

 Preferred Stock Series B:

   In connection with acquisition of Cuplex, the Company issued shares of Series B preferred stock. Each share is entitled to a $0.90 per annum dividend, which is payable quarterly, in arrears if and when declared by the Board of Directors. Unpaid dividends rank in preference over those of common shares. The shares of preferred stock have a liquidation preference of $10 per share plus accrued and unpaid dividends.

   The Company may redeem shares of preferred stock at any time after appropriate notice and must redeem all shares of preferred stock by October 9, 2000. In both cases the redemption value is the liquidation preference plus accrued and unpaid dividends.

   The holders of Series B preferred stock do not have any voting rights.

                             DYNAMIC CIRCUITS INC.

 Warrants:

   The Company granted warrants to holders of Series A preferred stock to purchase common stock as part of the merger on August 19, 1996. Each warrant entitles the holder to receive from the Company a fully paid common share after payment of the warrant exercise price of $0.01. The warrant holder may at any time after the fifth anniversary of the warrant put them to the Company at fair market value. The put terminates if an Initial Public Offering (IPO) occurs prior to the put date. The Company accretes the carrying value of the put warrants over five years such that the carrying value on the fifth anniversary will be equal to the fair market value of the put on that date. Changes in estimates of the fair market value are accounted for prospectively on the remaining term of the put. Stock warrant activity is as follows:

                                                       Number
                                                         of   Exercise Aggregate
                                                       Shares  Price     Price
                                                       ------ -------- ---------
   Balance, December 31, 1996......................... 15,392  $0.01     $154
                                                       ------  -----     ----
   Balance, December 31, 1997......................... 15,392  $0.01     $154
                                                       ======  =====     ====

   The Company has reserved 15,392 shares of common stock for the exercise of warrants.

   Stock Option Plans:

 1996 Stock Option Plan:

   In June 1996, the Company adopted the 1996 Stock Option Plan. Under the plan, options to purchase common stock may be granted to directors, executive officers and other key employees of the Company. The Company has reserved 9,805 shares of common stock for issuance under the Plan, at December 31, 1997. Options generally expire ten years from the date of grant. Options vest over either a four or eight year period. Certain option grants are subject to accelerated vesting based upon the achievement of certain specified performance goals.

   Activity under the 1996 plan is as follows:

                                                     Number   Exercise Aggregate
                                                    of Shares  Price     Price
                                                    --------- -------- ---------
   Balance, December 31, 1996......................  10,325    $5.00    $51,625
     Options exercised.............................  (1,480)   $5.00     (7,400)
                                                     ------    -----    -------
   Balance, December 31, 1997......................   8,845    $5.00    $44,225
                                                     ======    =====    =======

   At December 31, 1997, 3,872 options were exercisable.

 1997 Stock Option Plan:

   In August 1997, the Company adopted the 1997 Stock Option Plan. Under the plan, options to purchase common stock may be granted to any executive or other key employee of the Company or of any Subsidiary. The Company has reserved 2,202 shares of common stock for issuance under the Plan. The exercise price shall not be less than 85% of the fair market value, except that the exercise price shall be 110% of the fair market value of such share in the case of any participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries. Options vest over five years and expire ten years from the date of grant.

                             DYNAMIC CIRCUITS INC.

   Activity under the 1997 stock option plan was as follows:

                                                       Outstanding Options
                                                ----------------------------------
                                                                         Weighted
                                                                          Average
                            Available  Number                  Aggregate   Price
                            for Grant of Shares Exercise Price   Price   per Share
                            --------- --------- -------------- --------- ---------
   Authorized..............   2,202
   Options granted.........  (1,152)    1,152     $425-$500    $561,600    $487
                             ------     -----     ---------    --------    ----
   Balances, December 31,
    1997...................   1,050     1,152     $425-$500    $561,600    $487
                             ======     =====     =========    ========    ====

   At December 31, 1997, 230 options were exercisable.

   Holders of 960 options under the 1997 option plan are entitled to participate in the Company's Cash Bonus Plan. Under the Bonus Plan employees are allocated bonus units which vest on an annual basis over five years. The bonus is only payable in the event of exercise of options to purchase shares of the Company's Common Stock. The Company is accruing for the cost of the Bonus Plan over the vesting period.

   In October 1997, the Company granted 4,102 options at an exercise price of $575 under a new stock option plan. At December 31, 1997, 1,230 such options were exercisable.

   The Company recognized compensation expense of $239,286 and $1,358,541, in 1997 and 1996, respectively, representing the difference between exercise price and the fair market value of options and restricted stock at the date of grant.

   The Company has continued to account for its stock based compensation in accordance with APB 25 and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized under the plans, except for the amounts disclosed in the above paragraph.

   Had compensation cost been determined based on the fair value at the date of grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the Company's net income for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below (in thousands):

                                                                         1997
                                                                        ------
     Net income-as reported............................................ $5,072
     Net income-pro forma.............................................. $5,038

   Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year.

   In accordance with the provisions of SFAS 123, the fair value of each option is estimated using the following assumptions used for option grants during the years ended December 31, 1996 and 1997; dividend yield of 0%, volatility of 0%, risk-free interest rates of between 5.42% and 6.00% at the date of grant and an expected term of three to five years.

   The weighted-average grant date fair value of options were $71.12, $0.75 and $0.30 per option for the years ended December 31, 1997 and 1996, respectively.

                             DYNAMIC CIRCUITS INC.

   The following table summarizes information about stock options outstanding at December 31, 1997.

                                  Options Outstanding       Options Exercisable
                            ------------------------------- -------------------
                                       Weighted-  Weighted-           Weighted-
                                        Average    Average             Average
             Exercise        Number   Contractual Exercise   Number   Exercise
              Price         of Shares    Life       Price   of Shares   Price
             --------       --------- ----------- --------- --------- ---------
       $5..................   8,845   8.50 years    $  5      3,872     $  5
       $425-$575...........   5,254   9.68 years    $556      1,460     $561
                             ------                           -----
                             14,099   8.94 years    $210      5,332     $157
                             ======                           =====

6. COMMITMENTS AND CONTINGENCIES:

   The Company leases various facilities under non-cancelable operating leases expiring through 2006.

   Total future minimum lease payments under operating leases are as follows:

       Year Ending December 31,
         1998........................................................ $1,275,404
         1999........................................................  1,103,030
         2000........................................................  1,090,084
         2001........................................................  1,084,667
         2002 and thereafter.........................................  1,604,810
                                                                      ----------
                                                                      $6,157,995
                                                                      ==========

   Rent expense amounted to $648,136 for the year ended December 31, 1997.

   The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of these matters, if any, management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

   The Company's operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage, and disposal of such materials. Compliance with these environmental laws is a major consideration for the Company, and there can be no assurances that environmental laws and regulations will not become more stringent in the future or that the Company will not incur significant costs in the future to comply with such laws and regulations.

                             DYNAMIC CIRCUITS INC.

7. INCOME TAXES:

   The provision for income taxes for the year ended December 31, 1997 included the following:

     Federal:
       Current...................................................... $3,680,401
       Deferred.....................................................   (101,103)
                                                                     ----------
                                                                      3,579,298
                                                                     ----------
     State:
       Current......................................................    631,092
       Deferred.....................................................    (98,075)
                                                                     ----------
                                                                        533,017
                                                                     ----------
                                                                     $4,112,315
                                                                     ==========

   The provision for taxes differed from that expected by applying the basic rate of federal tax due primarily to the change of tax status of the Company as a result of the recapitalization (see Note 1) and that certain transaction related charges are not deductible for tax purposes.

8. RELATED PARTIES:

 Management Fees:

   The Company has an agreement dated August 19, 1996 for financial advisory services with Celerity Partners, L.L.C. (Celerity) and Bain Capital, Inc.
(Bain) who hold a partnership interest in Celerity Circuits L.L.C., the majority shareholder of the Company. The agreement provides for annual management fees of $150,000 to be paid to Celerity and/or Bain for so long as Celerity and/or Bain own, either directly or through an affiliated entity, an equity interest in the Company. The management fees are payable in quarterly installments. The agreement also provides for the reimbursement of certain allowed expenses. In connection with entering into the Credit Agreement in 1997, the Company paid specific advisory fees to Celerity and Bain. Management fees and expense reimbursements under the agreement amounted to approximately $359,272 in December 31, 1997. Specific advisory fees amounted to approximately $706,092, for the year ended December 31, 1997. The Company is required to pay a management fee of $56,250 per quarter to Celerity and Bain, respectively, effective January 1, 1998.

 Receivable from Related Party:

   In connection with the Acquisition, Cuplex's 50% interest in Cumex SA de CV, a Mexican corporation (Cumex) was sold to certain former shareholders of Cuplex. On October 9, 1997, Cuplex and Cumex signed an Operating Agreement by which Cuplex agrees to provide management and technical services to Cumex. Cumex agrees to provide manufacturing services to Cuplex for a period of two years and a repayment schedule was agreed for the amount due by Cumex to Cuplex. The balance outstanding at October 9, 1997 was $3.2 million. On October 9, 1997, DCI and the shareholders of Cumex entered into an Option Agreement by which it was agreed that DCI could purchase 100% of Cumex until termination of the Operating Agreement.

   On the acquisition of Cuplex the receivable from Cumex was valued at its net present value determined by applying appropriate discount rates. This resulted in an adjustment in the fair value of the receivable of $1.1

                             DYNAMIC CIRCUITS INC.

million. At December 31, 1997, the gross and net amounts receivable from Cumex are $3.6 million and $2.5 million, respectively.

9. EMPLOYEE BENEFIT PLANS:

   The Company and its subsidiary have established defined contribution retirement plans that are intended to qualify under Section 401 of the Internal Revenue Code ("the Plan"). The Plans cover substantially all officers and employees of the Company and its subsidiary. Contributions to the Plans are determined at the discretion of the Board of Directors. No contributions were made to the Plans for the year ended December 31, 1997.

10. SUBSEQUENT EVENT:

   On July 23, 1998, DDi Holdings Corporation and the Company executed a stock contribution and merger agreement. In connection with this agreement, DDi Holdings Corporation acquired all of the outstanding capital stock of the Company for aggregate merger consideration of approximately $247 million.

                    Report of Independent Public Accountants

To the shareholders

   We have audited the accompanying consolidated balance sheets of MCM Electronics Limited as of 31 March 2000 and of its predecessor, Symonds Limited, as of 30 June 1999 (not separately presented herein), and the related consolidated profit and loss accounts, reconciliations of movements in consolidated shareholders' funds and consolidated cash flow statements for the nine months and three months then ended, respectively. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom, which are substantially consistent with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCM Electronics Limited as of 31 March 2000, and the consolidated results of its operations and its consolidated cash flows for the nine months ended 31 March 2000, and the consolidated results of operations and consolidated cash flows of Symonds Limited for the three months ended 30 June 1999, in conformity with generally accepted accounting principles in the United Kingdom.

   Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the nine month period ended 31 March 2000 and three month period ended 30 June 1999 and shareholders' funds as of 31 March 2000, to the extent summarised in note 31 to the consolidated financial statements.

KPMG Audit Plc                            /s/ KPMG Audit Plc
Chartered Accountants                     KPMG Audit Plc
Birmingham, England
11 September 2000

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                      Nine months  Three months
                                                         ended        ended
                                               Notes 31 March 2000 30 June 1999
                                               ----- ------------- ------------
                                                      (Pounds)000  (Pounds)000
Turnover.....................................     1
Continuing operations........................            28,315        8,636
Discontinued operations......................               --           160
                                                        -------       ------
                                                         28,315        8,796
Operating costs..............................     2     (25,448)      (8,361)
                                                        -------       ------
Operating profit before goodwill and
 exceptional items:
Continuing operations........................             4,017          957
Discontinued operations......................               --            (4)
                                                        -------       ------
                                                          4,017          953
                                                        -------       ------
Operating exceptional items:
Continuing operations........................     1        (378)        (518)
                                                        -------       ------
Goodwill amortisation........................              (772)         --
                                                        -------       ------
Operating profit.............................     1
Continuing operations........................             2,867          439
Discontinued operations......................               --            (4)
                                                        -------       ------
    Total operating profit...................             2,867          435
Exceptional items............................     3
Discontinued operations:
Profit on disposal of a business.............               --            48
                                                        -------       ------
Profit on ordinary activities before
 interest....................................             2,867          483
Interest receivable..........................               354           25
Interest payable and similar charges.........     5      (3,699)         (65)
                                                        -------       ------
(Loss)/profit on ordinary activities before
 taxation....................................              (478)         443
Tax on (loss)/profit on ordinary activities..     6        (323)        (278)
                                                        -------       ------
Retained (loss)/profit for the period........    19        (801)         165
                                                        =======       ======
(Loss)/earnings per share....................     7        (63p)        0.2p
                                                        =======       ======

   The Group has no recognised gains and losses other than those reflected in the group profit and loss account.

   There is no difference between the result as disclosed in the group profit and loss account and the result on an unmodified historical cost basis.

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited--see Accounting Policies--Basis of Consolidation.

              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

        RECONCILIATIONS OF MOVEMENTS IN CONSOLIDATED SHAREHOLDERS' FUNDS

                                                       Nine months Three months
                                                          ended       ended
                                                        31 March     30 June
                                                          2000         1999
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
(Loss)/profit for the period..........................     (801)        165
Issue of shares.......................................    1,333         --
Goodwill written back on disposal of a business.......      --          281
                                                          -----       -----
Net movement in shareholders' funds...................      532         446
Equity shareholders' funds at beginning of period.....      --        9,106
                                                          -----       -----
Equity shareholders' funds at end of period...........      532       9,552
                                                          =====       =====

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited--see Accounting Policies--Basis of Consolidation.



              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                           CONSOLIDATED BALANCE SHEET

                                                                     31 March
                                                              Notes    2000
                                                              ----- -----------
                                                                    (Pounds)000
Fixed assets
Tangible assets..............................................   8       7,545
Intangible fixed assets......................................   9      19,805
                                                                      -------
                                                                       27,350
Current assets
Stocks.......................................................  11       3,363
Debtors......................................................  12       9,416
Cash at bank and short term deposits.........................           4,969
                                                                      -------
                                                                       17,748
                                                                      -------
Creditors: amounts falling due within one year...............  13     (43,825)
                                                                      -------
Net current liabilities......................................         (26,077)
                                                                      -------
Total assets less current liabilities........................           1,273
                                                                      -------
Creditors: amounts falling due after more than one year......  14        (297)
Provisions for liabilities and charges.......................  16        (444)
                                                                      -------
Net assets...................................................             532
                                                                      =======
Capital and reserves
Called up share capital......................................  18          13
Share premium account........................................  18       1,320
Profit and loss account......................................  19        (801)
                                                                      -------
Equity shareholders' funds...................................             532
                                                                      =======

   The above relates to MCM Electronics Limited--see Accounting Policies--Basis of Consolidation.


              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                       Nine months Three months
                                                          ended       ended
                                                        31 March     30 June
                                                 Notes    2000         1999
                                                 ----- ----------- ------------
                                                       (Pounds)000 (Pounds)000
Net cash flow from operating activities........    20      4,078        (446)
                                                         -------      ------
Returns on investments and servicing of finance
Interest received..............................              354          25
Interest paid..................................           (1,387)        (45)
Interest element of finance lease payments.....              (26)        (20)
                                                         -------      ------
                                                          (1,059)        (40)
                                                         -------      ------
Tax paid.......................................             (108)       (108)
                                                         -------      ------
Capital expenditure
Purchase of tangible fixed assets..............             (219)       (876)
Sale of tangible fixed assets..................               10          33
                                                         -------      ------
                                                            (209)       (843)
                                                         -------      ------
Acquisitions and disposals
Net cash payable in respect of acquisitions....    25    (30,665)        --
Net cash consideration in respect of subsidiary
 disposals.....................................    24      1,042         249
                                                         -------      ------
                                                         (29,623)        249
                                                         -------      ------
Cash flow before financing and management of
 liquid resources..............................          (26,921)     (1,188)
                                                         -------      ------
Financing and management of liquid resources
Issue of shares................................    21      1,333         --
Movement in debt...............................    21     28,471        (319)
Movement in liquid resources...................    21     (2,300)        624
                                                         -------      ------
                                                          27,504         305
                                                         -------      ------
Increase/(decrease) in cash in the period......    22        583        (883)
                                                         =======      ======

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited--see Accounting Policies--Basis of Consolidation.

              See accompanying notes to the financial statements.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                              ACCOUNTING POLICIES

   The accompanying consolidated financial statements for the nine months ended 31 March 2000 do not comprise statutory accounts within the meaning of
Section 240 of the Companies Act 1985 of England and Wales, but have been extracted from MCM Electronics Limited statutory accounts for the nine months to 31 March 2000 upon which an unqualified audit report has been given.

   Statutory accounts have not been prepared for Symonds Limited for the three months ended 30 June 1999.

Basis of preparation

   The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP). UK GAAP and accounting principles adopted by the Company differ in certain respects from accounting principles generally accepted in the United States (US GAAP). See Note 31 for a discussion of the principal differences that would affect the Company's consolidated net income and shareholders' equity if US GAAP had been applied instead of UK GAAP in the preparation of the consolidated financial statements. The financial statements have been prepared under the historical cost convention and comply with applicable accounting standards. Under UK GAAP companies are permitted, in certain circumstances, to value their assets and liabilities using a basis different from original cost. This has not been the case in these financial statements.

Basis of consolidation

   The financial statements for the three months to 30 June 1999 consolidate the financial statements of Symonds Limited and all its subsidiary undertakings made up to that date. The results of businesses acquired or sold during the period are included in the Group financial statements from the date of acquisition or to the date of disposal.

   The financial statements for the nine months ended 31 March 2000 and as at 31 March 2000 are those of MCM Electronics Limited and its subsidiary undertakings. MCM Electronics Limited acquired Symonds Limited, and its subsidiary undertakings on 5 July 1999. The accounting period commencing 1 July 1999 has been used to reflect the results of MCM Electronics Limited and its subsidiary undertakings as there is no material difference between the results for this period and those for the period commencing 5 July 1999, the date of acquisition. Prior to its sale on 14 April 2000, MCM Electronics Limited was a company owned by the executive directors of Symonds Limited together with external investors (see note 30). MCM Electronics Limited was incorporated on 11 March 1999 and commenced trading on the acquisition of Symonds Limited.

Goodwill

   UK Financial Reporting Standard 10 was adopted in the Company's consolidated financial statements effective 1 April 1998. Goodwill arising on acquisition subsequent to 1 April 1998 has been capitalised and amortised through the profit and loss account over its useful economic life which is generally not expected to exceed 20 years. The recoverability of the intangible asset is assessed and any impairment in value taken into account. Goodwill related to acquisitions made prior to 31 March 1998 was charged directly to reserves in accordance with UK accounting standards in effect at that date.

Turnover

   Turnover represents the total amount receivable in the ordinary course of business for goods sold excluding value added tax. Turnover is recognised upon despatch.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

Tangible fixed assets and depreciation

   Tangible fixed assets are stated at cost, less depreciation. Deprecation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost, less residual value, over the estimated useful life in each company of each asset as follows:

     Freehold buildings.............. 2%     On straight line
     Leasehold property..............        Over the term of the lease
                                             On straight line or reducing
     Plant and equipment............. 10-25% balance
                                             On straight line or reducing
     Computer equipment.............. 17-25% balance
                                             On straight line or reducing
     Office furniture and equipment.. 15-25% balance
                                             On straight line or reducing
     Motor vehicles.................. 25%    balance

Stocks and work in progress

   Stocks and work in progress are stated at the lower of cost and net realisable value on a first-in, first-out basis, including attributable production overheads.

   Net realisable value is based on estimated selling price less further costs expected to be incurred to completion and disposal.

Trade debtors

   Trade debtors are recorded at the invoiced amount, including value added tax, less a provision for doubtful debts. Management considers current information and events regarding the debtors' ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected. Changes in the level of provision are charged to the bad debt expense.

Liquid resources

   Included within cash balances are liquid resources of (Pounds)4,386,000 at 31 March 2000, consisting of cash deposits to secure loan notes, and treasury deposits. For the purposes of the group cashflow statement all highly liquid debt instruments with original maturities of three days or less are considered to be cash.

Pension costs

   The Group operates a number of defined contribution pension schemes. The assets of the schemes are held separately from those of the Group in independently administered funds. Contributions are paid to the schemes at the defined contribution levels and are charged to the profit and loss account in the year to which they relate.

Leases

   Assets held under finance leases are capitalised at their fair value on the inception of the leases and depreciated over their estimated useful lives. The finance charges are allocated over the period of the lease in proportion to the capital amount outstanding.

   Rentals paid under operating leases are charged against income on a straight line basis over the lease term.

   Under UK GAAP, the gain arising on a sale-leaseback transaction may be recognised in full at the date of the transaction provided that it can be demonstrated that a market rent is being paid under the lease agreement.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

Deferred taxation

   Provision is made for deferred taxation using the liability method to take account of timing differences between the incidence of income and expenditure for taxation and accounting purposes to the extent that it is probable that a liability or asset will crystallise in the future.

Foreign currency translation

   Transactions in foreign currencies are recorded at the rate ruling at the date of transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1. TURNOVER, OPERATING PROFIT AND NET ASSETS

   The destination of the Group's turnover by geographical market is:

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   United Kingdom......................................   24,673       8,104
   Europe..............................................    3,626         672
   Rest of World.......................................       16          20
                                                          ------       -----
                                                          28,315       8,796
                                                          ======       =====

   The Group's turnover, operating profit, and net operating assets for the nine months ended 31 March 2000 can be analysed by business segment as follows:

                                                                       Net
                                                        Operating   operating
                                            Turnover     profit      assets
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   Continuing operations:
   PCB manufacture........................   17,432       4,084        4,349
   Electronic manufacturing services......   11,297         303        3,436
   Group..................................      --       (1,520)      21,658
                                             ------      ------      -------
                                             28,729       2,867       29,443
   Less: inter-segmental turnover.........     (414)
                                             ------
                                             28,315
                                             ======
   Net interest...........................               (3,345)
                                                         ------
   Loss on ordinary activities before
    taxation..............................                 (478)
                                                         ======
   Net indebtedness.......................                           (28,911)
                                                                     -------
   Net assets.............................                               532
                                                                     =======

   Group operating profit is stated after charging goodwill amortisation of (Pounds)772,000.

   The exceptional operating item of (Pounds)378,000 in the period to 31 March 2000 is a material bad debt incurred in this period in the electronic manufacturing services segment.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   The Group's turnover, operating profit and net operating assets for the three months ended 30 June 1999 can be analysed by business segment as follows:

                                                                       Net
                                                        Operating   operating
                                            Turnover     profit      assets
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
   Continuing operations:
   PCB manufacture........................    5,046       1,011       5,223
   Electronic manufacturing services......    3,756         230         609
   Group..................................      --         (802)      5,024
                                              -----       -----      ------
                                              8,802         439      10,856
   Discontinued operations:
   Process Technology.....................      160          (4)        --
                                              -----       -----      ------
                                              8,962         435      10,856
   Less: inter-segmental turnover.........     (166)
                                              -----
                                              8,796
                                              =====
   Profit on disposal of a business (see
    note 3)...............................                   48
   Net interest...........................                  (40)
                                                          -----
   Profit on ordinary activities before
    taxation..............................                  443
                                                          =====
   Net indebtedness.......................                           (1,304)
                                                                     ------
   Net assets.............................                            9,552
                                                                     ======

   Discontinued operations comprise Finishing Technology Limited disposed of in June 1999. The disposal of Finishing Technology Limited is analysed in Note 24.

   The exceptional operating items totalling (Pounds)518,000 incurred by Symonds Limited in the period to 30 June 1999 and included in the Group segment were acquisition advisory costs incurred by the company in respect of its acquisition by MCM Electronics Limited.

2. OPERATING PROFIT

                                                     Nine months Three months
                                                        ended       ended
                                                      31 March     30 June
                                                        2000         1999
                                                     ----------- ------------
                                                     (Pounds)000 (Pounds)000
   Operating profit is stated after
    charging/(crediting):
     Auditors' remuneration--audit..................       50        --
           --other services.........................      295         55
     Depreciation--owned fixed assets...............    1,182        489
          --finance leased assets...................      124         25
     Operating lease rentals--plant and machinery...      399        110
            --land and buildings....................      800        220
   Loss on sale of fixed assets.....................        7        --
   Gain on foreign exchange.........................      (16)       --
                                                        =====        ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   Operating costs are analysed as follows:

                                                                     Nine months
                                                                        ended
                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Change in work in progress and finished goods....................     (441)
   Raw materials and consumables....................................   11,227
   Other external charges...........................................    2,957
   Staff costs......................................................    7,398
   Depreciation.....................................................    1,306
   Other operating charges..........................................    2,229
   Goodwill amortisation............................................      772
                                                                       ------
                                                                       25,448
                                                                       ======

                                           Three months ended 30 June 1999
                                         ------------------------------------
                                         Continuing  Discontinued
                                         operations   operations     Total
                                         ----------- ------------ -----------
                                         (Pounds)000 (Pounds)000  (Pounds)000
   Change in work in progress and
    finished goods......................      151        --            151
   Raw materials and consumables........    3,252        112         3,364
   Other external charges...............      944          8           952
   Staff costs..........................    2,453         26         2,479
   Depreciation.........................      514        --            514
   Other operating charges..............      883         18           901
                                            -----        ---         -----
                                            8,197        164         8,361
                                            =====        ===         =====


3. EXCEPTIONAL ITEMS

 Nine months ended 31 March 2000

   In October 1999 Garner Osborne Circuits Limited was disposed of and Osborne Precision Sheetmetal Limited was also disposed of in November 1999. Total goodwill eliminated on disposal of these subsidiaries was (Pounds)426,000 with these disposals resulting in neither a loss nor gain to the group.

 Three months ended 30 June 1999

                                                                     (Pounds)000
   Discontinued business:
   Profit on disposal of a business.................................      48
                                                                         ===

   The profit on disposal of a business represents the profit on sale of Finishing Technology Limited of (Pounds)48,000 (after charging (Pounds)281,000 of goodwill previously eliminated).

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

4. EMPLOYEES

    (a) Number of employees

   The average number of persons employed during the period was as follows:

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                          Number       Number
   Production..........................................     413         450
   Sales and administration............................      78          89
                                                            ---         ---
                                                            491         539
                                                            ===         ===

    (b) Staff costs

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   Wages and salaries..................................    6,643       2,218
   Social security.....................................      591         200
   Other pension costs.................................      164          61
                                                           -----       -----
                                                           7,398       2,479
                                                           =====       =====

   The Group operates a number of defined contribution pension schemes. The assets of the schemes are held in separate trustee administered funds and are invested with insurance companies. The pension costs shown above represent contributions payable to these schemes.

5. INTEREST PAYABLE AND SIMILAR CHARGES

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   On bank loans and overdrafts........................    1,365         41
   On finance leases...................................       26         15
   On loan notes.......................................       22          9
   On other loans......................................      663        --
                                                           -----        ---
                                                           2,076         65
   Debt issue costs written off........................    1,623        --
                                                           -----        ---
                                                           3,699         65
                                                           =====        ===

   The debt issue costs have been written off in anticipation of the early repayment of the debt arising on the acquisition of Symonds Limited (see note
15).

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

6. TAXATION

                                                        Nine months Three months
                                                           ended       ended
                                                         31 March     30 June
                                                           2000         1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   UK corporation tax payable at 30%...................     (15)        278
   Deferred tax........................................     338         --
                                                            ---         ---
                                                            323         278
                                                            ===         ===

   The high effective tax charge in the period to 31 March 2000 is principally a result of the disallowable goodwill charge in the period.

7. (LOSS)/EARNINGS PER SHARE

   The loss per ordinary share for the period to 31 March 2000 has been calculated by reference to the weighted average 1,271,111 (30 June 1999:
69,472,208) ordinary shares in issue during the period and the Group loss after taxation for the financial period of (Pounds)801,000 (30 June 1999: profit (Pounds)165,000).

8. TANGIBLE FIXED ASSETS

                                Land and    Plant and
                                buildings   machinery     Other       Total
                               ----------- ----------- ----------- -----------
                               (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
   Cost
   Acquisition of subsidiary
    undertakings..............    1,772      13,214       2,316      17,302
   Additions..................       73         382         243         698
   Disposals..................     (103)       (904)        (35)     (1,042)
   Sale of subsidiaries.......      (41)     (1,009)       (175)     (1,225)
                                  -----      ------       -----      ------
     31 March 2000............    1,701      11,683       2,349      15,733
                                  =====      ======       =====      ======
   Depreciation
   Acquisition of subsidiary
    undertakings..............      441       6,786       1,133       8,360
   Charge for the period......      139         923         244       1,306
   Disposals..................      (99)       (733)        (20)       (852)
   Sale of subsidiaries.......      (31)       (521)        (74)       (626)
                                  -----      ------       -----      ------
     31 March 2000............      450       6,455       1,283       8,188
                                  =====      ======       =====      ======
   Net book value
     31 March 2000............    1,251       5,228       1,066       7,545
                                  =====      ======       =====      ======

  Analysis of land and buildings

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Freehold.........................................................      297
   Short leasehold..................................................      954
                                                                        -----
   Net book value...................................................    1,251
                                                                        =====

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

 Hire purchase and finance leased assets

   Plant, equipment and motor vehicles include assets with a net book value of (Pounds)843,000 which are subject to finance leases.

9. INTANGIBLE FIXED ASSETS

                                                                      Goodwill
                                                                     -----------
                                                                     (Pounds)000
   Cost
   Acquisition of subsidiary undertakings...........................   21,003
   Eliminated on disposal of subsidiaries...........................     (426)
                                                                       ------
     31 March 2000..................................................   20,577
                                                                       ======
   Amortisation
   Charge for the period............................................      772
                                                                       ------
     31 March 2000..................................................      772
                                                                       ======
   Net book value
     31 March 2000..................................................   19,805
                                                                       ======

   Goodwill eliminated relates to the disposals of Garner Osborne Circuits Limited and Osborne Precision Sheetmetal Limited, which occurred in October 1999 and November 1999 respectively.

10. INVESTMENTS

   Principal subsidiaries at 31 March 2000

        Company                                 Principal activity                        % equity held
        -------                                 ------------------                        -------------
Symonds Limited           Intermediate holding company                                        *100
Zlin Electronics Limited  Manufacture of printed circuit boards                                100
Classical Circuits        Manufacture of printed circuit boards                                100
 Limited
Zlin International        Supply of high volume printed circuit boards                         100
 Limited
Calne Electronics         Manufacture and assembly of electronic and electrical equipment      100
 Limited
Pretan Limited            Sheet metal fabrication                                              100
Integrated Designs &      Design of electronic and electrical equipment                        100
 Systems Limited
Symonds Precision         Precision sheet metal fabrication                                    100
 Limited

   All of the company's subsidiary undertakings are incorporated and operate in Great Britain.

   Shareholdings marked * are directly owned by MCM Electronics Limited and the remainder are held through subsidiary undertakings.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

11. STOCKS

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Raw materials and consumables....................................      852
   Work in progress.................................................    2,119
   Finished goods...................................................      392
                                                                        -----
                                                                        3,363
                                                                        =====

12. DEBTORS

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Trade debtors....................................................    8,050
   Other debtors....................................................      699
   Prepayments and accrued income...................................      667
                                                                        -----
                                                                        9,416
                                                                        =====

   Included within other debtors above are amounts totalling (Pounds)255,000 which fall due after more than one year.

13. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Bank overdrafts and loans........................................   18,500
   Other loans......................................................   14,205
   Obligations under finance leases.................................      305
   Trade creditors..................................................    5,211
   Corporation tax..................................................      518
   Other creditors..................................................      647
   Other taxation and social security...............................    1,163
   Accruals and deferred income.....................................    2,703
   Loan notes.......................................................      573
                                                                       ------
                                                                       43,825
                                                                       ======

14. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Obligations under finance leases.................................     297
                                                                         ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

15. BORROWINGS

                                                                      31 March
                                                                        2000
                                                                     -----------
                                                                     (Pounds)000
   Bank loans.......................................................   18,500
   Other loans......................................................   14,205
   Loan notes.......................................................      573
   Obligations under finance leases.................................      602
                                                                       ------
                                                                       33,880
                                                                       ======
   Due within one year..............................................   33,583
   Due after more than one year.....................................      297
                                                                       ------
                                                                       33,880
                                                                       ======

   Analysis of repayments:

   Bank loans
     Within one year................................................   18,500
   Other loans
     Within one year................................................   14,205
   Loan notes
     Within one year................................................      573
   Finance leases
     Within one year................................................      305
     Within one to two years........................................      213
     Within two to five years.......................................       84
                                                                       ------
                                                                       33,880
                                                                       ======

   Amounts due under finance leases are secured on the related items of plant and equipment.

Bank loans

   As at 31 March 2000 the company had an aggregate of (Pounds)18.5 million bank loans outstanding under the existing facilities--this is disclosed as a short term creditor in the balance sheet as it is probable that it will be repaid within 12 months of the balance sheet date. These loans would be normally repayable between June 2000 and June 2007.

   Borrowings under the agreement bear interest at varying rates, comprising LIBOR, at the dates of commencement of the relevant quarterly interest period plus a margin of 2% in the case of Tranche A, 3.5% in the case of Tranche B, 2% in the case of Tranche C and 2% in the case of the working capital facility. The agreement requires MCM Electronics to make interest-hedging arrangements and consequently MCM Electronics entered into an interest rate swap agreement effective 12 January 2000 and represents a hedge of the variable rate of interest (3 month LIBOR) paid under the MCM Electronics facilities agreement, minimising exposure to increases in interest rates related to this debt over the scheduled term of the swap, through September 2002. Under the swap terms, MCM Electronics pays a fixed rate of interest, an annual rate of 6.92% rather than the variable rates set out above. This rate is applied to fixed notional amounts of debt per the agreement, which approximate 80% of the outstanding loan balance at 31 March 2000.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   Borrowings under the agreement are secured on the assets of the Group.

Other loans

   On 13 July 1999 the company borrowed (Pounds)14.205 million under the terms of an Investment Agreement dated 27 May 1999. These loans were repaid in full on 17 April 2000.

Loan notes

   At 31 March 2000, loan notes consist of loan notes previously issued by Symonds Limited to the vendors of Calne Electronics. These are repayable at the holders' option and are secured by a bank guarantee. The loan notes carry interest at 0.5% below base rate. It has been assumed for the purposes of presentation in these financial statements that the loan notes will be repaid within twelve months of the balance sheet date.

16. PROVISIONS FOR LIABILITIES AND CHARGES

   Movements in provisions were as follows:

                                                                      Deferred
                                                                         tax
                                                                     -----------
                                                                     (Pounds)000
   Acquisition of subsidiary undertakings...........................     140
   Transfer to the profit and loss account..........................     338
   Sale of subsidiary...............................................     (34)
                                                                         ---
     At 31 March 2000...............................................     444
                                                                         ===

17. DEFERRED TAX

   Deferred tax provided and unprovided at a rate of 30% are as follows:

                                                          Provided   Unprovided
                                                          31 March    31 March
                                                            2000        2000
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Accelerated capital allowances.......................     489         (28)
   Other timing differences.............................    (120)         (6)
   Held over gain.......................................      75         --
                                                            ----         ---
     Total..............................................     444         (34)
                                                            ====         ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

18. SHARE CAPITAL

                                                        Increases
                                              On         during    At 31 March
                                         incorporation the period     2000
                                         ------------- ----------- -----------
                                          (Pounds)000  (Pounds)000 (Pounds)000
   Authorised
   373,333 ordinary shares of 1p each...      --             4           4
   907,904 "A" ordinary shares of 1p
    each................................      --             9           9
   93,334 "B" ordinary shares of 1p
    each................................      --             1           1
                                              ---          ---         ---
                                              --            14          14
                                              ===          ===         ===
   Allotted, called up and fully paid
   373,333 ordinary shares of 1p each...      --             4           4
   866,667 "A" ordinary shares of 1p
    each................................      --             8           8
   93,334 "B" ordinary shares of 1p
    each................................      --             1           1
                                              ---          ---         ---
                                              --            13          13
                                              ===          ===         ===

   MCM Electronics Limited was incorporated on 11 March 1999 as Linksweld Limited, with authorised share capital of 1,000 ordinary shares with a nominal value of (Pounds)1 each. On the same date the company issued and allotted 1 ordinary share at par to the nominee shareholder.

   On 24 May 1999, 2 further ordinary shares of (Pounds)1 each were issued at par.

   On 27 May 1999, the ordinary shares of (Pounds)1 each were subdivided into 100 ordinary shares of 1p each.

Ordinary shares of 1p each

   On 27 May 1999, the authorised ordinary share capital was increased by (Pounds)3,730.33 by the creation of 373,033 ordinary shares of 1p each. On the same date, 373,033 ordinary shares were issued at a premium of 99p each.

"A" ordinary shares of 1p each

   On 27 May 1999 the authorised "A" ordinary share capital was increased by (Pounds)907.90 by the creation of 907,904 "A" ordinary shares of 1p each. On the same date, 886,667 "A" ordinary shares were issued at a premium of 99p each.

   The "A" ordinary shares carry certain preferred rights, including the right to a cumulative preferential net cash dividend of a defined percentage of post tax profits of the Group, also enhanced voting rights in the event that the company is in arrears with any payment of capital or interest on investor loans, or of Participating Dividend, or is in breach of its financial covenants.

   If the holders of not less than 75% of the "A" ordinary shares wish to accept an offer made for the purchase of the entire issued share capital of the company, the remaining shareholders can be compelled to transfer their shares on the same terms.

   On a winding up, surplus assets shall be distributed to the holders of "A" ordinary shares to cover any arrears of or accrued preferential dividends.

   On 14 April 2000 41,237 "A" ordinary shares were issued at a premium of 99p each.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   MCM Electronics commenced trading on 5 July 1999. The cash inflow in respect of these share issues were received prior to this commencement of trading. The consolidated cash flow statement for the nine months ended 31 March 2000 includes the above cash flow to reflect all cash flows since the incorporation of MCM Electronics.

"B" ordinary shares of 1p each
   On 27 May 1999, the authorised "B" ordinary share capital was increased by (Pounds)933.34 by the creation of 93,334 "B" ordinary shares of 1p each which were subsequently issued at a premium of 99p each.

19. RESERVES

                                                                     Profit and
                                                            Share       loss
                                                           premium     account
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Issue of shares......................................    1,320        --
   Retained loss for the period.........................      --        (801)
                                                            -----       ----
   At 31 March 2000.....................................    1,320       (801)
                                                            =====       ====

20. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                     Nine months  Three months
                                                        ended        ended
                                                    31 March 2000 30 June 1999
                                                    ------------- ------------
                                                     (Pounds)000  (Pounds)000
   Operating profit................................     2,867           435
   Amortisation of goodwill........................       772           --
   Depreciation....................................     1,306           516
   Movement in stocks..............................       312           (30)
   Movement in debtors.............................      (298)         (344)
   Movement in creditors...........................      (881)       (1,023)
                                                        -----        ------
   Net cash inflow/(outflow) from operating
    activities.....................................     4,078          (446)
                                                        =====        ======

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

21. ANALYSIS OF CASH FLOWS FROM FINANCING AND MANAGEMENT OF LIQUID RESOURCES

                                                      Nine months Three months
                                                         ended       ended
                                                       31 March     30 June
                                                         2000         1999
                                                      ----------- ------------
                                                      (Pounds)000 (Pounds)000
   Issue of ordinary share capital...................    1,333         --
                                                        ------        ----
   Investors loans...................................   14,205         --
   New bank loans....................................   18,500         --
   Less:
     Debt issue costs................................   (1,623)        --
   Bank loans repaid.................................   (2,099)        (96)
   Other loans repaid................................      --          (93)
   Loan notes repaid.................................     (195)        (34)
   Capital element of finance lease rentals..........     (317)        (96)
                                                        ------        ----
                                                        28,471        (319)
                                                        ------        ----
   Net cash flow from financing......................   29,804        (319)
                                                        ------        ----
   Movement in liquid resources......................   (2,300)        624
                                                        ------        ----
   Net cash outflow from management of liquid
    resources........................................   (2,300)        624
                                                        ------        ----
   Net cash inflow from financing and management of
    liquid resources.................................   27,504         305
                                                        ======        ====

22. ANALYSIS OF NET DEBT

                                   At
                                31 March                  Non-cash   At 30 June
                                  1999        Cash flow    changes      1999
                             --------------- ----------- ----------- -----------
                               (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand/overdrafts........         858           (883)        --          (25)
   Liquid resources........       2,710           (624)        --        2,086
   Debt due within one
    year...................      (1,560)           223     (1,530)      (2,867)
   Debt due after more than
    one year...............      (1,530)            --      1,530           --
   Finance leases..........        (644)            96         52         (496)
                                 ------        -------     ------      -------
                                   (166)        (1,188)        52       (1,302)
                                 ======        =======     ======      =======
                             Acquisition of
                             Symonds Limited                Other
                             (excluding cash              Non-cash   At 31 March
                             and overdrafts)  Cash flow    changes      2000
                             --------------- ----------- ----------- -----------
                               (Pounds)000   (Pounds)000 (Pounds)000 (Pounds)000
   Cash at bank and in
    hand...................          --            583        --           583
   Liquid resources........       2,086          2,300        --         4,386
   Debt due within one
    year...................      (2,867)       (28,788)    (1,623)     (33,278)
   Finance leases..........        (496)           317       (423)        (602)
                                 ------        -------     ------      -------
                                 (1,277)       (25,588)    (2,046)     (28,911)
                                 ======        =======     ======      =======

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

23. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                                     Nine months  Three months
                                                        ended        ended
                                                    31 March 2000 30 June 1999
                                                    ------------- ------------
                                                     (Pounds)000  (Pounds)000
   Increase/(decrease) in cash in the period.......        583         (883)
   Cash inflow/(outflow) from movement in debt and
    lease financing................................    (28,471)         319
   Cash inflow/(outflow) from management of liquid
    resources......................................      2,300         (624)
                                                       -------       ------
   Change in net debt resulting from cash flows....    (25,588)      (1,188)
   Loans, liquid resources and finance leases
    acquired with subsidiary undertakings..........     (1,277)          --
   Loans and finance leases sold with disposals....         56           52
   New finance leases..............................       (479)          --
   Write off of debt issue costs...................     (1,623)          --
                                                       -------       ------
   Increase in net debt in the period..............    (28,911)      (1,136)
   Opening net debt................................         --         (166)
                                                       -------       ------
   Closing net debt................................    (28,911)      (1,302)
                                                       =======       ======

24. DISPOSALS DURING THE FINANCIAL PERIODS

   Finishing Technology Limited was disposed of in the period to 30 June 1999. Osborne Precision Sheetmetal Limited and Garner Osborne Circuits Limited were disposed of in the period to 31 March 2000. These transactions can be summarised as follows:

                                                      Nine months Three months
                                                         ended       ended
                                                       31 March     30 June
                                                         2000         1999
                                                      ----------- ------------
                                                      (Pounds)000 (Pounds)000
   Net assets disposed of:
   Tangible fixed assets.............................      599          56
   Stocks............................................      103          32
   Debtors...........................................      381         292
   Creditors.........................................     (434)       (460)
   Deferred tax......................................      (33)        --
                                                         -----        ----
                                                           616         (80)
   Goodwill adjusted on disposal.....................      426         281
   Profit on disposal................................      --           48
                                                         -----        ----
                                                         1,042         249
                                                         =====        ====
   Satisfied by: Net cash proceeds (net of disposal
    costs)...........................................    1,042         249
                                                         =====        ====

25. ACQUISITIONS DURING THE PERIOD

   On 5 July 1999 MCM Electronics Limited acquired the entire issued share capital of Symonds Limited for a consideration of (Pounds)30,640,000 including costs.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   Goodwill arising from this acquisition has been capitalised in accordance with Financial Reporting Standard 10 and is being amortised over the directors' estimate of its useful economic life of 20 years.

   The investment in Symonds Limited has been included in the company's balance sheet at its fair value at the date of acquisition.

Analysis of the acquisition of Symonds Limited

   Net assets at date of acquisition:

                                                                  Book value
                                                                and fair value
                                                                   to group
                                                                --------------
                                                                 (Pounds)000
   Tangible fixed assets.......................................      8,942
   Stocks......................................................      3,778
   Debtors.....................................................      9,499
   Liquid resources less overdrafts............................      2,061
   Creditors and deferred liabilities..........................    (11,140)
   Bank loans..................................................     (2,099)
   Loan notes..................................................       (768)
   Finance leases and hire purchase agreements.................       (496)
   Deferred tax................................................       (140)
                                                                   -------
   Net assets..................................................      9,637
                                                                   =======
   Fair value of assets acquired...............................      9,637
   Goodwill arising on acquisition.............................     21,003
                                                                   -------
   Fair value of consideration payable.........................     30,640
                                                                   =======
   Satisfied by:
   Cash acquisition of 69,746,208 Symonds plc ordinary shares
    of 43p each................................................     29,991
   Costs associated with the acquisition.......................        649
                                                                   -------
                                                                    30,640
                                                                   =======

   The acquisition contributed (Pounds)3,296,000 to the Group's net operating cash flows, paid (Pounds)51,000 in respect of net returns on investments and servicing of finance, paid (Pounds)Nil in respect of taxation, utilised (Pounds)Nil for capital expenditure and financial investment and paid (Pounds)2,611,000 in financing.

   Symonds Limited incurred a loss after tax of (Pounds)4,338,000 during the year to 31 March 1999. The summarised profit and loss account for the period from 1 April 1999 to the effective date of acquisition is as follows:

                                                                   (Pounds)000
   Turnover.......................................................    8,796
                                                                      -----
   Operating profit, including operating exceptional costs of
    (Pounds)518,000...............................................      435
   Gain on disposal of business...................................       48
   Interest payable and similar charges...........................      (40)
                                                                      -----
   Profit on ordinary activities before taxation..................      443
   Tax on profit on ordinary activities...........................     (278)
                                                                      -----
   Retained loss for the period...................................      165
                                                                      =====

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   The exceptional operating costs of (Pounds)518,000 represent professional and legal fees incurred in relation to the sale of Symonds Limited"s shares to the company.

   There were no recognised gains or losses during the period other than those shown in the summarised profit and loss account above.

Cash outflow in respect of acquisitions

                                                                     (Pounds)000
   Consideration....................................................   30,640
   Bank overdraft acquired..........................................       25
                                                                       ------
                                                                       30,665
                                                                       ======

26. CONTINGENT LIABILITIES

   Bank loans and overdrafts of the Group are secured by fixed and floating charges over the Group's assets and by a composite cross-guarantee between all Group companies. MCM Electronics Limited's contingent liability under this composite cross-guarantee at 31 March 2000 was (Pounds)1,595,000.

27. FINANCIAL COMMITMENTS

Operating leases

   At 31 March 2000 the Group had annual commitments under non-cancellable operating leases as follows:

                                                          Land and
                                                          buildings     Other
                                                         ----------- -----------
                                                         (Pounds)000 (Pounds)000
   Expiry date:
   Within one year......................................      --         101
   Between one and two years............................      111        220
   Between two and five years...........................      132        138
   In over five years...................................      794        --
                                                            -----        ---
                                                            1,037        459
                                                            =====        ===

Capital commitments

   At 31 March 2000 the directors had authorised capital expenditure as follows:

                                                                     (Pounds)000
   Contracted but not provided for..................................      65
                                                                         ===

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

28 DIRECTORS' EMOLUMENTS

   (a) Emoluments of the directors were:

                                                     Nine months  Three months
                                                        ended        ended
                                                    31 March 2000 30 June 1999
                                                    ------------- ------------
                                                     (Pounds)000  (Pounds)000
   Fees............................................      --            18
   Remuneration....................................      244           81
   Pension contributions...........................       36           12
   Bonuses.........................................       35           85
   Benefits in kind................................       28            9
                                                         ---          ---
                                                         343          205
                                                         ===          ===

   The emoluments of the highest paid director were:

                                                     (Pounds)000  (Pounds)000
                                                    ------------- ------------
   Remuneration....................................      113           33
   Pension contributions...........................       15            5
                                                         ---          ---
                                                         128           38
                                                         ===          ===
   Number of directors who were members of a
    defined contribution pension scheme............        3            3
                                                         ===          ===

 Three months ended 30 June 1999

   (b) Share options

   Symonds Limited operated a share option scheme for executives. Options issued under this scheme may be exercised between three and thirteen years after the date granted. Details of options held by Directors under the company's Executive Share Option Scheme are as follows:

                                                             At 31  Granted Exercised Lapsed  At 30
                                   Expiry date of  Exercise  March  during   during   during  June
                  Date of grant   exercise period   price    1999   period   period   period  1999
                 ---------------- ---------------- -------- ------- ------- --------- ------ -------
   MHG Malone    28 July 1997     28 July 2010      34.5p   250,000   --       --      --    250,000
   MJ Glanfield  1 September 1998 1 September 2011  31.0p   250,000   --       --      --    250,000
   JA Calvert    28 July 1997     28 July 2010      34.5p   250,000   --       --      --    250,000

   Following the offer for the entire share capital of the company by MCM Electronics Limited, these options were either exercised by the holders or given up by the holders in lieu of cash cancellation payments at the agreed bid price of 43p.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

29. RELATED PARTY TRANSACTIONS

   During the nine months ended 31 March 2000 the group entered into the following transactions, in the ordinary course of business, with related parties:

                                                                    Total amount
                                                                      owed at
                                                         Interest     31 March
                                                          payable       2000
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   NatWest Equity Partners Limited (former shareholder
    in MCM
    Electronics Limited)..............................      657        14,735
   Directors:
   MHG Malone.........................................        4            87
   MJ Glanfield.......................................        1            24
   JA Calvert.........................................        1            29
                                                            ===        ======

   Professional and arrangement fees paid to members of the NatWest Group amounted to (Pounds)428,000 during the period. The entire amount related to the acquisition of Symonds Limited.

   Messrs. Malone, Glanfield and Calvert held shares in Symonds Limited until they were acquired by MCM Electronics Limited.

30. POST BALANCE SHEET EVENTS

   On 14 April 2000, following the listing on NASDAQ of DDi Corp., the sale of the entire issued share capital of MCM Electronics Limited to DDi Corp. was completed and the latter became the ultimate parent undertaking of MCM Electronics Limited.

31. SUMMARY OF RELEVANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND UNITED STATES

   The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United Kingdom (UK GAAP) which differ in certain significant respects from those generally accepted in the United States (US GAAP). Set forth below is a summary of certain significant differences between UK and US GAAP which management believes are relevant to the Company.

Goodwill

   UK Financial Reporting Standard 10 was adopted in the Company consolidated financial statements effective 1 April 1998. Goodwill arising on acquisitions subsequent to 1 April 1998 has been capitalised and amortised through the profit and loss account over its useful economic life which is generally not expected to exceed 20 years. Goodwill related to acquisitions made prior to 31 March 1998 was charged directly to reserves in accordance with UK accounting standards in effect at that date. On disposal of a business, the historic goodwill previously eliminated is charged in determining the profit or loss arising on disposal. Impairment is recognised upon a commitment by the Company to dispose of the underlying assets relating to the goodwill.

   Under US GAAP, goodwill, which represents the excess of purchase price over fair value of net assets acquired, is recorded as an intangible asset and is amortised on a straight-line basis over the expected periods to be benefited, not to exceed 40 years. The company assesses the recoverability of this intangible asset by determining whether the amortisation of the goodwill balance over its remaining life can be recovered through

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED
undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The Company under both US and UK GAAP has adopted an estimated life of 20 years.

Valuation of Interests in Leveraged Buyout Transactions

   Under UK GAAP, when a leveraged buyout transaction has been completed, a new basis of accounting for the assets and liabilities of the predecessor company should be established following the acquisition. The fair value of the underlying assets and liabilities is used with the excess of purchase price over fair value of the net assets acquired allocated to goodwill.

   Under US GAAP, the acquisition of a company in a leveraged buyout transaction must be evaluated to determine whether it is (a) a financial restructuring-recapitalisation for which no change in accounting basis would be appropriate; (b) a step acquisition for which a partial change in accounting basis would be appropriate; or (c) a purchase by new controlling investors for which a partial or complete change in basis based upon the fair value of the transaction would be appropriate. Key factors to be analysed include a change in control of voting interest, residual interest in the newly formed company and the fair value of securities with respect to the monetary consideration paid. In the case of MCM Electronics Limited, a partial change in basis based upon the fair value of the transaction is appropriate and the acquisition meets the requirements of EITF 88-16 (Basis in Leveraged Buyout Transactions). Accordingly, 2.36% (ownership percentage of management in Symonds Limited) was carried over at the investors' predecessor basis, and the remaining 97.64% (various institutional and private shareholders) was accounted for under the purchase method of accounting. In the tables below, the caption "Valuation of Interest in Leveraged Buyout Transactions" for the 31 March 2000 period reflects the reduced goodwill amortisation of (Pounds)19,000 and the adjustment ((Pounds)477,000) attributable to the reduction in goodwill associated with the acquisition.

Sale-leaseback Transactions

   Under UK GAAP, the gain arising on a sale-leaseback transaction may be recognised in full at the date of the transaction provided that it can be demonstrated that a market rent is being paid under the lease agreement.

   Under US GAAP, such gains are deferred and amortised in proportion to the related gross rental charged to expense over the term of the lease.

Finance set up costs

   Under UK GAAP the costs incurred on obtaining new debt are capitalised, and amortised over the probable life of the debt.

   Under US GAAP these costs are amortised over the term of the debt. Under UK GAAP the carrying value of this asset is offset against the relevant borrowings, under US GAAP this asset is shown separately.

Provision for Loss on Termination of a Business

   Under UK GAAP, when a decision has been made to restructure part of the company's business, provisions are made for the impairment of long-lived and certain intangible assets together with severance and other costs of closure.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

   US GAAP requires that specific criteria have been met before such costs can be recognised as an expense. Among these is the requirement that all the significant actions arising from a restructuring plan and their expected completion dates must be identified by the balance sheet date. Impairment charges are always recorded as an operating expense and the write down of stocks is recorded as a component of cost of goods sold.

Income Taxes

   Under UK GAAP, deferred taxation is calculated under the liability method to the extent that it is probable that the liabilities will crystallise in the foreseeable future.

   Under US GAAP, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in income in the period that includes the enactment date. Valuation allowances are provided to the extent that the realisation of deferred tax assets is not more likely than not.

Classification Differences Between UK and US GAAP

 (i) Exceptional Items

   Under UK GAAP, exceptional items generally derive from operations outside the ordinary course of business and are reflected in a separate section of the profit and loss account under operating profit and are shown gross of tax.

   Under US GAAP, extraordinary and exceptional items are considered both unusual in nature and infrequent in occurrence. In practice, extraordinary and exceptional items are rarely presented. Accordingly, exceptional items presented by the company would not be classified as such under US GAAP.

 (ii) Discontinued Operations

   Under both UK and US GAAP, discontinued operations are separately identified in the profit and loss account and must be attributable to only a significant business.

   Under UK GAAP, operating results from discontinued operations are disclosed as a separate element within operating profit and any related gain or loss is disclosed as an exceptional item.

   Under US GAAP, a segment of a business is defined as a component of an enterprise whose activities present a major line of business or class of customer. The results of discontinued operations and the gain or loss on disposal shall be reported in the income statement separately from continuing operations but not as an extraordinary item. Estimated losses are provided at the measurement date, the date on which the company commits itself to a formal plan to dispose of a segment of the business. Gains are recognised when realised, typically the disposal date. Gain or loss from the disposal of a business segment should not include adjustments, costs and expenses associated with normal business activities that should have been recognised on a going concern basis up to the measurement date, such as adjustment of accruals on long term contracts, or write down or write off of receivables, inventories, property, plant and equipment used in the business, or intangible assets. The long-lived assets and certain identifiable intangible assets that are to be disposed of shall be reported at the lower of carrying amount or fair value less cost to sell with any loss resulting included in continuing operations.

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

 (iii) Statement of Cash Flows

   Under UK GAAP, cash flows are presented for operating activities, returns on investment and servicing of finance, taxation paid, capital expenditure, acquisitions, dividends paid and financing activities. Under UK GAAP, cash includes cash in hand and cash on deposit, net of bank overdrafts.

   Under US GAAP, cash flows are reported as operating, investing and financing activities. Cash flows from taxation and returns and servicing of finance would, with the exception of ordinary dividends paid, be included as operating activities. The payment of dividends would be included under financing activities. Cash and cash equivalents would include cash and short-term investments with original maturities of three months or less.

Reconciliation to US accounting principles

   The following is a summary of the adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP.

                                                        Nine months
                                                           ended    Three months
                                                         31 March      ended
                                                           2000     30 June 1999
                                                        ----------- ------------
                                                        (Pounds)000 (Pounds)000
   (Loss)/profit attributable to shareholders as re-
    ported in the consolidated profit and loss account
    in accordance with UK GAAP........................      (801)        165

   Adjustments to conform to US GAAP
   Amortisation of goodwill...........................       --         (221)
   Valuation of interests in leveraged buyout
    transaction.......................................        19         --
   Provision for termination of a business............       --         (550)
   Finance set up costs written off under UK GAAP.....     1,448         --
   Sale and leaseback.................................       --            4
   Deferred income tax................................      (311)        155
                                                           -----        ----
   Net profit/(loss) in accordance with US GAAP.......       355        (447)
                                                           =====        ====

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited -- see Accounting Policies -- Basis of Consolidation.

                                                      Nine months Three months
                                                         ended       ended
                                                       31 March     30 June
                                                         2000         1999
                                                      ----------- ------------
                                                      (Pounds)000 (Pounds)000
   Shareholders' funds as reported in the
    consolidated balance sheet in accordance with UK
    GAAP............................................       532        9,552
   Adjustments to conform with US GAAP
   Goodwill.........................................       --        14,904
   Valuation of interests in leveraged buyout
    transaction.....................................      (477)         --
   Finance set up costs written off under UK GAAP...     1,448          --
   Sale and leaseback...............................       --          (369)
   Deferred income tax..............................      (311)          64
                                                         -----       ------
   Shareholders' equity in accordance with US GAAP..     1,192       24,151
                                                         =====       ======

                    MCM ELECTRONICS LIMITED/SYMONDS LIMITED

Cash flows

   The following table summarises the statements of cash flows as if they had been presented in accordance with US GAAP:

                                                       Nine months Three months
                                                          ended       ended
                                                        31 March     30 June
                                                          2000         1999
                                                       ----------- ------------
                                                       (Pounds)000 (Pounds)000
   Net cash provided by/(used in) operating
    activities.......................................      2,911        (594)
   Net cash used in investing activities.............    (29,832)       (594)
   Net cash provided by/(used in) financing
    activities.......................................     29,804        (319)
                                                         -------      ------
   Net increase/(decrease) in cash and cash
    equivalents......................................      2,883      (1,507)
   Cash and cash equivalents under US GAAP at
    beginning of period..............................         --       3,568
   Cash and cash equivalents under US GAAP acquired..      2,086          --
                                                         -------      ------
   Cash and cash equivalents under US GAAP at end of
    period...........................................      4,969       2,061
                                                         =======      ======

   The nine months ended 31 March 2000 results are of MCM Electronics Limited whilst the three months ended 30 June 1999 are of Symonds Limited -- see Accounting Policies -- Basis of Consolidation.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Automata International, Inc, and DDi Corp.:

   We have audited the accompanying consolidated balance sheet of Automata International, Inc. and subsidiaries as of October 2, 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Automata International, Inc. as of October 2, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on June 23, 2000. The uncertainties inherent in the bankruptcy process raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

   As explained in Note 2 to the financial statements, in 1999 the Company changed its fiscal year to a 52-53 week fiscal year ending on the Saturday nearest the end of the month of September.

                                          /s/ KPMG LLP
                                          KPMG LLP
KPMG LLP
McLean, Virginia
August 18, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Automata International, Inc.:

   We have audited the accompanying consolidated balance sheet of Automata International, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1998, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the two years in the period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Automata International, Inc., and subsidiaries as of September 30, 1998, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP
Vienna, Virginia
November 9, 1998 (except with respect to the matters occurring in 1999 and 2000 discussed in Note 1 as to which the date isAugust 4, 2000).

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               Years ended October 2, 1999 and September 30, 1998
                     (in thousands, except for share data)

                                                              1999      1998
                                                            --------  --------
                          Assets
Current assets:
  Cash and cash equivalents................................ $  4,207  $  3,746
  Accounts receivable, net of allowances of $730 and $596,
   respectively............................................   10,849    10,790
  Income tax receivable....................................    1,179     1,194
  Inventory................................................    5,312     5,382
  Prepaid expenses and other assets........................      595       515
  Deferred income taxes....................................      --        395
                                                            --------  --------
      Total current assets.................................   22,142    22,022
Property and equipment, net................................   20,546    28,443
Deferred debt issuance costs, net..........................      586     2,148
Deposits and other assets..................................       79       559
Developed technologies.....................................      --      3,528
Goodwill...................................................      --     10,470
                                                            --------  --------
      Total assets......................................... $ 43,353  $ 67,170
                                                            ========  ========
           Liabilities and Stockholders' Deficit
Current liabilities:
  Current portion of long-term debt........................ $ 73,823  $  2,597
  Accounts payable.........................................   10,220    11,569
  Accrued liabilities......................................    6,987     4,682
                                                            --------  --------
      Total current liabilities............................   91,030    18,848
Long-term debt, net of current portion.....................      --     65,105
Deferred income taxes......................................      152       557
Preferred dividends payable................................    7,081     3,226
Other long-term liabilities................................    1,229     2,114
                                                            --------  --------
      Total liabilities....................................   99,492    89,850
                                                            --------  --------
Redeemable preferred stock:
  Series A preferred stock, $0.01 par value, 294,000 shares
   authorized, 290,000 issued and outstanding, liquidation
   preference of $14,900, at October 2, 1999 and September
   30, 1998, respectively..................................   14,706    14,665
  Series B preferred stock, $0.01 par value, 513,105 shares
   authorized, 513,105 and 413,105 issued and outstanding,
   liquidation preference of $32,750 and $23,881, at
   October 2, 1999 and September 30, 1998, respectively....   25,372    20,328
Warrants outstanding.......................................      261       261
Stockholders' deficit:
  Common stock, no par value, 4,607,975 shares authorized,
   155,430 and 130,000 shares issued and outstanding, at
   October 2, 1999 and September 30, 1998, respectively....    1,156     1,131
  Additional paid-in capital...............................      109       --
  Accumulated other comprehensive income (loss) net of
   taxes:
    Foreign currency translation...........................     (248)      567
    Minimum pension liability adjustment...................      --       (402)
  Retained deficit.........................................  (97,495)  (59,230)
                                                            --------  --------
      Total stockholders' deficit..........................  (96,478)  (57,934)
                                                            --------  --------
      Total liabilities and stockholders' deficit.......... $ 43,353  $ 67,170
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
          Years ended October 2, 1999 and September 30, 1998 and 1997
                                 (in thousands)

                                                     1999      1998     1997
                                                   --------  --------  -------
Net sales......................................... $ 83,645  $ 80,896  $60,815
Cost of sales.....................................   80,648    69,222   48,535
                                                   --------  --------  -------
    Gross profit..................................    2,997    11,674   12,280
                                                   --------  --------  -------
Selling, general and administrative expenses......   11,273     8,287    5,603
Facility closing and restructuring costs (note
 4)...............................................   18,440       --       --
                                                   --------  --------  -------
    Income (loss) from operations.................  (26,716)    3,387    6,677
                                                   --------  --------  -------
Other income and (expense):
  In process research and development writeoff....      --     (6,476)     --
  Interest expense, net...........................   (8,687)   (5,100)    (995)
  Other (expense) income..........................      193      (329)     846
                                                   --------  --------  -------
    Total other income and (expense)..............   (8,494)  (11,905)    (149)
                                                   --------  --------  -------
    (Loss) income from continuing operations
     before income taxes and extraordinary item...  (35,210)   (8,518)   6,528
Income tax provision (benefit)....................     (897)     (234)   2,388
                                                   --------  --------  -------
  (Loss) income from continuing operations before
   extraordinary item.............................  (34,313)   (8,284)   4,140
Extraordinary item, net of tax....................      --       (308)     --
                                                   --------  --------  -------
    Net (loss) income.............................  (34,313)   (8,592)   4,140
Other comprehensive income (loss), net of tax:
  Foreign currency translation....................     (815)      567      --
  Minimum pension liability adjustment............      402      (402)     --
                                                   --------  --------  -------
    Comprehensive income (loss)................... $(34,726) $ (8,427) $ 4,140
                                                   ========  ========  =======



          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
          Years ended October 2, 1999 and September 30, 1998 and 1997
                                 (in thousands)

                                                                 Accumulated      Total
                           Common Stock   Additional Retained       Other     Stockholders'
                          ---------------  Paid-In   Earnings   Comprehensive    Equity
                          Shares   Amount  Capital   (Deficit)  Income (Loss)   (Deficit)
                          -------  ------ ---------- ---------  ------------- -------------
Balance at September 30,
 1996...................   10,848  $   15    $--     $  5,245       $ --        $  5,260
  Repurchase of common
   shares...............      (81)    --      --         (163)        --            (163)
  Stock redemption,
   net..................  (10,667)     85     --      (56,517)        --         (56,432)
  Preferred stock
   dividends............      --      --      --         (517)        --            (517)
  Tax benefit for the
   exercise of
   nonqualified
   options..............      --      990     --          --          --             990
  Accretion of preferred
   stock to redemption
   value................      --      --      --          (20)        --             (20)
  Net income............      --      --      --        4,140         --           4,140
                          -------  ------    ----    --------       -----       --------
Balance, September 30,
 1997...................      100   1,090     --      (47,832)        --         (46,742)
  Exercise of stock
   options..............       30      41     --          --          --              41
  Preferred stock
   dividends............      --      --      --       (2,709)        --          (2,709)
  Accretion of preferred
   stock to redemption
   value................      --      --      --          (97)        --             (97)
  Net loss..............      --      --      --       (8,592)        --          (8,592)
  Other comprehensive
   income (loss):
    Foreign currency
     translation........      --      --      --          --          567            567
    Minimum pension
     liability
     adjustment.........      --      --      --          --         (402)          (402)
                          -------  ------    ----    --------       -----       --------
Balance, September 30,
 1998...................      130   1,131     --      (59,230)        165        (57,934)
  Exercise of stock
   options..............       25      25     --          --          --              25
  Preferred stock
   dividends............      --      --      --       (3,855)        --          (3,855)
  Accretion of preferred
   stock to redemption
   value................      --      --      --          (97)        --             (97)
  Warrants issued as
   part of subordinated
   debt transaction.....      --      --      109         --          --             109
  Net loss..............      --      --      --      (34,313)        --         (34,313)
  Other comprehensive
   income (loss) net of
   tax:
    Foreign currency
     translation........      --      --      --          --         (815)          (815)
    Minimum pension
     liability
     adjustment.........      --      --      --          --          402            402
                          -------  ------    ----    --------       -----       --------
Balance, October 2,
 1999...................      155  $1,156    $109    $(97,495)      $(248)      $(96,478)
                          =======  ======    ====    ========       =====       ========

          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          Years ended October 2, 1999 and September 30, 1998 and 1997
                                 (in thousands)

                                                     1999      1998      1997
                                                   --------  --------  --------
Cash flows from operating activities:
 Net income (loss)...............................  $(34,313) $ (8,592) $  4,140
 Reconciliation to cash provided by (used in)
  operating activities:
 Facility closing and restructuring costs........    18,440       --        --
 Acquired in process R&D write-off...............       --      6,476       --
 Extraordinary loss on debt retirement...........       --        485       --
 Depreciation and amortization...................    10,005     5,774     2,653
 Loss (gain) on sale of property and equipment...       --       (149)        4
 Debt accretion..................................        97        52       --
 Deferred credits recognized.....................       (67)      (38)      (27)
 Deferred income taxes...........................       (10)      478        78
 Changes in operating assets and liabilities,
  net of acquisition:
  Accounts receivable............................       (59)    1,211    (3,021)
  Prepaid expenses and other assets..............       (80)      345       (91)
  Inventory......................................        70       347      (712)
  Income tax receivable..........................        15    (1,194)      --
  Accounts payable and accrued expenses..........       107     1,423     1,510
  Other liabilities..............................      (885)     (210)       18
                                                   --------  --------  --------
   Net cash provided by (used in) operating
    activities...................................    (6,680)    6,408     4,552
                                                   --------  --------  --------
Cash flows from investing activities:
 Purchases of property and equipment.............    (3,188)  (12,550)   (4,232)
 Deposits and other assets.......................       480      (483)      311
 Proceeds from sale of property and equipment....       --        407       --
 Purchase of Kode, net of cash acquired..........       --    (25,114)      --
                                                   --------  --------  --------
   Net cash used in investing activities.........    (2,708)  (37,740)   (3,921)
                                                   --------  --------  --------
Cash flows from financing activities:
 Net borrowings under bank line of credit........     2,900       936       965
 Principal payments on long-term debt............    (1,175)  (14,911)     (154)
 Increase in long-term debt......................     5,063    51,345    23,096
 Principal payments on capital lease obligation..      (667)     (506)   (3,330)
 Repurchase of common stock......................       --        --       (163)
 Income tax benefit of deduction for income tax
  purposes on exercise of stock options..........       --        --        990
 Issuance of Series A preferred stock............       --        --     14,900
 Issuance of Series B preferred stock............     4,988       --     20,655
 Issuance of common stock........................        25        41       --
 Payment of debt issuance costs..................       --     (2,074)   (1,295)
 Repurchase of common stock......................       --        --    (56,432)
                                                   --------  --------  --------
   Net cash provided by (used in) financing
    activities...................................    11,134    34,831      (768)
                                                   --------  --------  --------
Effect of exchange rates on cash.................  $ (1,285) $    (77) $    --
                                                   --------  --------  --------
Net increase (decrease) in cash..................       461     3,422      (137)
Cash and cash equivalents, beginning of year.....     3,746       324       461
                                                   --------  --------  --------
Cash and cash equivalents, end of year...........  $  4,207  $  3,746  $    324
                                                   ========  ========  ========
Supplemental disclosure of cash flow information:
 Cash paid for interest..........................  $  6,281  $  4,852  $    526
 Cash paid (received) for taxes..................    (1,194)    1,144     1,270
Supplemental disclosure of noncash transactions:
 Declaration of dividend on preferred stock......     3,855     2,709       517
 Accretion of preferred stock to liquidation
  value..........................................        97        97        20
 Accretion of original issue discount on
  subordinated debt..............................        52        52        11
 Minimum pension liability adjustment............       402      (402)      --
 Issuance of warrants as original discount on
  subordinated debt..............................       109       --        261
                                                   ========  ========  ========

          See accompanying notes to consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Years ended October 2, 1999 and September 30, 1998 and 1997

(1) Organization and Going Concern

   Automata International, Inc. and subsidiaries (collectively, the "Company", a Delaware corporation) manufacture high performance printed circuit boards for use in data communications, computers and telecommunications. The principal markets of the Company are the United States ("U.S.") and Europe.

   In July 1998, the Company reincorporated in the state of Delaware as Automata International, Inc. It was previously incorporated as Automata, Inc. in the state of Virginia. The consolidated financial statements include United States (U.S.) operations, a foreign sales corporation, a United Kingdom ("U.K.") subsidiary holding company, and Kode International, Plc. ("Kode"), a U.K. company.

   During 1999 and 1998 the Company incurred significant net losses, primarily due to its U.K. operations, its Frederick, Maryland facility in the U.S. and its high level of interest expense. Management has taken actions to reduce these losses including disposing of the U.K. operations during fiscal 2000, suspending operations of the Frederick Maryland facility in June 1999 (see Note
4) and implementing cost reduction measures at its remaining U.S. facility.

   The Company's net losses have continued into fiscal 2000. Beginning in January 2000, the Company's U.S. lenders did not renew or extend waivers for the violation of certain covenants under debt agreements and on January 15, 2000, the Company did not make scheduled principal payments totaling $812,500 on two term loans. The U.S. lenders informed the Company that they were reserving all rights and remedies under the debt agreements as a result of these events. The U.S. lenders took no action to accelerate any of the amounts outstanding under the debt agreements. Management continued to negotiate with the lenders to obtain a waiver of previous debt covenant violations and the deferral of principal and interest payments, however, these negotiations were ultimately unsuccessful.

   On February 18, 2000, after unsuccessful negotiations with a potential buyer, Kode and one subsidiary, Kam Circuits Limited ("Kam") were placed into administrative receivership in the U.K. A second subsidiary, Kamtronics Limited ("Kamtronics") continued operations. On March 13, 2000, the Kamtronics operation was sold for cash. On March 23, 2000 substantially all production related assets of Kode and Kam were sold for cash. Certain real property of Kode has been licensed for a cash fee with an option to purchase. The administrative receiver is in the process of converting all other assets of Kode and Kam to cash. The Company intends to apply the estimated net proceeds available from these activities of approximately $4,000,000 to reduce amounts outstanding under specific debt agreements. The amounts the Company may ultimately realize could differ from these estimated net proceeds based on the result of the real property option and the final determination of the costs and fees of the receivership.

   On June 23, 2000, the Company filed a petition with the Bankruptcy Court for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). Under the plan of reorganization filed by the Company, all remaining U.S. assets were to be sold with the proceeds used to discharge claims by creditors. The plan was approved by the Bankruptcy Court and on August 4, 2000 the sale of the assets of the Company to DDi Corp. for approximately $19.5 million was completed.

(2) Summary of Significant Accounting Policies

 (a) Fiscal Year

   In 1999, the Company changed its year end from September 30 to the Saturday nearest September 30. This change added two days to the current fiscal year. This change did not have a material effect on the Company's financial condition, cash flows and results from operations. The Company uses a 52-53 week fiscal

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 year ending on the Saturday nearest the end of the month of September. The fiscal years ended October 2, 1999, September 30, 1998 and September 30, 1997 each consisted of 52 weeks.

 (b) Consolidation

   All significant intercompany transactions and accounts have been eliminated.

 (c) Use of Estimates

   The Company's management has made certain estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities to prepare its consolidated financial statements in conformity with generally accepted accounting principals. Actual results could differ from those estimates.

 (d) Foreign Currency Translation

   The assets and liabilities of non-U.S. companies are translated at the exchange rate prevailing at the balance sheet date. Revenue and expense accounts are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate item in stockholders' deficit.

 (e) Reclassification

   Certain reclassifications have been made to the prior years' financial statements to conform with the current year's presentation. The reclassification of these amounts had no effect on the results of operations or retained deficit.

 (f) Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of these investments approximated fair value as of October 2, 1999 and September 30, 1998.

 (g) Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable.

   The Company has developed and maintained credit policies and procedures to reflect its industry's growth, as well as its inherent risk. Additionally, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral, such as letters of credit or security agreements.

 (h) Inventory

   Inventory is stated at the lower of cost (first-in, first-out basis) or market. Work-in-process and finished goods inventory are comprised of direct material, labor and allocated overhead costs.

 (i) Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Machinery and equipment is depreciated over the estimated useful life of the underlying assets and generally range from three

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 to seven years for equipment. Improvements are amortized over the shorter of the estimated useful lives of the underlying property or the contractual lives of the applicable leases. Depreciation is computed on the straight-line method for financial reporting purposes and the various accelerated methods, as required by law for income tax purposes.

   Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be evaluated. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company has determined that as of October 2, 1999, the Company had an impairment of certain assets that were utilized in its North American and European operations. See Note 4. At September 30, 1998, the Company's managements believed there was no impairment in the carrying values of long-lived assets.

 (j) Goodwill and Other Intangibles

   Goodwill and other intangible (primarily developed technologies) are amortized over their estimated useful lives, 20 and 12 years, respectively, using the straight line method.

 (k) Deferred Debt Issuance Costs

   Costs incurred related to the issuance of debt are primarily deferred and amortized over the life of the related debt. The amortization of deferred financing and debt issuance costs included in interest expense was approximately $894,000, $282,000 and $29,000 in 1999, 1998 and 1997,
respectively. As further discussed in Note 9, at October 2, 1999 the Company wrote off all deferred debt issuance costs related to the U.S. debt.

 (l) Other Long-Term Liabilities

   Other long-term liabilities consist primarily of deferred gain on the sale and leaseback of the Sterling, Virginia facility, and deferred rent.

 (m) Income Taxes

   The Company uses the asset and liability method of accounting for income taxes under Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Under the provisions of SFAS No. 109, a valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

 (n) Revenue Recognition

   The Company recognizes revenue when its products are shipped to the customer.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


 (o) Comprehensive Income

   The Company adopted SFAS No. 130, Reporting Comprehensive Income during the first quarter of fiscal year 1999. This statement requires that components of comprehensive income and the accumulated balance of other comprehensive income be separately displayed in the financial statements. Components of comprehensive income include foreign currency translation adjustments and minimum pension liability adjustments. Prior year financial statements have been reclassified to conform to the standard's requirements and there were no components of comprehensive income during fiscal year 1997.

 (p) Stock Options

   As described in note 10, the Company has elected to follow the accounting provisions of Accounting Principals Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock based compensation and to provide disclosures required under SFAS No. 123, Accounting for Stock Based Compensation. The Company generally grants options at fair market value at the date of grant.

 (q) Environmental Compliance and Remediation

   Environmental compliance costs include ongoing maintenance, monitoring and similar costs and relate to current operations or conditions caused by past operations. These costs are expensed as incurred. Environmental remediation costs are accrued, except to the extent costs can be capitalized, when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. These liabilities are determined on a site by site basis and are not discounted. Environmental costs which improve the condition or extend the life of related property or prevent future environmental contamination are capitalized.

 (r) Segment Information

   The Company operates under one business segment manufacturing printed circuit boards.

 (s) New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes new accounting and reporting standards for derivative financial instruments and for hedging activities. The pronouncement requires the Company to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the Company's rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS No. 137, which deferred the effective date of adoption of SFAS No. 133 no later than the first quarter of fiscal year 2001. In June 2000, the FASB issued SFAS No. 138 which amended SFAS No. 133. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial condition, cash flows or results from operations.

(3) Acquisitions

   On February 28, 1998, the Company acquired substantially all of the outstanding common stock of Kode International Plc. ("Kode") and was financed by a new bank credit facility consisting of $50,000,000 in term loans and a $15,000,000 revolving credit facility (see Note 9). The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16, and accordingly, Kode's results from February 28, 1998 are included in the accompanying consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   In accordance with APB No. 16, the Company has allocated the purchase price based on the fair value of assets acquired and liabilities assumed. A significant portion of the purchase price, as described below, has been identified in an independent appraisal as intangible assets using proven valuation procedures and techniques, including approximately $6,476,000 of in-process research and development ("in-process R&D"). Other acquired intangibles include developed technology and goodwill, which are being amortized over periods of 12 and 20 years, respectively. Goodwill amortization for the years ended October 2, 1999 and September 30, 1998 was approximately $495,000 and $300,000, respectively. As further discussed in Note 4, the remaining balance of goodwill was written off at October 2, 1999.

   The portion of the purchase allocated to the in-process R&D projects that did not have a future alternative use totaled approximately $6,476,000 and was charged to expense, but not deducted for income tax purposes, as of the acquisition date. Due to a difference in the bases of certain assets for financial statement and income tax purposes, deferred income taxes of approximately $199,000 have been provided as part of the purchase price allocation in accordance with SFAS No. 109.

   Kode's in-process R&D value is comprised of various R&D programs relating to the introduction of certain new technologies. At the acquisition date, these programs were incomplete and total continuing R&D commitments to complete the projects were expected to be significant. There is risk associated with the completion of the projects, and there is no assurance that each will meet with either technological or commercial success. The value assigned to the in-process technology was determined by an independent appraisal. The appraisal was based on the estimated costs to develop the purchased in-process technology into commercially viable products and the estimated net cash flows resulting from the projects, discounted to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors. The rates utilized to discount the net cash flows to their present value were based on the cost of Kode's weighted average cost of capital, corporate maturity and the uncertainties in the economic estimates.

   The forecasts used in valuing in-process R&D were based upon assumptions the Company believes to be reasonable but which are inherently uncertain and unpredictable. The Company's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

   The aggregate purchase price of $25,491,000 including acquisition costs, was allocated as follows (in thousands):

                                                                         1998
                                                                       --------
   Current assets (including cash of $377)............................ $  8,638
   Property, plant and equipment......................................   11,037
   Developed technology...............................................    3,600
   In-process R&D.....................................................    6,476
   Goodwill...........................................................   10,472
   Liabilities assumed................................................  (14,732)
                                                                       --------
                                                                       $ 25,491
                                                                       ========

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   Unaudited pro forma operating results for the Company, assuming the acquisition of Kode occurred on October 1, 1996 are as follows (in thousands):

                                                                 Years ended
                                                                September 30,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
   Net sales.................................................. $95,822  $91,980
   Income (loss) before extraordinary item....................  (1,519)   3,344
   Net income (loss)..........................................  (1,827)   3,344

   For the purpose of these pro forma operating results, the in-process R&D was assumed to have been written off prior to October 1, 1996, so that the operating results presented include only recurring costs. Interest expenses on debt used to finance the Kode acquisition and additional amortization on goodwill and purchased intangibles are reflected in the pro forma operating results. Revenues of Kode for the period from February 28, 1998 to September 30, 1998 were approximately $16,404,000.

   Distributions from Kode to Automata International, Inc. may be restricted. U.S. taxes have not been provided on Kode earnings since management does not intend to distribute earnings which would be taxable in the U.S. To date, Kode has incurred net losses and no amounts have been available for distribution for Automata. The Company records the impact of foreign currency translation as other comprehensive income.

   In May 1998, the Company acquired certain assets of P.A.M. Engineering, Inc. ("PAM") for approximately $3 million. This transaction was accounted for as an asset purchase. The Company did not assume any liabilities in connection with the asset purchase agreement. The assets acquired approximate fair value. In connection with the asset purchase agreement, the Company entered into a five-year renewable operating lease on the land and building previously occupied by PAM.

(4) Facility Closing and Restructuring

   During the quarters ended July 3, 1999 and October 2, 1999, the Company recorded facility closing and restructuring costs, related to the closing of its Maryland facility and its integration into its Virginia facility. The costs included equipment impairment charges of approximately $3,358,000 ($2,015,000 after tax). The Company started its Maryland operations in May 1998 by acquiring certain assets of PAM. In connection with the asset purchase agreement, the Company entered into a five-year renewable operating lease on the land and building previously occupied by PAM. The Company closed its Maryland facility in June 1999 and certain initiatives were put into place that would streamline and reduce costs in its Virginia operations. These initiatives included workforce reductions, as well as redeployment of certain assets. In September 1999, the Company evaluated the recoverability of long-lived assets, including its intangible assets as required by SFAS No. 121. The total facility closing and restructuring costs include write-downs of redundant property and equipment, equipment relocation, as well as cancellation of various purchase commitments of equipment totaling $1,525,000. Additionally, the costs include lease commitments and related property taxes of $863,000, severance for approximately 25 manufacturing employees and other related costs of $479,000, environmental cleanup and site restoration of $189,000, as well as approximately $302,000 of other costs. At October 2, 1999, accrued liabilities of $849,000 remained for closing costs.

   During the quarter ended October 2, 1999, due to continuing operating losses, the Company made the decision to sell its U.K. operations. The Company evaluated the recoverability of long-lived assets, including intangible assets of Kode as required under SFAS No. 121. Accordingly, all of the goodwill and developed

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 technologies were written off and equipment was written down by $2,162,000. A charge of $15,082,000 is recorded as a facility closing and restructuring cost.

(5) Redeemable Preferred Stock

   On July 16, 1997, the Company entered into a Recapitalization Agreement (the "Recapitalization") with a third party investor. The following events occurred simultaneously with the Recapitalization: The Company redeemed all issued and outstanding shares of Common Stock which were subsequently cancelled by the Company. The Company issued 100,000 shares of Common Stock, 290,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"), and 413,105 shares of Series B Preferred Stock (the "Series B Preferred Stock"). The Company also entered into loan agreements with two financial institutions and a stockholder. Included in the redeemed shares were all shares of Common Stock owned by the ESOP (as defined in Note 10). A limited amount of each stockholder's proceeds from the Recapitalization were placed in escrow by the Company pending final settlement of all costs related to the Recapitalization and claims resulting from any misrepresentations regarding the Recapitalization. A portion of this escrow was released for payment to the former stockholders in October 1998 and the residual will be paid upon the earlier of a change in control, an initial public offering or five years from the closing.

   The Series A Preferred Stock has the same voting rights as Common Stock and maintains equal dividend participation in the event of declared dividends. Each share of Series A Preferred Stock has a liquidation preference senior to the Common Stock and other equity securities (other than Series B Preferred Stock) equal to the price paid per share of Series A Preferred Stock, plus accrued and unpaid dividends on the Series A Preferred Stock. Upon a merger, sale of all or sale of substantially all of the Company's assets, or a change in control of the Company, the Series A Preferred Stock will be redeemable at $51.38 per share ($14,900,000) at the election of the holders of a majority of the Series A Preferred Stock. The Series A Preferred Stock will be convertible into Common Stock at a ratio of one share of Series A Preferred Stock into ten shares of Common Stock at the holders option. The Company has authorized and reserved a sufficient number of shares of Common Stock to allow for the conversion. The Series A Preferred Stock is subject to certain anti-dilution provisions and certain non-financial covenants as defined.

   The Series B Preferred Stock has no voting or conversion rights, but does have a liquidation preference senior to the Series A Preferred Stock, Common Stock and other equity securities equal to the price paid per share of Series B Preferred Stock in the Recapitalization, plus accrued and unpaid dividends on the Series B Preferred Stock. The dividend rate on Series B Preferred Stock is equivalent to 12 percent from July 16, 1997 to July 15, 1998, 14 percent from July 16, 1998 to July 15, 1999, and 18 percent thereafter. The Series B Preferred Stock is redeemable at $50 per share ($25,655,000) at the earlier of
(1) a merger, sale of all or sale of substantially all of the assets of the Company, (2) a qualified initial public offering (as defined in the agreement);
(3) a change in control; or (4) the first anniversary following the repayment of the Subordinated Loan.

   Proceeds from Series A Preferred Stock and Series B Preferred Stock are presented net of issuance costs. The Company is accreting this reduction in the carrying value of the preferred stock to the redemption value using the effective interest method and has recorded the accretion as a reduction of retained earnings.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


                                   Series A Preferred     Series B Preferred
                                         Stock                  Stock
                                 ---------------------- ----------------------
                                            Carrying               Carrying
                                 Shares      Amount     Shares      Amount
                                 ------- -------------- ------- --------------
                                         (in thousands)         (in thousands)
Balance at September 30, 1996...     --     $   --          --     $   --
Shares issued net of issuance
 costs of $285,000 for Series A
 and $935,000 for Series B...... 290,000     14,615     413,105     20,260
Accretion of issuance costs.....     --           9         --          12
                                 -------    -------     -------    -------
Balance, September 30, 1997..... 290,000     14,624     413,105     20,272
Accretion of issuance costs.....     --          41         --          56
                                 -------    -------     -------    -------
Balance, September 30, 1998..... 290,000     14,665     413,105     20,328
Shares issued net of issuance
 costs of $12,000...............     --         --      100,000      4,988
Accretion of issuance costs.....     --          41         --          56
                                 -------    -------     -------    -------
Balance, October 2, 1999........ 290,000    $14,706     513,105    $25,372
                                 =======    =======     =======    =======

(6) Inventory

   Inventory consists of (in thousands):

                                                                    1999   1998
                                                                   ------ ------
   Raw materials.................................................. $2,391 $3,417
   Work-in-process................................................  2,231  1,358
   Finished goods.................................................    690    607
                                                                   ------ ------
     Inventory, net............................................... $5,312 $5,382
                                                                   ====== ======

(7) Property and Equipment

   Property and equipment consists of (in thousands):

                                                               1999      1998
                                                             --------  --------
   Land and leasehold improvements.......................... $  4,342  $  4,358
   Machinery and equipment..................................   43,923    46,915
                                                             --------  --------
                                                               48,625    51,273
   Accumulated depreciation and amortization................  (27,719)  (22,830)
                                                             --------  --------
     Property and equipment, net............................ $ 20,546  $ 28,443
                                                             ========  ========

(8) Accrued Liabilities

   Accrued liabilities consist of (in thousands):

                                                                   1999   1998
                                                                  ------ ------
   Accrued compensation and related liabilities.................. $1,276 $1,559
   Accrued facility closing costs................................    849    --
   Accrued interest expense......................................    499    500
   Other accrued expenses and deferred income....................  4,363  2,623
                                                                  ------ ------
     Accrued liabilities......................................... $6,987 $4,682
                                                                  ====== ======

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


(9) Long Term Debt

   As a result of the violation of debt covenants and missed principal and interest payments discussed in Note 1, all long-term debt can be called by the lenders and has, therefore, been reclassified as a current liability at October 2, 1999. Because the loans were due and payable, unamortized debt issuance costs of $1,183,000 were written off at October 2, 1999.

   Long-term debt consists of the following (in thousands):

                                                                1999     1998
                                                              --------  -------
   Revolving line of credit.................................. $  8,000  $ 5,100
   Incremental revolving line of credit......................    3,000      --
   Term loans:
     Term Loan A.............................................   24,250   25,000
     Term Loan B.............................................   24,688   24,875
   Subordinated loan.........................................    9,996    8,000
   Junior subordinated loan payable to a stockholder.........    1,567    1,500
   Capital lease obligations and equipment loans.............    2,322    3,227
                                                              --------  -------
                                                                73,823   67,702
   Less--current portion.....................................  (73,823)  (2,597)
                                                              --------  -------
                                                              $    --   $65,105
                                                              ========  =======

 (a) Senior Credit Agreement

   On January 29, 1998 the Company entered into a Senior Credit Agreement (the "Senior Credit Agreement") with a bank. The Senior Credit Agreement is secured by a first priority security interest in (i) all stock of each direct and indirect subsidiary of the Company (limited to 65 percent of the stock of any foreign subsidiary), and (ii) all other tangible and intangible assets of the Company, subject to limitations defined in the Senior Credit Agreement. The Senior Credit Agreement requires the Company to maintain certain financial covenants, including minimum consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), interest coverage ratio, and leverage ratios, as defined the Senior Credit Agreement. In connection with the Senior Credit Agreement, the Company wrote off deferred debt issuance costs related to the previous term loan of approximately $513,000, which has been recorded as an extraordinary item, net of taxes of $205,000, in the accompanying consolidated financial statements.

   Under the terms of the Senior Credit Agreement, as amended, the Company borrowed $50,000,000, consisting of two term loans of $25,000,000 each ("Term Loan A" and "Term Loan B") in order to fund the Kode acquisition and repay debt, including the previous revolving line of credit, a 9.5 percent term loan and the equipment loans. Borrowings under Term Loan A and Term Loan B may be either Base Rate Loans (loans which bear interest at the Base Rate (as defined below)), or Eurodollar Loans as requested by the Company. Base Rate Loans under the Term Loan A bear interest at 2.5 percent over the Base Rate and Eurodollar Loans bear interest at 3.5 percent over the Eurodollar rate. The Base Rate is defined as the higher of: (i) 0.5 percent in excess of the federal funds rate or (ii) the bank's prime rate. Principal payments under Term Loan A are payable beginning in 1999 and continuing through 2003. Base Rate Loans under Term Loan B bears interest at 2.5 percent over the Base Rate and Eurodollar loans bear interest at 3.5 percent over the Eurodollar rate. Principal payments under Term Loan B are payable beginning 1998 and continuing through 2004.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   The revolving line of credit (the "Revolving LOC") provides for direct borrowings or letters of credit for up to $8,000,000 during fiscal year 1999 and up to $15,000,000 thereafter through February 28, 2003. Borrowings under the Revolving LOC may be, at the Company's request, either Base Rate Loans which bear interest at 2.5 percent over the Base Rate or Eurodollar Loans which bear interest at 3.5 percent over the Eurodollar rate. The Company is required to pay a commitment fee of 0.5 percent on the unused balance of the Revolving LOC. As of October 2, 1999 and September 30, 1998, the Company has borrowings of $8,000,000 and $5,100,000, under the Revolving LOC, respectively.

   The Company negotiated with its bank, effective September 30, 1998, an amendment to the Senior Credit Agreement that modified certain financial covenants (the "New Covenants"), increased interest rates on borrowings, and provided for the issuance of $5,000,000 in additional Series B Preferred Stock to certain of the Company's stockholders. Proceeds from the additional Series B Preferred Stock were applied to reduce amounts outstanding under the Senior Credit Agreement's secured Revolving LOC in October 1998.

   During fiscal 1999, the Company's Senior Credit Agreement was amended several times. The effects of the amendments were as follows:

   The EBITDA, interest coverage ratio and leverage ratio covenant requirements have been waived through December 31, 1999. In their place, a "Trade Payable" covenant was agreed upon requiring that the number of days in the Company's accounts payable aging may not exceed a certain number of days.

   The principal payments due in July 1999 and October 1999 under Term Loan A and Term Loan B were not required to be paid on those dates. Those payments were instead added to the remaining payments due under the Senior Credit Agreement.

   The Revolving LOC's maximum commitment was permanently reduced to $8,000,000 (see Subordinated Loan Amount, below) and the commitment fee of 0.5 percent on the unused balance of the line of credit was removed from the agreement.

 (b) Incremental Revolving Note

   During July 1999, the Company entered into an incremental revolving note agreement (the "Incremental LOC") that provides for borrowings up to a maximum amount of $3,000,000 through February 28, 2003. Borrowings under the Incremental LOC may be, at the Company's request, either Base Rate Loans which bear interest at 2.5 percent over the Base Rate or Eurodollar loans which bear interest at 3.5 over the Eurodollar rate. The Base Rate and Eurodollar rate Loans are defined as they are under the Senior Credit Agreement's Revolving LOC.

 (c) Subordinated Loan Agreement

   The Company has a subordinated loan agreement (the "Subordinated Loan") with a face value of $8,000,000 and a stated interest rate of 12 percent. Interest on the unpaid principal balance is payable semi-annually in arrears commencing on January 15, 1998. The principal is payable in three equal annual payments of $2,666,667 commencing on July 15, 2004. In connection with the Subordinated Loan, the financial institution was granted 26,087 Warrants (the "Warrants") convertible to common stock at ten to one with an exercise price of $0.01 per warrant. The Company estimated the fair value of the Warrants to be approximately $261,000, which has been recorded as an original issue discount on the Subordinated Loan. The discount is

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 being amortized into interest expense over the term of the Subordinated Loan. As of October 2, 1999 and September 30, 1998, approximately $115,000 and $63,000 of this discount has been amortized, respectively.

   The Warrants contain a put feature which would become effective if the Company does not consummate a public offering by January 28, 2003. Accordingly, the Company has classified the Warrants outstanding as a liability in the accompanying financial statements at fair market value.

   On June 30, 1999, the Subordinated Loan was amended so that interest would be paid quarterly in arrears commencing on April 15, 2000. Additionally, the interest due and payable on July 15, 1999 and January 15, 2000 would be added to the outstanding principal balance and divided equally among the three annual principal payments commencing August 15, 2004. Accordingly, all interest due and payable under the Subordinated Loan, was added to and included the principal amount outstanding.

   During March 1999, the Company entered into a second subordinated loan agreement (the "Second Subordinated Loan") with a face value of $1,300,000 and a stated interest rate of 12 percent. Interest on the unpaid principal balance is payable semi-annually in arrears commencing on July 15, 1999. The principal balance is payable in three equal annual payments of $433,333 commencing on August 15, 2004. In connection with the Second Subordinated Loan, the lender was granted 162,781 warrants (the "Second Warrants") convertible to common stock at one to one with an exercise price of $1.00 per warrant. The Second Warrants contain no put or call features and expire on July 16, 2007. The Company estimated the fair value of the warrants to be approximately $109,000 which has been recorded as a deferred debt issuance cost and additional paid-in-capital.
 (d) Junior Subordinated Note

   The Company has a junior subordinated note (the "Junior Subordinated Note"), with a stockholder, with a face value of $1,500,000 and a stated rate of interest of 8 percent. Interest on the unpaid principal is payable quarterly commencing on September 15, 1997, the principal is payable subsequent to payment of the borrowings under the Senior Credit Agreement and the Subordinated loan. Interest of $123,000 and $120,000 on the Junior Subordinated Note was recorded as expense in the year ended October 2, 1999 and September 30, 1998, respectively.

   On March 31, 1999, the Junior Subordinated Note was amended so that no principal payments can be made until all principal payments under the Senior Credit Agreement, the Subordinated Loan and the Second Subordinated Loans were satisfied or the agreements terminated. Additionally, no interest payments can be made until all interest due and payable under the Senior Credit Agreement, the Subordinated Loan and the Second Subordinated Loan has been paid or during the one year period from March 31, 1999 to March 31, 2000. Accordingly, all interest due and payable under the Junior Subordinated Note, was added to and included the principal amount outstanding.

(10) Employee Benefit Plans

 (a) Incentive Compensation Plans

   Effective May 1990, the Company adopted a Stock Appreciation Rights ("SAR") Plan. The terms of the SAR Plan provided that officers and other key employees could be granted rights to the appreciation in the market value of the common stock of the Company which would generally vest over a three year term. During 1996, the Company granted 10,000 rights to an officer of the Company at $20.04, which represented the fair

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 value of the stock based upon an independent appraisal as of September 30, 1995. No amounts were paid to any employee under the SAR Plan and $250,000 was recorded in the September 30, 1996 statements of operations to recognize the increase in the value of the Company's common stock, to $24.79, which represents the fair value of the stock based upon an independent appraisal as of September 30, 1996.

   The terms of the 1995 Stock Option Plan (the "1995 Plan") provided that officers and other key employees could be granted rights to purchase stock options at specified exercise prices, rights to the appreciation in the fair value of the Company, or rights to restricted stock. There were 200,000 shares of Company stock reserved for issuance under the plan.

   In connection with the Recapitalization discussed in Note 5, all issued and outstanding options were exercised and included in the repurchase of common stock. Additionally, the company redeemed all issued and outstanding SARs for approximately $500,000, of which approximately $250,000 was expensed in 1997, the remaining $250,000 was expensed in prior years. The 1995 Plan and the SAR Plan were terminated in conjunction with the Recapitalization.

   Effective July 16, 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"). The terms of the 1997 Plan provide that officers and other key employees may be granted incentive stock options based on the fair value of Common Stock at the date of issue. Such options generally vest and become exercisable (at prices which range from $1.00 to $1.35 per share) over specified time periods, generally four to seven years, or upon reaching financial performance targets if achieved earlier.

   The Company has the following option activity relating to the 1997 Plan:

                                                                     Weighted--
                                                          Weighted--   Average
                                                           Average    Remaining
                                                           Exercise  Contractual
                                                Options     Price       Life
                                                --------  ---------- -----------
   Outstanding, September 30, 1996.............      --     $ --
     Granted...................................  150,000     1.00
                                                --------    -----
   Outstanding, September 30, 1997.............  150,000     1.00        9.8
     Granted...................................  475,365     1.13
     Exercised.................................  (30,000)    1.00
     Cancelled.................................  (31,784)    1.03
                                                --------    -----
   Outstanding, September 30, 1998.............  563,581     1.11        9.2
     Granted...................................  420,086     1.00
     Exercised.................................  (24,899)    1.00
     Cancelled................................. (377,622)    1.13
                                                --------    -----
   Outstanding, October 2, 1999................  581,146    $1.04        8.9
                                                ========    =====
   Exercisable, October 2, 1999................   68,314    $1.07
                                                ========    =====

   The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based compensation and to provide the disclosures required under SFAS No. 123. APB Opinion No. 25 requires no recognition of compensation expense when the option exercise price is equal to the fair value of the stock in the date of grant. Because options have been granted under the 1997 Plan at an exercise price equal to the fair value of the Company's common stock, no compensation cost has been recognized for this plan. Had

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997 compensation costs for the 1997 Plan been determined based on the fair value of the option awards consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) for the years ended October 2, 1999 and September 30, 1998 and 1997, respectively, would have been as indicated by the following pro forma amounts (in thousands):

                                                        1999     1998     1997
                                                      --------  -------  ------
   Net income (loss), as reported.................... $(34,313) $(8,592) $4,140
   Net income (loss), pro forma......................  (34,365)  (8,641)  4,140

   The fair values of the option grants used in preparing the above pro forma amounts were estimated using the Black-Scholes option pricing model assuming
(i) an historical dividend yield of zero percent, (ii) zero volatility, (iii) a risk-free rate of return equivalent to the yield on a ten year Treasury note. Options which have been cancelled for terminated employees have been excluded from the above pro forma amounts. The weighted average fair value for options issued during the years ended October 2, 1999 and September 30, 1998 was $0.42 and $0.45, respectively.

 (b) Defined Benefit Plans'

   The Company adopted SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits during the first quarter of fiscal year 1999. This statement standardizes the disclosure requirements for pensions and other postretirement benefits. All prior years' information has been restated to conform to the requirements of the new standard.

   The Company's U.K. subsidiary has a defined benefit pension plan (the "Pension Plan") covering substantially all of its permanent full-time employees. All paid contributions to the Pension Plan are done in accordance with recommendations of independent actuaries hired by the Company.

   The benefit obligation, fair value of plan assets and funded status, as well as amounts recognized are as follows (in thousands):

                                                             1999      1998
                                                           --------  --------
   Actuarial present value of benefit obligations:
     Accumulated and vested benefit obligation............ $ 14,920  $ 13,987
                                                           ========  ========
   Projected benefit obligation for services rendered to
    date.................................................. $(16,666) $(15,624)
   Plan assets at fair value..............................   15,527    13,462
                                                           --------  --------
       Projected benefit obligation in excess of plan
        assets............................................   (1,139)   (2,162)
   Unrecognized transition amount.........................     (513)     (568)
   Unrecognized actuarial losses..........................    1,263     2,607
   Adjustment required to recognize minimum liability.....      --       (402)
                                                           --------  --------
       Accrued pension cost included in other
        liabilities....................................... $   (389) $   (525)
                                                           ========  ========

                AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   The change in the benefit obligation and plan assets during the fiscal year was as follows (in thousands):

                                                                1999     1998
                                                               -------  -------
   Change in benefit obligations:
     Projected benefit obligation at beginning of year........ $15,624  $13,213
     Service cost.............................................     718      430
     Interest cost............................................     990      531
     Participants contributions...............................     161       76
     Actuarial gain...........................................      10    1,672
     Benefits paid............................................    (455)    (326)
     Foreign currency exchange rates..........................    (382)      28
                                                               -------  -------
       Projected benefit obligation at end of year............ $16,666  $15,624
                                                               =======  =======
                                                                1999     1998
                                                               -------  -------
   Change in plan assets:
     Fair value of plan assets at beginning of year........... $13,462  $13,805
     Actual return (loss) on plan assets......................   1,791     (362)
     Employer's contributions.................................     568      269
     Plan participants' contributions.........................     161       76
     Benefits paid............................................    (455)    (326)
                                                               -------  -------
       Fair value of plan assets at end of year............... $15,527  $13,462
                                                               =======  =======

   The components of net pension costs are as follows (in thousands):

                                                                1999     1998
                                                               -------  -------
   Service cost--benefits earned.............................. $   718  $   430
   Interest cost on projected benefit obligation..............     990      531
   Actual (return) loss on plan assets........................  (1,791)     362
   Net amortization and deferral..............................     907     (940)
                                                               -------  -------
       Net periodic pension cost.............................. $   824  $   383
                                                               =======  =======

   The following assumptions, based upon a weighted-average basis, were used in accounting for the Pension Plan (weighted average basis):

                                                                1999     1998
                                                               -------  -------
   Assumed discount rate......................................     6.5%     6.5%
   Rate of compensation increase..............................     5.5      5.5
   Expected long-term rate of return on plan assets...........     7.0      7.0

 (c) Defined Contribution Plans

   The company established a 401(k) plan effective January 1, 1996, covering its U.S. employees. To be eligible to participate in the plan, an employee must have completed at least six months of service and attained the age of 21. Employer matching contributions made into the plan for the years ended October 2, 1999 and September 30, 1998 and 1997 were $228,448 and $191,989 and
$149,577, respectively.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


 (d) Employee Stock Ownership Plan

   In October 1989, the Company established the Automata, Inc., Employee Stock Ownership Plan ("ESOP"). Terms of the ESOP require the Company or the ESOP to purchase shares of stock from participants who may receive a distribution from the ESOP. The Company repurchased 81,150 shares from the ESOP for $162,624 during the year ended September 30, 1997.

   In connection with the Recapitalization, the ESOP was terminated and all of the ESOP's 416,647 shares were repurchased.

(11) Major Customers and Concentrations of Credit Risk

   The Company derived 52, 45 and 57 percent of its sales from two customers for the years ended October 2, 1999, September 30, 1998 and 1997, respectively.

   Trade receivables are concentrated in a few significant customers since the Company derives a significant percentage of its sales from a few customers.

(12) Income Taxes

   The components of the income tax provision included in the statements of operations consist of the following (in thousands):

                                                           1999   1998    1997
                                                           -----  -----  ------
   Current provision (benefit)
     Federal.............................................. $(907) $(259) $2,173
     State................................................   --     (30)    137
   Deferred tax provision.................................    10     55      78
                                                           -----  -----  ------
       Income tax provision (benefit)..................... $(897) $(234) $2,388
                                                           =====  =====  ======

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


   The following table is a summary of the significant components of the deferred tax assets and liabilities (in thousands):

                                                                1999    1998
                                                               -------  -----
   Current:
     Deferred tax asset:
       Vacation accrual....................................... $   115  $  67
       Warranties.............................................     --      90
       Facility closing reserve...............................     561    --
       Inventory reserves.....................................      74     93
       Bad debt reserves......................................     163     83
       Net operating loss/other tax attribute carryovers......   4,371    --
       Other..................................................     250     62
                                                               -------  -----
                                                                 5,534    395
   Noncurrent:
     Deferred tax asset (liability):
       Deferred credits.......................................     --     146
       Operating losses and other tax attribute carryovers--
        non U.S. .............................................   2,348    608
       Asset basis differences--fixed assets..................    (658)  (878)
       Other..................................................      (4)   --
                                                               -------  -----
                                                                 1,686   (124)
                                                               -------  -----
   Deferred tax asset, net....................................   7,220    271
   Less--valuation allowance..................................  (7,372)  (433)
                                                               -------  -----
         Net deferred tax liability........................... $  (152) $(162)
                                                               =======  =====

   The provisions for income taxes results in effective rates for the years ending October 2, 1999, September 30, 1998 and 1997, which differ from the Federal statutory rate as follows:

                                                            1999   1998   1997
                                                            ----   ----   ----
   Statutory federal income tax rate....................... (34)%  (34)%   34 %
   State income taxes, net of federal tax benefit.......... --     --       4
   Foreign operations:
     In process research and development................... --      26    --
     Goodwill amortization and writeoff....................  13      3    --
     Operating loss carryforwards.......................... --       2    --
   Change in valuation allowance...........................  19    --      (3)
   Other...................................................  (1)   --       2
                                                            ---    ---    ---
       Effective rate......................................  (3)%   (3)%   37 %
                                                            ===    ===    ===

   Kode has operating loss carryforwards of approximately (Pounds)1,100,000 which may be carried forward indefinitely if not utilized; however, approximately (Pounds)821,000 of such losses may only be used to offset taxable income of a specific subsidiary of the Kode Group. A valuation allowance was previously established to offset a portion of the tax benefits associated with these loss carryforwards.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997

(13) Commitments and Contingencies

 (a) Operating Leases

   The Company leases its manufacturing facility, office space and certain equipment for periods ranging from 3 to 10 years under operating leases. Future minimum lease payments under these operating leases are as follows (in thousands):

        Fiscal year ending
        2000............................................... $  2,197
        2001...............................................    2,201
        2002...............................................    1,933
        2003...............................................      788
        2004...............................................      520
        Thereafter.........................................   23,490
                                                            --------
         Total............................................. $ 31,129
                                                            ========

   Rental expense for all operating leases totaled $1,928,000, $1,171,932 and $802,609, for the years ended October 2, 1999, September 30, 1998 and 1997, respectively.

 (b) Environmental Matters

   The Company's past and present operations include activities which require them to dispose of waste to various storage and recycling entities. These entities are subject to scrutiny on an ongoing basis by the U.S. Environmental Protection Agency and/or other responsible state agencies. Under applicable U.S. laws, anyone contributing waste to a site is jointly and severally liable for all cost to remedy a site. The Company has accrued and paid for sites in which they have been named as a potentially responsible party, however, because of uncertainties associated with environmental assessment and remediation activities, as well as sites which could be identified in the future for cleanup, additional future liabilities may be incurred. Management reevaluates its exposure periodically and will record liabilities for all sites where it is probable that losses will be incurred and where the minimum liability can be reasonably estimated.

   In addition, the Company is involved in certain other legal actions and claims arising in the normal course of business. It is the opinion of management that all legal and environmental matters will be resolved without material effect on the Company's consolidated financial statements.

(14) Fair Value of Financial Instruments

   The fair values of certain financial liabilities are shown below (in thousands):

                                                   1999             1998
                                             ---------------- ----------------
                                             Carrying  Fair   Carrying  Fair
                                              amount   value   amount   value
                                             -------- ------- -------- -------
   Current portion of long-term debt........ $73,823  $73,823 $ 2,597  $ 2,597
   Long-term debt, net......................     --       --   65,105   65,105

   The fair values of all other financial assets and liabilities are estimated to be equal to their fair market value.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

          Years ended October 2, 1999 and September 30, 1998 and 1997


(15) Foreign Operations

   As discussed in note 1, beginning in fiscal 1998, the Company owned a foreign sales corporation and a subsidiary which operates in the United Kingdom. Losses and income tax provisions from foreign operations are as follows (in thousands):

                                                                 Fiscal year
                                                                    ended
                                                                --------------
                                                                 1999    1998
                                                                ------- ------
   Loss before income taxes.................................... $20,434 $7,664
   Income tax provision........................................     282     27
                                                                ------- ------
     Net loss.................................................. $20,716 $7,691
                                                                ======= ======

                          AUTOMATA INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                      Condensed Consolidated Balance Sheet
                                 (In thousands)

                                                        July 1, 2000 October 2,
                                                         (Unaudited)    1999
                                                        ------------ ----------
                        Assets
Current assets:
 Cash and cash equivalents.............................  $   2,318    $ 4,207
 Accounts receivable, net..............................      4,933     10,849
 Due from administrative receiver......................      4,170         --
 Income tax receivable.................................         --      1,179
 Inventories...........................................      2,677      5,312
 Prepaid expenses and other............................         --        595
                                                         ---------    -------
   Total current assets................................     14,098     22,142
Property, plant and equipment, net.....................      9,700     20,546
Deferred debt issuance cost, net.......................         --        586
Deposits and other assets..............................         75         79
                                                         ---------    -------
   Total assets........................................  $  23,873    $43,353
                                                         =========    =======

         Liabilities and Stockholders' Deficit
Current liabilities:
 Accrued liabilities...................................  $      --    $ 6,987
 Accounts payable......................................        441     10,220
 Current portion of long-term debt.....................         --     73,823
 Liabilities subject to compromise under reorganization
  proceedings..........................................     95,090         --
                                                         ---------    -------
   Total current liabilities...........................     95,531     91,030
Deferred income taxes..................................        152        152
Preferred dividends payable............................         --      7,081
Other long-term liabilities............................         --      1,229
                                                         ---------    -------
   Total liabilities...................................     95,683     99,492
                                                         ---------    -------
Redeemable preferred stock:
 Series A redeemable preferred stock...................     14,736     14,706
 Series B redeemable preferred stock...................     25,414     25,372
Warrants outstanding...................................        261        261
Stockholder's deficit:
 Common stock..........................................      1,156      1,156
 Additional paid-in-capital............................        109        109
 Foreign currency translation adjustment...............       (903)      (248)
 Retained deficit......................................   (112,583)   (97,495)
                                                         ---------    -------
   Total stockholders' deficit.........................   (112,221)   (96,478)
                                                         ---------    -------
   Total liabilities and stockholders' deficit.........  $  23,873    $43,353
                                                         =========    =======


       See accompanying notes to unaudited condensed consolidated financial statements.

                          AUTOMATA INTERNATIONAL, INC.
                             (Debtor-in-Possession)

                Condensed Consolidated Statements of Operations
                                 (In thousands)
                                  (Unaudited)

                                                           Nine months ended
                                                       -------------------------
                                                       July 1, 2000 July 3, 1999
                                                       ------------ ------------
Net sales.............................................   $ 51,893      61,962
Cost of sales.........................................     49,194      60,428
                                                         --------     -------
   Gross profit.......................................      2,699       1,534
                                                         --------     -------
Selling, general and administrative...................      8,500       8,777
Facility closing and restructuring costs..............         13       3,599
Reorganization items--professional fees...............        236         --
                                                         --------     -------
   Loss from operations...............................     (6,050)    (10,842)
                                                         --------     -------
Other income and (expense):
 Interest expense (net)...............................     (5,706)     (5,522)
 Other (expense) income...............................         56         158
                                                         --------     -------
   Total other expense................................     (5,650)     (5,364)
                                                         --------     -------
   Loss before income taxes...........................    (11,700)    (16,206)
Income tax provision (benefit)........................         26        (487)
                                                         --------     -------
   Net loss...........................................   $(11,726)    (15,719)
                                                         ========     =======




      See accompanying notes to unaudited condensed consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC. AND SUBSIDIARIES
                             (Debtor-in-Possession)

                 Condensed Consolidated Statement of Cash Flows
                                 (In thousands)
                                  (Unaudited)

                                                               Nine months
                                                                  ended
                                                             -----------------
                                                             July 1,   July 3,
                                                               2000     1999
                                                             --------  -------
Cash flows provided by operating activities:
 Net loss................................................... $(11,726) (15,719)
 Reconciliation to cash provided by (used in) operating
  activities:
  Facility closing and restructuring cost...................       13    3,599
  Depreciation and amortization.............................    3,955    6,582
  Debt accretion............................................       73       73
  Deferred credits..........................................      (40)    (100)
  Deferred taxes............................................       --      775
  Changes in operating assets and liabilities:
    Accounts receivable.....................................      142     (375)
    Prepaid expenses and other assets.......................      581     (164)
    Inventory...............................................      732     (384)
    Income tax receivable...................................    1,179       15
    Accounts payable and accrued expenses...................      441     (725)
    Other liabilities.......................................     (126)    (857)
    Operating payables subject to compromise under
     Reorganization proceedings.............................    4,354       --
                                                             --------  -------
      Net cash used in operating activities.................     (422)  (7,280)
                                                             --------  -------
Cash flows from investing activities:
 Purchases of property and equipment........................     (770)  (2,766)
 Deposits and other assets..................................       --      525
                                                             --------  -------
      Net cash used in investing activities.................     (770)  (2,241)
                                                             --------  -------
Cash flows from financing activities:
 Line of credit, net........................................       --    2,900
 Principal payments on long-term debt.......................       --   (1,125)
 Long-term debt borrowing...................................       --    1,745
 Principal payments on capital lease obligation.............     (229)    (599)
 Issuance of preferred stock................................       --    4,987
 Issuance of common stock...................................       --       25
                                                             --------  -------
      Net cash provided by (used in) financing activities...     (229)   7,933
                                                             --------  -------
Effect of exchange rate changes on cash.....................     (468)    (303)
                                                             --------  -------
      Net decrease in cash and cash equivalents.............   (1,889)  (1,891)
Cash and cash equivalents, beginning of year................    4,207    3,746
                                                             --------  -------
Cash and cash equivalents, end of year...................... $  2,318    1,855
                                                             ========  =======


       See accompanying notes to unaudited condensed consolidated financial statements.

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES
                             (Debtor-in-Possession)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements as of and for the nine-month period ended July 1, 2000 include the accounts of Automata International, Inc. (the "Company"), and its subsidiaries and have been prepared in accordance with generally accepted accounting principles. All intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the date and for the period indicated have been included.

   The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. Because all of the disclosures required by generally accepted accounting principles are not included in the accompanying condensed consolidated financial statements and related notes, they should be read in conjunction with the audited consolidated financial statements and related notes for the fiscal year ended October 2, 1999.

(2) Bankruptcy and Plans of Sale

   During 1999 and 1998, the Company incurred significant net losses, primarily due to its U.K. operations, its Frederick, Maryland facility in the U.S. and its high level of interest expense.

   The Company's net losses have continued in fiscal 2000. In January 2000, the Company's lenders did not renew or extend waivers for the violation of certain covenants under debt agreements and on January 15, 2000, the Company did not make scheduled principal payments totaling $812,500 on two term loans. The lenders informed the Company that they were reserving all rights and remedies under the debt agreements as a result of these events. The lenders took no action to accelerate any of the amounts outstanding under the debt agreements. Management continued to negotiate with the lenders to obtain a waiver of previous debt covenant violations and the deferral of principal and interest payments, however, these negotiations were ultimately unsuccessful.

   On February 18, 2000, after unsuccessful negotiations with a potential buyer. Kode International, Plc. ("Kode") and one subsidiary, Kam Circuits Limited ("Kam") were placed into administrative receivership. The second subsidiary, Kamtronics Limited ("Kamtronics") continued operations. On March 13, 2000, the Kamtronics operation was sold for cash. On March 23, 2000 substantially all production related assets of Kode and Kam were sold for cash. Certain real property of Kode has been licensed for a cash fee with an option to purchase. The administrative receiver is in the process of converting all other assets of Kode and Kam to cash. The Company intends to apply the estimated net proceeds available from these activities of approximately $4,000,000 to reduce amounts outstanding under the respective debt agreements. The amounts the Company may ultimately realized could differ from these estimated net proceeds based on the results of the real property option and the final determination of the costs and fees of the receivership.

   On June 23, 2000, the Company filed a petition with the Bankruptcy Court for relief under Chapter 11 of the United States Bankruptcy Code. Under the plan of reorganization filed by the Company, all remaining U.S. assets were to be sold with the proceeds used to discharge claims by creditors. The plan was approved by the bankruptcy court on August 2, 2000. The sale of the assets of the Company (excluding the $4.2 million due from the U.K. Administrative Receiver) to DDi Corp. for approximately $19.5 million in cash was approved by the Bankruptcy Court and the sale was subsequently completed on August 4, 2000. From the filing date, the Company has operated as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. During such time, all claims against the Company in existence prior to the filing date were stayed and have been

                 AUTOMATA INTERNATIONAL, INC., AND SUBSIDIARIES

                             (Debtor-in-Possession)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued) classified as "liabilities subject to compromise" in the consolidated balance sheet. At July 1, 2000, the "liabilities subject to compromise" were comprised of the following (in thousands):

                                                                        July 1,
                                                                         2000
                                                                        -------
   Secured loans payable to a bank..................................... $59,938
   Subordinated loan payable to a bank.................................   9,996
   Subordinated loan payable to a stockholder..........................   1,567
   Accounts payble to unsecured creditors..............................   5,620
   Preferred dividends payable.........................................  10,371
   Other accrued liabilities...........................................   7,598
                                                                        -------
     Total............................................................. $95,090
                                                                        =======

   The approved sale agreement allows DDi Corp. 60 days from the date the sale closes to assume or reject executory contracts related to the assets purchased subject to the approval of the Bankruptcy Court. As of July 1, the Court has not approved any assumptions or rejections of executory contracts.

(3) Inventories

   Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Work-in-process and finished goods inventory are comprised of direct material, labor and allocated overhead costs.

                                                                July
                                                                 1,   October 2,
                                                                2000     1999
                                                               ------ ----------
   Raw materials.............................................. $1,332   2,391
   Work-in-process............................................  1,020   2,231
   Finished goods.............................................    325     690
                                                               ------   -----
     Total.................................................... $2,677   5,312
                                                               ======   =====

                                 [LOGO OF DDi]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2001

                                  $100,000,000

                                 [LOGO OF DDi]

                                   DDi Corp.

                        % Convertible Subordinated Notes
                                Due       , 2008

                                   --------

  We will pay interest on the notes each       and      . The first interest
payment will be made on       , 2001.

  The notes are convertible at any time prior to maturity, at the option of the
holders, into shares of our common stock at a conversion price of $     per
share, subject to certain adjustments. The notes are subordinated to our senior indebtedness and structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

  We may redeem the notes on or after        , 2004. Holders may require us to
repurchase the notes upon a change in control.

  The last reported sale price of our common stock on The Nasdaq Stock Market's National Market on February 2, 2001 was $27.50 per share.

  The underwriters have an option to purchase a maximum of up to $15,000,000 additional principal amount of notes to cover over-allotments of notes.

  Concurrently with this offering, we are offering 3,000,000 shares of common stock and the selling stockholders are offering 3,000,000 shares. The underwriters of that offering have an option to purchase from the selling stockholders a maximum of 900,000 additional shares to cover over-allotments of shares. This offering and the common stock offering are not conditioned upon one another.

  Investing in the notes involves risk. See "Risk Factors" on page 9.

                                                   Underwriting
                                  Price to         Discounts and       Proceeds to
                                  Public(1)         Commissions         DDi Corp.
                                 -----------       -------------       ------------
Per Note....................           %                  %                  %
Total.......................     $                  $                  $

(1) Plus accrued interest, if any, from        , 2001.

  Delivery of the notes in book-entry form only will be made on or about    ,
2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
                                                         Robertson Stephens

                  The date of this prospectus is      , 2001.

                                 [LOGO OF DDi]

                                 ------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    1
Risk Factors........................    9
Cautionary Note Regarding Forward-
 Looking Statements.................   15
Use of Proceeds.....................   16
Price Range of Common Stock.........   17
Dividend Policy.....................   17
Capitalization......................   18
Unaudited Pro Forma Consolidated
 Financial Data.....................   19
Selected Consolidated Financial and
 Other Data.........................   35
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   37
Business............................   48

                                  Page
                                  ----
Management.......................  57
Related Party Transactions.......  66
Principal Stockholders...........  67
Description of Indebtedness......  70
Description of Capital Stock.....  73
Shares Eligible for
 Future Sale.....................  76
Description of the Notes.........  78
Certain United States Federal
 Income Tax Considerations.......  91
Underwriting.....................  96
Notice to Canadian Residents.....  99
Legal Matters.................... 100
Experts.......................... 100
Additional Information........... 101
Index to Consolidated Financial
 Statements...................... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

   The industry statistical data presented in this prospectus, except where otherwise noted, have been compiled from an electronics manufacturing services industry report, "Mergers and Acquisitions in Contract Manufacturing: Trends and Best Practices," August 2000, prepared by Technology Forecasters, Inc., a California-based management consulting firm specializing in the electronics manufacturing industry. Although we have not independently verified the data, we believe that the information provided by Technology Forecasters in this prospectus is reliable. In addition, statistical data relating to us presented in this prospectus have been compiled from our internal surveys and schedules, which, while believed by us to be reliable, have not been verified by any independent sources.

   "Dynamic Details" is a trademark of our subsidiary. "DDi" and the DDi logo in the form appearing on the cover page of this prospectus are trademarks of DDi Corp.

                               PROSPECTUS SUMMARY

  This summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus.

                                   DDi Corp.

  We provide electronics design, development and manufacturing services to original equipment manufacturers and to other providers of electronics manufacturing services. We specialize in providing technologically advanced services to our customers on a short turnaround basis, and we are one of the few companies that focus on this segment of the electronics manufacturing services industry. We target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design. We offer a suite of value-added, integrated services in support of our customers' new product development, including:

    . on-campus and in-the-field design of complex printed circuit boards, the basic platforms used to interconnect electronic components in virtually all electronic products;

    . time-critical development and fabrication of complex printed circuit boards predominantly for use in the pre-launch phase of new product development;

    . assembly of printed circuit boards including large printed circuit boards called backpanels, which involves mounting electronic components on the boards; and

    . assembly and integration of our customers' complete systems and products.

  Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment. The technologically advanced, time-critical segment of the electronics manufacturing services industry in which we operate is characterized by rapid growth, high margins and significant customer diversity.

  Our design, development and manufacturing expertise and our leading-edge process technology allow us to provide our customers with a broad array of time-critical services and make us integral to their product development and manufacturing strategies. Our services are referred to as "quick-turn" because we provide limited numbers of custom-designed printed circuit boards to our customers in as little as 24 hours. As a result, we enable our customers to shorten product development cycles and reduce their time to market for new products. We distinguish ourselves from other electronics manufacturing services companies by focusing on direct relationships with research and development personnel at original equipment manufacturers. This focus makes us a strategic partner in our customers' new product initiatives and gives us access to emerging providers of next-generation technology. We believe our core strengths in the design, test and launch phases of new electronic product development give us a competitive advantage in providing services to selected industries characterized by rapid product introductions and strong growth.

  We believe the fast-growing communications and networking equipment industries represent large and attractive markets for our electronics manufacturing services. Original equipment manufacturers in these industries are increasingly outsourcing component design and development and product manufacturing services to electronics manufacturing service providers, such as ourselves, and are focusing instead on their core strengths, such as product development, sales, marketing and customer service. The electronics manufacturing services industry grew at a compound annual growth rate of 20% from 1993 to 1999, fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. Technology Forecasters, Inc. forecasts that the electronics manufacturing services industry will grow at this rate with industry revenues projected to be approximately $260 billion in 2004. Communications equipment manufacturers represent a particularly attractive market for our services because they have historically outsourced a smaller portion of their cost of goods sold than other electronics original equipment manufacturers. Technology Forecasters, Inc., predicts that the communications market will represent $114 billion of electronics manufacturing services revenue in 2004 and that communications equipment manufacturers will double their outsourcing between 2000 and 2004. We believe we are well-positioned to capitalize on the combined effect of the growth in the electronics manufacturing services and communications industries, both internally and by strategic acquisitions.

  We currently have over 2,000 customers. Our largest original equipment manufacturer customers in terms of net sales are Alcatel, Ericsson, IBM, Intel and Marconi Communications. Our customers also include other electronics manufacturing service providers such as Celestica, Jabil and Solectron, our largest electronics manufacturing service provider customers in terms of net sales. These providers benefit from our strengths in the technologically advanced, time-critical segment of the electronics manufacturing services industry. We have achieved a net increase of approximately 200 customers since January 1, 2000, excluding increases resulting from acquisitions. In the nine months ended September 30, 2000, our ten largest customers, in the aggregate, accounted for approximately 39% of our net sales, and our largest customer accounted for almost 10% of net sales. The fast-growing communications and networking equipment industries represented approximately 60% of our net sales during the same period.

  Our acquisition of MCM Electronics on April 14, 2000, immediately after the closing of our initial public offering, substantially expanded our European operations. MCM Electronics had net sales for the year ended March 31, 2000 of $59.5 million and net sales for the nine months ended September 30, 2000 of $52.5 million. On a pro forma basis, 19% of our net sales during the nine months ended September 30, 2000 were to European customers. MCM Electronics has been combined with our other European operations and conducts business as DDi Europe Limited. DDi Europe has approximately 400 customers. With this European platform we believe we can better serve our existing European customers and gain new customers with our enhanced sales capabilities. Since the closing of the MCM Electronics acquisition we have expanded our services, added new customers, improved production yields and profitability and continued to grow our European business.

   We have also continued to expand our U.S. operations during 2000. Our acquisitions of Virginia-based Automata International, Inc. on August 4, 2000 and Texas-based Golden Manufacturing, Inc. on September 15, 2000 added approximately 170,000 square feet of production capacity. We have successfully integrated these businesses into our combined operations, and each facility has contributed positively to our earnings since the date of the acquisitions. Between August 4, 2000 and September 30, 2000, the Automata facility had net sales of $18.1 million.

                                  Our Strategy

  Our goal is to be the leading provider of technologically advanced, time-critical electronics manufacturing services. To achieve this goal, we will:

  . continue our focus on the fast-growing communications and networking equipment industries;
  . capitalize on our strong customer relationships and design expertise to participate in future product introductions and further outsourcing programs;
  . continue to pursue acquisition opportunities, including asset divestitures by original equipment manufacturers;
  . strengthen our process management and technological leadership in our segment of the electronics manufacturing services industry and continue to improve quality and delivery times by incorporating emerging technologies;
  . leverage our leadership in quick-turn design, development and manufacturing services to further expand our assembly operations and other value-added services; and
  . expand our international presence to better serve the needs of customers seeking to outsource their worldwide design, development and manufacturing activities.

                              Recent Developments

 Fourth Quarter and Year-End Results

   On January 25, 2001, we announced that we achieved record financial and operating results for the fourth quarter and full year ended December 31, 2000. Due to strong fourth quarter demand, significant revenue contributions from recent acquisitions and overall operating leverage, we achieved net sales, net income and a gross profit margin that outperformed our expectations for the quarter and the year.

   We experienced these record sales because we met the demand for fast delivery of advanced technology printed circuit boards by capitalizing on our core competencies to deliver complex products with very short lead times. Additionally, overall net sales rose because pricing increased due both to increased production levels and our customers' requirements for more complex products. Consistent with the trends toward more advanced technology, our average printed circuit board layer counts continued to increase during the quarter, and overall microvia sales performed well. Also contributing to sales growth was a 125% increase in sales of value-added products and services.

   We announced that during the fourth quarter we added over 100 new customers to increase our diversified customer base to more than 2,000 original equipment manufacturers and other electronic manufacturing service providers. We also announced that, during 2000, DDi increased production space from 409,000 square feet to 759,000 square feet, through acquisitions and new construction. Currently, we have plans to expand both of our manufacturing facilities in California, as well as those in Texas and the United Kingdom.

   Unaudited Financial Results. Net sales for the quarter ended December 31, 2000, increased 118% to $171.3 million, from $78.7 million for the same period in 1999. Of this increase, $34 million resulted from organic growth, including increased pricing and production. Our successful integration of the acquisitions of MCM Electronics, Automata and Golden Manufacturing contributed the remaining $58.5 million increase in net sales in the fourth quarter. For the year ended December 31, 2000, we achieved net sales of $497.7 million, an increase of 70% over its $292.5 million net sales for the year ended December 31, 1999.

   Our gross margin for the quarter ended December 31, 2000 was 44%, compared to 33% for the same period in 1999, based on gross profit of $75.7 million for the fourth quarter of 2000, a 190% increase from $26.1 million for the fourth quarter of 1999. Gross margin increased substantially due to the significant improvement in operating leverage resulting from higher capacity utilization and increased average selling prices. Gross profit for 2000 totaled $191.5 million, an increase of 112% over $90.1 million for 1999.

   We reported an improved operating margin of 22%, with operating income increasing to $38.3 million in the fourth quarter of 2000, from $3.5 million in the fourth quarter of 1999. Operating income for the fourth quarter of 1999 included a one-time restructuring charge of $7.0 million for the consolidation of our Colorado facility. Operating income grew 324% to $92.8 million for the year 2000, compared to $21.9 million for 1999.

   General and administrative expenses increased in the quarter ended December 31, 2000, reflecting higher incentive compensation expense, costs associated with streamlining our U.K. operations and a higher incidence of bad debt. We further reported that sales and marketing expenses increased comparably with total sales increases.

   Interest expense decreased substantially both for the fourth quarter of 2000 and for the year 2000 due to our debt reduction following our April 2000 initial public offering of common stock and our October 2000 public offering of common stock. We reported an extraordinary charge of $3.8 million in the fourth quarter of 2000 due to debt pre-payment charges incurred in association with our October 2000 offering of common stock.

   We achieved income before extraordinary loss of $16.7 million, or $0.36 per diluted share, for the fourth quarter of 2000, compared to a net loss of $5.3 million, or ($0.21) per diluted share, for the fourth quarter of 1999. For the year, net income before extraordinary loss was $26.6 million, compared to a loss of $17.4 million in 1999.

   As of December 31, 2000, we had total assets of $581.4 million, including cash and cash equivalents of $66.9 million. Overall, stockholders' equity increased to $136.4 million as of December 31, 2000, from a deficit of $187.1 million a year ago.

   Outlook. We announced on January 25, 2001 that, while acknowledging recent macro-economic indicators suggesting an economic slowdown, we remain comfortable with our performance estimates for 2001. Unlike many volume printed circuit board manufacturers, we specialize in providing prototype and low-quantity manufacturing services for research and development programs and new product development, with production lead times that can be as short as 24 hours. We believe this focus provides higher margins and lower performance volatility by insulating us from large order cancellation or deferment decisions made in light of softening market forecasts. We believe that our large and diverse customer base also makes us less vulnerable to individual customer shifts in demand. We announced that for 2001 we are targeting increases in net sales and earnings per share in excess of 25% over our 2000 results. A number of factors, including those described below in "Risk Factors," will affect our ability to achieve these goals, and there can be no assurance that we will do so.

   We have announced that we are moving forward with plans to invest for continued growth. We believe that, after raising substantial capital in 2000, we have improved our financial condition by reducing our debt load and increasing available cash, while maintaining a $45 million revolving credit line. We anticipate using these resources to fund potential acquisitions and continued international expansion, notably in Europe and North America as well as in Asia.

   Condensed Unaudited Financial Information. Following is condensed unaudited financial information for the three months ended December 31, 2000 and the year ended December 31, 2000. Comparable data to prior periods can be found in "Summary Consolidated Financial and Other Data," "Selected Consolidated Financial and Other Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Financial Information."

                                          Three Months Ended    Year Ended
                                          December 31, 2000  December 31, 2000
                                          ------------------ -----------------
                                                     (in millions)
Net sales................................       $171.3            $497.7
Cost of sales............................         95.6             306.2
                                                ------            ------
Gross profit.............................         75.7             191.5
Operating expenses.......................         37.4              98.7
                                                ------            ------
Operating income.........................         38.3              92.8
Interest expense, net....................          8.1              41.2
                                                ------            ------
Income before income tax and
 extraordinary loss......................         30.2              51.6
Income tax expense.......................         13.5              25.0
                                                ------            ------
Income before extraordinary loss.........         16.7              26.6
Extraordinary loss.......................          3.8               6.4
                                                ------            ------
Net income...............................        $12.9             $20.2
                                                ======            ======

                                                        As of December 31, 2000
                                                        -----------------------
                                                             (in millions)
Cash and cash equivalents.............................          $ 66.9
Other current assets..................................           147.8
                                                                ------
  Total current assets................................           214.7
Non-current assets....................................           366.7
                                                                ------
 Total assets.........................................          $581.4
                                                                ======
Current maturities of long-term debt and capital lease
 obligations..........................................          $ 16.9
Other current liabilities.............................            89.8
                                                                ------
  Total current liabilities...........................           106.7
Long-term debt and capital lease obligations..........           316.3
Non-current liabilities...............................            22.0
                                                                ------
  Total liabilities...................................           445.0
  Total stockholders' equity..........................           136.4
                                                                ------
 Total liabilities and stockholders' equity...........          $581.4
                                                                ======

  We are a Delaware corporation incorporated in 2000 that operates through our subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited. Our predecessor corporation was organized in 1978. Our principal executive office is located at 1220 Simon Circle, Anaheim, California 92806 and our telephone number is (714) 688-7200. We maintain a website on the Internet at www.ddiglobal.com. Our website, and the information contained therein, is not a part of this prospectus.

                                  The Offering

Securities offered........  $100,000,000 aggregate principal amount of  %
                            Convertible Subordinated Notes Due       , 2008,
                            plus up to an additional $15,000,000 aggregate principal amount of notes issuable upon exercise in full of the over-allotment option by the underwriters.

Concurrent offering.......
                            Concurrently with this offering, we are offering 3,000,000 shares of our common stock and the selling stockholders are offering 3,000,000 shares of our common stock. Additionally, the underwriters have an option to purchase from the selling stockholders a maximum of 900,000 additional shares to cover over-allotments. We will not receive any of the proceeds from the sale of shares by our selling stockholders. This offering and the offering of common stock are not conditioned upon one another. We may choose not to complete the offering of common stock. See "Principal and Selling Stockholders" and "Use of Proceeds."

Interest..................  The notes will bear interest at an annual rate of
                             %. Interest is payable on      and      of each
                            year, beginning     , 2001.

Maturity date.............      , 2008.

Conversion rights.........  The notes are convertible at any time prior to maturity into shares of our common stock at a
                            conversion price of $   per share, subject to
                            certain adjustments.

Optional redemption.......  We may redeem the notes on or after       , 2004 at
                            the redemption prices set forth in this prospectus.

Change in control.........  Upon a change in control, you may require us to purchase your notes at 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. We may not have sufficient funds to pay the purchase price for all duly tendered notes upon a change in control.

Subordination.............
                            The notes will be unsecured general obligations of DDi Corp. The notes will be subordinated in right of payment to all existing and future senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries. As of September 30, 2000, after giving pro forma effect to this offering and our concurrent public offering of common stock, we had no senior indebtedness, but our subsidiaries had approximately $172.5 million of outstanding indebtedness and other liabilities. We are not prohibited from incurring senior indebtedness or other debt under the indenture.

Use of proceeds...........
                            We intend to use all or most of the approximately $94.4 million of net proceeds that we estimate we will receive from this offering to repay a portion of our existing indebtedness and associated prepayment premiums. If we complete our offering of common stock, we intend to use all or most of the approximately $78.4 million in additional net proceeds that we estimate we will receive from the common stock offering, based on the last reported sale price of our common stock on the Nasdaq National Market on February 2, 2001, of $27.50 per share, to repay additional existing indebtedness and associated prepayment premiums. See "Use of Proceeds."

Common stock..............  Our common stock is traded on The Nasdaq Stock
                            Market's National Market under the symbol "DDIC."

                 Summary Consolidated Financial and Other Data

   The summary consolidated financial data set forth below is only a summary. You should read it together with "Unaudited Pro Forma Consolidated Financial Data," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

   The unaudited pro forma consolidated statement of operations data set forth below give effect to our initial public offering of common stock in April 2000, our offering of common stock in October 2000, this offering of convertible subordinated notes, and our acquisitions of MCM Electronics and Automata as if each had occurred on October 1, 1999. The unaudited pro forma as adjusted consolidated statement of operations data set forth below give effect to the above transactions and our concurrent offering of common stock, should it occur, as if each had occurred on October 1, 1999. See "Use of Proceeds." The unaudited pro forma consolidated statement of operations does not purport to represent what our results of operations would have been if the foregoing transactions had occurred as of the date indicated or what such results will be for future periods.

   The unaudited pro forma consolidated balance sheet data set forth below give effect to our offering of common stock in October 2000 and this offering of convertible subordinated notes as if each had occurred as of September 30, 2000. The unaudited pro forma as adjusted consolidated balance sheet data set forth below give effect to the above transactions and our concurrent offering of common stock, should it occur, as if each had occurred as of September 30, 2000. See "Use of Proceeds."

                                                                      Pro Forma
                                                     Nine Months        Latest        Pro Forma
                                Year Ended              Ended       Twelve Months As Adjusted Latest
                               December 31,         September 30,       Ended       Twelve Months
                          ------------------------  --------------  September 30,       Ended
                           1997    1998     1999     1999    2000       2000      September 30, 2000
                          ------  -------  -------  ------  ------  ------------- ------------------
                                                      (in millions)
Consolidated Statement
 of Operations Data:
Net sales...............  $ 78.8  $ 174.9  $ 292.5  $213.8  $326.4     $484.6           $484.6
Cost of goods sold......    38.7    119.6    202.4   149.8   210.6      331.6            331.6
                          ------  -------  -------  ------  ------     ------           ------
Gross profit............    40.1     55.3     90.1    64.0   115.8      153.0            153.0
Operating expenses:
Sales and marketing.....     7.3     12.8     23.6    16.6    26.4       37.2             37.2
General and
 administration.........     2.1      8.4     15.3    11.2    18.5       31.2             31.2
Amortization of
 intangibles............     --      10.9     22.3    17.8    16.4       24.0             24.0
Restructuring and
 related charges(a).....     --       --       7.0     --      --         7.0              7.0
Stock compensation and
 related bonuses(b).....    31.3      --       --      --      --         --               --
Compensation to the
 former CEO ............     2.1      --       --      --      --         --               --
Write-off of acquired
 in-process research and
 development(c).........     --      39.0      --      --      --         --               --
                          ------  -------  -------  ------  ------     ------           ------
Operating income
 (loss).................    (2.7)   (15.8)    21.9    18.4    54.5       53.6             53.6
Interest expense, net...    25.2     37.4     46.7    35.0    33.1       31.0             23.6
                          ------  -------  -------  ------  ------     ------           ------
Income (loss) before
 taxes and extraordinary
 loss...................   (27.9)   (53.2)   (24.8)  (16.6)   21.4       22.6             30.0
Income tax benefit
 (expense)..............    10.9      3.5      7.4     4.4   (11.5)     (13.4)           (16.3)
                          ------  -------  -------  ------  ------     ------           ------
Income (loss) before
 extraordinary loss.....   (17.0)   (49.7)   (17.4)  (12.2)    9.9        9.2             13.7
Extraordinary loss......    (1.6)    (2.4)     --      --     (2.6)       --               --
                          ------  -------  -------  ------  ------     ------           ------
Net income (loss).......  $(18.6) $ (52.1) $ (17.4) $(12.2) $  7.3     $  9.2           $ 13.7
                          ======  =======  =======  ======  ======     ======           ======

Other Financial Data:
Depreciation............  $  2.6  $   9.2  $  14.4  $ 10.7  $ 13.6     $ 22.2           $ 22.2
Amortization of deferred
 financing costs........     1.4      1.8      2.1     1.5     1.5        1.9              1.6
Capital expenditures....     6.6     18.0     18.2    14.2    19.4       24.5             24.5
Ratio of earnings to
 fixed charges(d).......     --       --       0.5x    0.5x    1.6x       1.7x             2.2x

Supplemental Data:
Adjusted EBITDA(e)......  $ 33.3  $  44.1  $  66.7  $ 47.7  $ 85.0     $107.3           $107.3
Net cash from operating
 activities(f)..........     9.1     16.7     24.8    15.2    44.1
Net cash used in
 investing
 activities(f)..........   (44.9)  (194.8)   (18.6)  (14.5)  (53.4)
Net cash from (used in)
 financing
 activities(f)..........    41.1    174.9     (7.7)   (2.2)   10.8

                                                           As of
                                                     September 30, 2000
                                              ---------------------------------
                                                                     Pro Forma
                                              Actual    Pro Forma   As Adjusted
                                              ------  ------------- -----------
                                                      (in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents.................... $ 2.5      $ 57.5        $58.1
Working capital..............................  23.4        81.5         93.0
Total assets................................. 513.5       573.7        572.7
Total debt, including current maturities..... 402.4       349.6        272.5
Stockholders' equity (deficit)...............  (1.6)      113.5        190.9

-------
(a) The 1999 restructuring and related charges represent the charge recorded in December 1999 in connection with the consolidation of our Colorado operations into our Texas facility and the closure of our Colorado facility. The charge consists of $4.5 million for severance and other exit costs and $2.5 million related to the impairment of net property, plant and equipment.
(b) Represents the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with a recapitalization.
(c) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(d) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense (net) and the portion of the operating rental expense which management believes is representative of the interest component of rental expense. Historical earnings were deficient in covering fixed charges by $27.9 million and $53.3 million in 1997 and 1998, respectively. On a pro forma basis, assuming the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes were outstanding on January 1, 1997 and after eliminating the non-recurring stock compensation and related bonuses, the ratio of earnings to fixed charges would have been 2.4x in 1997. On a pro forma basis, assuming the merger with DCI was consummated on January 1, 1998 and after eliminating the non-recurring $39 million write off of acquired in-process research and development related to the merger with DCI, the ratio of earnings to fixed charges would have been 0.6x in 1998.
(e) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                 Nine Months                         Pro Forma
                                Year Ended          Ended         Pro Forma         As Adjusted
                               December 31,     September 30,   Latest Twelve      Latest Twelve
                             ------------------ -------------    Months Ended       Months Ended
                             1997   1998  1999   1999   2000  September 30, 2000 September 30, 2000
                             -----  ----- ----- ------ ------ ------------------ ------------------
                                                (in millions)
   EBITDA..................  $(0.1) $43.3 $58.6 $ 46.9 $ 84.5       $ 99.8             $ 99.8
   Former CEO
    compensation(1) .......    2.1    --    --     --     --           --                 --
   Management fee(2).......    --     --    1.1    0.8    --           --                 --
   Executive severance(3)..    --     0.8   --     --     --           --                 --
   Stock compensation and
    bonuses(4).............   31.3    --    --     --     --           --                 --
   Restructuring and
    related charges(5).....    --     --    7.0    --     0.5          7.5                7.5
                             -----  ----- ----- ------ ------       ------             ------
   Adjusted EBITDA.........  $33.3  $44.1 $66.7 $ 47.7 $ 85.0       $107.3             $107.3
                             =====  ===== ===== ====== ======       ======             ======

  -------
  (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in October 1997.
  (2) Reflects elimination of the management fee incurred under our Bain Capital management agreement, which was terminated in connection with our initial public offering.
  (3) Reflects one-time severance payments to two of our executives who were terminated as a result of redundancies created by the DCI merger.
  (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
  (5) Reflects, on an actual and pro forma basis, the elimination of the $7.0 million charge recorded for the consolidation and closure of our Colorado facility in 1999 and an additional charge of $0.5 million incurred in the nine months ended September 30, 2000 in connection with the consolidation and closure of our Colorado facility. The charge of $0.5 million was recorded in cost of goods sold.
(f) Because of the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma interest and other expenses, cash flows from operating, investing and financing activities are not presented for the pro forma periods.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

                         Risks Relating to Our Business

A downturn in the communications or networking equipment industries would likely negatively impact our revenues.

   A majority of our customers are in the communications and networking equipment industries, which are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, these industries are generally subject to rapid technological change and product obsolescence. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the communications or networking equipment industries would likely negatively impact our revenues.

If we are unable to respond to rapidly changing technology and process development, we may not be able to compete effectively.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Research and development expenses are expected to increase as manufacturers make demands for products and services requiring more advanced technology on a quicker turnaround basis. We are more leveraged than some of our principal competitors, and we therefore may not be able to respond to technological changes as quickly as these competitors.

   In addition, the electronics manufacturing services industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. There can be no assurance that we will effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require us to make significant capital investments. There can be no assurance that we will be able to obtain capital for these purposes in the future or that any investments in new technologies will result in commercially viable technological processes.

Because we sell on a purchase-order basis, we may experience variability in our operating results, which could negatively impact the price of our common stock.

   Our operating results have fluctuated in the past because we sell on a purchase-order basis rather than pursuant to long-term contracts. We are therefore sensitive to variability in demand by our customers. Because we time our expenditures in anticipation of future sales, our operating results may be less than we estimate if the timing and volume of customer orders do not match our expectations. Furthermore, we may not be able to capture all potential revenue in a given period if our customers' demand for quick-turnaround services exceeds our capacity during that period. Because of these factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Because a significant portion of our operating expenses are fixed, even a small revenue shortfall can have a disproportionate effect on our operating results. It is possible that, in future periods, our results may be below the expectations of public market analysts and investors. This could cause the market price of our common stock to decline.

Because we provide materials for our quick-turn services, inaccuracies in forecasting our supply needs could negatively impact our results of operations.

   A substantial portion of our net sales are derived from quick-turn services for which we provide both the materials and the manufacturing services. As a result, we often bear the risk of fluctuations in the cost of materials, and the risk of generating scrap and excess inventory, which can affect our gross profit margins. We forecast our future inventory needs based upon the anticipated demands of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials, either of which could negatively affect production schedules and margins.

We have experienced recent significant growth in a short period of time and may have trouble integrating acquired businesses and managing our expansion.

   Since April 2000, we have acquired three businesses, MCM Electronics, Automata and Golden Manufacturing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Prospectus Summary--Recent Developments." We have a limited history of owning and operating these businesses. There can be no assurance that we will be able to meet performance expectations without disrupting the quality and reliability of service to our customers or diverting management resources. Our expected growth may place a significant strain on management, our financial resources and our information, operating and financial systems. If we are unable to manage this growth effectively, our rate of growth and our revenues may be adversely affected.

If we fail to execute our acquisition strategy effectively, our revenue growth may be adversely affected and our common stock price may decline.

   As part of our business strategy, we expect that we will continue to grow by pursuing acquisitions of other companies, assets or product lines that complement or expand our existing business. Competition for attractive companies in our industry is substantial. We cannot assure you that we will be able to identify suitable acquisition candidates or to finance and complete transactions that we select. In addition, our existing credit facilities restrict our ability to acquire the assets or businesses of other companies. The attention of our management may be diverted, and our operations may be otherwise disrupted. Our failure to effectively execute our acquisition strategy may cause the growth of our revenues to suffer and the price of our common stock to decline.

If we are unable to protect our unpatented proprietary techniques, we may be unable to compete effectively.

   Our success depends in part on proprietary technology and manufacturing techniques. We have no patents for these proprietary techniques and rely primarily on trade secret protection. Litigation may be necessary to protect our technology and determine the validity and scope of the proprietary rights of our competitors. Intellectual property litigation could result in substantial costs and diversion of management and other resources. If any infringement claim is asserted against us, we may seek to obtain a license of the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all.

Because we depend on a core group of significant customers, our results of operations may be negatively impacted if key customers discontinue the use of our services.

   Although we have a large number of customers, net sales to our largest customer account for almost 10% of our net sales during the nine months ended September 30, 2000. Net sales to our ten largest customers accounted for approximately 39% of our net sales during the same period. We may depend upon a core group of customers for a material percentage of our net sales in the future. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. There can be no assurance that significant customers will order services from us in the future or that they will not reduce or delay the amount of services ordered from us. Any reduction or delay in orders could negatively impact our revenues. In addition, we generate significant accounts receivable in connection with providing services to our customers. If one or more of our significant customers were to become insolvent or otherwise were unable to pay for the services provided by us, our results of operations would be adversely affected.

Our business will suffer if either of our two senior executives discontinues his employment with us or if we are unable to recruit and retain highly skilled engineering and sales staff.

   We depend on the services of our senior executives, including Charles D. Dimick, our Chairman, and Bruce D. McMaster, our President and Chief Executive Officer. There can be no assurance that we will be able to retain these and other executive officers and key personnel or attract additional qualified management in the future. Mr. McMaster is not a party to an employment agreement with us, and Mr. Dimick's employment agreement expires in July 2001. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly engineering and sales personnel, due to our focus on the technologically advanced and time-critical segment of the electronics manufacturing services industry. In addition, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition.

Our international expansion may be more costly or difficult than we expect.

  We have expanded into new foreign markets and intend to continue our international expansion. We completed our acquisition of MCM Electronics, a United Kingdom company, on April 14, 2000. Entry into foreign markets may require considerable management time as well as, in the case of new operations, start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, operations in new foreign markets may achieve low margins or may be unprofitable. We will be unable to utilize net operating losses incurred by our foreign operations to reduce our U.S. income taxes. Therefore, as we continue to expand internationally, we may not generate the revenues we expect, and our operating margins may be negatively impacted and our common stock price may decline.

The Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and other environmental laws create potential financial liability because we use hazardous materials and generate hazardous wastes in our manufacturing processes. If any site at which our wastes are disposed becomes contaminated, we could be held liable for damages and clean-up costs. If we fail to comply with federal, state and foreign environmental laws, we can be assessed fines and be subject to revocation of permits necessary to our manufacturing processes.

   Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because we use materials classified as hazardous such as ammoniacal etching solutions, copper and nickel in our manufacturing processes. In addition, because we are a generator of hazardous wastes, we may be subject to potential financial liability for costs associated with an investigation and any remediation of sites at which we have arranged for the disposal of hazardous wastes if such sites become contaminated. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable. The wastes we generate include spent ammoniacal etching solutions, solder stripping solutions and hydrochloric acid solution containing palladium; waste water which contains heavy metals, acids, cleaners and conditioners; and filter cake from equipment used for on-site waste treatment. Violations of environmental laws could subject us to revocation of our effluent discharge permits. Any such revocations could require us to cease or limit production at one or more of our facilities, thereby negatively impacting our revenues and potentially causing our common stock price to decline.

Our current principal stockholders will continue to have significant influence over our business after this offering, and could delay, deter or prevent a change of control or other business combination.

  Upon completion of this offering, assuming the over-allotment option is not exercised, investment funds affiliated with Bain Capital, Inc. will beneficially own approximately 14.3% of our outstanding common stock. In addition, of the eight directors who serve on our board, three are current representatives of Bain Capital, Inc. and two are former representatives of Bain Capital, Inc. By virtue of such stock ownership and board representation, these entities will continue to have a significant influence over all matters submitted to our stockholders, including the election of our directors, and to exercise significant control over our business, policies and affairs. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

Provisions in our charter documents and state law may make it harder for others to obtain control of us even though some stockholders might consider such a change of control to be favorable.

  Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could suffer. See "Description of Capital Stock."

                         Risks Related to this Offering

Our substantial indebtedness could adversely affect our financial health and the restrictions imposed by the terms of our debt instruments may severely limit our ability to plan for or respond to changes in our business.

   We have a substantial amount of indebtedness. As of September 30, 2000, on a pro forma basis giving effect to the use of proceeds from our October 2000 offering of common stock our total debt would have been $343.5 million, and after giving effect to that offering and this offering of convertible subordinated notes to repay some of our indebtedness as described in "Use of Proceeds," our total debt would have been $349.6 million, our ratio of total debt to total capitalization would have been 0.76 to 1, and we would have had $57.5 million of cash and cash equivalents. However, if we complete our concurrent offering of common stock and repay additional indebtedness using the net proceeds from that offering, our total debt would have been $272.5 million, our ratio of total debt to total capitalization would have been 0.59 to 1, and we would have had $58.1 million of cash and cash equivalents each on a pro forma basis as of September 30, 2000. The closing of this offering is not conditioned upon the closing of the offering of common stock, therefore we cannot assure you that we will repay indebtedness with the proceeds of an equity offering. See "Use of Proceeds." In addition, subject to the restrictions under our various debt agreements, we may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

   As a result of our level of debt and the terms of our debt instruments:

  .  our vulnerability to adverse general economic conditions is heightened;

  . we will be required to dedicate a portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

  . we are and will continue to be limited by financial and other restrictive covenants in our ability to borrow additional funds, consummate asset sales, enter into transactions with affiliates or conduct mergers and acquisitions;

  . our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

  . we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

  . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

   There can be no assurance that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities.

We expect to use the net proceeds of this offering of convertible subordinated notes to repay indebtedness and, as a result, we may be unable to finance changes required by unexpected economic or business conditions or to finance acquisitions.

   We expect to use the net proceeds of this offering of convertible subordinated notes to repay a portion of our existing indebtedness. If we complete a concurrent offering of common stock, we intend to use the net proceeds from that offering to repay additional existing indebtedness. See "Use of Proceeds." We expect that our principal sources of funds during 2000 and 2001 will be cash generated from these offerings, operating activities and borrowings under the senior credit facilities of our operating subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited. We can give no assurance, however, that these funds will be sufficient if changes in economic conditions or our industry occur that are beyond our control. We may require additional equity or debt financing to finance future acquisitions. The Dynamic Details and DDi Europe Limited senior credit facilities contain restrictions on our ability to borrow additional funds. See "Description of Indebtedness." There can be no assurance that additional financing will be available when required or, if available, will be on terms satisfactory to us. In addition, we may be required to use proceeds from debt and equity financings to repay a portion of our debt.

The notes are subordinated.

   The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. We are a holding company and do not have substantial assets other than the stock of our subsidiaries. Our subsidiaries' ability to pay dividends to us is restricted by their various debt instruments, although we expect to amend or replace the Dynamic Details senior credit facility to allow our principal U.S. operating subsidiary to pay dividends to us to permit us to pay interest on the notes. There can be no assurance that we will receive adequate funds from our subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of September 30, 2000, we had no senior indebtedness outstanding, but our subsidiaries had approximately $515.1 million of outstanding indebtedness and other liabilities, including trade payables and excluding intercompany liabilities, as to which the notes are effectively subordinated. We may from time to time incur additional debt, including senior indebtedness. See "Description of Notes--Subordination of Notes."

We may be unable to redeem the notes upon a change in control.

   Upon a change in control, you may require us to redeem all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. The current agreements relating to our subsidiaries' debt limit our subsidiaries' ability to pay dividends to us. Any credit agreements or other agreements relating to our or our subsidiaries' current or future indebtedness may contain provisions that prohibit the repurchase of the notes upon a change in control or may provide that a change in control constitutes an event of default under those agreements. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of Notes--Purchase of Notes at Your Option Upon a Change in Control."

A public market may not develop for the notes.

   Prior to the offering there has been no trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market-making activity by the underwriters will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

The notes may not be rated or may receive a lower rating than anticipated.

   We believe it is likely that one or more rating agencies may rate the notes. If one or more rating agencies assign the notes a rating lower than expected by investors, the market price of the notes and our common stock would be harmed.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

  We make forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, throughout this prospectus. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section caption "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual result to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus could have an adverse effect on our business, results of operations and financial position.

  You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements after the date of this prospectus, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                USE OF PROCEEDS

   We intend to use all or most of the net proceeds of this offering to repay indebtedness. If we complete our concurrent offering of common stock, we also intend to use the net proceeds of that offering to repay indebtedness. The completion of this offering and the common stock offering are not conditioned on one another.

   We estimate that our net proceeds from the sale of $100.0 million aggregate principal amount of convertible subordinated notes will be approximately $94.4 million after deducting underwriting discounts and expenses, assuming no exercise of the over-allotment option. We intend to use the net proceeds of this offering to repay a portion of the term debt under the senior credit facility of our subsidiary, Dynamic Details Incorporated.

   If we complete our offering of common stock, we estimate that our net proceeds from that offering will be an additional $78.4 million after deducting underwriting commissions based on the last reported sale price of our common stock on the Nasdaq National Market on February 2, 2001, of $27.50 per share. We currently expect to use the aggregate net proceeds of the two offerings of $172.8 million to repay all of the term debt and associated prepayment premiums under the Dynamic Details senior credit facility and to repurchase a portion of the outstanding senior discount notes issued by our subsidiary, DDi Capital Corp., and to pay accrued and unpaid interest thereon.

   We may, however, use the net proceeds of this offering and the offering of common stock, should it occur, to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the senior subordinated notes issued by our subsidiary, Dynamic Details Incorporated, or the DDi Capital senior discount notes, and to pay accrued and unpaid interest thereon and associated fees and premiums. We may also retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. If we use net proceeds to repurchase either the DDi Capital senior discount notes or the Dynamic Details senior subordinated notes or for general corporate purposes without replacing the Dynamic Details senior credit facility, we will be required to obtain the consent of the majority of the lenders under the Dynamic Details senior credit facility.

   We indirectly own 100% of the capital stock of DDi Capital Corp., which in turn owns 100% of the capital stock of Dynamic Details Incorporated.

   The Dynamic Details senior credit facility consists of multi-tranche term loans and a revolving credit facility with a final maturity date in April 2005 and an aggregate principal balance of $148.7 million as of September 30, 2000. The loans under this facility bear interest at varying rates based, at our option, on either LIBOR plus 225 to 300 basis points or the bank rate plus 125 to 200 basis points. The overall effective interest rate for the term loans as of September 30, 2000 was 8.8%. Prepayments of the Tranche B term loans prior to April 2001 will require a premium of 2%. See "Description of Indebtedness-- Dynamic Details Senior Credit Facility."

   Our Dynamic Details senior subordinated notes mature on November 15, 2005, and bear interest at the rate of 10% per annum payable semi-annually in arrears on May 15 and November 15 of each year. As of September 30, 2000, the value of these senior subordinated notes was $100.0 million, excluding accrued interest. We may purchase outstanding Dynamic Details senior subordinated notes from time to time in the open market or through a tender offer. See "Description of Indebtedness--Dynamic Details Senior Subordinated Notes."

   Our DDi Capital senior discount notes mature on November 15, 2007, and bear interest at the rate of 12.5% per annum compounded semi-annually. As of September 30, 2000, the accreted value of these senior discount notes was approximately $48.9 million. We may purchase outstanding DDi Capital senior discount notes from time to time in the open market or through a tender offer. See "Description of Indebtedness--DDi Capital Senior Discount Notes."

   Pending these uses, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on the Nasdaq National Market under the symbol "DDIC" since April 11, 2000. Prior to that time, there was no public market for our common stock. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported on the Nasdaq National Market.

                                                                   Common Stock
                                                                       Price
                                                                   -------------
                                                                    High   Low
                                                                   ------ ------
April 11, 2000 through June 30, 2000.............................. $31.25 $ 9.50
July 1, 2000 through September 30, 2000........................... $45.94 $21.81
October 1, 2000 through December 31, 2000......................... $45.87 $19.25
January 1, 2001 through February 2, 2001.......................... $33.63 $15.44

   There were approximately 139 record holders of our common stock as of January 31, 2001. On February 2, 2001, the reported last sale price on the Nasdaq National Market for our common stock was $27.50 per share.

                                DIVIDEND POLICY

   We have not declared or paid a cash dividend on our common stock since January 1996, and we do not anticipate paying any cash dividends during at least the next five years. Our existing debt instruments restrict our ability to pay dividends and restrict our subsidiaries' ability to pay dividends to us. We presently intend to retain earnings to finance future operations, expansion and capital investment and to reduce indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2000 on an actual basis; on an October 2000 offering pro forma basis to reflect the application of the net proceeds from our common stock offering in October 2000, as described in "Unaudited Pro Forma Consolidated Financial Data"; on a pro forma basis to reflect the application of the estimated net proceeds from this offering of convertible subordinated notes to repay some of our existing debt, as described in "Use of Proceeds"; and on a pro forma as adjusted basis to reflect the application of the estimated net proceeds from this offering of convertible subordinated notes and our concurrent offering of common stock, should it occur, to repay some of our existing debt, as also described in "Use of Proceeds." We have assumed in the following table that we will use the net proceeds of this offering to repay term debt under the Dynamic Details senior credit facility and that we will use the aggregate net proceeds of this offering and the concurrent common stock offering, should the latter occur, to repay all of the term debt under the Dynamic Details senior credit facility and to repurchase a portion of the DDi Capital senior discount notes, including accrued and unpaid interest thereon. As described in "Use of Proceeds" and "Unaudited Pro Forma Consolidated Financial Data," our actual use of proceeds of these offerings may be different than presented.

   You should read this information together with our consolidated financial statements and the related notes to those statements included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                               September 30, 2000
                                   --------------------------------------------
                                            October 2000
                                              Offering               Pro Forma
                                   Actual    Pro Forma    Pro Forma As Adjusted
                                   -------  ------------  --------- -----------
                                     (in millions, except share
                                               data)
Cash and cash equivalents......... $   2.5       $  58.1   $  57.5    $ 58.1
                                   =======       =======   =======    ======
Current maturities of long-term
 obligations...................... $  14.4       $  14.4   $  14.4    $  5.2
Revolving credit facility.........     9.5           9.5       9.5       9.5
Long-term obligations, net of
 current maturities:
  Dynamic Details senior credit
   facility.......................   139.5         139.5      45.6       --
  Dynamic Details senior
   subordinated notes.............   100.0         100.0     100.0     100.0
  DDi Capital senior discount
   notes..........................    85.2          48.9      48.9      26.6
  DDi Intermediate senior discount
   notes..........................    22.6           --        --        --
  DDi Europe facilities
   agreement......................    24.7          24.7      24.7      24.7
  Convertible subordinated notes..     --            --      100.0     100.0
  Other long-term obligations.....     6.5           6.5       6.5       6.5
                                   -------       -------   -------    ------
    Total long-term obligations,
     net of current maturities and
     the revolving credit
     facility.....................   378.5         319.6     325.7     257.8
Stockholders' (deficit) equity:
  Preferred Stock, $0.01 par
   value, 5,000,000 shares
   authorized; no shares issued on
   an actual, October 2000
   offering pro forma, pro forma
   or pro forma as adjusted
   basis..........................     --            --        --        --
  Common stock, $0.01 par value,
   75,000,000 shares authorized;
   39,320,390 shares issued on an
   actual basis; 43,928,511 shares
   issued on an October 2000
   offering pro forma and pro
   forma basis(1); and 46,928,511
   shares issued on a pro forma as
   adjusted basis(1)..............     0.4           0.4       0.4       0.5
  Additional paid-in capital and
   other..........................   340.0         459.9     459.9     538.2
  Accumulated deficit.............  (342.0)       (346.0)   (346.8)   (347.8)
                                   -------       -------   -------    ------
Total stockholders'(deficit)
 equity ..........................    (1.6)        114.3     113.5     190.9
                                   -------       -------   -------    ------
Total capitalization.............. $ 400.8       $ 457.8   $ 463.1    $463.4
                                   =======       =======   =======    ======

--------

(1) Excludes shares issuable upon conversion of convertible subordinated notes.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated balance sheet as of September 30, 2000 gives pro forma effect to the following, as if each event had occurred as of September 30, 2000:

  . the consummation of our October 2000 offering of common stock and the application of its net proceeds;

  . the consummation of this offering of convertible subordinated notes and the application of the net proceeds; and

  . the consummation of our concurrent offering of common stock, should it occur, and the application of the net proceeds from that offering, assuming no exercise of the over-allotment option. See "Use of Proceeds."

   Our September 30, 2000 historical balance sheet, contained elsewhere in this prospectus, reflects the MCM Electronics acquisition and the initial public offering, both of which closed on April 14, 2000, as well as the acquisition of Automata which closed on August 4, 2000.

   The unaudited pro forma consolidated statements of operations for the year ended December 31, 1999, the nine months ended September 30, 1999, the nine months ended September 30, 2000, and the latest twelve months ended September 30, 2000 give effect to each of the following, as if each had occurred on January 1, 1999:

  . the consummation of our initial public offering and the application of its net proceeds;

  .  our acquisition of MCM Electronics;

  .  our acquisition of Automata;

  . the consummation of our October 2000 offering of common stock and the application of the net proceeds therefrom;

  . the consummation of this offering of convertible subordinated notes and the application of the net proceeds; and

  . the consummation of our concurrent offering of common stock, should it occur, and the application of the net proceeds from that offering, assuming no exercise of the over-allotment option. See "Use of Proceeds."

   We have assumed for purposes of the unaudited pro forma consolidated financial data that we will use the net proceeds of this offering to repay term debt under the Dynamic Details senior credit facility, and that we will use the aggregate net proceeds of this offering and the concurrent common stock offering, if the latter occurs, to repay all of the term debt under the Dynamic Details senior credit facility and to repurchase some of the DDi Capital senior discount notes, at their accreted value. We may, however, use the net proceeds of these offerings to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes. If we repurchase Dynamic Details senior subordinated notes or DDi Capital senior discount notes, we will do so from time to time in the open market or through a tender offer. We cannot predict the price at which we will be able to effect such repurchases. We may also retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. See "Use of Proceeds" and notes (k) and (l) to the "Unaudited Pro Forma Consolidated Statement of Operations." We have also assumed for purposes of this presentation that the expenses related to this offering and the common stock offering, excluding underwriter's discount, will all be incurred in this offering and not allocated to our concurrent common stock offering.

   The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. Furthermore, the unaudited pro forma financial data are based upon assumptions that we believe are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

   The unaudited pro forma statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of premiums in connection with the redemption and repurchase of debt upon completion of our October 2000 offering of common stock of $1.8 million and $4.7 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $0.7 million and $1.8 million, respectively.

   The unaudited pro forma statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of prepayment premiums in connection with the repurchase of debt upon consummation of this offering of convertible subordinated notes estimated at $2.4 million and $1.1 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $1.0 million and $0.4 million, respectively.

   The unaudited pro forma consolidated statements of operations do not reflect an extraordinary gain resulting from the recognition of deferred swap income estimated at $2.1 million resulting from the partial repayment of the Dynamic Details senior credit facility upon completion of this offering of convertible subordinated notes. The unaudited pro forma consolidated balance sheet, however, does reflect the gain and the related tax liability of $0.8 million.

   The unaudited pro forma statements of operations do not reflect extraordinary losses on the early extinguishment of debt resulting from the write-off of debt issuance costs and the incurrence of prepayment premiums in connection with the prepayment of debt upon completion of our concurrent offering of common stock estimated at $2.3 million and $0.7 million, respectively. The unaudited pro forma consolidated balance sheet, however, does reflect such charges and the related tax benefit of $0.9 million and $0.3 million, respectively.

   The unaudited pro forma consolidated statements of operations do not reflect an extraordinary gain resulting from the recognition of deferred swap income estimated at $1.3 million resulting from the partial repayment of the Dynamic Details senior credit facility upon completion of our concurrent offering of common stock. The unaudited pro forma consolidated balance sheet, however, does reflect the gain and the related tax liability of $0.5 million.

                                   DDi CORP.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 2000
                                 (In millions)

                                                      DDi        October         October
                                                  Historical      2000            2000       This
                                                 September 30,  Offering        Offering   Offering
                                                     2000      Adjustments      Pro Forma Adjustments      Pro Forma
                                                 ------------- -----------      --------- -----------      ---------
                Assets:
                                                 Concurrent
                                                  Offering        Pro Forma
                                                 Adjustments     As Adjusted
                                                 --------------- -----------
                Assets:

Current assets:
 Cash and cash equivalents.............             $   2.5      $128.5 (a)      $ 58.1     $100.0 (e)      $ 57.5
                                                                   (8.6)(a)                   (5.6)(e)
                                                                   (4.7)(a)(b)               (93.9)(e)
                                                                  (58.9)(a)                   (1.1)(e)(f)
                                                                   (0.7)(c)
 Accounts receivable, net..............               101.3         --            101.3        --            101.3
 Inventories...........................                28.1         --             28.1        --             28.1
 Prepaid expenses and other............                 5.0         --              5.0        --              5.0
 Deferred tax asset....................                 5.2         1.8 (b)         7.7        0.4 (f)         8.3
                                                                    0.7 (d)                    1.0 (g)
                                                                                              (0.8)(h)
                                                    -------      ------          ------     ------          ------
   Total current assets................               142.1        58.1           200.2        --            200.2
Property, plant and equipment, net.....                91.0         --             91.0        --             91.0
Debt issue costs, net..................                10.8         0.7 (c)         9.7       (2.4)(g)        12.9
                                                                   (1.8)(d)                    5.6(e)
Goodwill and other intangibles, net....               267.7         --            267.7        --            267.7
Other..................................                 1.9         --              1.9        --              1.9
                                                    -------      ------          ------     ------          ------
   Total assets........................             $ 513.5      $ 57.0          $570.5     $  3.2          $573.7
                                                    =======      ======          ======     ======          ======
Current assets:
 Cash and cash equivalents.............             $82.5 (i)      $  58.1
                                                     (4.1)(i)
                                                    (77.1)(i)
                                                     (0.7)(i)(j)
 Accounts receivable, net..............               --             101.3
 Inventories...........................               --              28.1
 Prepaid expenses and other............               --               5.0
 Deferred tax asset....................               0.3 (j)          9.0
                                                      0.9 (k)
                                                     (0.5)(l)
                                                 --------------- -----------
   Total current assets................               1.3            201.5
Property, plant and equipment, net.....               --              91.0
Debt issue costs, net..................              (2.3)(k)         10.6
                                                      --
Goodwill and other intangibles, net....               --             267.7
Other..................................               --               1.9
                                                 --------------- -----------
   Total assets........................             $(1.0)         $ 572.7
                                                 =============== ===========

Liabilities and stockholders' equity (deficit):
Liabilities and stockholders' equity (deficit):

Current liabilities:
 Current maturities of long-term debt
  and capital lease obligations........             $  14.4      $  --           $ 14.4     $  --           $ 14.4
 Current portion of deferred interest
  rate swap income.....................                 1.0         --              1.0        --              1.0
 Current maturities of deferred notes
  payable..............................                 1.0         --              1.0        --              1.0
 Revolving credit facility.............                 9.5         --              9.5        --              9.5
 Accounts payable......................                43.7         --             43.7        --             43.7
 Accrued expenses......................                40.1         --             40.1        --             40.1
 Income tax payable....................                 9.0         --              9.0        --              9.0
                                                    -------      ------          ------     ------          ------
   Total current liabilities...........               118.7         --            118.7        --            118.7
Current liabilities:
 Current maturities of long-term debt
  and capital lease obligations........             $(9.2)(i)      $   5.2
 Current portion of deferred interest
  rate swap income.....................              (1.0)(l)          --
 Current maturities of deferred notes
  payable..............................               --               1.0
 Revolving credit facility.............               --               9.5
 Accounts payable......................               --              43.7
 Accrued expenses......................               --              40.1
 Income tax payable....................               --               9.0
                                                 --------------- -----------
   Total current liabilities...........             (10.2)           108.5

Long-term debt and capital lease
 obligations...........................               378.5       (58.9)(a)       319.6      (93.9)(e)       225.7
Convertible subordinated notes.........                 --          --              --       100.0 (e)       100.0
Deferred interest rate swap income.....                 2.4         --              2.4       (2.1)(h)         0.3
Deferred notes payable.................                 1.5         --              1.5        --              1.5
Deferred tax liability.................                14.0         --             14.0        --             14.0
                                                    -------      ------          ------     ------          ------
   Total liabilities...................               515.1       (58.9)          456.2        4.0           460.2
                                                    -------      ------          ------     ------          ------
Stockholders' equity (deficit):
 Common stock..........................                 0.4         --              0.4        --              0.4
 Additional paid-in-capital and
  other................................               340.0       119.9 (a)       459.9        --            459.9
 Accumulated deficit...................              (342.0)       (2.9)(b)      (346.0)      (0.7)(f)      (346.8)
                                                                   (1.1)(d)                   (1.4)(g)
                                                                                               1.3 (h)
                                                    -------      ------          ------     ------          ------
   Total stockholders' equity
    (deficit)..........................                (1.6)      115.9           114.3       (0.8)          113.5
                                                    -------      ------          ------     ------          ------
                                                    $ 513.5      $ 57.0          $570.5     $  3.2          $573.7
                                                    =======      ======          ======     ======          ======
Long-term debt and capital lease
 obligations...........................             (67.9)(i)        157.8
Convertible subordinated notes.........               --             100.0
Deferred interest rate swap income.....              (0.3)(l)          --
Deferred notes payable.................               --               1.5
Deferred tax liability.................               --              14.0
                                                 --------------- -----------
   Total liabilities...................             (78.4)           381.8
                                                 --------------- -----------
Stockholders' equity (deficit):
 Common stock..........................               0.1 (i)          0.5
 Additional paid-in-capital and
  other................................              78.3 (i)        538.2
 Accumulated deficit...................              (0.4)(j)       (347.8)
                                                     (1.4)(k)
                                                      0.8 (l)
                                                 --------------- -----------
   Total stockholders' equity
    (deficit)..........................              77.4            190.9
                                                 --------------- -----------
                                                    $(1.0)         $ 572.7
                                                 =============== ===========

                                   DDi CORP.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                   (dollars in millions, except share data)

(a) Reflects our sale of 4,608,121 shares of common stock generating gross proceeds of $128.5 and the use of the net proceeds of $119.9, net of the underwriting discount and the offering expenses totaling $8.6 relating to the October 2000 offering of common stock:

  . to redeem all outstanding DDi Intermediate senior discount notes with an accreted value of $22.6 (including $0.1 of residual cash as of September 30, 2000 to repay the additional accretion on the notes through October 11, 2000);

  . to repurchase a portion of the DDi Capital senior discount notes with an accreted value of $36.3 (including $0.2 of residual cash as of September 30, 2000 to repay the additional accretion on the notes through October 11, 2000);

  . to pay prepayment penalties of $3.6 related to the DDi Intermediate senior discount notes and premiums of $1.1 related to the DDi Capital senior discount notes; and

  .  $56.0 for general corporate purposes.

(b) Reflects the estimated prepayment penalties on the DDi Intermediate senior discount notes and premiums on the DDi Capital senior discount notes of $3.6 and $1.1, before $1.4 and $0.4 of related income tax benefit (at a 40% effective tax rate), on the DDi Intermediate senior discount notes and DDi Capital senior discount notes, respectively, resulting from the redemption and repurchase of these notes in connection with the October 2000 offering of common stock.

(c) Reflects the $0.7 payment of the senior credit facility amendment fee in connection with the October 2000 offering of common stock.

(d) Represents the write-off of $1.8 in capitalized debt issuance costs, before $0.7 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $1.1 in connection with the paydown of outstanding debt in connection with the October 2000 offering of common stock.

(e) Reflects the issuance of our convertible subordinated notes in this offering generating gross proceeds of $100.0 and the use of the net proceeds of $94.4, net of the underwriting discount and offering expenses totaling $5.6:

  . to repay $93.9 of the Dynamic Details senior credit facility (excluding $0.6 of scheduled payments on the notes through February 14, 2001); and

  . to pay estimated prepayment premiums of $1.1 related to the Dynamic Details senior credit facility.

   We may, however, use the net proceeds of this offering to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes. If we repurchase Dynamic Details senior subordinated notes or DDi Capital senior discount notes, we will do so from time to time in the open market or through a tender offer. We cannot predict the price at which we will be able to effect such repurchases. We may also retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. See notes (k) and (l) to "Unaudited Pro Forma Consolidated Statement of Operations," "Use of Proceeds" and "Description of Indebtedness."

(f) Reflects the estimated prepayment premiums of $1.1, before $0.4 of related income tax benefit (at a 40% effective tax rate) on the Dynamic Details senior credit facility, resulting from the repayment of debt in connection with this offering. Amounts will differ based on the closing date of this offering.

(g) Represents the write-off of $2.4 in capitalized debt issuance costs, before $1.0 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $1.4 in connection with the paydown of outstanding debt in connection with this offering. Amounts will differ based on the closing date of this offering.

(h) Reflects the recognition of $2.1 in deferred swap income, before $0.8 of related income tax (at 40% effective tax rate), resulting in an extraordinary gain of $1.3 in connection with the paydown of the Dynamic Details senior credit facility in connection with the offering. Amounts will differ based on the closing of this offering.

(i) Reflects our sale of 3,000,000 shares of common stock in the concurrent offering, if it occurs, generating gross proceeds of $82.5 and the use of the net proceeds of $78.4, net of the underwriting discount of $4.1 and assuming no exercise of the over-allotment option:

  . to repay the remaining balance of $54.8 on the Dynamic Details senior credit facility (excluding $0.4 of scheduled payments on the notes through February 14, 2001);

  . to repurchase a potion of the outstanding DDi Capital senior discount notes with an accreted value of $22.3 (including $1.0 of cash remaining to repay the additional accretion on the notes through February 14,
     2001); and

  . to pay estimated prepayment premiums of $0.7 related to the Dynamic Details senior credit facility.

   We may, however, use the net proceeds of this offering to repay or repurchase any combination of our indebtedness under the Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes. If we repurchase Dynamic Details senior subordinated notes or DDi Capital senior discount notes, we will do so from time to time in the open market or through a tender offer. We cannot predict the price at which we will be able to effect such repurchases. We may retain a portion of the combined net proceeds for general corporate purposes after we have used at least $150 million of combined net proceeds to repay indebtedness. See notes (k) and (l) to "Unaudited Pro Forma Consolidated Statement of Operations," "Use of Proceeds" and "Description of Indebtedness."

(j) Reflects the estimated prepayment premiums of $0.7, before $0.3 of related income tax benefit (at a 40% effective tax rate) on the Dynamic Details senior credit facility, resulting from the repayment of debt in connection with our concurrent offering of common stock. Amounts will differ based on the closing date of the equity offering.

(k) Represents the write-off of $2.3 in capitalized debt issuance costs, before $0.9 of related income tax benefit (at a 40% effective tax rate), resulting in an extraordinary loss of $1.4 in connection with the paydown of outstanding debt in connection with our concurrent offering of common stock. Amounts will differ based on the closing date of the equity offering.

(l) Reflects the recognition of $1.3 in deferred swap income, before $0.5 of related income tax (at 40% effective tax rate), resulting in an extraordinary gain of $0.8 in connection with the paydown of the Dynamic Details senior credit facility in connection with our concurrent offering of common stock. Amounts will differ based on the closing of the equity offering.

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      Fiscal Year Ended December 31, 1999
                       (In millions, except share data)

                                                  MCM
                     DDi Year     Initial     Electronics     MCM       Automata                  October     October
                      Ended       Public      Year Ended  Electronics  Year Ended  Automata        2000        2000
                   December 31,  Offering      March 31,  Acquisition  October 2, Acquisition    Offering    Offering
                       1999     Adjustments    2000 (a)   Adjustments     1999    Adjustments   Adjustments  Pro Forma
                   ------------ -----------   ----------- -----------  ---------- -----------   -----------  ---------
Net sales........     $292.5      $  --          $59.5       $ --        $ 83.6     $(26.2)(g)     $--        $409.4
Cost of goods
sold.............      202.4         --           42.5         --          80.6      (25.1)(g)      --         300.4
                      ------      ------         -----       -----       ------     ------         ----       ------
 Gross profit....       90.1         --           17.0         --           3.0       (1.1)         --         109.0
Operating
expenses:
 Sales and
 marketing.......       23.6        (1.1)(b)       1.7         --           4.0       (1.1)(g)      --          27.1
 General and
 administration..       15.3         --            8.8         --           6.5       (2.9)(g)      --          27.7
 Amortization of
 intangibles.....       22.3         --            1.6         2.9 (e)      0.8       (0.8)(g)      --          27.0
                                                                                       0.2 (h)
 Restructuring
 and other
 related
 charges.........        7.0         --            --          --          18.4      (15.1)(g)      --          10.3
                      ------      ------         -----       -----       ------     ------         ----       ------
Operating income
(loss)...........       21.9         1.1           4.9        (2.9)       (26.7)      18.6          --          16.9
Interest expense
(net)............       46.7       (10.8)(c)       4.2        (1.7)(f)      8.5       (2.0)(g)     (5.5)(j)     32.7
                                                                                      (6.7)(i)
                      ------      ------         -----       -----       ------     ------         ----       ------
Income (loss)
before income
taxes and
extraordinary
loss.............      (24.8)       11.9           0.7        (1.2)       (35.2)      27.3          5.5        (15.8)
Income tax
benefit
(expense)........        7.4        (4.8)(d)      (0.8)       (0.5)(d)      0.9        0.2 (g)     (2.2)(d)      2.3
                                                                                       2.1 (d)
                      ------      ------         -----       -----       ------     ------         ----       ------
Income (loss)
before
extraordinary
loss.............     $(17.4)     $  7.1         $(0.1)      $(1.7)      $(34.3)     $29.6         $3.3       $(13.5)
                      ======      ======         =====       =====       ======     ======         ====       ======
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands)
(basic and
diluted):
                      This                Concurrent
                    Offering               Offering     Pro Forma
                   Adjustments  Pro Forma Adjustments  As Adjusted
                   ------------ --------- ------------ -----------
Net sales........     $--        $ 409.4     $--         $ 409.4
Cost of goods
sold.............      --          300.4      --           300.4
                   ------------ --------- ------------ -----------
 Gross profit....      --          109.0      --           109.0
Operating
expenses:
 Sales and
 marketing.......      --           27.1      --            27.1
 General and
 administration..      --           27.7      --            27.7
 Amortization of
 intangibles.....      --           27.0                    27.0
 Restructuring
 and other
 related
 charges.........      --           10.3      --            10.3
                   ------------ --------- ------------ -----------
Operating income
(loss)...........      --           16.9      --            16.9
Interest expense
(net)............     (2.5)(k)      30.2     (7.1)(l)       23.1
                   ------------ --------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss.............      2.5         (13.3)     7.1           (6.2)
Income tax
benefit
(expense)........     (1.0)(d)       1.3     (2.8)(d)       (1.5)
                   ------------ --------- ------------ -----------
Income (loss)
before
extraordinary
loss.............     $1.5       $ (12.0)    $4.3        $  (7.7)
                   ============ ========= ============ ===========
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):                        $ (0.28)                $ (0.17)
                                =========              ===========
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands)
(basic and
diluted):                         43,516                  46,516
                                =========              ===========

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1999
                       (In millions, except share data)

                                                  MCM
                                              Electronics               Automata
                        DDi                       Nine                    Nine
                       Nine        Initial       Months        MCM       Months                  October     October
                   Months Ended    Public        Ended     Electronics   Ended    Automata        2000        2000       This
                   September 30,  Offering    December 31, Acquisition  July 3,  Acquisition    Offering    Offering   Offering
                       1999      Adjustments    1999 (a)   Adjustments    1999   Adjustments   Adjustments  Pro Forma Adjustments
                   ------------- -----------  ------------ -----------  -------- -----------   -----------  --------- -----------
Net sales........     $213.8        $ --         $41.7        $ --       $ 62.0    $(19.6)(g)     $ --       $297.9      $ --
Cost of goods
sold.............      149.8          --          30.1          --         60.4     (18.9)(g)       --        221.4        --
                      ------        -----        -----        -----      ------    ------         -----      ------      -----
 Gross profit....       64.0          --          11.6          --          1.6      (0.7)          --         76.5        --
Operating
expenses:
 Sales and
 marketing.......       16.6         (0.8)(b)      1.5          --          3.4      (0.8)(g)       --         19.9        --
 General and
 administration..       11.2          --           5.1          --          4.8      (2.0)(g)       --         19.1        --
 Amortization of
 intangibles.....       17.8          --           1.1          2.3 (e)     0.6      (0.6)(g)       --         21.4        --
                                                                                      0.2 (h)
 Restructuring
 and other
 related
 charges.........        --           --           0.9          --          3.6      (0.3)(g)       --          4.2        --
                      ------        -----        -----        -----      ------    ------         -----      ------      -----
Operating income
(loss)...........       18.4          0.8          3.0         (2.3)      (10.8)      2.8           --         11.9        --
Interest expense
(net)............       35.0         (8.1)(c)      3.1         (1.2)(f)     5.4      (1.6)(g)      (3.9)(j)    24.8       (1.8)(k)
                                                                                     (3.9)(i)
                      ------        -----        -----        -----      ------    ------         -----      ------      -----
Income (loss)
before income
taxes and
extraordinary
loss.............      (16.6)         8.9         (0.1)        (1.1)      (16.2)      8.3           3.9       (12.9)       1.8
Income tax
benefit
(expense)........        4.4         (3.6)(d)     (0.2)        (0.4)(d)     0.5       2.6 (d)      (1.6)(d)     1.7       (0.7)(d)
                      ------        -----        -----        -----      ------    ------         -----      ------      -----
Income (loss)
before
extraordinary
loss.............     $(12.2)       $ 5.3        $(0.3)       $(1.5)     $(15.7)   $ 10.9         $ 2.3      $(11.2)     $ 1.1
                      ======        =====        =====        =====      ======    ======         =====      ======      =====
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands)
(basic and
diluted):
                            Concurrent       Pro
                     Pro     Offering       Forma
                    Forma   Adjustments  As Adjusted
                   -------- ------------ -----------
Net sales........   $297.9     $ --         $297.9
Cost of goods
sold.............    221.4       --          221.4
                   -------- ------------ -----------
 Gross profit....     76.5       --           76.5
Operating
expenses:
 Sales and
 marketing.......     19.9       --           19.9
 General and
 administration..     19.1       --           19.1
 Amortization of
 intangibles.....     21.4       --           21.4
 Restructuring
 and other
 related
 charges.........      4.2       --            4.2
                   -------- ------------ -----------
Operating income
(loss)...........     11.9       --           11.9
Interest expense
(net)............     23.0      (5.4)(l)      17.6
                   -------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss.............    (11.1)      5.4          (5.7)
Income tax
benefit
(expense)........      1.0      (2.2)(d)      (1.2)
                   -------- ------------ -----------
Income (loss)
before
extraordinary
loss.............  $ (10.1)    $ 3.2       $  (6.9)
                   ======== ============ ===========
Pro forma loss
per share of
common and common
equivalent stock
(basic and
diluted):          $ (0.23)                $ (0.15)
                   ========              ===========
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands)
(basic and
diluted):           43,081                  46,081
                   ========              ===========

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 2000
                       (In millions, except share data)

                                                  MCM
                                              Electronics               Automata
                        DDi                   January 1,               January 3,
                    Nine Months    Initial       2000         MCM         2000                   October     October
                       Ended       Public       Through   Electronics   through    Automata       2000        2000       This
                   September 30,  Offering     April 14,  Acquisition  August 4,  Acquisition   Offering    Offering   Offering
                       2000      Adjustments  2000(1)(a)  Adjustments     2000    Adjustments  Adjustments  Pro Forma Adjustments
                   ------------- -----------  ----------- -----------  ---------- -----------  -----------  --------- -----------
Net sales........     $326.4        $ --         $20.8       $ --        $35.0       $(4.7)(g)    $ --       $377.5      $--
Cost of goods
sold.............      210.6          --          15.3         --         33.9        (4.3)(g)      --        255.5       --
                      ------        -----        -----       -----       -----       -----        -----      ------      ----
 Gross profit....      115.8          --           5.5         --          1.1        (0.4)         --        122.0       --
Operating
expenses:
 Sales and
 marketing.......       26.4          --           0.3         --          2.5        (0.1)(g)      --         29.1       --
 General and
 administration..       18.5          --           2.8         --          3.1        (0.6)(g)      --         23.8       --
 Amortization of
 intangibles.....       16.4          --           0.5         1.3 (e)     --          0.1 (h)      --         18.3       --
 Restructuring
 and other
 related
 charges.........        --           --           --          --          --          --           --          --        --
                      ------        -----        -----       -----       -----       -----        -----      ------      ----
Operating income
(loss)...........       54.5          --           1.9        (1.3)       (4.5)        0.2          --         50.8       --
Interest expense
(net)............       33.1         (3.2)(c)      1.1        (0.4)(f)     4.3        (0.2)(g)     (4.8)(j)    25.8      (2.0)(k)
                                                                                      (4.1)(i)
                      ------        -----        -----       -----       -----       -----        -----      ------      ----
Income (loss)
before income
taxes and
extraordinary
loss.............       21.4          3.2          0.8        (0.9)       (8.8)        4.5          4.8        25.0       2.0
Income tax
benefit
(expense)........      (11.5)        (1.3)(d)     (0.5)       (0.1)(d)     --          1.7 (d)     (1.9)(d)   (13.6)     (0.8)(d)
                      ------        -----        -----       -----       -----       -----        -----      ------      ----
Income (loss)
before
extraordinary
loss.............     $  9.9        $ 1.9        $ 0.3       $(1.0)      $(8.8)      $ 6.2        $ 2.9      $ 11.4      $1.2
                      ======        =====        =====       =====       =====       =====        =====      ======      ====
Pro forma income
per share of
common and common
equivalent stock:
 Basic
 Diluted
Pro forma
weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands):
 Basic
 Diluted
                            Concurrent
                     Pro     Offering     Pro Forma
                    Forma   Adjustments  As Adjusted
                   -------- ------------ -----------
Net sales........  $ 377.5     $--         $ 377.5
Cost of goods
sold.............    255.5      --           255.5
                   -------- ------------ -----------
 Gross profit....    122.0      --           122.0
Operating
expenses:
 Sales and
 marketing.......     29.1      --            29.1
 General and
 administration..     23.8      --            23.8
 Amortization of
 intangibles.....     18.3      --            18.3
 Restructuring
 and other
 related
 charges.........      --       --             --
                   -------- ------------ -----------
Operating income
(loss)...........     50.8      --            50.8
Interest expense
(net)............     23.8     (5.7)(l)       18.1
                   -------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss.............     27.0      5.7           32.7
Income tax
benefit
(expense)........    (14.4)    (2.3)(d)      (16.7)
                   -------- ------------ -----------
Income (loss)
before
extraordinary
loss.............  $  12.6     $3.4           16.0
                   ======== ============ ===========
Pro forma income
per share of
common and common
equivalent stock:
 Basic             $  0.29                 $  0.34
                   ========              ===========
 Diluted           $  0.28                 $  0.33
                   ========              ===========
Pro forma
weighted
average number of
shares of common
and common
equivalent stock
outstanding (in
thousands):
 Basic              43,742                  46,742
                   ========              ===========
 Diluted            45,246                  48,246
                   ========              ===========

----

(1) Represents the period from January 1, 2000 through April 14, 2000. Included in this period is the three month period beginning January 1, 2000 and ending March 31, 2000 (MCM Electronics' fourth fiscal quarter). This three-month period is also included in MCM Electronics' year ended March 31, 2000 data presented as part of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.

                                   DDi CORP.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 LATEST TWELVE MONTHS ENDED SEPTEMBER 30, 2000
                       (In millions, except share data)

                                                  MCM
                                              Electronics               Automata
                                              October 1,               October 3,                            October
                    DDi Twelve     Initial       1999         MCM         1999                    October      2000
                   Months Ended    Public       Through   Electronics   Through    Automata        2000      Offering    This
                   September 30,  Offering     April 14,  Acquisition  August 4,  Acquistion     Offering      Pro     Offering
                       2000      Adjustments  2000(1)(a)  Adjustments     2000    Adjustments   Adjustments   Forma   Adjustments
                   ------------- -----------  ----------- -----------  ---------- -----------   -----------  -------- -----------
Net sales........     $405.1        $ --         $34.5       $ --        $ 56.3     $(11.3)(g)     $ --       $484.6     $--
Cost of goods
sold.............      263.2          --          25.0         --          53.3       (9.9)(g)       --        331.6      --
                      ------        -----        -----       -----       ------     ------         -----      ------     ----
 Gross profit....      141.9          --           9.5         --           3.0       (1.4)          --        153.0      --
Operating
expenses:
 Sales and
 marketing.......       33.4         (0.3)(b)      0.8         --           3.6       (0.3)(g)       --         37.2      --
 General and
 administration..       22.6          --           4.8         --           5.6       (1.8)(g)       --         31.2      --
 Amortization of
 intangibles.....       20.9          --           0.8         2.1 (e)      --         0.2 (h)       --         24.0      --
 Restructuring
 and other
 related
 charges.........        7.0          --           --          --           --         --            --          7.0      --
                      ------        -----        -----       -----       ------     ------         -----      ------     ----
Operating income
(loss)...........       58.0          0.3          3.1        (2.1)        (6.2)       0.5           --         53.6      --
Interest expense
(net)............       44.8         (5.9)(c)      2.1        (0.8)(f)      6.2       (0.8)(g)      (6.4)(j)    33.7     (2.7)(k)
                                                                                      (5.5)(i)
                      ------        -----        -----       -----       ------     ------         -----      ------     ----
Income (loss)
before income
taxes and
extraordinary
loss.............       13.2          6.2          1.0        (1.3)       (12.4)       6.8           6.4        19.9      2.7
Income tax
benefit
(expense)........       (8.5)        (2.5)(d)     (0.8)       (0.2)(d)      --         2.2 (d)      (2.5)(d)   (12.3)    (1.1)(d)
                      ------        -----        -----       -----       ------     ------         -----      ------     ----
Income (loss)
before
extraordinary
loss.............     $  4.7        $ 3.7        $ 0.2       $(1.5)      $(12.4)    $  9.0         $ 3.9      $  7.6     $1.6
                      ======        =====        =====       =====       ======     ======         =====      ======     ====
Pro forma income
per share of
common and common
equivalent stock:
 Basic
 Diluted
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands):
 Basic
 Diluted
                            Concurrent
                     Pro     Offering     Pro Forma
                    Forma   Adjustments  As Adjusted
                   -------- ------------ -----------
Net sales........  $ 484.6     $--         $484.6
Cost of goods
sold.............    331.6      --          331.6
                   -------- ------------ -----------
 Gross profit....    153.0      --          153.0
Operating
expenses:
 Sales and
 marketing.......     37.2      --           37.2
 General and
 administration..     31.2      --           31.2
 Amortization of
 intangibles.....     24.0      --           24.0
 Restructuring
 and other
 related
 charges.........      7.0      --            7.0
                   -------- ------------ -----------
Operating income
(loss)...........     53.6      --           53.6
Interest expense
(net)............     31.0     (7.4)(l)      23.6
                   -------- ------------ -----------
Income (loss)
before income
taxes and
extraordinary
loss.............     22.6      7.4          30.0
Income tax
benefit
(expense)........    (13.4)    (2.9)(d)     (16.3)
                   -------- ------------ -----------
Income (loss)
before
extraordinary
loss.............  $   9.2     $4.5        $ 13.7
                   ======== ============ ===========
Pro forma income
per share of
common and common
equivalent stock:
 Basic             $  0.21                 $ 0.30
                   ========              ===========
 Diluted           $  0.20                 $ 0.29
                   ========              ===========
Pro forma
weighted average
number of shares
of common and
common equivalent
stock outstanding
(in thousands):
 Basic              43,321                 46,321
                   ========              ===========
 Diluted            44,449                 47,449
                   ========              ===========

----

(l) Represents the period from October 1, 1999 through April 14, 2000. Included is the six month period beginning October 1, 1999 and ending March 31, 2000 (MCM Electronics third and fourth quarters). This six month period is also included in the MCM Electronics year ended March 31, 2000 data presented as part of the unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999.

                                   DDi CORP

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       (dollars and pounds in millions)

(a) Represents historical MCM Electronics financial data for each respective period after the following:

  .  conversion from U.K. GAAP to U.S. GAAP;

  . conversion to U.S. dollars utilizing an average monthly exchange rate of $1.6114 to (Pounds)1.00 calculated based on the twelve month period ended March 31, 2000;

  . pro forma interest and related tax benefit recorded to reflect MCM Electronics' management-led buyout of Symonds Limited as if it had occurred as of January 1, 1999; and

  . pro forma elimination of seller advisory costs related to the management-led buyout of Symonds Limited as if it had occurred as of January 1, 1999.

   MCM Electronics (the successor) completed a management-led buyout on July 5, 1999 of Symonds Limited (the predecessor). The periods ended prior to June 30, 1999 (as a proxy for the period ended July 5, 1999), as presented below, represent the operations as presented by the predecessor. All periods ended post June 30, 1999 represent the operations as presented by the successor.

   The following table reconciles MCM Electronics' net income (loss) in accordance with U.K. GAAP to U.S. GAAP.

                              Predecessor                              Successor                                  Combined
                              ------------  ------------------------------------------------------------------- ------------
                                            Three Months      Six       Nine Months   Three Months   April 1,      Twelve
                              Three Months     Ended      Months Ended     Ended         Ended        Through   Months Ended
                               Ended June   December 31,  December 31,   March 31,     March 31,     April 14,   March 31,
                                30, 1999        1999          1999          2000          2000         2000         2000
                              ------------  ------------  ------------  ------------  ------------  ----------- ------------
  Net income (loss) in
   accordance with U.K.
   GAAP....................   (Pounds) 0.2  (Pounds)(0.2) (Pounds)--    (Pounds)(0.8) (Pounds)(0.8) (Pounds)0.1 (Pounds)(0.6)
  Discontinued operations:
  Operating loss from
   discontinued
   operations..............            --            --           --             --            --           --           --
  Loss on disposal of a
   business................            --            --           --             --            --           --           --
                              ------------  ------------  -----------   ------------  ------------  ----------- ------------
  Net income (loss) from
   continuing operations in
   accordance with U.K. GAAP .(Pounds) 0.2  (Pounds)(0.2) (Pounds)--    (Pounds)(0.8) (Pounds)(0.8) (Pounds)0.1 (Pounds)(0.6)
  U.S. GAAP adjustments:
  Amortization of
   goodwill................           (0.2)          --           --             --            --           --          (0.2)
  Provision for
   termination of a
   business................           (0.6)          --           --             --            --           --          (0.6)
  Interest expense.........            --            0.2          0.3            1.4           1.1          --           1.4
  Tax expense..............            0.2          (0.1)        (0.1)          (0.3)         (0.2)         --          (0.1)
                              ------------  ------------  -----------   ------------  ------------  ----------- ------------
  Net income (loss) from
   continuing operations in
   accordance with U.S. GAAP .(Pounds)(0.4) (Pounds)(0.1) (Pounds)0.2   (Pounds) 0.3  (Pounds) 0.1  (Pounds)0.1 (Pounds)(0.1)
  Pro forma interest
   related to management
   buyout (net of income
   tax)....................           (0.5)          --           --             --            --           --          (0.5)
  Pro forma elimination of
   seller advisory costs
   related to the
   management-led buyout...            0.5           --           --             --            --           --           0.5
                              ------------  ------------  -----------   ------------  ------------  ----------- ------------
                              (Pounds)(0.4) (Pounds)(0.1) (Pounds)0.2   (Pounds) 0.3  (Pounds) 0.1  (Pounds)0.1 (Pounds)(0.1)
  Foreign currency exchange
   rate:...................         1.6114        1.6114       1.6114         1.6114        1.6114       1.6114       1.6114
                              ------------  ------------  -----------   ------------  ------------  ----------- ------------
  Net income (loss) from
   continuing operations in
   accordance with U.S.
   GAAP....................   $       (0.6) $       (0.1) $       0.3   $        0.5  $        0.2  $       0.1 $       (0.1)
                              ============  ============  ===========   ============  ============  =========== ============

(b) Represents the elimination of the management fees incurred in connection with our management agreement with Bain Capital, Inc. which was terminated in connection with the initial public offering.

                                   DDi CORP.

                        (dollars and pounds in millions)


(c) Reflects the decrease in interest expense in connection with the use of net proceeds from our initial public offering to repay outstanding debt as follows:

                                        Nine Months   Nine Months  Latest Twelve
                           Year Ended      Ended         Ended     Months Ended
                          December 31, September 30, September 30, September 30,
                              1999         1999         2000(1)       2000(2)
                          ------------ ------------- ------------- -------------
  DDi historical interest
   expense...............    $ 46.7        $35.0         $33.1         $44.8
  Initial Public
   Offering:
    Elimination of
     approximately 40% of
     the historical
     interest on the
     Dynamic Details
     senior credit
     facility ...........      (7.6)        (5.6)         (2.2)         (4.2)
    Elimination of
     approximately 50% of
     the historical
     interest on the DDi
     Intermediate senior
     discount notes......      (2.7)        (2.1)         (0.8)         (1.4)
    Elimination of
     amortization of debt
     issuance costs......      (0.5)        (0.4)         (0.2)         (0.3)
                             ------        -----         -----         -----
  Net decrease in
   historical interest
   expense from the
   initial public
   offering..............     (10.8)        (8.1)         (3.2)         (5.9)
                             ------        -----         -----         -----
  Pro forma interest
   expense after the
   initial public
   offering..............    $ 35.9        $26.9         $29.9         $38.9
                             ======        =====         =====         =====

--------
  (1) Represents the pro forma interest expense adjustment for the period from January 1, 2000 through April 14, 2000, the date of the closing of our initial public offering.

  (2) Represents the pro forma interest expense adjustment for the period from October 1, 1999 through April 14, 2000, the date of the closing of our initial public offering.

(d) Represents the income tax adjustment required to result in a pro forma income tax provision based on our historical tax provision using historical amounts and the direct tax effects of the pro forma transactions described herein at an estimated 40% effective tax rate. The income tax adjustment for MCM Electronics is at an estimated 30% effective tax rate as adjusted to exclude the adjustments to goodwill resulting from the MCM Electronics' transaction, which amounts are not deductible for income tax purposes.

(e) Represents the amortization of the goodwill resulting from the excess of the purchase price over the net book value of MCM Electronics, less the amortization of goodwill originating from the MCM Electronics management-led buyout, calculated as though the MCM Electronics acquisition occurred on January 1, 1999. Goodwill and other intangibles are being amortized over periods ranging from one to twenty years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of MCM Electronics based on their relative fair values as of the closing date of the MCM Electronics acquisition.

                                   DDi CORP.

                        (dollars and pounds in millions)


(f) Reflects the decrease in interest expense in connection with the use of the initial public offering proceeds to repay the MCM Electronics' investor loans as follows:

                                         Nine Months   Nine Months  Latest Twelve
                            Year Ended      Ended         Ended     Months Ended
                           December 31, September 30, September 30, September 30,
                             1999(1)       1999(2)       2000(3)       2000(4)
                           ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public
    offering..............    $35.9         $26.9         $29.9         $38.9
   MCM Electronics'
    interest expense
    additions:
     MCM Electronics'
      historical interest
      expense.............      3.1           2.0           1.1           2.1
     MCM Electronics' pro
      forma interest
      expense related to
      the management
      buyout..............      1.1           1.1           --            --
                              -----         -----         -----         -----
                                4.2           3.1           1.1           2.1
   MCM Electronics'
    acquisition
    adjustments:
     Elimination of
      historical interest
      expense on MCM
      Electronics'
      investor loans......     (1.3)         (0.8)         (0.4)         (0.8)
     Elimination of pro
      forma interest
      expense on the MCM
      Electronics'
      investor loans......     (0.4)         (0.4)          --            --
                              -----         -----         -----         -----
                               (1.7)         (1.2)         (0.4)         (0.8)
                              -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public
    offering and
    acquisition of MCM
    Electronics...........    $38.4         $28.8         $30.6         $40.2
                              =====         =====         =====         =====

--------
  (1) Includes MCM Electronics historical financial data for the year ended March 31, 2000.

  (2) Includes MCM Electronics historical financial data for the nine months ended.

  (3) Represents the pro forma interest expense adjustment for the period from January 1, 2000 through April 14, 2000, the date of the MCM Electronics acquisition and the closing of our initial public offering.

  (4) Represents the pro forma interest expense adjustment for the period from October 1, 1999 through April 14, 2000, the date of the MCM Electronics acquisition and the closing of our initial public offering.

(g) On August 4, 2000, we completed the acquisition of substantially all of the U.S. assets of Automata. We purchased these assets in a sale approved by the United States Bankruptcy Court for the District of Delaware following Automata's petition under Chapter 11 filed in June 2000. As part of the asset purchase agreement, the stock of Automata's subsidiaries located in the United Kingdom was excluded from the transaction. The pro forma adjustment represents the exclusion of the revenues and expenses generated and recorded by these subsidiaries.

(h) Represents the amortization of the goodwill resulting from the excess of the purchase price over the net book value of the U.S. assets of Automata. Goodwill is being amortized over twenty years.

                                   DDi CORP.

                        (dollars and pounds in millions)


(i) Reflects the decrease in interest expense in connection with the Automata acquisition as follows:

                                           Nine Months   Nine Months  Latest Twleve
                              Year Ended      Ended         Ended     Months Ended
                             December 31, September 30, September 30, September 30,
                                 1999(1)      1999(2)      2000(3)       2000(4)
                             ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public offering
    and the MCM
    Electronics'
    acquisition............     $38.4         $28.8         $30.6         $40.2
   Automata historical
    interest expense, net..       8.5           5.4           4.3           6.2

   Automata acquisition
    adjustments:

   Elimination of Automata
    historical interest
    expense related to the
    UK operations..........      (2.0)         (1.6)         (0.2)         (0.8)
   Elimination of Automata
    historical interest
    expense related to the
    US operations..........      (6.7)         (3.9)         (4.1)         (5.5)
                                -----         -----         -----         -----
   Net decrease in interest
    expense................      (8.7)         (5.5)         (4.3)         (6.3)
                                -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition and the
    Automata acquisition...     $38.2         $28.7         $30.6         $40.1
                                =====         =====         =====         =====

--------
  (1) Includes Automata's historical financial data for the year ended October 2, 1999.
  (2) Includes Automata's historical financial data for the nine months ended July 3, 1999.
  (3) Represents the pro forma interest expense adjustment for the period from January 3, 2000 through August 4, 2000, the date of the Automata acquisition.
  (4) Represents the pro forma interest expense adjustment for the period from October 3, 1999 through August 4, 2000, the date of the Automata acquisition.

                                   DDi CORP.

                        (dollars and pounds in millions)


(j) Reflects the net decrease in interest expense in connection with the amendment of the Dynamic Details senior credit facility and the use of the net proceeds from our October 2000 offering of common stock to repay outstanding debt as follows:

                                           Nine Months   Nine Months  Latest Twelve
                              Year Ended      Ended         Ended     Months Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, and the
    Automata acquisition...     $38.2         $28.7         $30.6         $40.1
   Increase in pro forma
    interest and
    amortization of debt
    issuance costs related
    to the amendment of the
    Dynamic Details senior
    credit facility........       0.9           0.7           0.7           0.9
   October 2000 offering of
    common stock:
     Elimination of a
      portion of historical
      interest on the DDi
      Capital senior
      discount notes.......      (3.8)         (2.8)         (3.2)         (4.2)
     Elimination of the
      remaining historical
      interest on the DDi
      Intermediate senior
      discount notes.......      (2.5)         (1.8)         (2.2)         (2.9)
     Elimination of
      amortization of debt
      issuance costs.......      (0.1)          --           (0.1)         (0.2)
                                -----         -----         -----         -----
   Net decrease in
    historical interest
    expense from the
    October 2000 offering
    of common stock, net of
    the increase resulting
    from the amendment to
    the Dynamic Details
    senior credit
    facility...............      (5.5)         (3.9)         (4.8)         (6.4)
                                -----         -----         -----         -----
   Pro forma interest
    expense after the
    initial public
    offering, the MCM
    Electronics'
    acquisition, the
    Automata acquisition,
    the Dynamic Details
    senior credit facility
    amendment, and the
    October 2000 offering
    of common stock........     $32.7         $24.8         $25.8         $33.7
                                =====         =====         =====         =====

                                   DDi CORP.

                        (dollars and pounds in millions)


(k) Reflects the decrease in interest expense in connection with the use of the net proceeds from our offering of convertible subordinated notes to repurchase outstanding notes offset by the increase in interest expense due to the issuance of the convertible subordinated notes as follows:

                                       Nine Months   Nine Months  Latest Twelve
                          Year Ended      Ended         Ended     Months Ended
                         December 31, September 30, September 30, September 30,
                             1999         1999          2000          2000
                         ------------ ------------- ------------- -------------
  Pro forma interest
   expense after the
   initial public
   offering, the MCM
   Electronics'
   acquisition, the
   Automata acquisition,
   the Dynamic Details
   senior credit
   facility amendment
   and the October 2000
   offering of common
   stock................    $32.7         $24.8         $25.8         $33.7
  Increase in pro forma
   interest related to
   the issuance of the
   5.0% convertible
   subordinated notes...      5.0           3.8           3.8           5.0
  Amortization of debt
   issuance costs.......      0.8           0.6           0.6           0.8
  Elimination of a
   portion of the
   historical and pro
   forma interest on the
   Dynamic Details
   senior credit
   facility(1)..........     (7.8)         (5.8)         (5.9)         (7.9)
  Elimination of
   amortization of debt
   issuance costs(1)....     (0.5)         (0.4)         (0.5)         (0.6)
                            -----         -----         -----         -----
  Net decrease in
   historical interest
   expense from the this
   offering of
   convertible
   subordinated notes,
   net of the increase
   resulting from the
   issuance of the
   convertible
   subordinated notes...     (2.5)         (1.8)         (2.0)         (2.7)
                            -----         -----         -----         -----
  Pro forma interest
   expense after the
   initial public
   offering, the MCM
   Electronics'
   acquisition, the
   Automata acquisition,
   the Dynamic Details
   senior credit
   facility amendment,
   the October 2000
   offering of common
   stock, and our
   offering of
   convertible
   subordinated notes...    $30.2         $23.0         $23.8         $31.0
                            =====         =====         =====         =====

  --------

  (1) We have assumed for purposes of this presentation that we will use the net proceeds from this offering of convertible subordinated notes to repay a portion of the Dynamic Details senior credit facility. We may instead elect to repurchase all of the DDi Capital senior discount notes and a portion of the Dynamic Details senior subordinated notes. See note (e) to "Unaudited Pro Forma Consolidated Balance Sheet."

      If we elect this alternative use of the net proceeds from this offering, we would be subject to $3.0 in prepayment penalties and our pro forma interest expense, income tax benefit, and income (loss) from continuing operations would be as follows, assuming repurchase of the DDi Capital senior discount notes at accreted value and of the Dynamic Details senior subordinated notes at par plus an estimated 7.5% premium. The actual repurchase prices could be higher or lower than presented below:

                                                                         Latest
                                           Nine Months   Nine Months  Twelve Months
                              Year Ended      Ended         Ended         Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
    Interest expense
     (net).................     $ 29.2        $22.2        $ 22.7        $ 29.7
    Income tax benefit
     (expense).............     $  0.9        $ 0.7        $(14.8)       $(13.9)
    Income (loss) from
     continuing operations
     before extraordinary
     loss..................     $(11.4)       $(9.6)       $ 13.3        $ 10.0

                                   DDi CORP.

                        (dollars and pounds in millions)


(l) Reflects the decrease in interest expense in connection with the use of the net proceeds from our concurrent offering of common stock, if it occurs, to repay outstanding debt as follows. This offering and the common stock offering are not conditioned upon one another. See "Use of Proceeds."

                                      Nine Months   Nine Months  Latest Twelve
                         Year Ended      Ended         Ended     Months Ended
                        December 31, September 30, September 30, September 30,
                            1999         1999          2000          2000
                        ------------ ------------- ------------- -------------
  Pro forma interest
   expense after the
   initial public
   offering, the MCM
   Electronics'
   acquisition, the
   Automata
   acquisition, the
   Dynamic Details
   senior credit
   facility amendment
   and the October 2000
   offering, and our
   offering of
   convertible
   subordinated notes..    $30.2         $23.0         $23.8         $31.0
  Elimination of the
   remaining historical
   and pro forma
   interest of the
   Dynamic Details
   senior credit
   facility(1).........     (4.5)         (3.5)         (3.5)         (4.5)
  Elimination of a
   portion of the
   historical interest
   on the DDi Capital
   senior discount
   notes(1)............     (2.3)         (1.7)         (1.9)         (2.5)
  Elimination of
   amortization of debt
   issuance costs(1)...     (0.3)         (0.2)         (0.3)         (0.4)
                           -----         -----         -----         -----
  Net decrease in
   historical interest
   expense from the
   from our concurrent
   offering of common
   stock...............     (7.1)         (5.4)         (5.7)         (7.4)
                           -----         -----         -----         -----
  Pro forma interest
   expense after the
   initial public
   offering, the MCM
   Electronics'
   acquisition, the
   Automata
   acquisition, the
   Dynamic Details
   senior credit
   facility amendment,
   the October 11, 2000
   offering, our
   offering of
   convertible
   subordinated notes,
   and our concurrent
   offering of common
   stock...............    $23.1         $17.6         $18.1         $23.6
                           =====         =====         =====         =====

  --------

  (1) We have assumed for purposes of this presentation that we will use the aggregate net proceeds from this offering and our concurrent offering of common stock to repay the Dynamic Details senior credit facility and repurchase a portion of the DDi Capital senior discount notes. We may instead elect to repurchase all of the DDi Capital senior discount notes, all of the Dynamic Details senior subordinated notes, and repay a portion of the Dynamic Details senior credit facility. See note (i) to "Unaudited Pro Forma Consolidated Balance Sheet."

      If we elect this alternative use of the net proceeds from this offering and our concurrent offering of common stock, we would be subject to $7.6 in prepayment penalties and our pro forma as adjusted interest expense, income tax benefit, and income (loss) from continuing operations would be as follows, assuming repurchase of the DDi Capital senior discount notes at accreted value and of the Dynamic Details senior subordinated notes at par plus an estimated 7.5% premium. The actual repurchase prices could be higher or lower than presented below:

                                                                         Latest
                                           Nine Months   Nine Months  Twelve Months
                              Year Ended      Ended         Ended         Ended
                             December 31, September 30, September 30, September 30,
                                 1999         1999          2000          2000
                             ------------ ------------- ------------- -------------
    Interest expense
     (net).................     $21.7         $16.5        $ 17.0        $ 22.2
    Income tax benefit
     (expense).............     $(2.1)        $(1.6)       $(17.1)       $(16.9)
    Income (loss) from
     continuing operations
     before extraordinary
     loss..................     $(6.9)        $(6.2)       $ 16.7        $ 14.5

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

   The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements. The selected consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 were derived from our audited consolidated financial statements that are not included in this prospectus. The selected historical consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the historical consolidated balance sheet data as of December 31, 1998 and 1999 were derived from the historical consolidated financial statements that were audited by PricewaterhouseCoopers LLP, whose report appears elsewhere in this prospectus. The selected historical financial data as of September 30, 2000 and for the nine-month periods ended September 30, 1999 and 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for such periods. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

                                                                                        Nine Months Ended
                                         Year Ended December 31,                          September 30,
                          ----------------------------------------------------------  -----------------------
                             1995        1996        1997        1998        1999        1999        2000
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                                (in millions, except share data)
Consolidated Statement
 of Operations Data:
Net sales...............  $     59.4  $     67.5  $     78.8  $    174.9  $    292.5  $    213.8  $     326.4
Cost of goods sold......        25.2        30.5        38.7       119.6       202.4       149.8        210.6
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Gross profit............        34.2        37.0        40.1        55.3        90.1        64.0        115.8
Operating expenses:
Sales and marketing.....         5.3         6.0         7.3        12.8        23.6        16.6         26.4
General and
 administration.........         1.8         1.9         2.1         8.4        15.3        11.2         18.5
Amortization of
 intangibles............         --          --          --         10.9        22.3        17.8         16.4
Restructuring and
 related charges(a).....         --          --          --          --          7.0         --           --
Stock compensation and
 related bonuses(b).....         --          --         31.3         --          --          --           --
Compensation to the
 former CEO.............         0.4         1.1         2.1         --          --          --           --
Write-off of acquired
 in-process research and
 development(c).........         --          --          --         39.0         --          --           --
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Operating income
 (loss).................        26.7        28.0        (2.7)      (15.8)       21.9        18.4         54.5
Interest expense, net...         0.3         9.4        25.2        37.4        46.7        35.0         33.1
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Income (loss) before
 taxes and extraordinary
 loss...................        26.4        18.6       (27.9)      (53.2)      (24.8)      (16.6)        21.4
Income tax benefit
 (expense)..............        (0.4)       (6.2)       10.9         3.5         7.4         4.4        (11.5)
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Income (loss) before
 extraordinary loss.....        26.0        12.4       (17.0)      (49.7)      (17.4)      (12.2)         9.9
Extraordinary loss......         --          --         (1.6)       (2.4)        --          --          (2.6)
                          ----------  ----------  ----------  ----------  ----------  ----------  -----------
Net income (loss).......  $     26.0  $     12.4  $    (18.6) $    (52.1) $    (17.4) $    (12.2) $       7.3
                          ==========  ==========  ==========  ==========  ==========  ==========  ===========
Net income (loss)
 allocable to common
 stock..................         --          --   $    (19.7) $    (58.4) $    (31.5) $    (22.8) $       3.0
Net income (loss) per
 share of common stock
 (basic)................         --          --   $    (3.71) $    (7.68) $    (3.21) $    (2.33) $      0.11
Net income (loss) per
 share of common stock
 (diluted)..............         --          --   $    (3.71) $    (7.68) $    (3.21) $    (2.33) $      0.10
Weighted average shares
 outstanding (basic)....         --          --    5,299,600   7,607,024   9,831,042   9,797,448   27,904,918
Weighted average shares
 outstanding (diluted)..         --          --    5,299,600   7,607,024   9,831,042   9,797,448   29,408,841
Net income per common
 share (basic)(d).......  $    1,699  $    1,254         --          --          --          --           --
Net income per common
 share (diluted)(d).....  $    1,699  $    1,228         --          --          --          --           --
Weighted average shares
 outstanding
 (basic)(d).............  15,300,000   9,854,000         --          --          --          --           --
Weighted average shares
 outstanding
 (diluted)(d)...........  15,300,000  10,059,000         --          --          --          --           --
Other Financial Data:
Depreciation............  $      1.1  $      2.0  $      2.6  $      9.2  $     14.4  $     10.7  $      13.6
Amortization of deferred
 financing costs........         --          0.8         1.4         1.8         2.1         1.5          1.5
Capital expenditures....         2.9        10.2         6.6        18.0        18.2        14.2         19.4
Ratio of earnings to
 fixed charges(e).......       46.6x       30.0x         --          --         0.5x        0.5x         1.6x
Supplemental Data:
Adjusted EBITDA(f)......  $     28.2  $     31.2  $     33.3  $     44.1  $     66.7  $     47.7  $      85.0
Net cash from operating
 activities.............        26.1        12.2         9.1        16.7        24.8        15.2         44.1
Net cash used in
 investing activities...        (2.9)       (3.6)      (44.9)     (194.8)      (18.6)      (14.5)       (53.4)
Net cash from (used in)
 financing activities...       (26.4)       (8.9)       41.1       174.9        (7.7)       (2.2)        10.8

                                              December 31,                  September 30,
                                  ----------------------------------------  -------------
                                  1995    1996    1997     1998     1999        2000
Consolidated Balance Sheet Data:  -----  ------  -------  -------  -------  -------------
Cash and cash
 equivalents............          $ 0.5  $  0.2  $   5.4  $   2.1  $   0.6     $  2.5
Working capital.........           (2.3)   (3.5)    23.6     15.3     19.1       23.4
Total assets............           13.1    27.5    108.9    365.0    354.3      513.5
Total debt, including
 current maturities.....            2.0    94.1    273.5    466.9    476.7      402.4
Stockholders' equity
 (deficit)..............            2.5   (72.7)  (191.2)  (169.8)  (187.1)      (1.6)

--------
(a) The 1999 restructuring and related charges represent the charge recorded in December 1999 in connection with our announced consolidation of our Colorado operations into our Texas facility and the closure of our Colorado facility. The charge consists of $4.5 for severance and other exit costs and $2.5 related to the impairment of net property, plant and equipment.
(b) Represents the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
(c) Represents the allocation of a portion of the purchase price in the DCI merger to in-process research and development. At the date of the merger, technological feasibility of the in-process research and development projects had not been reached and the technology had no alternative future uses. Accordingly, we expensed the portion of the purchase price allocated to in-process research and development.
(d) Given the changes in our capital structure in connection with our recapitalization in 1997, historical earnings per share of common stock for the years ended December 31, 1995 and 1996 are not comparable to subsequent years.
(e) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense (net) and the portion of the operating rental expense which management believes is representative of the interest component of rental expense. Historical earnings were deficient in covering fixed charges by $27.9 million and $53.3 million in 1997 and 1998, respectively. On a pro forma basis, assuming the Dynamic Details senior subordinated notes and the DDi Capital senior discount notes were outstanding on January 1, 1997 and after eliminating the non-recurring stock compensation and related bonuses, the ratio of earnings to fixed charges would have been 2.4x in 1997. On a pro forma basis, assuming the merger with DCI was consummated on January 1, 1998 and after eliminating the non-recurring $39 million write off of acquired in-process research and development related to the merger with DCI, the ratio of earnings to fixed charges would have been 0.6x in 1998.
(f) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of adjusted EBITDA may differ from definitions of adjusted EBITDA used by other companies.

  The following table sets forth a reconciliation of EBITDA to adjusted EBITDA for each period included herein:

                                                                  Nine Months
                                           Year Ended                Ended
                                          December 31,           September 30,
                                  ------------------------------ -------------
                                  1995  1996  1997   1998  1999   1999   2000
                                  ----- ----- -----  ----- ----- ------ ------
                                                 (in millions)
   EBITDA........................ $27.8 $30.1 $(0.1) $43.3 $58.6 $ 46.9 $ 84.5
   Former CEO compensation(1) ...   0.4   1.1   2.1    --    --     --     --
   Management fee(2).............   --    --    --     --    1.1    0.8    --
   Executive severance(3)........   --    --    --     0.8   --     --     --
   Stock compensation and
    bonuses(4)...................   --    --   31.3    --    --     --     --
   Restructuring and related
    charges(5)...................   --    --    --     --    7.0    --     0.5
                                  ----- ----- -----  ----- ----- ------ ------
   Adjusted EBITDA............... $28.2 $31.2 $33.3  $44.1 $66.7 $ 47.7 $ 85.0
                                  ===== ===== =====  ===== ===== ====== ======

  --------
  (1) Reflects elimination of compensation to the former CEO whose employment agreement was terminated in October 1997.
  (2) Reflects elimination of the Bain management fee incurred under our Bain management agreement, which was terminated in connection with our initial public offering.
  (3) Reflects one-time severance payments to two of our executives who were terminated as a result of redundancies created by the DCI merger.
  (4) Reflects elimination of the charge for stock compensation and related bonuses recorded for vested stock options exchanged in conjunction with the recapitalization.
  (5) Reflects elimination of the charges recorded for the consolidation and closure of our Colorado facility. See note (a) above. The charge of $0.5 incurred in the nine months ended September 30, 2000 was recorded in cost of goods sold.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the "Selected Consolidated Financial and Other Data" section of this prospectus and our Consolidated Financial Statements and notes to those statements included elsewhere in this prospectus. The forward-looking statements in this discussion regarding the electronics manufacturing services industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

   We provide technologically advanced, time-critical electronics design, development and manufacturing services to original equipment manufacturers and other electronics manufacturing service providers. Operating through our subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited, we target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design.

   Time-critical. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales for the year ended December 31, 1999 were generated from services delivered in 10 days or less.

   Technologically advanced. Approximately 50% of our net sales during the same period involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are complex as a result of the incorporation of technologically advanced features.

   Growth rate. Our net sales have grown at a compound annual growth rate of 81% from $55.4 million for the nine months ended September 30, 1997 to $326.4 million for the nine months ended September 30, 2000, inclusive of the growth attributable to the acquisition of Colorado Springs Circuits, Inc., or NTI, in 1997, the merger with Dynamic Circuits, Inc., or DCI, in 1998 and the acquisitions of MCM Electronics, Automata and Golden Manufacturing in 2000. Prices for our products and services are predominantly a function of delivery time, complexity and overall market demand. From December 31, 1999 to September 30, 2000, our average price per printed circuit board panel has increased by 29%.

   Due to our use of debt to finance recapitalizations, acquisitions and the merger with DCI, our net interest expense increased from 1995 to 1999. In 2000, our net interest expense has decreased slightly due to the repayment of a portion of our indebtedness using the net proceeds of our initial public offering in April 2000 and our public offering of common stock in October 2000. Beginning in 1998, our results of operations have also been impacted by the amortization of intangibles resulting from the NTI acquisition and the DCI merger. In 1999, our net loss of $17.4 million reflected $46.7 million of net interest expense, $22.3 million of amortization of intangibles and a $7.0 million charge related to the Colorado consolidation. For the nine months ended September 30, 2000, our income before extraordinary loss of $9.9 million reflected $33.1 million of net interest expense and $16.4 million of amortization of intangibles. See "Unaudited Pro Forma Consolidated Financial Data."

   We recognize revenue upon shipment or, in the case of services, at the time the service is performed. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements.

   From time to time, we engage in discussions concerning prospective acquisitions.

Company History and Significant Transactions

   Our predecessor corporation was organized in 1978. In 1991, we installed new management, headed by Bruce D. McMaster, and began to focus primarily on time-critical electronics manufacturing services.

 Recapitalization

   In October 1997, we were recapitalized by investors led by Bain Capital, Celerity Partners and Chase Capital Partners, which collectively invested $62.4 million. After completing the recapitalization, investment funds associated with these entities owned stock representing approximately 72.5% of our fully-diluted equity; and our management owned stock and options representing approximately 27.5% of our fully-diluted equity.

   In connection with the recapitalization, we incurred the following nonrecurring charges:

  .  fees and interest charges on bridge loans (aggregating $14.5 million);

  . $31.3 million for the accelerated vesting of variable employee stock options and related bonuses;

  . $2.7 million for the early extinguishment of long-term debt, before income taxes; and

  .  $1.2 million for the buyout of our former CEO's employment contract.

 Colorado Facility (formerly NTI)

   In December 1997, we acquired Colorado Springs Circuits, Inc., or NTI, for approximately $38.9 million. NTI manufactured printed circuit boards requiring lead times of twenty days or more for original equipment manufacturers. At that time, the acquisition provided us with additional capacity and access to new customers.

   We accounted for the NTI acquisition under the purchase method of accounting and recorded approximately $27 million in goodwill (which is being amortized over a period of 25 years).

   We implemented in December 1999 a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility, which operated at a loss in 1999. We are currently serving a majority of the customers who were serviced by our Colorado facility out of our Texas facility. By combining our Texas and Colorado operations, we eliminated lower-margin product lines and decreased our overhead costs, and we have gained efficiency through better capacity utilization and streamlined management. We completed the consolidation of the operations on March 31, 2000.

 DCI Merger

   On July 23, 1998, we merged with Dynamic Circuits, Inc., or DCI, for an aggregate consideration paid to DCI stockholders of approximately $250 million. A portion of the consideration was paid in cash, and the balance of the consideration (approximately $73 million) was paid through the issuance of our capital stock.

   DCI provided design and manufacturing services relating to complex printed circuit boards, backpanel assemblies and electromechanical interconnect devices with operations in California, Texas, Georgia and Massachusetts. It was led by Charles D. Dimick, who became our Chairman following the merger. DCI experienced a growth in net sales of more than 67% during 1997, and its net sales for the six months ended June 30, 1998 were more than double its net sales for the six months ended June 30, 1997.

   We accounted for the DCI merger under the purchase method of accounting and recorded approximately $120 million in goodwill (which is being amortized over 20 years), approximately $60 million of identifiable intangible assets (which are being amortized over their estimated useful lives of 10 years, using an accelerated method of amortization, reflecting the relative contribution of each developed technology in periods following the acquisition date), and approximately $21 million and $4 million, respectively, of intangible assets associated with DCI's customer relationships and tradenames and assembled workforce assets (which are being amortized on a straight-line basis over their estimated useful lives of 18 years and 4 years, respectively). We also identified $39 million of acquired in-process research and development investments, which we expensed in the fourth quarter ended December 31, 1998.

   Since the DCI merger we have continued to invest in the development of the various in-process research and development technologies that existed at DCI at the time of the merger. We believe that our research and development efforts are reasonably consistent with DCI's plans at the time of the merger, inclusive of the expected post-merger total costs to complete the projects and related project development time frames, given the inherent uncertainties involved in estimating the technological hurdles of developing next-generation technologies. These investments have enabled us to market products incorporating some of the technologies included in DCI's plan. No significant adjustments have been made in the economic assumptions or expectations on which we based our merger decision.

 Initial Public Offering

   On April 14, 2000, we completed the initial public offering of our common stock. We used net proceeds of approximately $156.6 million to repay a portion of our debt and finance a portion of the MCM Electronics acquisition.

 MCM Electronics Acquisition

   On April 14, 2000, we acquired MCM Electronics Limited, headquartered in the United Kingdom, for total consideration of approximately $84 million in our common stock and cash, including repayment of some of MCM Electronics' debt and the assumption of the remainder of its debt. MCM Electronics, which has been combined with our other European operations and renamed DDi Europe Limited, focuses on the technologically advanced, time-critical segment of the electronics manufacturing industry.

   We accounted for the MCM Electronics acquisition under the purchase method of accounting. The total purchase price will be allocated to the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition. We have assessed, with the assistance of an independent appraisal firm, fair value adjustments to the intangible assets acquired, including identified intangibles such as developed technologies, a covenant not to compete and assembled workforce. Based upon the status of our valuation efforts as of September 30, 2000, a final valuation of the intangible assets has not been reflected in the accompanying consolidated financial statements. We have made a final purchase price allocation in connection with our annual audit based upon the completion of the independent appraisal and our assessment. The excess of the purchase price over the fair value of MCM's tangible net assets will be reflected as goodwill and other intangibles and will be amortized over estimated useful lives ranging from one to twenty years.

 Automata Acquisition

   On August 4, 2000, we acquired substantially all the U.S. assets of Automata International, Inc., a Virginia-based complex printed circuit boards manufacturer, for approximately $19.5 million in cash, net of fees and expenses. For the twelve months ended July 1, 2000, these assets generated revenues of $55.6 million and an operating loss of $5.4 million. The acquisition provides additional capacity for high density, high layer count printed circuit boards and gives us a significant presence on the east coast. Since completing the acquisition, we have successfully increased average selling prices and have streamlined its operations to increase yields from approximately 50% to almost 90% per panel. In addition, we have shifted products from our other facilities to the 100,000 square foot Virginia facility to increase volume and free up capacity at our other facilities.

   Under purchase accounting, the total purchase price has been allocated to the underlying assets acquired and liabilities assumed based upon their respective fair market values at the date of acquisition. The excess of the purchase price was allocated to goodwill and is being amortized over its estimated useful life of 20 years.

Acquisition of Golden Manufacturing

   On September 15, 2000, we acquired substantially all of the assets of Golden Manufacturing, Inc., a Texas-based manufacturer of engineered metal enclosures and value-added assembly services to communications and electronics original equipment manufacturers, for approximately $14.9 million in cash, net of fees and expenses. For the twelve months ended December 31, 1999, on an unaudited basis, these assets generated approximately $13.5 million in revenues and an operating profit of $0.4 million. The acquisition, which provides us with over 70,000 square feet of production capacity, complements our existing Texas facilities by providing metal enclosure assembly capabilities for our customers.

October 2000 Common Stock Offering

   On October 16, 2000, we completed a public offering of 4,608,121 shares of our common stock. We used net proceeds of approximately $119.9 million to repay a portion of our debt and for general corporate purposes. While we evaluate acquisition opportunities from time to time, we have not yet used any of the net proceeds of the October 2000 offering for acquisitions.

Results of Operations

   The following table sets forth income statement data expressed as a percentage of net sales for the periods indicated:

                                                                Nine Months
                                          Year Ended               Ended
                                         December 31,          September 30,
                                       ---------------------   ---------------
                                       1997    1998    1999     1999     2000
                                       -----   -----   -----   ------   ------
Net sales............................  100.0 % 100.0 % 100.0 %  100.0 %  100.0 %
Cost of goods sold...................   49.1    68.4    69.2     70.1     64.5
                                       -----   -----   -----   ------   ------
Gross profit.........................   50.9    31.6    30.8     29.9     35.5
Operating expenses:
  Sales and marketing................    9.2     7.3     8.1      7.8      8.1
  General and administration.........    2.7     4.8     5.2      5.2      5.7
  Amortization of intangibles........    --      6.2     7.6      8.3      5.0
  Restructuring and related charges..    --      --      2.4      --       --
  Stock compensation and related
   bonuses...........................   39.7     --      --       --       --
  Compensation to the former CEO.....    2.7     --      --       --       --
  Write-off of acquired in-process
   research and development..........    --     22.3     --       --       --
                                       -----   -----   -----   ------   ------
Operating income (loss)..............   (3.4)   (9.0)    7.5      8.6     16.7
Interest expense (net)...............   32.0    21.4    16.0     16.4     10.1
                                       -----   -----   -----   ------   ------
Income (loss) before income taxes and
 extraordinary loss..................  (35.4)  (30.4)   (8.5)    (7.8)     6.6
Income tax benefit (expense).........   13.8     2.0     2.5      2.1     (3.5)
Extraordinary loss, net of income tax
 benefit.............................   (2.0)   (1.4)    --       --      (0.8)
                                       -----   -----   -----   ------   ------
Net income (loss)....................  (23.6)% (29.8)%  (6.0)%   (5.7)%    2.3%
                                       =====   =====   =====   ======   ======

Nine Months Ended September 30, 2000 Compared to the Nine Months Ended September 30, 1999

   Net sales increased $112.6 million (53%) to $326.4 million for the nine months ended September 30, 2000, from $213.8 million for the same period in 1999. During the nine months ended September 30, 2000, our integration of our acquisitions contributed $51.3 million to our net sales. Excluding the acquisitions, our net sales increased $61.3 million (29%), resulting from the production of more complex and larger panels, which increased the average sales price per panel.

   Gross profit increased $51.8 million (81%) to $115.8 million for the nine months ended September 30, 2000, from $64.0 million for the same period in 1999. The increase resulted primarily from the addition of the MCM Electronics, Golden Manufacturing and Automata facilities, which in the aggregate contributed $17.5 million to the increase. The balance resulted from the higher level of sales and an improvement in manufacturing yields in our pre-production operations.

   Sales and marketing expenses increased $9.8 million (59%) to $26.4 million for the nine months ended September 30, 2000, from $16.6 million for the same time period in 1999. The increase is due to the inclusion of MCM Electronics' results for part of the period, the growth in our sales force to accomodate existing and anticipated near-term increases in customer demand and related variable expenses due to our increased sales volume.

   General and administrative expenses increased $7.3 million (65%) to $18.5 million for the nine months ended September 30, 2000, from $11.2 million for the same period in 1999. The increase in expenses is attributable to the inclusion of MCM Electronics' expenses, higher staffing costs and other back-office expenditures to support our growth, partially offset by the elimination of management fees in connection with the termination of a management agreement at the time of our initial public offering.

   Amortization of intangibles decreased $1.4 million (8%) to $16.4 million for the nine months ended September 30, 2000, from $17.8 million for the same period in 1999. The decrease is due to the use of accelerated amortization methods with regard to certain identifiable intangibles, partially offset by amortization attributable to the acquisition of MCM Electronics.

   Net interest expense decreased $1.9 million (5%) to $33.1 million for the nine months ended September 30, 2000, from $35.0 million for the same period in 1999. The decrease is due to the repayment of a portion of our subsidiaries' indebtedness in connection with our initial public offering in April 2000, offset by increased interest expenses due to the assumption of debt in connection with the acquisitions of MCM Electronics and Golden, the impact of discount accretion on the DDi Capital senior discount notes and an increase in interest rates applicable to the Dynamic Details senior credit facility.

   Income taxes increased $15.9 million to a tax expense of $11.5 million for the nine months ended September 30, 2000, from a tax benefit of $4.4 million for the same period in 1999. The increase reflects a higher level of taxable income earned during the period and the acquisition of MCM Electronics, which generated $1.7 million in tax expense for the nine months ended September 30, 2000. Provisions for income taxes are based upon our expected effective tax rate in the respective fiscal year.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

   Net sales increased $117.6 million (67%) to $292.5 million in 1999, from $174.9 million in 1998. Of this increase, $31.0 million resulted from internal sales growth. The balance resulted from the inclusion in 1999 of a full year of DCI sales. Sales growth accelerated in the second half of 1999 as our production of more complex and larger panels increased average sales price per panel. On a pro forma basis giving effect to the DCI merger, net sales increased by over 25% for the six months ended December 31, 1999 as compared to the corresponding six months in 1998.

   Gross profit increased $34.8 million (63%) to $90.1 million in 1999, from $55.3 million in 1998. The increase resulted from the merger with DCI, which contributed $32.8 million to the increase. Partially offsetting this increase was a $0.6 million gross loss in our Colorado facility in 1999 due to a decrease in panel production in that operation, compared to a $1.6 million gross profit in that facility in 1998. We announced our plan to close the Colorado facility in December 1999. See "--Company History and Significant Transactions--Colorado Facility (formerly NTI)." We experienced increased pricing pressure early in the first quarter of 1999, with increased competition following the slowdown in Asian markets in late 1998. Pricing stabilized late in the first quarter of 1999 and has recovered strongly through the remainder of 1999.

   Sales and marketing expenses increased $10.8 million (84%) to $23.6 million in 1999, from $12.8 million in 1998. The increase is due to the inclusion of DCI's results for the full year ended December 31, 1999 (approximately $5.9 million), growth in our sales force to accommodate existing and anticipated near-term increases in customer demand (approximately $3.5 million), and an increase in commissions and other variable expenses relating to our increased sales volume (approximately $1.4 million).

   General and administration expenses increased $6.9 million (82%) to $15.3 million in 1999, from $8.4 million in 1998. The increase is due to the inclusion of DCI's results for the full year ended December 31, 1999 (approximately $4.9 million), an increase in staffing and other back-office expenditures to support growth in our design operations and the company as a whole (approximately $1.7 million) and an increase in fees under the management agreement with an affiliate of Bain Capital, Inc. (approximately $1.1 million). Partially offsetting these increases was a non-recurring charge of approximately $0.8 million recorded in 1998, representing severance-related costs for executives terminated as a result of the DCI merger.

   Amortization of intangibles increased $11.4 million (105%) to $22.3 million in 1999, from $10.9 million in 1998. The merger with DCI accounts for $11.2 million of this increase.

   Restructuring and related charges were $7.0 million in 1999, representing one-time costs incurred in connection with our decision to close our Colorado facility. These charges consist of $4.5 million for severance and other exit costs and $2.5 million of costs related to the impairment of net property, plant and equipment. See Note 15 to our consolidated financial statements for further information about these charges.

   Write-off of acquired in-process research and development totaled $39.0 million in 1998. This charge represents the appraised value of the in-process research and development component of the total purchase price paid in the DCI merger. See Note 14 to our consolidated financial statements for further information about this charge. There was no comparable expense in 1999.

   Net interest expense increased $9.3 million (25%) to $46.7 million, from $37.4 million in 1998. The increase in net interest expense is attributable to the increased level of borrowings in connection with the merger with DCI.

   The income tax benefit was $7.4 million in 1999, as compared to a benefit of $3.5 million in 1998. The difference between the effective tax rate and the statutory federal tax rate of 35% is attributable to the acquired in-process research and development charge recorded in 1998 and goodwill amortization in each period. As these expenses are non-deductible, no related income tax benefit is recorded. Due to the consolidation of our Colorado and Texas operations and the closure of our Colorado facility in December 1999, we believe that a portion of our Colorado net operating loss carryforwards may not be realized. Accordingly, a valuation allowance was established in 1999 for deferred income tax benefits related to these carryforwards. See Note 12 to our consolidated financial statements for a reconciliation of the tax benefit recorded in each period to the corresponding amount of income tax determined by applying the U.S. Federal income tax rate to the loss before income taxes and for additional information relating to our Colorado net operating loss carryforwards.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

   Net sales increased $96.1 million (122%) to $174.9 million in 1998 from $78.8 million in 1997. The facilities that we and our predecessors operated achieved internal sales growth of approximately $8 million, caused by a 13% increase in the average panel selling price realized at our Anaheim facility which was driven by a demand for higher layer count and more technologically advanced printed circuit boards; and growth in volume of units shipped attributable to increased demand from contract manufacturing customers. The balance of the sales growth resulted from the acquisition of NTI and the merger with DCI.

   Gross profit increased $15.2 million (38%) to $55.3 million in 1998 from $40.1 million in 1997. The increase resulted from the acquisition of NTI and the merger with DCI, which added $1.6 million and $14.2 million, respectively, to gross profit. Partially offsetting these increases were costs of $0.7 million incurred in 1998 related to our newly formed design centers. The decline in gross profit as a percent of net sales to 32% in 1998 from 51% in 1997 resulted from the acquisition of the pre-production and assembly facilities attributable to the DCI merger and NTI acquisition. NTI historically had lower margins than our other operations.

   Sales and marketing expenses increased $5.5 million (75%) to $12.8 million in 1998, from $7.3 million in 1997. The increase is due to the acquisition of NTI and the merger with DCI, which added $1.4 million and $4.2 million, respectively, to sales and marketing expenses. Such increases reflect the inclusion of NTI's results for the full year ended December 31, 1998 and DCI's results following the date of the DCI merger.

   General and administration expenses increased $6.3 million (300%) to $8.4 million in 1998, from $2.1 million in 1997. The increase is due to the acquisition of NTI and the merger with DCI, which added $1.9 million and $3.9 million, respectively, to general and administration expenses. Included in these increases is approximately $0.8 million accrued in 1998 for severance-related costs for certain employees of these divisions. Such increases reflect the inclusion of NTI's results for the full year ended December 31, 1998 and DCI's results following the date of the DCI merger.

   Amortization of intangibles of $10.9 million in 1998 resulted from the acquisition of NTI in December 1997 and the merger with DCI in July 1998. The amortization of goodwill from the acquisition of NTI in 1997 was immaterial.

   Write-off of acquired in-process research and development totaled $39.0 million in 1998. This charge represents the appraised value of the in-process research and development component of the total purchase price paid in the DCI merger. See Note 14 to our consolidated financial statements for further information about this charge.

   Interest expense (net) increased $12.2 million (48%) to $37.4 million in 1998, from $25.2 million in 1997. The increase in interest expense was due to an increase in the level of borrowings in connection with the recapitalization, the acquisition of NTI and the merger with DCI.

   The income tax benefit was $3.5 million in 1998 as compared to a benefit of $10.9 million in 1997. In 1998, the difference between the effective tax rate and the statutory federal income tax rate of 35% is attributable to the non-deductible acquired in-process research and development charge, for which no income tax benefit is recorded. See Note 12 to our consolidated financial statements for a reconciliation of the tax provision (benefit) recorded in each period to the corresponding amount of income tax determined by applying the U.S. Federal income tax rate to income (loss) before income taxes.

   In both 1998 and 1997, we recorded losses on the early extinguishment of debt resulting from the write-off of unamortized debt issue costs. The early extinguishment of debt in 1997 resulted from the recapitalization and the NTI acquisition. The extinguishment in 1998 resulted from the DCI merger. These losses are presented as extraordinary losses, net of related income tax benefit.

Quarterly Financial Information

   The following table presents selected quarterly financial information for each of the eleven quarters ended September 30, 2000. This information is unaudited but, in our opinion, reflects all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of this information in accordance with generally accepted accounting principles. These quarterly results are not necessarily indicative of future results.

                                                          Three Months Ended
                 -----------------------------------------------------------------------------------------------------
                 Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,
                   1998     1998     1998      1998     1999     1999     1999      1999     2000     2000     2000
                 -------- -------- --------- -------- -------- -------- --------- -------- -------- -------- ---------
                                                        (in millions)
Net sales.......  $28.3    $26.3     $61.2    $59.1    $59.2    $71.7     $82.9    $78.7    $75.3    $101.5   $149.6
Cost of goods
 sold...........   16.4     16.1      41.6     45.5     42.0     50.4      57.4     52.6     49.0      66.5     95.1
                  -----    -----     -----    -----    -----    -----     -----    -----    -----    ------   ------
Gross profit....  $11.9    $10.2     $19.6    $13.6    $17.2    $21.3     $25.5    $26.1    $26.3    $ 35.0   $ 54.5
                  =====    =====     =====    =====    =====    =====     =====    =====    =====    ======   ======

   The quarterly financial information is presented on an actual historical basis, not on a pro forma basis for the DCI merger or any of our acquisitions. The decline in net sales and gross profit in the three months ended December 31, 1998 compared with the previous three months is the result of a decrease in average sales price per printed circuit board panel resulting from a decline in international demand caused by the Asian financial crisis in the second half of 1998. The decline in net sales for the three months ended December 31, 1999 compared to the three months ended September 30, 1999 is the result of seasonality and a slowdown in purchase orders related to concerns about the Year 2000 issue. Gross profit in the same period increased due to an increase in the average price per panel.

Liquidity and Capital Resources

   As of September 30, 2000, cash and cash equivalents were $2.5 million, compared to $0.6 million as of December 31, 1999. Our principal sources of liquidity are cash provided by operations and borrowings under various debt agreements. Our principal uses of cash have been to finance mergers and acquisitions, meet debt service requirements, and finance capital expenditures. We anticipate that these uses, including acquisition opportunities currently under review, will continue to be our principal uses of cash in the future.

   Net cash provided by operating activities for the years ended December 31, 1999, 1998 and 1997 was $24.8 million, $16.7 million and $9.1 million, respectively. Net cash provided by operating activities for the nine months ended September 30, 2000 and 1999 was $44.1 million and $15.2 million, respectively. Fluctuations in net cash provided by operating activities are attributable to increases and decreases in our net income before non-cash charges and normal fluctuations in working capital. In 1997, however, net cash provided by operating activities was reduced by a $10.0 million cash bonus paid as part of the stock compensation expenses incurred in connection with a recapitalization.

   Net cash used in investing activities for the years ended December 31, 1999, 1998 and 1997 was $18.6 million, $194.8 million and $44.9 million, respectively. Net cash used in investing activities for the nine months ended September 30, 2000 and 1999 was $53.4 million and $14.5 million, respectively. These activities consist of capital expenditures in each period and cash of $38.9 million used in the acquisition of NTI in 1997, $178.7 million used in the merger with DCI in 1998, $2.3 million used in the acquisition of MCM Electronics, $19.8 million used in the acquisition of Automata and $11.9 million used in the acquisition of Golden Manufacturing (see Note 14 to our consolidated financial statements).

   Our capital expenditures were $18.2 million, $18.0 million and $6.6 million in 1999, 1998 and 1997, respectively and $19.4 million and $14.2 million for the nine months ended September 30, 2000 and 1999, respectively. Of these amounts, approximately $2.1 million and $0.6 million were incurred in 1998 and 1997, respectively, under capital lease obligations. We anticipate capital expenditures for 2001 will be consistent with 2000 levels.

   Net cash provided by (used in) financing activities for the years ended December 31, 1999, 1998 and 1997 was $(7.7) million, $174.9 million and $41.1 million, respectively. Net cash provided by (used in) financing activities for the nine months ended September 30, 2000 and 1999 was $10.8 million and $(2.2) million. Our principal financing activities for the nine months ended September 30, 2000 were repayment of existing debt using net proceeds from our initial public offering. Our principal financing activities in 1999 included payments of debt, capital lease and note obligations and the generation of net proceeds from the restructuring of our interest rate exchange agreements (see Note 8 to our consolidated financial statements). Our principal financing activities in 1998 included repayment of existing debt facilities and borrowings on new debt facilities in connection with the merger with DCI. Our principal financing activities in 1997 included increased borrowings, distributions to shareholders and shareholder transactions in connection with a recapitalization.

   As of September 30, 2000, we had long-term borrowings of approximately $378.5 million. Our principal U.S. operating subsidiary, Dynamic Details, Incorporated, has a $45.0 million revolving credit facility. As of September 30, 2000, we had borrowings of $9.5 million outstanding under the revolving credit facility and had $0.7 million reserved against the facility for a letter of credit. In October 2000, Dynamic Details entered into an amendment to the Dynamic Details senior credit facility which permits a $30 million incremental borrowing facility. The minimum principal payment obligation under the Dynamic Details senior credit facility is $9.2 million for the twelve months ended September 30, 2001. No other debt instruments require minimum principal repayments during such period. We intend to use the proceeds of this offering to repay some of our debt.

   The Dynamic Details senior credit facility, the Dynamic Details senior subordinated notes, the DDi Capital senior discount notes and the DDi Europe Facilities Agreement are described below in "Description of Indebtedness."

   Based on our current level of operations, we believe that cash generated from operations, available cash and amounts available under our senior credit facility will be adequate to meet the debt service requirements, capital expenditures and working capital needs of our current operations for at least the next twelve months, although no assurance can be given in this regard. We may require additional financing if we decide to consummate additional acquisitions. If we do not replace our Dynamic Details senior credit facility, we expect to amend that facility to permit the payment of dividends to us to permit us to pay interest on these notes.

Quantitative and Qualitative Disclosure Relating to Market Risks

 Interest Rate Risk

   The Dynamic Details senior credit facility and the DDi Europe facilities agreement each bears interest at a floating rate; our Dynamic Details senior subordinated notes and DDi Capital senior discount notes bear interest at fixed rates. We reduce our exposure to interest rate risks through swap agreements. In June 1999, we terminated our then existing interest rate swap agreements and entered into replacement agreements. At that time, we realized $5.6 million from the termination of the existing swap agreements (which will be amortized through January 2002 as a reduction to interest expense) and $0.5 million from entering into the new agreements (which will be amortized though April 2005 as a reduction to interest expense). In conjunction with this offering, we intend to evaluate our interest rate exposure from our remaining debt and will modify the terms of our interest rate exchange agreements to ensure they remain an effective cash flow hedge for our variable rate debt.

   Under the terms of our current swap agreements, we pay a maximum annual rate of interest applied to a notional amount equal to the principal balance of the term facility portion of the Dynamic Details senior credit facility for the period June 30, 1999 through December 31, 2001. During this period, our maximum annual rate is 5.65% for a given month through December 31, 2000 and is 5.75% for a given month from January 1, 2001 through December 31, 2001, unless one-month LIBOR for that month equals or exceeds 7.00%, in which case we pay 7.00% for that month. From January 1, 2002 through the scheduled maturity of the senior term facility in 2005, we pay a fixed annual rate of 7.35% applied to a notional amount equal to 50% of the principal balance of the senior term facility during that period. The term loan facility portion of the Dynamic Details senior credit facility bears interest based on one-month LIBOR. As of September 30, 2000, one-month LIBOR was 6.62%. If one-month LIBOR increased by 10% to 7.28%, interest expense related to the term loan facility portion would increase by approximately $1 million over the twelve months ending September 30, 2001. Since the increased rate would exceed 7.00%, that increase in interest expense would be offset by approximately $0.4 million in payments we would be entitled to receive under the Dynamic Details swap agreement.

   The Dynamic Details revolving credit facility bears interest at 1.75% per annum plus the applicable LIBOR or 1.25% per annum plus the federal reserve reported overnight funds rate plus 0.5% per annum. As of September 30, 2000, we had an outstanding balance of $9.5 million under our Dynamic Details revolving credit facility. Based upon our anticipated utilization of our revolving credit facility through the three months ending March 31, 2001, a 10% change in interest rates as of December 31, 2000 is not expected to materially affect our interest expense to be incurred on this facility during such period.

   Under the terms of our current swap agreements, we pay a maximum annual rate of interest equal to 6.92% applied to fixed amounts of debt under the DDi Europe swap agreement through September 2002. As of June 30, 2000, the swap covers approximately 80% of the outstanding debt under the DDi Europe facilities agreement. If we were to borrow the full amount available on the DDi Europe facilities agreement, the fixed amounts of debt per the swap agreement would cover approximately 70% of the outstanding debt. The DDi Europe facilities agreement bears interest based on three-month LIBOR. As of September 30, 2000, three-month LIBOR was 6.81%. If three-month LIBOR increased by 10% to 7.49%, interest expense related to the term loan facility would increase by approximately $0.2 million. That increase in interest expense, however, would be offset by approximately $0.2 million in payments we would be entitled to receive under the DDi Europe swap agreement.

   In October 2000, in connection with our public offering of common stock, we elected to terminate and concurrently replace an existing interest rate agreement. The replacement of the swap agreement does not affect interest rate risk (see Note 20 to the consolidated financial statements).

   A change in interest rates would not have an effect on the interest expense to be incurred on the Dynamic Details senior subordinated notes or the DDi Capital senior discount notes because each of these instruments bears a fixed rate of interest.

 Foreign Currency Exchange Risk

   With our acquisition of MCM Electronics, we now have operations in the United Kingdom. The sales and expenses and financial results of those operations are denominated in British pounds. We have foreign currency translation risk equal to our net investment in those operations. However, since nearly all of our sales are denominated in each operation's local currency, we have relatively little exposure to foreign currency transaction risk with respect to sales made. Therefore, the effect of an immediate 10% change in exchange rates would not have an impact on our operating results over the twelve-month period ending September 30, 2001. We do not use forward exchange contracts to hedge exposures to foreign currency denominated transactions and do not utilize any other derivative financial instruments for trading or speculative purposes.

 Impact of Inflation

   We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

 Risks Associated with Intangible Assets

   As of September 30, 2000, our consolidated balance sheet reflected $267.7 million of intangible assets, a substantial portion of our total assets at such date. The intangible assets consist of goodwill and other identifiable intangibles relating to the DCI merger and our recent acquisitions. The balances of these intangible assets may increase in future periods, principally from the consummation of further acquisitions. Amortization of these additional intangibles would, in turn, have a negative impact on earnings. In addition, we continuously evaluate whether events and circumstances have occurred that indicate the remaining balance of intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our intangible assets, which could have a material adverse effect on our results during the periods in which such a reduction is recognized. There can be no assurance that we will not be required to write down intangible assets in future periods.

Recently Issued Accounting Standards

   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for reporting and disclosure of comprehensive income and its components. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required. Through December 31, 1999, we have no elements which give rise to reporting comprehensive income. For the nine months ended September 30, 2000, we reported comprehensive income which consisted of net income less foreign currency translation adjustment of $4.2 million.

   In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 modifies the disclosure requirements for reportable operating segments. This statement became effective for our fiscal year ending December 31, 1998. Reclassification of prior year financial statements for comparative purposes is required unless deemed impractical. This pronouncement has had no significant impact on our reporting practices since its adoption; and until such time that we diversify our operations, management believes such pronouncement will not be applicable.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No 137, issued by the FASB in July 1999, establishes a new effective date for SFAS No. 133. This statement, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for us beginning with our fiscal quarter ending March 31, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would require us to reflect the fair value of our derivative instruments (see Note 8 to our consolidated financial statements) on the consolidated balance sheet. Changes in fair value of these instruments will be reflected as a component of comprehensive income. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 addresses a limited number of issues causing implementation difficulties for SFAS No. 133. SFAS No. 138 is required to be adopted concurrently with SFAS No. 133 and is therefore effective for us beginning with our fiscal quarter ending March 31, 2001.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"),"Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. We have adopted SAB 101 and it did not have a material impact on our financial position or results of operations.

                                    BUSINESS

Overview

   We provide technologically advanced, time-critical electronics design, development and manufacturing services to original equipment manufacturers and other providers of electronics manufacturing services. Operating through our primary operating subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited, we target the fast-growing communications and networking equipment industries, which are characterized by aggressive new product development programs demanding the rapid application of advanced technology and design.

   Our customers use our services to develop and produce a wide variety of end products, including communications switching and transmission equipment, wireless base stations, work stations, high-end computing equipment and data networking equipment. The technologically advanced, time-critical segment of the electronics manufacturing services industry in which we operate is characterized by rapid growth, high margins and significant customer diversity.

   Our predecessor corporation was established in 1978. In 1991, new management, led by our President and Chief Executive Officer, Bruce D. McMaster, began to focus primarily on the time-critical segment of the electronics manufacturing services industry. In January 1996, we were recapitalized by Chase Manhattan Capital, LLC and its affiliates. In October 1997, we were recapitalized again by investors led by Bain Capital, Inc., Celerity Partners, L.L.C. and Chase Capital Partners.

   In July 1998, we merged with Dynamic Circuits, Inc., or DCI. DCI, led by our current Chairman, Charles D. Dimick, was primarily a manufacturer of complex printed circuit boards and related components based in Silicon Valley and with additional facilities in Texas, Georgia and Massachusetts.

   On April 14, 2000, we closed our initial public offering and acquired MCM Electronics Limited, based in the United Kingdom. MCM Electronics has been combined with our other European operations and does business as DDi Europe Limited. On August 4, 2000, we acquired substantially all of the assets of Automata International, Inc., located in northern Virginia. On September 15, 2000, we acquired substantially all the assets of Golden Manufacturing, Inc., located in Garland, Texas. On October 16, 2000, we completed an additional public offering of our common stock.

Industry Background

   Electronics manufacturing services, or EMS, companies provide a range of services to electronics original equipment manufacturers, or OEMs. The EMS industry is growing rapidly, and industry revenues have increased from approximately $22 billion in 1993 to approximately $101 billion in 2000. Technology Forecasters, Inc. expects industry revenues to grow at approximately 27% annually to approximately $260 billion in 2004. Industry growth is fueled by increases in the rate of outsourcing combined with steady, underlying growth in the electronics equipment industry. In 2000, approximately 13.1% of the cost of goods sold by electronics OEMs was attributable to components and products outsourced to EMS providers. Technology Forecasters expects this percentage to reach 25.9% by 2004.

   Electronics manufacturing services were historically labor-intensive functions outsourced by OEMs to obtain additional capacity during periods of high demand and initially consisted mainly of printed circuit board assembly. Early EMS providers acted essentially as subcontractors, providing production capacity on a transactional basis. With advances in process technology, EMS providers developed additional capabilities and were able both to improve quality and to reduce OEMs' costs. Over time, OEMs came to rely on EMS providers to perform a broader array of manufacturing services, including design and development activities. In recent years, EMS providers have expanded their range of services to encompass design, product development, packaging and distribution and overall supply chain management.

   By using EMS providers, OEMs are able to focus on their core competencies, including product development, sales, marketing and customer service. Outsourcing allows OEMs to take advantage of the manufacturing expertise, advanced technology and capital investment of EMS providers, to achieve overall cost benefits and to enhance their competitive position by:

  .  reducing time to market and time to volume production;

  .  reducing operating costs and invested capital;

  .  improving supply chain management;

  .  focusing their resources on core competencies;

  .  accessing advanced manufacturing capabilities and process technologies;
     and

  .  improving access to global markets.

   We believe the fast-growing communications and networking equipment industries represent large and attractive markets for electronic manufacturing services. These industries are characterized by increasingly rapid product introductions driven by, among other factors, the demand for network infrastructure to handle increased voice and data traffic created by the Internet. Communications equipment manufacturers are at a relatively early stage of the outsourcing trend, and Technology Forecasters, Inc. predicts these manufacturers will double their use of EMS providers, such as ourselves, between 2000 to 2004 for design, development and manufacturing services.

The DDi Customer Solution

   We engineer technologically advanced materials for our customers within extremely short turnaround times, which distinguishes us from traditional electronics manufacturing service providers and provides our customers with a competitive advantage in delivering their new products to market quickly. Our customers benefit from the following components of the DDi customer solution:

  . Time-critical Service. Based on industry data, we believe we are one of the largest providers of quick-turn complex printed circuit boards in the United States. We can deliver highly complex printed circuit boards to our customers in as little as 24 hours. Approximately 50% of our net sales in 1999 were generated from services delivered in 10 days or less.

  . Advanced Technology. Our focus on time-critical design, development and manufacturing services requires our engineers to remain on the cutting edge of electronics technology, and our customers benefit from the expertise we have developed as they seek to introduce new products. Approximately 50% of our net sales in 1999 involved the design or manufacture of printed circuit boards with at least eight layers, an industry-accepted measure of complexity. In addition, many of our lower layer-count boards are complex as a result of the incorporation of other technologically advanced features.

  . Proactive Sales Force. Our knowledgeable and innovative sales force, based in Silicon Valley, enables our current and prospective customers to understand and exploit the wide range of services provided by our facilities across the country. Our salespeople helped us achieve a net increase of approximately 100 customers during the nine months ended September 30, 2000, exclusive of acquisitions.

  . Relationships with Research and Development Personnel. In many cases, we have design engineers stationed on-site in our customers' product development divisions. As a result, we help our customers develop workable technical solutions to their concepts for next generation products.

  . Experienced and Incentivized Management. Our management team, led by Charles D. Dimick and Bruce D. McMaster, collectively has more than 100 years of experience in the electronics manufacturing services industry. Assuming the over-allotment option is not exercised, our executive officers will beneficially own approximately 7.6% of our common stock outstanding after this offering.

   We believe that these attributes allow us to consistently meet and exceed our customers' expectations and that, as a result, we will continue to attract leading original equipment manufacturers and other providers of electronics manufacturing services as customers.

Our Strategy

   Our goal is to be the leading provider of technologically advanced, time-critical electronics manufacturing services. To achieve this goal, we will:

   Continue our Focus on the Fast-Growing Communications and Networking Equipment Industries. We focus our marketing efforts on the fast-growing communications and networking equipment industries, and target established original equipment manufacturers, emerging providers of next-generation technology and electronics manufacturing service providers serving these industries. The communications and networking equipment industries represented approximately 60% of our net sales for the nine months ended September 30, 2000.

   Capitalize on our Strong Customer Relationships and Design Expertise to Participate in Future Product Introductions and Further Outsourcing
Programs. We have served established original equipment manufacturers for many years, through multiple product generations. We have positioned ourselves as a strategic partner in our customers' new product initiatives by focusing on direct relationships with our customers' research and development personnel. As a result, we have developed expertise and gained knowledge of our customers' new product design programs, all of which position us as a preferred service provider for future product generations.

   Strengthen our Technology and Process Management Leadership in the Time-Critical Segment of the Electronics Manufacturing Services Industry and Continue to Improve Quality and Delivery Times by Incorporating Emerging Technologies and Consistently Refining our Manufacturing Processes. We have consistently been among the earliest users of new developments in printed circuit board design, development and manufacturing and are continuously incorporating new technology into our manufacturing processes in order to further improve quality and reduce delivery times. Because we concentrate on cutting-edge methods, we have the ability to service emerging providers of next-generation technology. This ability allows us to build customer relationships with companies with the potential for significant growth and enables us to provide these cutting-edge methods to customers accustomed to more traditional methods. We have developed process management expertise over time and are continuously enhancing our ability to quickly adapt design and production facilities on demand to serve time-critical customer needs. We believe this expertise and ability position us as an industry leader in providing flexible and responsive technologically advanced, time-critical services.

   Pursue Acquisition Opportunities, Including Asset Divestitures by Original Equipment Manufacturers. We have actively pursued acquisitions to enhance our service offerings, expand our geographic presence and increase our production capabilities. An increasing number of original equipment manufacturers are divesting their production capabilities as an integral part of their manufacturing strategy. We have completed three acquisitions in 2000: MCM Electronics, Automata and Golden Manufacturing. We intend to continue to pursue strategic acquisition opportunities, including asset divestitures by original equipment manufacturers, that we believe will complement our internal growth.

   Leverage our Leadership in Quick-Turn Design and Manufacturing Services to Further Expand Our Assembly Operations and Other Value-Added Services. As a quick-turn design and manufacturing service provider, we gain early access to our customers' product development processes, giving us the opportunity to leverage the provision of our design services into providing other value-added services including assembly of printed circuit boards and other electronic components and total system assembly and integration of electronics products. We predominantly use these additional capabilities in our customers' new product development programs to enable them to further reduce their time to market and overall cost.

   Expand our International Presence to Better Serve the Needs of Customers Seeking to Outsource Their Worldwide Design and Manufacturing Activities. We serve a growing number of European customers from DDi Europe's four U.K. facilities. We believe that the European and Asian markets offer significant growth opportunities as large electronics equipment manufacturers are increasing their global distribution and are seeking electronics manufacturing service providers with the ability to operate in multiple markets.

Our Services

   We provide a suite of value-added, integrated services, used by our customers predominantly in the development of new products, including:

   On-campus and In-the-field Design of Complex Printed Circuit Boards. We target our design and development engineering services primarily at the earliest stages of the new product development process. We provide design and engineering assistance early in new product development to ensure that both mechanical and electrical considerations are integrated into a cost-effective manufacturing solution. We design and develop printed circuit boards that meet or exceed established operating parameters for new products. In doing so, we often recommend and assist in implementing design changes to reduce manufacturing costs and lead times, increase manufacturing yields and improve the quality of the finished product.

   Printed circuit boards are the basic platforms used to interconnect electronic components and can be found in virtually all electronic products, including consumer electronics, computers and automotive, telecommunications, industrial, medical, military and aerospace equipment. Printed circuit boards used in consumer electronic products are generally less technologically sophisticated, employing lower layer counts and requiring less manufacturing sophistication than printed circuit boards used in high-end commercial equipment. Communications and networking equipment manufacturers require more complex multi-layer interconnections with advanced materials.

   Time-critical Development and Fabrication of Prototype Complex Printed Circuit Boards. Our time-critical, or quick-turn, services are used in the design, test and launch phases of new electronics product development and are generally delivered within 10 to 20 days or in as little as 24 hours. Larger volumes of printed circuit boards are needed as a product progresses past the testing, design and pre-production phases. The advanced design, development and manufacturing technologies we employ facilitate quick-turn production of complex, multi-layered printed circuit boards utilizing technologically-advanced methods. See "Technology, Development and Processes." Our ability to provide these services on a quick-turn and longer lead-time delivery basis involves working closely with customers from the initial design of new products through development and launch.

   Assembly of Printed Circuit Boards, Backpanels and Other Components of Electronics Products. We assemble printed circuit boards, backpanels, card cages and wire harnesses on a low volume, quick-turn basis. Backpanels are large printed circuit boards, and card cages and wire harnesses integrate wires with connectors and terminals to transmit electricity between two or more points. As the electronics industry has worked to increase component speed and performance, the design of these components has become more integrated. We have responded to this trend and provide these additional assembly services to complement our design and development capabilities.

   Assembly and Integration of Our Customers' Complete Systems and Products. We provide full system assembly services, predominantly for products in development by original equipment manufacturers. These services require logistical capabilities and supply chain management to rapidly acquire components, assemble prototype products, perform complex testing and deliver products to the customer.

Our Customers and Markets

   We believe that we have one of the broadest customer bases in the electronics manufacturing services industry. As of September 30, 2000 we had more than 1,900 original equipment manufacturers and electronics manufacturing services customers representing a wide range of end-user markets. Our customers principally consist of leading communications and networking equipment and computer companies, as well as medical, automotive, industrial and aerospace equipment manufacturers. During the nine months ended September 30, 2000, sales to our largest customer, Alcatel, accounted for less than 10% of our net sales, and sales to our ten largest customers accounted for approximately 39% of our net sales. We have been successful at retaining customers and have worked with our three largest customers since 1991.

   Approximately 80% of our net sales are made to original equipment manufacturers, and the remainder are to electronics manufacturing service providers. The following table shows, for the periods indicated, the percentage of our sales in each of the principal end-user markets we served for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2000.

                                             Year Ended
                                            December 31,
                                           ----------------  Nine Months Ended
End-User Markets                           1997  1998  1999  September 30, 2000
----------------                           ----  ----  ----  ------------------
Communications and networking equipment..   34%   53%   55%          59%
Computer and peripherals.................   45    24    21           25
Medical, automotive, industrial and test
 instruments.............................    6    11     9            4
Aerospace equipment......................    6     3     2            2
Other....................................    9     9    13           10
                                           ---   ---   ---          ---
  Total..................................  100%  100%  100%         100%
                                           ===   ===   ===          ===

   The following table indicates, for the year ended December 31, 1999, our largest original equipment manufacturers, or OEMs, and electronics manufacturing services, or EMS, customers in terms of net sales, in alphabetical order, and the primary end products for which we provided our services.

OEM Customers              End Products
-------------              ------------
Alcatel................... Communications switching and transmission equipment, networking equipment
Ericsson.................. Communications equipment
IBM....................... Network servers
Intel..................... Personal computers
Marconi Communications.... Communications switching and transmission equipment, networking equipment
EMS Customers              End Products
-------------              ------------
Celestica................. Communications and computing equipment
Jabil..................... Communications and computing equipment
Solectron................. Communications and computing equipment

Technology, Development and Processes

   We maintain a strong commitment to research and development and focus our efforts on enhancing existing capabilities as well as developing new technologies. Our close involvement with our customers in the early stages of their product development positions us at the leading edge of technical innovation in the design of quick-turn and complex printed circuit boards. Our staff of approximately 300 experienced engineers, chemists and laboratory technicians works in conjunction with our sales staff to identify specific needs and develop innovative, high performance solutions to customer issues. This method of product development allows customers to augment their own internal development teams while providing us with the opportunity to gain an in-depth understanding of our customers' businesses and enabling us to better anticipate and serve their future needs.

   The market for our products and services is characterized by rapidly changing technology and continuing process development. In recent years, the trend in the electronics equipment industry has been to increase speed and performance of components while at the same time reducing their size. This trend requires increasingly complex printed circuit boards with higher densities. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, develop and market products and services that meet changing customer needs, and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In the last three years we have made substantial investments in equipment and technology to meet these needs and maintain our competitive advantage.

   We believe the highly specialized equipment we use is among the most advanced in our industry. We provide a number of advanced technologies, including:

  . Laser Direct Imaging. Laser direct imaging is a new process that allows us to increase board density through the use of increasingly small and accurate laser technology.

  . Microvias. Microvias are small holes, or vias, generally created with lasers employing depth control rather than mechanical drills, through which printed circuit board layers are interconnected. Microvias generally have diameters between .001 and .005 inches.

  . Blind or Buried Vias. Blind or buried vias are small holes which interconnect inner layers of high layer-count printed circuit boards.

  . Ball Grid Arrays. A ball grid array is a method of mounting an integrated circuit or other component to a printed circuit board. Rather than using pins, also called leads, the component is attached with small balls of solder at each contact. This method allows for greater component density and is used in printed circuit boards with higher layer counts.

  . Flip Chips. Flip chips are structures that house circuits which are interconnected without leads. They are utilized to minimize printed circuit board surface area when compact packaging is required.

  . Multichip Module-Laminates. Multichip module-laminates are a type of printed circuit board design that allows for the placement of multiple integrated circuits or other components in a limited surface area.

  . Advanced Substrates. Advanced substrates are a recent generation of printed circuit board materials that enable the use of ball grid arrays, flip chips and multichip module laminates. They are used for products requiring high-frequency transmission and have thermal properties superior to standard materials.

   We are qualified under various industry standards, including Bellcore compliance for communications products and UL (Underwriters Laboratories) approval for electronics products. In addition, all of our production facilities are ISO-9002 certified. These certifications require that we meet standards related to management, production and quality control, among others.

Manufacturing

   We produce highly complex, technologically advanced multi-layer and low-layer printed circuit boards, backpanel assemblies, printed circuit board assemblies, card cage and wire harness assemblies and full system assembly and integration that meet increasingly tight tolerances and specifications demanded by original equipment manufacturers. The manufacture of printed circuit boards involves several steps: etching the circuit image on copper-clad epoxy laminate, pressing the laminates together to form a panel, drilling holes and depositing copper or other conducive material to form the inter-layer electrical connections and, lastly, cutting the panels to shape. Our advanced interconnect products require additional critical steps, including dry film imaging, photoimageable soldermask processing, computer-controlled laser drilling and routing, automated plating and process controls and achievement of controlled impedance.

   Multi-layering, which involves placing multiple layers of electrical circuitry on a single printed circuit board or backpanel, expands the number of circuits and components that can be contained on the interconnect product and increases the operating speed of the system by reducing the distance that electrical signals must travel. Increasing the density of the circuitry in each layer is accomplished by reducing the width of the circuit tracks and placing them closer together on the printed circuit board or backpanel.

   Interconnect products having narrow, closely spaced circuit tracks are known as fine line products. The manufacture of complex multi-layer interconnect products often requires the use of sophisticated circuit interconnections, called blind or buried vias, between printed circuit board layers and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds, referred to as controlled impedance. These technologies require very tight lamination and etching tolerances and are especially critical for printed circuit boards with ten or more layers.

   Manufacture of printed circuit boards used in backpanel assemblies requires specialized expertise and equipment because of the larger size of the backpanel relative to other printed circuit boards and the increased number of holes for component mounting. We have no patents for these proprietary techniques and rely primarily on trade secret protection.

   Accomplishing these operations in time-critical situations, as we do, requires the attention of highly-qualified personnel. Furthermore, our manufacturing systems are managed to maximize flexibility to accommodate widely varying projects for different customers with minimal or no turnover time. We seek to maximize the use of our production and manufacturing capacity through the efficient management of time-critical production schedules.

   We conduct our operations in several buildings that we own or lease. We believe our facilities are currently adequate for our operating needs. Our principal manufacturing facilities are as follows:

 Location                   Function                            Square Feet
 --------                   --------                            -----------
 Anaheim, California        Quick-turn printed circuit boards     125,000
 Milpitas, California       Quick-turn printed circuit boards      45,000
 Tewkesbury, England        Quick-turn printed circuit boards      30,000
 Sterling, Virginia         Quick-turn printed circuit boards     100,000
 Garland, Texas*            Longer lead-time printed circuit       86,000
                            boards
 Tolworth, England          Longer lead-time printed circuit       35,000
                            boards
 Milpitas, California       Design and assembly                    41,000
 Dallas, Texas              Assembly                               49,000
 Marlborough, Massachusetts Assembly                               32,500
 La Grange, Georgia         Assembly                               30,000
 Calne, England             Assembly                               70,000
 Hoddesdon, England         Assembly                               22,000
 Garland, Texas             Assembly                               70,000
                                                                  -------
                                                                  735,500

* We own this facility. All other facilities are leased.

Sales and Marketing

   Our marketing strategy focuses on developing close working relationships with our customers early in the design phase and throughout the lifecycle of the product. Accordingly, our senior management personnel and engineering staff advise customers with respect to applicable technology, manufacturing feasibility of designs and cost implications through on-line computer technical support and direct customer communication. We have focused our marketing efforts on developing long-term relationships with research and development personnel at key customers in high-growth segments of the electronics equipment industry.

   We employ a targeted sales effort to help optimize our market share at the customer level. In order to establish individual salesperson accountability for each client, each customer is assigned one member of our staff for all services across all facilities. We have developed a comprehensive database and allocation process to control our calling and cross-selling effort, and have a global account program for coordinating sales to our top 20 customers. The success of our sales strategy is demonstrated by the net addition of over approximately 150 customers in 1999 and 100 customers during the nine months ended September 30, 2000, excluding the 400 customers added through our acquisition of MCM Electronics.

   We market our design, development and manufacturing services through an internal sales force of approximately 125 individuals and an expansive sales network consisting of 14 organizations comprised of approximately 80 manufacturers' representatives across the United States. Approximately half of our net sales in 1999 were generated through manufacturers' representatives. For many of these manufacturers' representatives, we are the largest revenue source and the exclusive supplier of quick-turn and pre-production printed circuit boards. In 1997, we opened a sales office in London, England. Following our acquisition of MCM Electronics, we integrated its sales force into our pre-existing European staff, and we plan to continue expanding our international sales efforts.

Our Suppliers

   Our raw materials inventory is small relative to our sales and must be regularly and rapidly replenished. We use just-in-time procurement practices to maintain our raw materials inventory at low levels, and we work closely with our suppliers to incorporate technological advances in the raw materials we purchase. Because we provide primarily lower-volume quick-turn services, this inventory policy does not hamper our ability to complete customer orders. Although we have preferred suppliers for some raw materials, multiple sources exist for all materials. Adequate amounts of all raw materials have been available in the past and we believe this will continue in the foreseeable future.

   The primary raw materials that we use in production are core materials (copperclad layers of fiberglass of varying thickness impregnated with bonding materials) and chemical solutions (copper, gold, etc.) for plating operations, photographic film and carbide drill bits.

Competition

   The electronics manufacturing services industry is highly fragmented and characterized by intense competition. We principally compete in the time-critical segment of the industry against independent, small private companies and integrated subsidiaries of large, broadly based volume producers, as well as the internal capacity of original equipment manufacturers. We believe that competition in the market segment we serve, unlike in the electronics manufacturing services industry generally, is not driven by price. Instead, because customers are willing to pay a premium for a responsive, broad-reaching capability to produce customized complex products in a very short time, we compete primarily on the basis of quick turnaround, product quality and customer service. In addition, we do not compete in the high volume production manufacturing aspect of the industry and as a result are less exposed to competition from low cost manufacturers who compete on price in the commodity segment of this market.

   Competition in the complex and time-critical segment of our industry has increased due to consolidation, resulting in potentially better capitalized competitors. Our basic technology is generally not subject to significant proprietary protection, and companies with significant resources or international operations may enter the market.

Backlog

   Although we obtain firm purchase orders from our customers, our customers typically do not make firm orders for delivery of products more than 30 to 90 days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

Governmental Regulation

   Our operations are subject to certain federal, state and local regulatory requirements relating to environmental compliance and site cleanups, waste management and health and safety matters. In particular, we are subject to regulations promulgated by:

  . the Occupational Safety and Health Administration pertaining to health and safety in the workplace;

  . the Environmental Protection Agency pertaining to the use, storage, discharge and disposal of hazardous chemicals used in the manufacturing processes; and

  .  corresponding state agencies.

   To date the costs of compliance and environmental remediation have not been material to us. Nevertheless, additional or modified requirements may be imposed in the future. If such additional or modified requirements are imposed on us, or if conditions requiring remediation were found to exist, we may be required to incur substantial additional expenditures.

Employees

   As of September 30, 2000, we had approximately 3,200 employees, none of whom are represented by unions. Of these employees, approximately 2,632 were involved in manufacturing and engineering, 140 worked in sales and marketing and 428 worked in accounting, systems and other support capacities. We have not experienced any labor problems resulting in a work stoppage and believe we have good relations with our employees.

Legal Proceedings

   We are a party to various legal actions arising in the ordinary course of our business. We believe that the resolution of these legal actions will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The following table sets forth our directors and executive officers, their ages as of September 15, 2000, and the positions currently held by each person:

Name                                  Age Office
----                                  --- ------
                                          President, Chief Executive Officer and
Bruce D. McMaster....................  38 Director
Charles D. Dimick....................  44 Chairman and Director
                                          Vice President and Chief Financial
Joseph P. Gisch......................  44 Officer
John Peters..........................  46 Vice President, Sales and Marketing
Greg Halvorson.......................  38 Vice President, Operations
Terry L. Wright......................  40 Vice President, Engineering
David Dominik........................  44 Director
Edward W. Conard.....................  43 Director
Stephen G. Pagliuca..................  45 Director
Prescott Ashe........................  33 Director
Stephen M. Zide......................  40 Director
Mark R. Benham.......................  49 Director

   Bruce D. McMaster joined us in 1985 and has served as our President since 1991 and as a Director and our Chief Executive Officer since 1997. He has over 21 years of experience in the EMS industry. Before becoming our President, Mr. McMaster worked in various management capacities in our engineering and manufacturing departments.

   Charles D. Dimick joined us in 1998 upon our merger with DCI. He is our Chairman, a Director and the President of our subsidiary, Dynamic Details Incorporated, Silicon Valley. He has over 21 years of experience in the EMS industry. Mr. Dimick founded DCI in 1991 and served as its president and chief executive officer until the merger. Previously, he was a senior vice president of sales and marketing at Sigma Circuits.

   Joseph P. Gisch has served as our Chief Financial Officer since 1995 and as a Vice President since 1997. From 1986 to 1995, Mr. Gisch was a partner at the accounting firm of McGladrey & Pullen, LLP where he was responsible for the audit, accounting and information systems for a variety of manufacturing clients. Mr. Gisch was responsible for our general accounting and income tax matters. Mr. Gisch has not been responsible for any of our audit services since 1991.

   John Peters joined us in 1998 upon our merger with DCI. He has been our Vice President, Sales and Marketing, since 1999. He was the senior vice president of sales and marketing of our subsidiary, Dynamic Details Incorporated, Silicon Valley from 1998 to 1999. Mr. Peters served as vice president of sales and marketing of DCI from 1992 to 1998.

   Greg Halvorson joined us in 1998 upon our merger with DCI as our Vice President, Operations, and the Senior Vice President of Operations of our subsidiary, Dynamic Details Incorporated, Silicon Valley. Prior to joining us, Mr. Halvorson served as vice president of operations of DCI from 1995 to 1998. Mr. Halvorson spent six years at Pacific Circuits as plant manager and head of engineering before which he was manager of computer-aided manufacturing at Sigma Circuits.

   Terry L. Wright joined us in 1991 and has served as our Vice President, Engineering since 1995. Prior to joining us, Mr. Wright was a general manager at Applied Circuit Solutions and a quality assurance manager at Sigma Circuits.

   David Dominik has served as a Director since November 1998. Mr. Dominik is a co-founder and managing director of Golden Gate Capital and a special limited partner of Bain Capital, Inc. He was a managing director of Bain Capital, Inc. from 1990 until March 2000. Previously, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies, and assistant to the chairman of Genzyme Corporation, a biotechnology firm. From 1982 to 1984, he worked as a management consultant at Bain & Company. Mr. Dominik was elected as a director of DCI in 1996. Mr. Dominik also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc. and OneSource.

   Edward W. Conard has served as a Director since 1997. He has been a managing director of Bain Capital, Inc. since March 1993. From 1990 to 1992, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Prior to that, he was a vice president at Bain & Company, where he headed the firm's operations practice area. Mr. Conard also serves as a director of Waters Corporation, Cambridge Industries, Alliance Laundry Systems, L.L.C., ChipPAC, Inc., Medical Specialties, Inc. and U.S. Synthetic.

   Stephen G. Pagliuca has served as a Director since January 2000. Mr. Pagliuca has been a managing director of Bain Capital, Inc. since May 1993 and a general partner of Bain Venture Capital, Inc. since 1989. Prior to joining Bain Capital, Mr. Pagliuca was a partner at Bain & Company. Mr. Pagliuca also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. He is also a director of Gartner Group, Epoch Senior Living and Dade Behring Inc.

   Prescott Ashe has served as a Director since 1997. Mr. Ashe is a co-founder and managing director of Golden Gate Capital. He was principal at Bain Capital, Inc. from June 1998 until May 2000 and was an associate at Bain Capital, Inc. from December 1992 to June 1998. Prior to that, he was an analyst at Bain Capital, Inc. and a consultant at Bain & Company. Mr. Ashe also serves as a director of ChipPAC, Inc., Integrated Circuit Systems, Inc., and SMTC Corporation.

   Stephen M. Zide has served as a Director since 1997. Mr. Zide has been a principal at Bain Capital, Inc. since September 2000. Previously he was a managing director at Pacific Equity Partners from 1998 to 2000 and an associate at Bain Capital, Inc. from 1997 to 1998. Prior to that he was a partner at the law firm of Kirkland & Ellis. Mr. Zide also serves as a director of Alliance Laundry Systems, L.L.C.

   Mark R. Benham has served as a Director since November 1998. Mr. Benham was a co-founder of Celerity Partners, L.L.C. and has been a partner since 1992. Previously he was a senior investment officer of Citicorp Venture Capital, Ltd., and prior to that he was an advisor to Yamaichi UniVen Co., Ltd., the venture capital subsidiary of Yamaichi Securities International. Mr. Benham is a director of SubMicron Systems Corporation, Rapid Design Service, Inc., SMTC Corporation and Starcom Holdings, Inc.

Board Composition

   All directors are elected and serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. All members of our board of directors set forth herein were elected by class vote pursuant to our articles of incorporation. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by and serve at the discretion of the board of directors.

   Our board is divided into three classes with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. Messrs. Ashe, Dimick and Dominik are in the class of directors whose term expires at the 2001 annual meeting of our stockholders. Messrs. McMaster and Zide are in the class of directors whose term expires at the 2002 annual meeting of our stockholders. Messrs. Benham, Conard, and Pagliuca are in the class of directors whose term expires at the 2003 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified. Our board of directors has one vacancy in the class of directors whose term expires at the 2002 annual meeting of our stockholders. Our by-laws provide that the remaining directors can fill the vacancy for the remainder of the term.

Director Compensation

   We currently pay no compensation to our non-employee directors, and pay no additional remuneration to our employees or executives for their service as directors.

Committees of the Board of Directors

   Our board of directors has two primary committees, the audit committee and the compensation committee. The board may also establish other committees to assist in the discharge of its responsibilities.

   The audit committee makes recommendations to the board of directors regarding the independent auditors to be approved by the stockholders, reviews the independence of the independent auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results with the independent auditors. The audit committee is comprised of Messrs. Benham and Dominik. PricewaterhouseCoopers LLP presently serves as our independent auditors.

   The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the whole board of directors for approval and authorization. The compensation committee administers our stock plans and is comprised of Messrs. Ashe, Benham, Conard and Pagliuca.

Compensation Committee Interlocks and Insider Participation

   The members of our compensation committee do not receive compensation for their services as directors. See "Related Party Transactions--Management Termination Agreement" and "--Other Related Party Payments."

Executive Compensation

   The following table sets forth information concerning the compensation for the years ended December 31, 2000, 1999 and 1998 for our chief executive officer and our four other most highly compensated executive officers on December 31, 2000, the end of our last fiscal year. For ease of reference, we collectively refer to these executive officers throughout this section as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                   Annual Compensation             Compensation
                              ------------------------------   ---------------------
                                                   Other       Restricted Securities
                                                   Annual        Stock    Underlying    All Other
   Name and Principal         Salary    Bonus   Compensation     Awards    Options     Compensation
        Position         Year   ($)      ($)        ($)           ($)        (#)           ($)
   ------------------    ---- ------- --------- ------------   ---------- ----------   ------------
Bruce D. McMaster....... 2000 476,731 1,232,500         -- *           --   50,000 (4)         --
 Presdient and Chief
  Executive                                                                 46,000 (5)
 Officer                 1999 451,737    42,500         -- *           --       --             --
                         1998 432,423    69,694         -- *           --       --             --

Charles D. Dimick....... 2000 473,846 1,232,500      6,000 (1)         --   50,000 (4)         --
 Chairman                                            7,442 (2)              46,000 (5)
                                                   387,496 (3)
                         1999 447,408    42,500      6,000 (1)         --       --             --
                                                     5,197 (2)
                                                   464,994 (3)
                         1998 190,076    31,281      3,000 (1)         --  109,521 (6)  1,808,248 (10)
                                                    39,684 (2)               5,972 (7)
                                                   816,721 (3)             142,725 (8)

Joseph P. Gisch......... 2000 288,558   580,000         -- *           --   30,000 (4)         --
 Chief Financial Officer                                                    27,500 (5)
                         1999 272,057    20,000         -- *           --       --             --
                         1998 269,346    18,967         -- *           --   28,077 (9)         --

John Peters............. 2000 374,185 1,232,500      6,000 (1)         --   30,000 (4)         --
 Vice President, Sales
  and                                              128,887 (2)              28,000 (5)
 Marketing                                         147,401 (3)
                         1999 329,926    42,500      6,000 (1)         --       --             --
                                                     1,411 (2)
                                                   168,439 (3)
                         1998 126,539    22,104      3,000 (1)         --   39,006 (6)    521,801 (10)
                                                    10,547 (2)               2,127 (7)    168,377 (11)
                                                   126,363 (3)              50,831 (8)

Gregory Halvorson....... 2000 311,233   580,000      6,000 (1)         --   30,000 (4)      8,060 (12)
 Vice President,
  Operations                                     1,491,489 (2)              27,500 (5)
                                                   251,133 (3)
                         1999 271,287    20,000      6,000 (1)         --       --             --
                                                     5,848 (2)
                                                   313,663 (3)
                         1998 112,692    22,104      3,000 (1)         --  145,849 (6)    501,214 (10)
                                                    48,460 (2)               7,954 (7)  1,272,728 (11)
                                                   198,975 (3)             190,067 (8)

--------

   * The aggregate amount of perquisites and other benefits paid did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive officer.

 (1) Reflects payments made in connection with the use of a personal automobile.
 (2) Represents payments under our cash bonus plan made at the time of the exercise of options to purchase shares of common stock which were granted in connection with the DCI merger.
 (3) Reflects deferred cash distributions made in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of common stock.
 (4) Options to purchase shares of common stock at an exercise price of $14.00 per share.
 (5) Options to purchase shares of common stock at an exercise price of $12.00 per share.
 (6) The options represent options to purchase shares of common stock at an exercise price equal to $0.56 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.
 (7) The options represent options to purchase shares of common stock at an exercise price equal to $21.79 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.
 (8) The options represent options to purchase shares of common stock at an exercise price equal to $12.64 per share issued in connection with the DCI merger to replace options to purchase shares of DCI common stock.

 (9) The options represent options to purchase shares of common stock at an exercise price of $21.79 issued to Mr. Gisch after Mr. McMaster and another executive officer agreed to permit us to cancel options to purchase 16,004 and 12,073 shares of common stock, respectively, at an exercise price of $21.79 per share.

(10) Represents amounts payable under our cash bonus plan in connection with the exercise of outstanding options to purchase shares of common stock issued in connection with the DCI merger. Each amount listed excludes amounts actually paid to the named executive officer under our cash bonus plan in 1998, 1999 and 2000. See note 2 to this table.
(11) Reflects deferred cash distributions payable in connection with the exchange of options to purchase shares of common stock of DCI for options to purchase shares of common stock and common stock in connection with the DCI merger. Each amount listed excludes the amounts of deferred compensation actually paid to the named executive officer in 1998, 1999 and 2000. See note 3 to this table.

(12) Reflects realized value of 1,046 shares of common stock acquired under the Employee Stock Purchase Plan. See "--Stock Plans and Related Transactions--Employee Stock Purchase Plans."

Option Grants in Last Year

   The following table sets forth information for the named executive officers concerning stock option grants during the year ended December 31, 2000.

                          OPTION GRANTS IN LAST YEAR

                                                                               Potential
                                                                           Realizable Value
                                                                           At Assumed Annual
                         Securities    Percentage                           Rates Of Stock
                         Underlying Of Total Options                      Price Appreciation
                          Options      Granted To    Exercise               for Option Term
                          Granted     Employees In     Price   Expiration -------------------
          Name             (#)(1)         2000       ($/share)    Date     5%($)     10%($)
          ----           ---------- ---------------- --------- ---------- -------- ----------
Bruce D. McMaster.......   50,000         2.4%         14.00   04/14/2010  440,226  1,115,620
                           46,000         2.2%         12.00   04/25/2010  347,150    879,746
Charles D. Dimick.......   50,000         2.4%         14.00   04/14/2010  440,226  1,115,620
                           46,000         2.2%         12.00   04/25/2010  347,150    879,746
Joseph P. Gisch.........   30,000         1.4%         14.00   04/14/2010  264,136    669,372
                           27,500         1.3%         12.00   04/25/2010  207,535    525,935
John Peters.............   30,000         1.4%         14.00   04/14/2010  264,136    669,372
                           28,000         1.3%         12.00   04/25/2010  211,309    535,497
Greg Halvorson..........   30,000         1.4%         14.00   04/14/2010  264,136    669,372
                           27,500         1.3%         12.00   04/25/2010  207,535    525,935

--------

(1) These options are incentive stock options for tax purposes and vest as follows: 25% on each of the first and second anniversaries of grant and the remaining 50% in eight equal quarterly installments beginning three months after the second anniversary of grant.

Option Exercises in Last Year and Year-End Option Values

   The following table sets forth information for the named executive officers concerning stock option exercises during the year ended December 31, 2000 and options outstanding on December 31, 2000.

                      AGGREGATE OPTION EXERCISES IN 2000
                          AND YEAR-END OPTIONS VALUES

                                                            Number of Securities      Value of Unexercised In-
                                                           Underlying Unexercised       The-Money Options At
                                                         Options at Fiscal Year-End        Fiscal Year-End
                         Shares Acquired Value Realized  (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          Name           On Exercise (#)     ($)(1)                  (#)                       ($)(1)
          ----           --------------- --------------  --------------------------- ---------------------------
Bruce D. McMaster.......      40,982       1,016,936           170,398/119,752           2,481,515/1,493,686
Charles D. Dimick.......      13,286         354,603            160,245/96,000           2,451,726/1,364,000
Joseph P. Gisch.........      17,269         428,516             40,084/68,049               874,473/218,859
John Peters.............      15,043         280,698             49,830/63,738               839,497/937,089
Greg Halvorson..........     132,386(2)    1,987,275(2)         103,756/63,439             1,770,114/901,597

--------
(1) Value is based on the difference between the option exercise price and the fair market value as of December 31, 2000. The fair market value of the common stock ($27.25 per share) is based on the last reported sale price for our common stock on The Nasdaq National Market on December 29, 2000.
(2) Does not include 1,046 shares of common stock acquired under the Employee Stock Purchase Plan, with a realized value of $8,060. See "--Stock Plans and Related Transactions-- Employee Stock Purchase Plans."

Employment Contracts, Termination of Employment and Change of Control
Arrangements


   Mr. Dimick is currently employed as our Chairman and as President of Dynamic Details Incorporated, Silicon Valley pursuant to an agreement dated July 23, 1998 which expires in July 2001. Under this agreement, Mr. Dimick received an annual base salary at an annual rate of $420,000 in 1998, subject to increases during the remainder of the contract. His 2000 base salary is $475,000. In addition, Mr. Dimick is eligible for an annual bonus based upon the achievement of EBITDA targets and received an award, pursuant to the agreement, of 109,521 Series A cash bonus units valued at $0.5601 per unit and 142,725 Series L cash bonus units valued at $12.6062 per unit, which cash bonus units vest on the same schedule applicable to the vesting of the options to purchase shares of common stock granted in connection with the DCI merger and are payable in accordance with the terms of the cash bonus plan. Mr. Dimick also entered into a non-compete agreement with us which contains customary confidentiality provisions and a non-compete clause effective for the duration of the term of the agreement.

   None of our other named executive officers are currently party to an employment agreement with us.

Stock Plans and Related Transactions

   On October 28, 1997, the board of directors adopted, and our stockholders approved, our 1997 Details, Inc. Equity Incentive Plan, or the 1997 Plan, which authorized the granting of stock options and the sale of common stock to our current or future employees, directors, consultants or advisors. Our board of directors is authorized to sell or otherwise issue common stock at any time prior to the termination of the 1997 Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 659,786 shares of common stock, subject to adjustment upon the occurrence of certain events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Currently there are no shares of common stock available for grant under the 1997 Plan.

   In connection with the DCI merger, the board of directors adopted, and our stockholders approved, the Details Holdings Corp.-Dynamic Circuits 1996 Stock Option Plan and the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (together the "DCI Stock Option Plans"), which authorized the granting of stock options and the sale of common stock in connection with the DCI merger. The terms applicable to options issued under the DCI Stock Option Plans are substantially similar to the terms applicable to the options to purchase shares of DCI outstanding immediate prior to the DCI acquisition. These terms include vesting from the date of acquisition through 2002. An optionholder's scheduled vesting is dependent upon continued employment with us. Upon termination of employment, any unvested options as of the termination date are forfeited.

   In connection with the DCI merger, we converted each DCI stock option award into the right to receive a cash payment and an option to purchase shares of common stock. The options granted bear exercise prices of either $0.56, $12.64 or $21.79. Our board of directors is authorized to sell or otherwise issue common stock at any time prior to the termination of the applicable DCI Stock Option Plan in such quantity, at such price, on such terms and subject to such conditions as established by it up to an aggregate of 1,440,425 shares of common stock, in the case of the Details Holdings Corp.- Dynamic Circuits 1996 Stock Option Plan, and 297,715 shares of common stock in the case of the Details Holdings Corp.-Dynamic Circuits 1997 Stock Option Plan (in each case, subject to adjustment to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of specified events).

   On July 23, 1998, in connection with the DCI merger, we adopted the Details Holdings Corp. Bonus Plan. Under this plan, awards of "Cash Bonus Units" were granted to selected former DCI employees, which have the effect of reducing the net amount payable by such employees upon exercise of options. Our board of directors determined the terms of the grants. Payments of the awards are made in connection with the exercise of options and are subject to the participant's continued employment with us. Our board of directors or the compensation committee may suspend or terminate the plan or any portion of the plan at any time and may amend the plan with stockholder approval. Unless sooner terminated, the plan will continue in effect until July 23, 2008.

   In 1998, each of Mr. McMaster and Mr. Muse agreed to permit us to cancel options to purchase 21,338 and 15,723 shares, respectively, of common stock at an exercise price of $21.79 per share, which options were subsequently granted by us to another of our other employees. In 1999, Mr. Dimick agreed to permit us to cancel options to purchase 4,550 shares of common stock at an exercise price of $0.56 per share, 5,930 shares of common stock at an exercise price of $12.64 per share and 248 shares of common stock at an exercise price of $21.79 per share, which options were subsequently granted by us to another of our employees.

 2000 Equity Incentive Plan

   The 2000 Equity Incentive Plan, or the "2000 Plan," was adopted by our board of directors and approved by stockholder vote on April 6, 2000. Since the closing of our initial public offering on April 14, 2000, we have granted to some of our executive officers and employees options to purchase a total of approximately 1,923,580 shares of our common stock with an exercise price equal to the market price on the date of grant. No future grants will be made under any plan existing before April 6, 2000.

   The 2000 Plan provides for the grant of incentive stock options to our U.S. employees (including officers and employee directors) and for the grant of nonstatutory stock options to our employees, directors and consultants. A nonstatutory stock option is a stock option that is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code. The holder of a nonstatutory stock option generally is taxed on the difference between the exercise price and the fair market value when exercised. The 2000 Plan also provides for the grant of stock appreciation rights, restricted stock, unrestricted stock, deferred stock, and securities (other than stock options) which are convertible into or exchangeable for common stock on such terms and conditions as our board determines.

   A total of (1) 4,100,000 shares of common stock, (2) any shares returned to existing plans as a result of termination of options and (3) annual increases of 1.0% of our outstanding common stock to be added on the date of each annual meeting of our stockholders commencing in 2001, or such lesser amounts as may be determined by the board of directors, are reserved for issuance pursuant to the 2000 Plan. For purposes of the preceding sentence, the following will not be considered to have been delivered under the 2000 Plan:

  . shares remaining under an award that terminates without having been exercised in full;

  . shares subject to an award, where cash is delivered to a participant in lieu of such shares;

  . shares of restricted stock that have been forfeited in accordance with the terms of the applicable award; and

  . shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an award.

   The number of shares of stock delivered under an award shall be determined net of any previously acquired shares tendered by the participant in payment of the exercise price or of withholding taxes. The maximum number of incentive stock options that may be issued pursuant to the 2000 Plan is 6,600,000.

   The administrator of the 2000 Plan has the power to determine the terms of the options granted, including the exercise price of the option, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 2000 Plan. Cash performance grants, intended to qualify as "performance-based compensation," may be issued under the plan, subject to shareholder approval as required by Section 162(m) of the Internal Revenue Code.

   Options granted under the 2000 Plan are generally not transferable by the optionee, and each option is exercisable during the lifetime of the optionee and only by such optionee. Options granted under the 2000 Plan must generally be exercised within 3 months after the end of an optionee's status as an employee, director or consultant of DDi, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term.

   The exercise price of all incentive stock options granted under the 2000 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Plan shall be determined by the administrator.

   The 2000 Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. This may have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to gain control of us because our employees might have a reduced incentive to remain with us following a merger or sale. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option shall be fully exercisable for a period of fifteen days from the date of such notice, and the option will terminate upon the expiration of such period.

 Employee Stock Purchase Plans

   Our Employee Stock Purchase Plan, or ESPP, was adopted by our board of directors and approved by our stockholders on April 6, 2000. The ESPP was established to give eligible employees a convenient means of purchasing shares of common stock through payroll deductions at a discounted price. We believe ownership of stock by employees fosters greater employee interest in our success, growth and development. Our board of directors approved on September 11, 2000 a plan offering equivalent rights to employees of non-U.S. subsidiaries. As of January 1, 2001, employees of Dynamic Details, Incorporated, Virginia, our subsidiary that purchased substantially all the U.S. assets of Automata, are eligible to participate in the plan.

   A total of 1,450,000 shares of our common stock are reserved for issuance under the ESPP and the non-U.S. ESPP, which is intended to qualify under
Section 423 of the Internal Revenue Code, and the non-U.S. plan. The plans allow for purchases in a series of offering periods, each six months in duration, with new offering periods (other than the initial offering period) commencing on January 1 and July 1 of each year. The plans are administered by our board of directors or by the compensation committee.

   Our employees, including officers and employee directors, and the employees of any majority-owned subsidiary designated by our board of directors, are eligible to participate in the plans if they have completed at least three months of employment and are employed by us or any such designated subsidiary for at least 20 hours per week and more than five months per year. The plans permit eligible employees to purchase shares of our common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to 85% of the lower of the fair market value of our common stock at the beginning or at the end of each applicable purchase period. In the event of specified changes in capitalization described in the plans, the purchase price may be adjusted during an offering period. Employees may end their participation in the offering at any time during the offering period, and participation in the plans ends automatically upon termination of employment with us. Unless terminated earlier by our board of directors, the plans will have a term of ten years.

 Registration of Employee Plans

   On May 18, 2000, we filed a registration statement on Form S-8 with the Securities and Exchange Commission registering a total of 7,598,588 shares issuable under our stock option plans and our ESPP. We may amend the registration statement as necessary from time to time.

                           RELATED PARTY TRANSACTIONS

   The following summaries of the Stockholders Agreement and the Management Termination Agreement are descriptions of the material provisions of those agreements and are subject to, and qualified in their entirety by reference to, those agreements, each of which has been previously filed with the Securities and Exchange Commission.

Stockholders Agreement

   All persons who were stockholders and optionholders prior to April 11, 2000 are parties to a stockholders agreement dated March 31, 2000, as amended from time to time, that, among other things, provides for registration rights.

Management Termination Agreement

   In connection with our initial public offering on April 14, 2000, a management agreement among Bain Capital Partners V, L.P. ("Bain"), us and our operating subsidiary was terminated by mutual consent of the parties. In addition, Bain was paid a fee of approximately $3 million in connection with the MCM Electronics acquisition and related matters. Investment funds associated with Bain are our largest stockholders.

Loans and Payments to Named Executive Officers

   In connection with the exercise of certain options and the purchase of certain shares of restricted stock in 1997 and in connection with the exercise of certain options in 2000, we accepted as payment from each named executive officer purchasing such shares a note bearing interest at 5.57% per annum. Mr. McMaster, Mr. Gisch, Mr. Halvorson and Mr. Wright had outstanding loan balances, excluding accrued interest, at September 30, 2000 of approximately $197,615, $88,905, $100,000 and $65,976, respectively. We have agreed to permit these executive officers to repay their respective loan obligations with proceeds received from the sale of stock.

Other Related Party Payments

   Sankaty High Yield Asset Partners, L.P., an affiliate of the Bain Capital funds, received a portion of the net proceeds from both our initial public offering and our October 2000 common stock offering due to the redemption of the DDi Intermediate senior discount notes.

   Chase Manhattan Capital, LLC, which until January 2001 was one of our principal stockholders, is an affiliate of The Chase Manhattan Bank, which serves as the administrative agent and participates as a lender under the Dynamic Details senior credit facility and is a counterparty to one of our interest rate exchange agreements, under terms similar to those of the other participants and counterparties.

   Celerity Partners, Inc., an affiliate of Celerity Funds, which was one of our principal stockholders until October 2000 received a fee of $199,000 in connection with the Golden Manufacturing acquisition.

Directors' Relationships with Principal Stockholder

   Five of our directors are or were affiliated with our principal stockholder, the Bain Capital funds. Edward W. Conard, Stephen G. Pagliuca and Stephen M. Zide are affiliated with the Bain Capital funds. David Dominik and Prescott Ashe were formerly affiliated with the Bain Capital funds.

Sales to Affiliate of Major Stockholders

   Investment funds associated with Bain Capital, Inc. and Celerity Partners, L.L.C. are also stockholders of SMTC Corporation, one of our customers. Our sales to SMTC Corporation, which totaled approximately $2.0 million or approximately 0.6% of our net sales during the nine months ended September 30, 2000, are on terms equivalent to those made available to our other customers.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding beneficial ownership of our common stock. The table sets forth, as of January 31, 2001, the number of shares beneficially owned and the percentage ownership. It also sets forth the following information relating to the impact on our beneficial ownership of our offering of common stock, should it occur concurrently with the offering: the number of shares, if any, offered in the common stock offering, and the number of shares beneficially owned, the percentage ownership after the completion of the offering of common stock, and the number of shares, if any, offered if the underwriters exercise their over-allotment option in the common stock offering.

   All of the above information is provided for:

  . each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

  . each executive officer named in our summary compensation table and each director;

  .  all executive officers and directors as a group; and

  .  all selling stockholders.

   As of January 31, 2001, our outstanding equity securities consisted of 44,343,597 shares of common stock.

   Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains a mailing address of c/o DDi Corp., 1220 Simon Circle, Anaheim, California 92806.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after January 31, 2001 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

                                                                 Shares Beneficially
                          Shares Beneficially                        Owned After
                          Owned Before Common                        Common Stock
                           Stock Offering(**)                       Offering (**)       Over-
                          --------------------                   -------------------- Allotment
    Name and Address       Number   Percentage Shares Offered(+)  Number   Percentage Shares(+)
    ----------------      --------- ---------- ----------------- --------- ---------- ---------
Principal Stockholders:
Bain Capital Funds (1)
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts
 02116..................  9,226,159    20.8%       2,458,919     6,767,240   14.3%     737,676
Directors and Executive
 Officers:
Bruce D. McMaster (2)...  1,300,945     2.9%         181,163     1,119,782    2.4%      54,349
Charles D. Dimick (3)...  1,413,702     3.2%         195,301     1,218,401    2.6%      58,590
Joseph P. Gisch (4).....    224,541      *            31,268       193,273     *         9,381
John Peters (5).........    523,595     1.2%          72,788       450,807     *        21,836
Gregory Halvorson (6)...    320,691      *            44,658       276,033     *        13,397
Edward W. Conard (7)....  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
David Dominik (7).......  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
Stephen G. Pagliuca
 (7)....................  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
Prescott Ashe (8).......  2,427,815     5.5%         646,209     1,781,606    3.8%     193,863
Stephen M. Zide (9).....  2,424,653     5.5%         646,209     1,778,444    3.8%     193,863
Mark R. Benham (10).....    805,519     1.8%              --       805,519    1.7%         --

All Directors and
 Executive Officers as a
 group
 (13 persons)...........  7,016,808    14.6%       1,171,387     5,842,259   10.4%     351,416
Other Selling
 Stockholders:
RGIP, L.L.C.                 59,676      *            15,905        43,771     *         4,771

--------
 * Indicates beneficial ownership of less than 1% of the issued and outstanding common stock.

** The number of shares of common stock deemed beneficially owned on January 31, 2001, includes (a) shares of common stock issued and outstanding on such date and (b) all options or warrants that are currently exercisable or will become exercisable within 60 days of January 31, 2001 by the person or group in question.

+ The number of shares offered assumes that the stockholders listed would be the only selling stockholders in the common stock offering, if it occurs. Other stockholders with registration rights may submit requests to sell shares until February 9, 2001. The numbers of shares actually sold by the Bain Capital funds, their affiliates and RGIP, L.L.C. are expected to be lower than the amounts shown to account for the participation of these other stockholders.
(1) Beneficial ownership includes 9,176,997 shares of common stock, and warrants to purchase 49,162 shares of common stock, owned by Bain Capital Fund V, L.P.; Bain Capital Fund V-B, L.P.; BCIP Associates; and BCIP Trust Associates, L.P.
(2) Beneficial ownership includes options to purchase 175,148 shares of common stock.

(3) Beneficial ownership includes options to purchase 160,245 shares of common stock, a warrant to purchase 26,575 shares of common stock and 11,230 shares of common stock held by Mr. Dimick's minor child.
(4) Beneficial ownership includes options to purchase 42,194 shares of common stock.
(5) Beneficial ownership includes options to purchase 51,580 shares of common stock, a warrant to purchase 9,668 shares of common stock and 900 shares of common stock held by Mr. Peters's minor child.
(6) Beneficial ownership includes options to purchase 105,475 shares of common stock.

(7) The shares of common stock and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P.
     Messrs. Conard and Pagliuca are each Managing Directors of Bain Capital, Inc. and general partners of BCIP Associates and BCIP Trust Associates, L.P., and Mr. Dominik is a former Managing Director of Bain Capital, Inc. and a general partner of BCIP Associates and BCIP Trust Associates, L.P. Accordingly, each of Messrs. Conard, Pagliuca and Dominik may be deemed to beneficially own shares and warrants owned by such entities. Each of Messr. Conard, Pagliuca and Dominik disclaims beneficial ownership of any such shares and warrants in which they do not have a pecuniary interest.

(8) Mr. Ashe directly holds 3,162 shares of common stock. The additional shares of common stock and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P. Mr. Ashe is a partner of BCIP Associates and BCIP Trust Associates, L.P. and, accordingly, may be deemed to beneficially own shares owned by such entities. Mr. Ashe disclaims beneficial ownership of any such shares and warrants in which he does not have a pecuniary interest.

(9) The shares of common stock and warrants included in the table represent shares held by BCIP Associates and BCIP Trust Associates, L.P. Mr. Zide is a partner of BCIP Associates and BCIP Trust Associates L.P. and, accordingly, may be deemed to beneficially own shares owned by such entities. Mr. Zide disclaims beneficial ownership of any such shares and warrants in which he does not have a pecuniary interest.

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


(10) Mr. Benham directly holds 147,592 shares of common stock. Beneficial ownership also includes 630,086 shares of common stock and warrants to purchase 26,841 shares of common stock owned by Celerity Dynamo, L.L.C., Celerity Details, L.L.C. and Celerity Liquids, L.L.C. Mr. Benham is a managing member of Celerity Partners, L.L.C., which controls each of Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. and, accordingly, may be deemed to beneficially own shares and warrants owned by Celerity Details, L.L.C., Celerity Liquids, L.L.C. and Celerity Dynamo, L.L.C. Mr. Benham disclaims beneficial ownership of any such shares and warrants in which he does not have a pecuniary interest. The address of Mr. Benham is c/o Celerity Partners, 11111 Santa Monica Boulevard, Suite 1127, Los Angeles, California 90025.

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                          DESCRIPTION OF INDEBTEDNESS

   We intend to use the proceeds we receive from this offering and the concurrent offering of common stock, should it occur, to repay indebtedness. The completion of this offering is not conditioned upon the completion of the offering of common stock. See "Use of Proceeds." Following this offering, in addition to indebtedness under the convertible subordinated notes, we may have outstanding indebtedness under the Dynamic Details senior subordinated notes, the DDi Capital senior discount notes, the DDi Europe facilities agreement and the Dynamic Details senior credit facility.

   We own 100% of the capital stock of DDi Intermediate Holdings Corp., which in turn owns 100% ofthe capital stock of DDi Capital Corp., which in turn owns 100% of the capital stock of Dynamic Details, Incorporated, one of our primary operating subsidiaries. We own 100% of the capital stock of DDi Europe Limited, our other primary operating subsidiary.

Dynamic Details Senior Credit Facility

   Our subsidiary, Dynamic Details, Incorporated, has entered into a credit agreement, for which The Chase Manhattan Bank is the collateral, co-syndication and administrative agent and for which Bankers Trust Company is the documentation and co-syndication agent. An amendment to the terms of the Dynamic Details senior credit facility will become effective upon the closing of this offering. The lenders are a syndicate comprised of various banks, financial institutions or other entities which hold transferable interests in the Dynamic Details senior credit facility. The Dynamic Details senior credit facility, as of September 30, 2000 consists of:

  .  Tranche A term facility of up to approximately $59.6 million;

  .  Tranche B term facility of up to $89.1 million; and

  . a revolving line of credit of up to $45.0 million, including revolving credit loans, letters of credit and swing line loans.

   The Dynamic Details senior credit facility is jointly and severally guaranteed by DDi Capital and its subsidiaries and secured by the assets of all of our domestic subsidiaries, and future domestic subsidiaries of Dynamic Details will guarantee the senior credit facility and secure that guarantee with their assets. The senior credit facility requires Dynamic Details to meet financial ratios and benchmarks and to comply with other restrictive covenants.

   The Tranche A term facility amortizes in quarterly installments from June 1999 until July 2004. The Tranche B term facility amortizes in quarterly installments from June 1999 until September 2004 at which time the remaining outstanding loans under the Tranche B term facility becomes repayable in two equal quarterly installments with a final payment in April 2005. The revolving line of credit terminates in July 2004.

   Our borrowings under the Dynamic Details senior credit facility bear interest at varying rates based, at our option, on either LIBOR plus 225 basis points or the bank rate plus 125 basis points (in the case of Tranche A and the revolving credit facility), LIBOR plus 300 basis points or the bank rate plus 200 basis points (in the case of Tranche B). The overall effective interest rate at September 30, 2000 was 8.8%. Dynamic Details is required to pay to the lenders under the senior credit facility a commitment on the average unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. An October 2000 amendment to the senior credit facility allows Dynamic Details to apply proceeds of sales of debt, equity or material assets to prepayment on its senior credit facility, subject to some exceptions, and must also, in some circumstances, pay excess cash flow to the lenders under its senior credit facility. We may be required to amend the terms of the Dynamic Details senior credit facility effective upon the closing of this offering to permit the use of proceeds of this offering and our concurrent offering of common stock, should we decide to complete it, if we choose to repay other indebtedness or retain a portion of the net proceeds for general corporate purposes without replacing the senior credit facility. Additionally, if we do not replace the senior credit facility, we expect to amend it to permit Dynamic Details to pay dividends to us to permit us to pay interest on the convertible subordinated notes.

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

   This summary of the material provisions of the Dynamic Details senior credit facility, as amended, is qualified in its entirety by reference to all of its provisions, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

Dynamic Details Senior Subordinated Notes

   The Dynamic Details senior subordinated notes were issued in an aggregate principal amount of $100,000,000 and will mature on November 15, 2005. The senior subordinated notes were issued under an indenture dated as of November 18, 1997 between Dynamic Details, Incorporated, as issuer, and State Street Bank and Trust Company, as trustee, and are senior subordinated unsecured obligations of Dynamic Details, Incorporated. Cash interest on the senior subordinated notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on each May 15 and November 15 of each year.

   On or after November 15, 2001, the Dynamic Details senior subordinated notes may be redeemed at the option of Dynamic Details, Incorporated, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date. We may use the net proceeds of this offering and our concurrent offering of common stock, should it occur, to repurchase some or all of these notes. See "Use of Proceeds."

   This summary of the material provisions of the Dynamic Details senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing these notes, which indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Capital Senior Discount Notes

   The DDi Capital senior discount notes were issued in an aggregate principal amount at maturity of $110,000,000 and will mature on November 15, 2007. The senior discount notes were issued under an indenture dated as of November 18, 1997 between us, as issuer, and State Street Bank and Trust Company, as trustee, as supplemented by the supplemental indenture dated as of February 10, 1998 between our subsidiary, DDi Capital Corp., and the trustee. The senior discount notes are senior unsecured obligations of DDi Capital Corp. The senior discount notes were issued at a discount to their aggregate principal amount at maturity and will accrete in value until November 15, 2002 at a rate per annum equal to 12.5%, compounded semi-annually. Cash interest on the senior discount notes will not accrue prior to November 15, 2002. Thereafter, interest will accrue at the rate of 12.5% per annum, payable semi-annually in arrears on each May 15 and November 15 of each year commencing May 15, 2003 to the holders of record on the immediately preceding May 1 and November 1, respectively.

   On or after November 15, 2002, the DDi Capital senior discount notes may be redeemed at the option of DDi Capital, in whole at any time or in part from time to time, at a redemption price that is greater than the accreted value of the notes, plus accrued and unpaid interest, if any, to the redemption date. We may use the net proceeds of this offering and our concurrent offering of common stock, should it occur, to repurchase some or all of these notes. See "Use of Proceeds."

   This summary of the material provisions of the DDi Capital senior discount notes is qualified in its entirety by reference to all of the provisions of the indenture governing the DDi Capital senior discount notes, which indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

DDi Europe Facilities Agreement

   In connection with our acquisition of MCM Electronics, we assumed MCM Electronics' debt obligations under a facilities agreement dated May 27, 1999 between MCM Electronics and the Governor of the Bank of

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

Scotland, as arranger, agent, security trustee, term loan bank and working capital bank. MCM Electronics has been combined with our other European operations to form DDi Europe Limited. This facility consists of:

  . Tranche A term loan facility of up to an aggregate principal amount of (Pounds)17.25 million;

  . Tranche B term loan facility of up to an aggregate principal amount of (Pounds)2.5 million;

  . Tranche C term loan facility of up to an aggregate principal amount of (Pounds)3.0 million; and

  . working capital facilities of an aggregate maximum principal amount of (Pounds)4.0 million.

   The term loan facilities require DDi Europe to meet financial ratios and to comply with other restrictive covenants.

   As of September 30, 2000, an aggregate of (Pounds)18.8 million, or $27.7 million, was outstanding under the facilities.

   The Tranche A term loan facility is repayable in increasing quarterly installments beginning in June 2000 with the final payment payable in September 2006. The Tranche B term loan facility is repayable in full in June 2007. The Tranche C term loan facility is repayable in annual installments between March 2001 and March 2006. The working capital facility is available until July 2002.

   Borrowings under the facilities bear interest at varying rates, comprising LIBOR at the dates of commencement of the relevant quarterly interest period plus a margin of 200 basis points in the case of Tranche A, 350 basis points in the case of Tranche B, 200 basis points in the case of Tranche C and 200 basis points in the case of the working capital facility. The agreement requires DDi Europe to make interest hedging arrangements and consequently DDi Europe has entered into an interest rate swap agreement covering approximately 93% of its borrowings under these facilities.

   DDi Europe is required to pay non-utilization fees on the average unused portion of each of the facilities.

   This summary of the material provisions of the DDi Europe facilities agreement is qualified in its entirety by reference to all of the provisions of the agreement, which has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Additional Information."

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

                          DESCRIPTION OF CAPITAL STOCK

General Matters

   As of the date of this offering, the total amount of our authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of one or more series of preferred stock.

   Based on shares outstanding as of January 31, 2001, after giving effect to this offering but assuming no conversion of convertible subordinated notes, we will have 44,343,597 shares of common stock and no shares of preferred stock outstanding. If we complete our concurrent offering of common stock, we will have 47,343,597 shares of common stock and no shares of preferred stock outstanding, based on shares outstanding as of January 31, 2001. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

   The certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

Common Stock

   The issued and outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with the offering will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine. Please see "Dividend Policy." The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

   Our common stock is quoted on The Nasdaq National Market under the symbol "DDIC."

Preferred Stock

   Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in a series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. The issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

   There are no shares of preferred stock outstanding, and we have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.


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

Registration Rights

   As a result of the stockholders agreement dated March 31, 2000, as amended, between us and some of our stockholders, some of our stockholders are entitled to rights with respect to the registration of some or all of their shares of common stock under the Securities Act as described below.

   Bain Capital Demand Registration Rights. At any time prior to April 11, 2005, subject to the lock-up agreements described in "Shares Available for Future Sale," the holders of at least 25% of the aggregate number of shares of common stock held by Bain Capital funds and their affiliates can request that we register all or a portion of their shares. We will be required to file registration statements in response to their demand registration rights. We may postpone the filing of a registration statement for up to 60 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders.

   Other Demand Registration Rights. Prior to April 6, 2001, subject to the lock-up agreements described in "Shares Available for Future Sale," some of the former shareholders of MCM Electronics may demand to register up to one-half of their shares of our common stock in a non-underwritten offering.

   Piggyback Registration Rights. If we register any securities for public sale, some of our executive officers and other holders of shares of our common stock will have the right to include their shares of common stock in the registration statement. This right is triggered by this offering, and the holders of our common stock who are party to our stockholders agreement are being given an opportunity to participate in this offering subject to the terms of the agreement. This right does not apply to a registration statement relating to any of our employee benefit plans or a corporate reorganization. The managing underwriter of any underwritten offering will have the right to limit the number of shares registered by these holders due to marketing reasons.

   We will pay all expenses incurred in connection with the registrations described above, except for underwriters' and brokers' discounts and commissions, which will be paid by the selling stockholders.

Other Provisions of Our Certificate of Incorporation and By-laws

   Our certificate of incorporation provides for the board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. See "Management--Board Composition." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

   Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The certificate of incorporation and the by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the board of directors or by our chief executive officer. Stockholders will not be permitted to call a special meeting or to require the board to call a special meeting.

   The by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder's intention to bring that business before the meeting. Although the by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

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

   The certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal some of their provisions, unless such amendment or change has been approved by a majority of those directors who are not affiliated or associated with any person or entity holding 10% or more of the voting power of our outstanding capital stock other than those directors who are affiliated or associated with the Bain Capital funds. This requirement of a super-majority vote to approve amendments to the certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Provisions of Delaware Law Governing Business Combinations

   Following the consummation of this offering, we are subject to the "business combination" provisions of the Delaware General Corporation Law. In general such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder" unless:

  . the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

   A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates or associates, owns 15% or more of a corporation's voting stock or within three years did own 15% or more of a corporation's voting stock. However, our certificate of incorporation provides that a stockholder affiliated or associated with the Bain Capital funds will not be considered an "interested stockholder," notwithstanding that stockholder's percentage ownership of our voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

   Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by such law.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Mellon Investor Services.

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                        SHARES ELIGIBLE FOR FUTURE SALE

   The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Based on shares outstanding as of January 31, 2001, upon completion of this offering, we will have outstanding an aggregate of 44,343,597 shares of our common stock, assuming no exercise of outstanding options. If we complete our concurrent offering of common stock, we will have outstanding an aggregate of 47,343,597 shares of common stock based on the same assumptions. Of these shares, all of the shares sold in our public offerings or issued pursuant to exercises of options after May 18, 2000 or pursuant to our ESPP may be freely traded without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

   Upon the expiration of the lock-up agreements described below and subject to the provisions of Rule 144 and Rule 701, restricted shares totaling approximately 16.5 million will be available for sale in the public market 90 days after the date of this prospectus assuming the over-allotment option is not exercised. The sale of these restricted securities is subject, in the case of shares held by affiliates, to the volume restrictions contained in those rules.

Lock-up Agreements

   We, our directors and executive officers and the holders of substantially all of the unregistered shares of our common stock, including all stockholders selling shares in our concurrent common stock offering, if it occurs, will enter into lock-up agreements with the underwriters prior to the effectiveness of this registration statement. Under those agreements, neither we nor any of our directors or executive officers nor any of those stockholders may dispose of or hedge any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock. These restrictions will be in effect for a period of 7 days before and 90 days after the date of this prospectus. At any time and without notice, Credit Suisse First Boston Corporation may, in its sole discretion, release all or some of the securities from these lock-up agreements. Transfers or dispositions can be made sooner, provided the transferee becomes bound to the terms of the lock-up:

  .  with the prior written consent of Credit Suisse First Boston
     Corporation;

  .  as a bona fide gift;

  .  to a family member or affiliate; or

  .  to any trust.

Rule 144

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 443,436 shares of common stock immediately after this offering (473,436 if we complete our concurrent offering of common stock); or

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

  . the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

   The sales of any shares of common stock under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date such shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements or otherwise, those shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

   No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

   We have filed a registration statement under the Securities Act covering 7,598,588 shares of common stock both reserved for issuance under our 2000 Equity Incentive Plan, our Employee Stock Purchase Plan and pursuant to all previous option grants.

   All options to purchase shares outstanding under our 2000 Equity Incentive Plan will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some of the options, the expiration of lock-up agreements.

Registration Rights under Stockholders Agreement

   Following this offering, some of our stockholders will, under some circumstances, have the right to require us to register their shares for future sale. See "Description of Capital Stock--Registration Rights."

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

                              DESCRIPTION OF NOTES

   We will issue the notes under an indenture between DDi Corp. and The State Street Bank and Trust Company, as trustee. The indenture and the notes will be governed by New York law. The following summarizes some, but not all, of the provisions of the indenture and the notes. This description is subject to and qualified in its entirety by reference to all of the provisions of the form of indenture and form of note, which we have filed as exhibits to the registration statement of which this prospectus forms a part. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as holders of these notes. As used in this description, the words "we," "us," "our" or DDi Corp. do not include any current or future subsidiary of DDi Corp.

General

   The notes will be unsecured general obligations of DDi Corp. and will be subordinate in right of payment as described under "Subordination of Notes." The notes are convertible into common stock as described under "Conversion of Notes." The notes will be limited to $100,000,000 aggregate principal amount ($115,000,000 if the underwriters' over-allotment option is exercised in full). The notes will be issued in registered form without coupons only in denominations of $1,000 or in multiples of $1,000. The notes will mature on
    , 2008, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

   We are not restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of DDi Corp. except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control."

   The notes will bear interest at the annual rate of   %. Interest will be
payable on     and     of each year, beginning     , 2001, subject to limited
exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be
and    . We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   We will maintain an office in the Borough of Manhattan in New York, New York where the notes may be presented for registration, transfer, exchange or conversion. This office shall initially be a office or agency of the trustee.

Book-Entry System

   The notes initially will be represented by one or more global securities held in book-entry form, without coupons. The Depository Trust Company ("DTC") or its nominee will be the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global security will hold such interests pursuant to the procedures and practices of DTC. As a result, owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights under the global security or the indenture with respect to the global security. DDi Corp. and the trustee, and any of their respective agents, may treat DTC as the sole holder and owner of the global security.

   No global security may be exchanged in whole or in part for notes registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than DTC or any nominee of DTC unless:

  . DTC has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the indenture, or

  . there shall have occurred and be continuing an event of default with respect to the notes represented by the global security.

All notes issued in exchange for a global security or any portion of a global security will be registered in such names as DTC may direct.

   Except in the limited circumstances referred to above, owners of beneficial interests in a global security:

  . will not be entitled to have the global security or any notes represented by the global security registered in their names,

  . will not receive or be entitled to receive physical delivery of certificated notes in exchange for the global security, and

  . will not be considered to be the owners or holders of such global security or any notes represented by the global security.

   All payments of principal, premium, if any, and interest on a global security will be made to DTC or its nominee as the holder of such global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in the global security.

   Ownership of beneficial interests in the global security will be limited to institutions that have accounts with the DTC or its nominee ("participants") and to persons that may hold beneficial interests through participants. DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of notes represented by the global security to the accounts of its participants.

   Ownership of beneficial interests in the global security will be shown on and effected through, records maintained by DTC, with respect to participants' interests, or any such participant, with respect to interests of persons held by such participants on their behalf.

   Payments, transfers, exchanges and other matters relating to beneficial interests in a global security will be subject to various policies and procedures of DTC or its nominee. These policies and procedures may change from time to time. Neither DDi Corp. nor the trustee will have any responsibility or liability for DTC's or any participant's records with respect to beneficial interests in the global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Conversion of Notes

   You will have the right, at your option, to convert your notes into shares of common stock at any time after the date of original issuance of the notes through the close of business on the final maturity date of the notes, unless
previously redeemed or purchased, at the conversion price of $   per share,
subject to the adjustments described below. You may convert notes in denominations of $1,000 and multiples of $1,000.

   Except as described below, we will not make any payment or other adjustment for accrued interest on the notes or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion during the period from, but excluding, a record date for an interest payment, to that interest payment date (except for notes or portions of notes called for redemption on a redemption date occurring during such period), you must pay funds equal to the interest payable on the principal amount to be converted. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash adjustment based upon the closing market price of the common stock on the last trading day prior to the date of conversion. If the notes are called for redemption, your conversion rights on the notes called for redemption will expire at the close of business on the last business day before the redemption date, unless we default in the payment of the redemption price. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

   The conversion price will be adjusted upon the occurrence of:

  (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2) the subdivision or combination of our outstanding common stock;

  (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness of DDi Corp. or other assets, excluding:

    . dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

    .  dividends or distributions exclusively in cash referred to in clause
       (5) below; and

    . dividends or distributions exclusively in cash in an aggregate amount that together with all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment does not exceed an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution.

  (5) the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

  (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

   In the event of:

  .  any reclassification of our common stock, or

  .  a consolidation, merger or combination involving DDi Corp., or

  . a sale or conveyance to another person of the property and assets of DDi Corp. as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

   You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

   We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of DDi Corp. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock or notes in connection with a dividend or distribution or combination of stock or similar event.

   No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent (1%). Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

   Payments on the notes will be subordinated in right of payment to all of our existing and future senior indebtedness. Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of principal of, premium, if any, and interest on the notes is to be subordinated in right of payment to the prior payment in full in cash of all of our existing and future senior indebtedness. We are a holding company that operates through subsidiaries. The notes are also effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations and all preferred stock, if any, of our subsidiaries.

   In the event of any acceleration of the notes because of an event of default under the indenture, the holders of any senior indebtedness then outstanding would be entitled to payment in full in cash of all obligations in respect to such senior indebtedness before the holders of the notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

   We also may not make any payment upon or redemption of or purchase or otherwise acquire the notes if:

  . a default in the payment of principal of, premium, if any, interest, or other obligations, in respect of designated senior indebtedness, as defined in the indenture, occurs and is continuing beyond any applicable period of grace, or

  . any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from us or any other person permitted to give such notice under the indenture.

   We may and shall resume payments on the notes:

  . in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

  . in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received.

   No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice.

   No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee, unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred, shall be, or be made, the basis for a subsequent payment blockage notice.

   In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of DDi Corp. Such subordination will not prevent the occurrence of an event of default under the indenture.

   We operate through our subsidiaries, Dynamic Details, Incorporated and DDi Europe Limited, and their subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

   Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business consideration.

   In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us is subject to statutory or contractual restrictions. The ability of our subsidiaries to pay dividends to us is also restricted by the Dynamic Details senior credit facility, the DDi Europe senior credit facility and the indentures governing the DDi Capital senior discount notes and the Dynamic Details senior subordinated notes. The terms of these debt instruments require, among other things, that specified amounts of excess cash at our operating subsidiaries be used to repay some of this subsidiary indebtedness. If we do not replace the Dynamic Details senior credit facility in connection with this offering, we expect to amend that facility to permit the payment to us of dividends by Dynamic Details to permit us to pay interest on the notes. There can be no assurance that we will receive adequate funds from our subsidiaries to pay interest due on the notes or to repay the notes when redeemed or upon maturity.

   Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

   As of September 30, 2000, we had no senior indebtedness, while our subsidiaries had approximately $515.1 million of outstanding indebtedness and other liabilities, including trade payables and excluding intercompany liabilities, as to which the notes are effectively subordinated.

   Neither we nor our subsidiaries are prohibited from incurring senior indebtedness or any other indebtedness or liabilities under the indenture. We expect additional indebtedness and other liabilities, including senior indebtedness, in the future.

   If, notwithstanding the foregoing, the trustee or any holder of the notes receives any payment or distribution of assets of DDi Corp. of any kind in contravention of any of the subordination provisions of the indenture, whether in cash, property, securities or otherwise, including, without limitation, by way of set-off or otherwise, in respect of the notes before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all senior indebtedness remaining unpaid, after giving affect to any concurrent payment or distribution to or for the holders of senior indebtedness.

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

Definitions of Senior Indebtedness, Indebtedness and Designated Senior
Indebtedness:

   "Senior Indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of DDi Corp., whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by DDi Corp., including all deferrals, renewals extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the notes or expressly provides that such Indebtedness is "pari passu" or "junior" to the notes.

   "Indebtedness" means, with respect to any person, and without duplication:

  (1) all indebtedness, obligations and other liabilities, contingent or otherwise, of such person for borrowed money, including obligations of such person (a) in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (b) evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

  (2) all reimbursement obligations and other liabilities, contingent or otherwise, of such person with respect to letters of credit, bank guarantees or bankers' acceptances,

  (3) all obligations and liabilities, contingent or otherwise, in respect of leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, or under other leases for facilities equipment or related assets, whether or not capitalized, entered into or leased for financing purposes, as determined by DDi Corp., and all obligations and other liabilities, contingent or otherwise, or under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of leased property to the lessor and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase such leased property,

  (4) all obligations of such person, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

  (5) all direct or indirect guaranties or similar agreements by such person in respect of, and obligations or liabilities, contingent or otherwise, of such person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4),

  (6) any indebtedness or other obligations described in clauses (1) through
      (4) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person, and

  (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through
      (6).

   "Designated Senior Indebtedness" means our obligations under any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the indenture, provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

Optional Redemption by the Company

   We may redeem the notes on or after     , 2004, on at least 30 days' and no
more than 60 days' notice, in whole or in part, at the following redemption prices expressed as percentages of the principal amount:

                                                                      Redemption
                                 Period                                 price
   Beginning on     , 2004 and ending on     , 2005..................        %
   Beginning on     , 2005 and ending on     , 2006..................        %
   Beginning on     , 2006 and ending on     , 2007..................        %
   Beginning on     , 2007 and thereafter............................        %

In each case, we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

   If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion shall be deemed to be of the portion selected for redemption.

   No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

   In the event of a change in control, you will have the right to require us to purchase all or any part of your notes 30 business days after the notice of the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in $1,000 or multiples of $1,000 principal amount.

   We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice shall state among other things:

  .the terms and conditions of the change in control;

  .the procedures required for exercise of the change in control purchase feature; and

  .the holder's right to require DDi Corp. to purchase the notes.

   You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. Such written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

   A change in control shall be deemed to have occurred if any of the following occurs:

  . any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of DDi Corp. representing 50% or more of the total voting power of all outstanding classes of voting stock of DDi Corp. or has the power, directly or indirectly, to elect a majority of the members of the board of directors of DDi Corp.;

  . DDi Corp. consolidates with, or merges with or into, another person or DDi Corp. sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of DDi Corp. (on a consolidated basis), or any person consolidates with, or merges with or into, DDi Corp., in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, shares of voting stock of DDi Corp. immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of DDi Corp., representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

  .  there shall occur the liquidation or dissolution of DDi Corp.;

   However, a change in control shall not be deemed to have occurred if either:

  . the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

  . in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in such merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

   For purposes of this change in control definition:

  . ""person'' or "group" have the meanings given such terms for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing or securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  . a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of DDi Corp. shall be deemed to include, in addition to all outstanding shares of voting stock of DDi Corp. and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  . ""beneficially owned" shall have a meaning correlative to that of beneficial owner;

  . ""unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  . ""voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions, irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

   The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law in the event that you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all of the assets."

   We will under the indenture:

  . comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  . file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

  . otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

   This change in control purchase feature may make more difficult or discourage a takeover of DDi Corp. and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the underwriter.

   We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

   If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the repurchase is permitted by the subordination provisions of the indenture.

Events of Default

   Each of the following will constitute an event of default:

  (1) failure to pay principal of or any premium on any note when due, whether or not prohibited by the subordination provisions of the indenture,

  (2) failure to pay any interest on any note when due, if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture,

  (3) failure of DDi Corp. to perform any other covenant required of us in the indenture, continued for 60 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding notes, and

  (4) certain events in bankruptcy, insolvency or reorganization with respect to DDi Corp.

   If an event of default, other than an event of default described in clause
(4) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately.

   If an event of default described in clause (4) above shall occur, the principal amount of all the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

   After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

   Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

   No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  . such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes,

  . the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request, and such holder or holders have offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

  . the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

   However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium or interest on such note on or after the applicable due date specified in such note.

   We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not DDi Corp., to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture. If so, such statement shall specify all such known defaults.

Modification and Waiver

   We and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by the modification or amendment.

   However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note who is affected by the modification or amendment if such modification or amendment would do any of the following:

  . extend the stated maturity of the principal of, or any installment of principal of or interest on, such note,

  . reduce the principal amount of, or any premium or interest on, such note,

  . change the place or currency of payment of principal of, or any premium or interest on, such note,

  . impair the right to institute suit for the enforcement of any payment on or with respect to such note,

  . modify the subordination provisions in a manner materially adverse to the holder of such note,

  . adversely affect the right of the holder of such note to convert such note other than as provided in or under the indenture,

  . reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for modification or amendment of the indenture,

  . reduce the percentage in principal amount of the outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

  .  modify such provisions with respect to modification and waiver.

   Holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all of the notes, compliance by us with respect to certain restrictive provisions of the indenture.

   The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default under the indenture, except a default:

  .  in the payment of principal of or premium or interest on any note, or

  . in respect of a covenant or provision of the indenture which cannot be amended without the consent of the holder of each outstanding note who is affected.

   Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment, or waiver of the terms of the indenture.


Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety (determined on a consolidated basis) to, any successor person, unless:

  . the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes DDi Corp.'s obligations on the notes and under the indenture,

  . immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

  .  certain other conditions are met.

Defeasance

   We may (1) discharge our obligations under the indenture while the notes remain outstanding, except those obligations specified in the following sentence, or (2) be released from the obligations to comply with certain restrictive covenants such that an event of default will not result from a violation of such covenant, upon the deposit in trust of money or U.S. government obligations that will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes.

   We will, however, continue to be required to:

  .  exchange or register the transfer of the notes,

  .  replace stolen, lost or mutilated notes,

  .  maintain paying agencies,

  .  hold moneys for payment in trust, and

  .  effect conversion.

   Such defeasance or discharge may occur only if:

  . we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

  .  there has been a change in tax law,

in either case to the effect that holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

   In the event we exercised this option and the notes were declared due and payable because of an event of default, the amount of deposited money and U.S. government obligations in trust would be sufficient to pay amounts due on the notes at the time of their respective stated maturities, but may not be sufficient to pay amounts due on the notes upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

   We may, at our option, satisfy and discharge the indenture, except for certain of our obligations and the trustee's obligations, including, among others the obligations to apply money held in trust when:

  . either (1) all notes previously authenticated and delivered, other than those that were destroyed, lost or stolen and that have been replaced or paid, and for which money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from the trust, have been delivered to the trustee for cancellation or discharge from the trust, or (2) all such notes not previously delivered to the trustee for cancellation

    (a) have become due and payable;

    (b) will become due and payable at their stated maturity within one year; or

    (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we have deposited or caused to be deposited an amount sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit, in the case of notes which have become due and payable, or to the stated maturity or redemption date, as the case may be,

  .  we have paid or caused to be paid all other sums payable by us, and

  . we have delivered to the trustee an officers' certificate and an opinion of counsel to the effect that all conditions precedent relating to the satisfaction and discharge have been satisfied.

Transfer and Exchange

   We have initially appointed the trustee as note registrar, transfer agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  . vary or terminate the appointment of the security registrar, transfer agent or conversion agent;

  .  appoint additional transfer agents or conversion agents; or

  . approve any change in the office through which any security registrar or any transfer agent or conversion agent acts.

Purchase and Cancellation

   All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

   We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

   We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

   The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Regarding the Trustee

   We expect to appoint The State Street Bank and Trust Company, as trustee under the indenture and paying agent, conversion agent, note registrar and custodian with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of its business.

   The indenture contains certain limitations on the right of the trustee, should it become a creditor of DDi Corp., to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise.

   The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest and there is a default under the notes, the trustee must eliminate such conflict or resign.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition by an initial purchaser of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase notes in the offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state or the District of Columbia. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons with respect to substantial trust decisions. An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. Special rules apply to nonresident alien individuals and foreign corporations, estates or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. The tax treatment of a holder of notes or common stock may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, such as the application of the alternative minimum tax or rules applicable to taxpayers in special circumstances. Special rules may apply, for instance, to banks and financial institutions, insurance companies, S-corporations, broker-dealers, tax-exempt organizations, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, to persons that have a "functional currency" other than the U.S. dollar, or to persons subject to taxation as expatriates. Furthermore, in general, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass through entities for U.S. federal income tax purposes. This summary is based on the U.S. federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Finally, the summary does not describe the effect of the federal estate tax laws on U.S. Holders or the effects of any other federal or any applicable foreign, state, or local laws.

   PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

 Taxation of Interest

   You will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

 Sale, Exchange or Redemption of the Notes

   You will generally recognize capital gain or loss if you dispose of a note in a sale, redemption or exchange other than a conversion of the note into common stock. Your gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the note. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the note. Your tax basis in the note will generally equal the amount you paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in income. The gain or loss recognized by you on a disposition of the note will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitation.

 Conversion of the Notes

   You generally will not recognize any income, gain or loss on converting a note into common stock. If you receive cash in lieu of a fractional share of stock, however, you would be treated as if you received the fractional share and then had the fractional share redeemed for the cash. You would recognize gain or loss equal to the difference between the cash received and that portion of your basis in the stock attributable to the fractional share. Your aggregate basis in the common stock will equal your adjusted basis in the note (less the basis allocable to the fractional share). Your holding period for the stock will include the period during which you held the note.

 Dividends on Common Stock

   If, after you convert a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received.

 Adjustment of Conversion Rate

   The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient's tax basis and then as capital gain.

 Sale of Common Stock

   You will generally recognize capital gain or loss on a sale or exchange of common stock. Your gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the stock. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by you on a sale or exchange of stock will be long-term capital gain or loss if you held the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, while the deductibility of capital losses is subject to limitation.

Special Tax Rules Applicable to Non-U.S. Holders

The following rules apply to you if you are a Non-U.S. Holder.

 Taxation of Interest

   Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most

Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to you if

  . you own, directly or indirectly, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote,

   .  you are a "controlled foreign corporation" that is related to us.

In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, 10 percent or more of the total combined voting power of all classes of stock entitled to vote. If you are a bank investing in the notes as an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, please consult your own tax advisor regarding your investment in the notes.

   The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if you certify your nonresident status. You can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

 Sale, Exchange or Redemption of Notes

   You generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

  . the gain is effectively connected with the conduct by you of a U.S. trade or business,

  . you are a former citizen or long-term resident of the United States subject to special rules that apply to expatriates, or

  . you are an individual present in the United States for 183 days or more in the year of such sale, exchange or disposition and certain other requirements are met.

 Conversion of the Notes

   You generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of your receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders--Sale of Common Stock" below.

 Dividends

   Dividends paid to you on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and your country of residence. In order to claim the benefits of a tax treaty, you must demonstrate your entitlement by certifying your nonresident status and eligibility for treaty benefits. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders-- Taxation of Interest."

 Sale of Common Stock

   You will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Sale, Exchange or Redemption of Notes."

 Income or Gains Effectively Connected With a U.S. Trade or Business

   The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any "effectively connected" income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in your gross income, will not be subject to the 30 percent withholding tax. To claim this exemption from withholding, you must certify your qualification, which can be done by filing a Form W-8ECI. If you are a foreign corporation, your income effectively connected with a U.S. trade or business would generally be subject to an additional "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

 United States Real Property Holding Corporation Status

   The Foreign Investment in Real Property Tax Act ("FIRPTA") rules may apply to a sale, exchange or other disposition of notes or common stock if we are, or were within five years before the transaction, a "United States real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition by you only if we otherwise were a USRPHC and (i) in the case of common stock, you owned, directly or indirectly, more than 5 percent of our common stock within five years before the disposition of the common stock and
(ii) in the case of the notes, you owned, directly or indirectly, notes which, as of any date on which such notes were acquired by you, had a fair market value greater than the fair market value on that date of 5 percent of our common stock (or, possibly, of the regularly traded class of stock with the lowest fair market value). If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes or common stock by you, then any gain recognized by you would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

 U.S. Federal Estate Tax

   The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes would have qualified as portfolio interest (as described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest") were it received by the decedent at the time of death. Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

Backup Withholding and Information Reporting

   The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules.

These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

   If you are an individual U.S. holder of notes or common stock payments of interest or dividends to you will generally be subject to information reporting, and will be subject to backup withholding unless you provide us with a correct taxpayer identification number and neither the IRS nor a broker informs us that withholding is required.

   The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, you will have to certify your nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders--Taxation of Interest."

   If you are a U.S. Holder payments made to you by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If you are a Non-U.S. Holder payments made to you by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as you certify your foreign status.

   Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

   THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 2001, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation is acting as representative, the following respective principal amounts of the notes:


                                                                     Principal
       Underwriter                                                     Amount
       -----------                                                  ------------
  Credit Suisse First Boston Corporation...........................
  Robertson Stephens, Inc..........................................
                                                                    ------------

      Total........................................................ $100,000,000
                                                                    ============

   The underwriting agreement provides that the underwriters are obligated to purchase all the notes in the offering if any are purchased, other than those notes covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an additional $15,000,000 principal amount of notes at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the notes.

   The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus and to selling group members at that
price less a concession of   % of the principal amount per $    . The
underwriters and selling group members may allow a discount of   % of the
principal amount per $   on sales to other broker/dealers. After the initial
public offering, the representative may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation and estimated expenses we will pay.

                                    Per Note                        Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid by
 us.....................         $              $              $              $
Expenses payable by us..        $               $              $              $

   The notes are a new issue of securities with no established trading market. The underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

   We and our executive officers and directors have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or U.S. dollar denominated debt securities issued or guaranteed by us and having a maturity of more than one year from the date of issue or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 7 days before and 90 days after the date of this prospectus except, in our case, for (i) issuances of common stock upon conversion of the notes, (ii) issuances of common stock upon the exercise of options or warrants or on conversion of other securities outstanding on the date of this prospectus, (iii) grants of options to purchase, issuances of common stock upon the exercise of those options, and issuances of common stock pursuant to any stock option plan, stock purchase plan or dividend reinvestment plan, which plans are in existence on the date hereof, (iv) issuances of securities (and agreements to provide such securities) as full or partial consideration in connection with any of our future acquisitions, including securities issued upon the exercise of options or warrants assumed by us in connection with such acquisitions, or strategic investments or securities issuable upon exercise or conversion of the foregoing securities, (v) issuances of common stock in connection with our public offering of common stock on or
about the date hereof, and (vi) issuances of any debt securities up to $     in
aggregate principal amount.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   Banking affiliates of Robertson Stephens, Inc. are lenders under the Dynamic Details senior credit facility, and are a counterparty to some of our interest rate exchange agreements. Each lender under the Dynamic Details senior credit facility received a fee of 25 basis points of the lender's commitment in connection with the amendment to this facility, which became effective upon the closing of our October 2000 common stock offering.

   We are currently in material compliance with the terms of our Dynamic Details senior credit facility. The decision of Robertson Stephens, Inc. to participate in the offering was made independent of its banking affiliates. These affiliates had no involvement in determining whether or when to distribute our notes under this offering or the terms of this offering. Robertson Stephens, Inc. will not receive, exclusive of its affiliates that may receive proceeds from this offering as described herein, any benefit from this offering other than its portion of the underwriting commissions as paid by us.

   In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of the notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of the notes involved is greater than the principal amount of the notes in the over-allotment option. The underwriters may close out any short position by either exercising the over-allotment option and/or purchasing notes in the open market.

  . Penalty bids permits the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on web sites maintained by one or more of the underwriters participating in this offering. The representative may agree to allocate a number of shares to underwriters for sale to their on-line brokerage account holders. Internet distributors will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as a selling group member.

                       NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

   By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the notes to be issued in this offering will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Some partners of Ropes & Gray are members in RGIP, L.L.C., which owned 59,676 shares of common stock as of January 31, 2001. RGIP, L.L.C. is also an investor in the Bain Capital funds. Legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Some partners of Skadden, Arps, Slate, Meagher & Flom LLP, through their investment in Project Capital 1995 LLC, have a limited partnership interest in Bain Capital Fund V, L.P. Such partners do not have the power to vote or dispose of the shares owned by such fund. Ropes & Gray has, from time to time, represented, and may continue to represent, some of the underwriters in connection with various legal matters and the Bain Capital funds and some of their affiliates, including us, in connection with various legal matters.

                                    EXPERTS

   The consolidated financial statements of DDi Corp. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Dynamic Circuits, Inc., for the year ended December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of MCM Electronics Limited as of 31 March 2000 and for the nine months then ended and the consolidated financial statements of Symonds Limited for the three months ended 30 June 1999 included in this prospectus have been so included in reliance on the report of KPMG Audit Plc, independent accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Automata International, Inc. and subsidiaries as of September 30, 1998 and for each of the two years in the period ended September 30, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The consolidated financial statements of Automata International, Inc. and subsidiaries as of October 2, 1999 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the October 2, 1999 financial statements contains an explanatory paragraph that states that Automata filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The uncertainties inherent in the Bankruptcy process raised substantial doubt about Automata's ability to continue as a going concern. The Automata consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet site maintained by the SEC at http://www.sec.gov.

   We and our subsidiaries DDi Capital Corp. and Dynamic Details, Incorporated have filed annual, quarterly and current reports and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                                 [LOGO OF DDi]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

   Securities and Exchange Commission Registration fee.............. $   77,154
   National Association of Securities Dealers, Inc. filing fee......     30,500
   Printing and engraving expenses..................................
   Legal fees and expenses..........................................
   Accounting fees and expenses.....................................
   Blue sky fees and expenses.......................................
   Transfer agent and Registrar fees................................
   Miscellaneous....................................................
                                                                     ----------
     Total.......................................................... $2,600,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   The Registrant's Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The By-Laws provide that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities.

   During the last three years, DDi Corp. has issued the following securities without registration under the Securities Act of 1933, as amended (the "Securities Act"):

     (1) On April 14, 2000 the Company, formerly a California corporation, was reincorporated as a Delaware corporation. In connection with this reincorporation, shareholders of the former California corporation, in proportion to their ownership in such California corporation, were granted an aggregate of 24,809,520 shares of common stock. These shares were exempt from registration under the Securities Act pursuant to (S)3(a)(9) thereof.

     (2) On April 14, 2000, the Company issued an aggregate of 2,230,619 shares of common stock to former shareholders of MCM Electronics Ltd. as partial consideration for the Company's acquisition of MCM Electronics. These shares were exempt from registration under the Securities Act pursuant to Regulation S thereof.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:
   Some of the following exhibits have been previously filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act or the Securities Exchange Act. Such exhibits are identified by the parenthetical references following the listing of each such exhibit and are incorporated herein by reference.


    1.1*   Form of Equity Underwriting Agreement.
    1.2*   Form of Debt Underwriting Agreement.
    3.1    DDi Corp. Delaware Certificate of Incorporation. (Previously filed as Exhibit 3.1 to Registration Statement No. 333-95623, as amended).
    3.2    DDi Corp. Delaware By-laws. (Previously filed as Exhibit 3.2 to
           Registration Statement No. 333-95623, as amended).
    4.1    Stockholders Agreement dated as of March 31, 2000. (Previously filed as Exhibit 4.1 to Registration Statement No. 333-95623, as amended).
   4.1.1   Amendment, dated as of October 2, 2000, to the Stockholders
           Agreement dated as of March 31, 2000. (Previously filed as Exhibit
           4.1.1 to Registration Statement No. 333-45648, as amended.)
   4.1.2++ Amendment, dated as of January 29, 2001, to the Stockholders
           Agreement dated as of March 31, 2000.
    4.2    Form of certificate representing shares of Common Stock. (Previously filed as Exhibit 4.2 to Registration Statement No. 333-95623, as
           amended).
    4.3*   Indenture for convertible notes.
    5.1*   Opinion of Ropes & Gray.
   10.1    Amended and Restated Recapitalization Agreement dated as of October
           4, 1997. (Previously filed as Exhibit 10.1 to Registration Statement
           No. 333-95623, as amended).
   10.2    Stock Contribution and Merger Agreement dated July 23, 1998 by and among Details Holding Corp. and Dynamic Circuits Inc. and the
           Stockholders of Dynamic Circuits Inc. (Previously filed as Exhibit
           2.1 to Form 8-K dated July 23, 1998).
   10.2.1  Form of Amendment dated as of March 31, 2000, to the Stock
           Contribution and Merger Agreement dated July 23, 1998 by and among
           Details Holdings Corp. and Dynamic Circuits Inc. and the
           Stockholders of Dynamic Circuits Inc. (Previously filed as Exhibit
           10.2.1 to Registration Statement No. 333-95623, as amended).
   10.3.1  Credit Agreement dated as of July 23, 1998, as Amended and Restated
           as of August 28, 1998. (Previously filed as Exhibit 10.3.1 to
           Registration Statement No. 333-95623, as amended).
   10.3.2  First Amendment dated as of March 10, 1999, to the Credit Agreement dated as of July 23, 1998, as Amended and Restated as of August 28,
           1998. (Previously filed as Exhibit 10.3.2 to Registration Statement
           No. 333-95623, as amended).
   10.3.3  Second Amendment dated as of March 22, 2000 to the Credit Agreement dated as of July 23, 1998, as Amended and Restated as of August 28,
           1998. (Previously filed as Exhibit 10.3.3 to Registration Statement
           No. 333-95623, as amended).
   10.3.4  Form of Third Amendment dated as of October 6, 2000 to the Credit
           Agreement dated as of July 23, 1998, as Amended and Restated as of
           August 28, 1998. (Previously filed as Exhibit 10.3.4 to Registration
           Statement No. 333-45648, as amended.)
   10.4    Details Holdings Corp.--Dynamic Circuits 1996 Stock Option Plan
           dated as of July 23, 1998. (Previously filed as Exhibit 10.6 to the
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1998 File No. 333-41187 and 333-41211).
   10.5    Details Holdings Corp.--Dynamic Circuits 1997 Stock Options Plan
           dated as of July 23, 1998. (Previously filed as Exhibit 10.7 to the
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1998 File No. 333-41187 and 333-41211).
   10.6    Details Holdings Corp. Bonus Plan dated as of July 23, 1998.
           (Previously filed as Exhibit 10.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and
           333-41211).

 10.7    Management Agreement dated October 28, 1997. (Previously filed as
         Exhibit 10.6 to Registration Statement No. 333-41187, as amended).
 10.7.1 Management Termination Agreement dated April 14, 2000. (Previously filed as Exhibit 10.7.1 to Registration No. 333-95623, as amended.)
 10.8    2000 DDi Corp. Equity Incentive Plan. (Previously filed as Exhibit
         10.8 to Registration Statement No. 333-95623, as amended).
 10.9    1997 Details, Inc. Equity Incentive Plan. (Previously filed as Exhibit
         10.7 to Registration Statement No. 333-41187, as amended).
 10.10 1996 Employee Stock Option Plan dated December 31, 1996. (Previously filed as Exhibit 10.8 to Registration Statement No. 333-41187, as amended).
 10.11   1996 Performance Stock Option Plan dated December 31, 1996.
         (Previously filed as Exhibit 10.9 to Registration Statement No. 333-
         41187, as amended).

 10.12   Real Property Master Lease Agreement dated January 1, 1996.
         (Previously filed as Exhibit 10.4 to Registration Statement No. 333-
         41187, as amended).
 10.13   Personal Property Master Lease Agreement dated January 1, 1996.
         (Previously filed as Exhibit 10.5 to Registration Statement No. 333-
         41187, as amended).
 10.14   Dimick Employment Agreement dated July 23, 1998. (Previously filed as
         Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.15 NTI Stock Purchase Agreement dated December 19, 1997. (Previously filed as Exhibit 10.4 to Registration Statement No. 333-41187, as amended).
 10.16   NTI Real Property Lease Agreement dated as of June 15, 1994.
         (Previously filed as Exhibit 10.16 to Registration Statement No. 333-
         41187, as amended).
 10.17   NTI Real Property Lease Agreement dated as of June 15, 1994.
         (Previously filed as Exhibit 10.17 to Registration Statement No. 333-
         41187, as amended).
 10.18   NTI Real Property Lease Agreement dated as of June 15, 1994.
         (Previously filed as Exhibit 10.18 to Registration Statement No. 333-
         41187, as amended).
 10.19   DCI Real Property Lease Agreement dated as of July 22, 1991.
         (Previously filed as Exhibit 10.30 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.20   DCI Real Property Lease Agreement dated as of March 20, 1997.
         (Previously filed as Exhibit 10.31 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.21   DCI Real Property Lease Agreement dated as of November 12, 1997.
         (Previously filed as Exhibit 10.32 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.22   DCI Real Property Lease Agreement dated as of August 18, 1998.
         (Previously filed as Exhibit 10.33 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.23   Cuplex Real Property Lease Agreement dated as of April 14, 1998.
         (Previously filed as Exhibit 10.34 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.24   Cuplex Real Property Lease Agreement dated as of May 13, 1996.
         (Previously filed as Exhibit 10.35 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.25   Cuplex Real Property Lease Agreement dated as of November 2, 1995.
         (Previously filed as Exhibit 10.36 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
 10.26   Indenture dated as of November 18, 1997. (Previously filed as Exhibit
         4.1 to Registration Statement No. 333-41187, as amended).

 10.27 Supplemental Indenture dated as of February 10, 1998. (Previously filed as Exhibit 4.2 to Registration Statement No. 333-41187, as amended).

 10.28   Indenture dated as of November 18, 1997. (Previously filed as Exhibit
         4.1 to Registration Statement No. 333-41211).
 10.29 First Supplemental Indenture dated as of July 23, 1998. (Previously filed as Exhibit 10.35 to Registration Statement No. 333-95623, as amended).
 10.30 Form of Merger Agreement between DDi Corp., a California corporation, and DDi Merger Co., a Delaware corporation. (Previously filed as Exhibit 10.36 to Registration Statement No. 333-95623, as amended).
 10.31 DDi Corp. Employee Stock Purchase Plan, as amended. (Previously filed as Exhibit 10.37 to Registration Statement No. 333-95623, as amended).
 10.32   Share Purchase Agreement between the shareholders of MCM Electronics
         Limited and DDi Corp. dated as of March 22, 2000. (Previously filed as
         Exhibit 10.38 to Registration Statement No. 333-95623, as amended).
 10.33.1 Note Purchase Agreement dated as of July 23, 1998 between Details
         Intermediate Holdings Corp. and Sankaty High Asset Partners, L.P.
         (Previously filed as Exhibit 10.39.1 to Registration Statement No.
         333-95623, as amended).
 10.33.2 Form of Indenture. (Previously filed as Exhibit 10.39.2 to
         Registration Statement No. 333-95623, as amended).
 10.34   Form of DDi Corp. Non-U.S. Subsidiary Employee Stock Purchase Plan.
         (Previously filed as Exhibit 10.41 to Registration No. 333-45648, as amended.)
 10.35.1 Asset Purchase Agreement dated June 26, 2000 among Dynamic Details,
         Incorporated, Virginia and Automata International, Inc. (Previously filed as Exhibit 10.41 to Registration No. 333-45648, as amended.)
 10.35.2 Amendment No. 1, dated August 1, 2000, to Asset Purchase Agreement.
         (Previously filed as Exhibit 10.41.1 to Registration No. 333-45648, as amended.)
 11.1++  Ratio of Earnings to Fixed Charges
 21.1++  Subsidiaries of the registrant.
 23.1    Consent of PricewaterhouseCoopers LLP regarding DDi Corp.
 23.2    Consent of PricewaterhouseCoopers LLP regarding Dynamic Circuits Inc.
 23.3    Consent of Ropes & Gray (included in the opinion filed as Exhibit
         5.1).
 23.4    Consent of KPMG Audit Plc regarding MCM Electronics Limited/Symonds
         Limited.
 23.5    Consent of KPMG LLP regarding Automata International, Inc.
 23.6    Consent of Arthur Andersen LLP regarding Automata International, Inc.
 24.1 Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature page in Part II hereof).

--------

*  To be filed by amendment.

++  Previously filed.

   (b) Financial Statement Schedules.

   The schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such manner as requested by the underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14--Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, DDi Corp. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on this 5th day of February, 2001.

                                          DDi Corp.

                                          By: /s/ Bruce D. McMaster
                                             ----------------------------------
                                          Name: Bruce D. McMaster
                                          Title: Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Bruce D. McMaster          President, Chief Executive February 5, 2001
______________________________________  Officer (Principal
          Bruce D. McMaster             Executive Officer) and
                                        Director

         /s/ Joseph P. Gisch           Vice President and Chief   February 5, 2001
______________________________________  Financial Officer
           Joseph P. Gisch              (Principal Financial and
                                        Accounting Officer)

                  *                    Director                   February 5, 2001
______________________________________
          Charles D. Dimick

                  *                    Director                   February 5, 2001
______________________________________
            David Dominik

                                       Director                       , 2001
______________________________________
           Edward W. Conard

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                    February 5, 2001
______________________________________
         Stephen G. Pagliuca

                                       Director                           , 2001
______________________________________
            Prescott Ashe

                  *                    Director                    February 5, 2001
______________________________________
           Stephen M. Zide

                  *                    Director                    February 5, 2001
______________________________________
            Mark R. Benham

--------

* See Power of Attorney in Registration Statement on Form S-1 filed January 31, 2000, appointing Bruce D. McMaster and Joseph P. Gisch, and each of them singly, as attorneys-in-fact.

   Exhibits:

   Some of the following exhibits have been previously filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act or the Securities Exchange Act. Such exhibits are identified by the parenthetical references following the listing of each such exhibit and are incorporated herein by reference.


    1.1*   Form of Equity Underwriting Agreement.
    1.2*   Form of Debt Underwriting Agreement.
    3.1    DDi Corp. Delaware Certificate of Incorporation. (Previously filed as Exhibit 3.1 to Registration Statement No. 333-95623, as amended).
    3.2    DDi Corp. Delaware By-laws. (Previously filed as Exhibit 3.2 to
           Registration Statement No. 333-95623, as amended).
    4.1    Stockholders Agreement dated as of March 31, 2000. (Previously filed as Exhibit 4.1 to Registration Statement No. 333-95623, as amended).
   4.1.1   Amendment, dated as of October 2, 2000, to the Stockholders
           Agreement dated as of March 31, 2000. (Previously filed as Exhibit
           4.1.1 to Registration Statement No. 333-45648, as amended.)
   4.1.2++ Amendment, dated as of January 29, 2001, to the Stockholders
           Agreement dated as of March 31, 2000.
    4.2    Form of certificate representing shares of Common Stock. (Previously filed as Exhibit 4.2 to Registration Statement No. 333-95623, as
           amended).
    4.3*   Indenture for convertible notes.
    5.1*   Opinion of Ropes & Gray.
   10.1    Amended and Restated Recapitalization Agreement dated as of October
           4, 1997. (Previously filed as Exhibit 10.1 to Registration Statement
           No. 333-95623, as amended).
   10.2    Stock Contribution and Merger Agreement dated July 23, 1998 by and among Details Holding Corp. and Dynamic Circuits Inc. and the
           Stockholders of Dynamic Circuits Inc. (Previously filed as Exhibit
           2.1 to Form 8-K dated July 23, 1998).
   10.2.1  Form of Amendment dated as of March 31, 2000, to the Stock
           Contribution and Merger Agreement dated July 23, 1998 by and among
           Details Holdings Corp. and Dynamic Circuits Inc. and the
           Stockholders of Dynamic Circuits Inc. (Previously filed as Exhibit
           10.2.1 to Registration Statement No. 333-95623, as amended).
   10.3.1  Credit Agreement dated as of July 23, 1998, as Amended and Restated
           as of August 28, 1998. (Previously filed as Exhibit 10.3.1 to
           Registration Statement No. 333-95623, as amended).
   10.3.2  First Amendment dated as of March 10, 1999, to the Credit Agreement dated as of July 23, 1998, as Amended and Restated as of August 28,
           1998. (Previously filed as Exhibit 10.3.2 to Registration Statement
           No. 333-95623, as amended).
   10.3.3  Second Amendment dated as of March 22, 2000 to the Credit Agreement dated as of July 23, 1998, as Amended and Restated as of August 28,
           1998. (Previously filed as Exhibit 10.3.3 to Registration Statement
           No. 333-95623, as amended).
   10.3.4  Form of Third Amendment dated as of October 6, 2000 to the Credit
           Agreement dated as of July 23, 1998, as Amended and Restated as of
           August 28, 1998. (Previously filed as Exhibit 10.3.4 to Registration
           Statement No. 333-45648, as amended.)
   10.4    Details Holdings Corp.--Dynamic Circuits 1996 Stock Option Plan
           dated as of July 23, 1998. (Previously filed as Exhibit 10.6 to the
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1998 File No. 333-41187 and 333-41211).
   10.5    Details Holdings Corp.--Dynamic Circuits 1997 Stock Options Plan
           dated as of July 23, 1998. (Previously filed as Exhibit 10.7 to the
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1998 File No. 333-41187 and 333-41211).
   10.6    Details Holdings Corp. Bonus Plan dated as of July 23, 1998.
           (Previously filed as Exhibit 10.8 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and
           333-41211).
   10.7    Management Agreement dated October 28, 1997. (Previously filed as
           Exhibit 10.6 to Registration Statement No. 333-41187, as amended).
   10.7.1  Management Termination Agreement dated April 14, 2000. (Previously filed as Exhibit 10.7.1 to Registration No. 333-95623, as amended.)

   10.8    2000 DDi Corp. Equity Incentive Plan. (Previously filed as Exhibit
           10.8 to Registration Statement No. 333-95623, as amended).
   10.9    1997 Details, Inc. Equity Incentive Plan. (Previously filed as
           Exhibit 10.7 to Registration Statement No. 333-41187, as amended).
   10.10 1996 Employee Stock Option Plan dated December 31, 1996. (Previously filed as Exhibit 10.8 to Registration Statement No. 333-41187, as amended).
   10.11   1996 Performance Stock Option Plan dated December 31, 1996.
           (Previously filed as Exhibit 10.9 to Registration Statement No. 333-
           41187, as amended).

   10.12   Real Property Master Lease Agreement dated January 1, 1996.
           (Previously filed as Exhibit 10.4 to Registration Statement No. 333-
           41187, as amended).
   10.13   Personal Property Master Lease Agreement dated January 1, 1996.
           (Previously filed as Exhibit 10.5 to Registration Statement No. 333-
           41187, as amended).
   10.14 Dimick Employment Agreement dated July 23, 1998. (Previously filed as Exhibit 10.21 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.15 NTI Stock Purchase Agreement dated December 19, 1997. (Previously filed as Exhibit 10.4 to Registration Statement No. 333-41187, as amended).
   10.16   NTI Real Property Lease Agreement dated as of June 15, 1994.
           (Previously filed as Exhibit 10.16 to Registration Statement No.
           333-41187, as amended).
   10.17   NTI Real Property Lease Agreement dated as of June 15, 1994.
           (Previously filed as Exhibit 10.17 to Registration Statement No.
           333-41187, as amended).
   10.18   NTI Real Property Lease Agreement dated as of June 15, 1994.
           (Previously filed as Exhibit 10.18 to Registration Statement No.
           333-41187, as amended).
   10.19   DCI Real Property Lease Agreement dated as of July 22, 1991.
           (Previously filed as Exhibit 10.30 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.20   DCI Real Property Lease Agreement dated as of March 20, 1997.
           (Previously filed as Exhibit 10.31 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.21   DCI Real Property Lease Agreement dated as of November 12, 1997.
           (Previously filed as Exhibit 10.32 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.22   DCI Real Property Lease Agreement dated as of August 18, 1998.
           (Previously filed as Exhibit 10.33 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.23   Cuplex Real Property Lease Agreement dated as of April 14, 1998.
           (Previously filed as Exhibit 10.34 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.24   Cuplex Real Property Lease Agreement dated as of May 13, 1996.
           (Previously filed as Exhibit 10.35 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.25   Cuplex Real Property Lease Agreement dated as of November 2, 1995.
           (Previously filed as Exhibit 10.36 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 File No. 333-41187 and 333-41211).
   10.26   Indenture dated as of November 18, 1997. (Previously filed as
           Exhibit 4.1 to Registration Statement No. 333-41187, as amended).

   10.27 Supplemental Indenture dated as of February 10, 1998. (Previously filed as Exhibit 4.2 to Registration Statement No. 333-41187, as amended).
   10.28   Indenture dated as of November 18, 1997. (Previously filed as
           Exhibit 4.1 to Registration Statement No. 333-41211).
   10.29 First Supplemental Indenture dated as of July 23, 1998. (Previously filed as Exhibit 10.35 to Registration Statement No. 333-95623, as amended).

   10.30 Form of Merger Agreement between DDi Corp., a California corporation, and DDi Merger Co., a Delaware corporation. (Previously filed as Exhibit 10.36 to Registration Statement No. 333-95623, as amended).
   10.31 DDi Corp. Employee Stock Purchase Plan, as amended. (Previously filed as Exhibit 10.37 to Registration Statement No. 333-95623, as amended).
   10.32   Share Purchase Agreement between the shareholders of MCM Electronics
           Limited and DDi Corp. dated as of March 22, 2000. (Previously filed as Exhibit 10.38 to Registration Statement No. 333-95623, as amended).
   10.33.1 Note Purchase Agreement dated as of July 23, 1998 between Details
           Intermediate Holdings Corp. and Sankaty High Asset Partners, L.P.
           (Previously filed as Exhibit 10.39.1 to Registration Statement No.
           333-95623, as amended).
   10.33.2 Form of Indenture. (Previously filed as Exhibit 10.39.2 to
           Registration Statement No. 333-95623, as amended).
   10.34   Form of DDi Corp. Non-U.S. Subsidiary Employee Stock Purchase Plan.
           (Previously filed as Exhibit 10.41 to Registration No. 333-45648, as amended.)
   10.35.1 Asset Purchase Agreement dated June 26, 2000 among Dynamic Details,
           Incorporated, Virginia and Automata International, Inc. (Previously filed as Exhibit 10.41 to Registration No. 333-45648, as amended.)
   10.35.2 Amendment No. 1, dated August 1, 2000, to Asset Purchase Agreement.
           (Previously filed as Exhibit 10.41.1 to Registration No. 333-45648, as amended.)
   11.1++  Ratio of Earnings to Fixed Charges
   21.1++  Subsidiaries of the registrant.
   23.1    Consent of PricewaterhouseCoopers LLP regarding DDi Corp.
   23.2    Consent of PricewaterhouseCoopers LLP regarding Dynamic Circuits
           Inc.
   23.3    Consent of Ropes & Gray (included in the opinion filed as Exhibit
           5.1).
   23.4    Consent of KPMG Audit Plc regarding MCM Electronics Limited/Symonds
           Limited.
   23.5    Consent of KPMG LLP regarding Automata International, Inc.
   23.6    Consent of Arthur Andersen LLP regarding Automata International,
           Inc.
   24.1 Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature page in Part II hereof).

--------

*  To be filed by amendment.

++  Previously filed.